   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             INFOSEEK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     7372                    77-0494507
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

     INCORPORATION OR       1399 MOFFETT PARK DRIVE
      ORGANIZATION)       SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                HARRY M. MOTRO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             INFOSEEK CORPORATION
                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

   DAVID J. SEGRE, ESQ.     ANDREW E. NEWTON, ESQ.     DAVID K. THOMPSON, ESQ.
   AARON J. ALTER, ESQ.    VICE PRESIDENT, GENERAL       PETER JUZWIAK, ESQ.
WILSON SONSINI GOODRICH &          COUNSEL             THE WALT DISNEY COMPANY
          ROSATI                AND SECRETARY           500 SOUTH BUENA VISTA
 PROFESSIONAL CORPORATION    INFOSEEK CORPORATION              STREET
    650 PAGE MILL ROAD     1399 MOFFETT PARK DRIVE       BURBANK, CALIFORNIA
  PALO ALTO, CALIFORNIA     SUNNYVALE, CALIFORNIA               91521
          94304                     94089                  (818) 560-6000
      (650) 493-9300            (408) 543-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Mergers described herein.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                  PROPOSED       PROPOSED
                                  AMOUNT          MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF           TO BE       OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED       PER SHARE    OFFERING PRICE REGISTRATION FEE
---------------------------------------------------------------------------------------------
 Common Stock $0.001 per
  share(1)..............     28,138,000 shares   $0.003(3)     $    357,110      $    106
---------------------------------------------------------------------------------------------
 Common Stock $0.001 per
  share(2)..............     38,000,000 shares   $17.63(4)     $669,940,000      $197,633
---------------------------------------------------------------------------------------------
 Total..................     66,138,000 shares                                   $197,739(5)

-------------------------------------------------------------------------------
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(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to shareholders of Starwave Corporation, a Washington corporation ("Starwave"), pursuant to the Starwave Merger described herein.
(2) Represents the number of shares of the Common Stock of the Registrant which may be issued to shareholders of Infoseek Corporation, a California corporation ("Infoseek California"), pursuant to the Infoseek Merger described herein. Pursuant to the Infoseek Merger, the Registrant will become the holding company of Infoseek California, and the Registrant expects that its shares will trade on the Nasdaq National Market and Infoseek California shares will cease trading on the Nasdaq National Market.
(3) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee has been calculated based on one-third of the par value of the securities of Starwave to be received by the Registrant.
(4) Pursuant to 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low prices per share of Infoseek California Common Stock on October 8, 1998 as reported on the Nasdaq National Market, which shares of Infoseek California will be received by the Registrant.
(5) The amount of the total registration fee includes $64.28 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by Infoseek California of a Joint Proxy Statement/Prospectus related to the Mergers described herein.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                        [LOGO OF INFOSEEK CORPORATION]

                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089

                                                               October 14, 1998

Dear Shareholder:

  Enclosed with this letter is the Joint Proxy Statement/Prospectus relating to our previously announced agreements with The Walt Disney Company and certain of its subsidiaries, including Starwave Corporation, that are subject to shareholder approval. As you may be aware, Infoseek is proposing to acquire Starwave, which is currently approximately 91% owned (excluding shares underlying options outstanding under Starwave stock option plans) by a Disney subsidiary. In addition, Infoseek and Disney have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service to be named Go Network(TM) (the "New Portal Service") that would combine certain content, promotion, brands and technologies of Infoseek, Starwave and its joint ventures relating to ESPN SportsZone and ABCNews.com, and Disney, and, as currently planned, would provide for universal navigation, registration, community and commerce services across the web sites comprising the service, including not only Infoseek and Starwave sites but also ESPN SportsZone, ABCNews.com and certain Disney web sites. In an effort to outline a number of the material terms of the proposed transactions, I have prepared this summary letter that should be read in conjunction with the more detailed descriptions appearing in the Joint Proxy Statement/Prospectus. Please take the time to read through the Joint Proxy Statement/Prospectus and call our investor relations department at (408) 543-6000, or our proxy solicitor, Morrow & Co., Inc. at (800) 566-9061 if you have any questions.

  The Boards of Directors of each of Infoseek and Starwave have unanimously approved the several proposed transactions described in the Joint Proxy Statement/Prospectus and have unanimously recommended their approval by the shareholders of Infoseek and Starwave, respectively. Infoseek and Starwave believe that, through the acquisition of Starwave and the related transactions with Disney, including the planned development, launch and promotion of the New Portal Service, the combined companies will be better positioned to compete more effectively in the rapidly developing and changing Internet market. Infoseek also believes that an alliance with a major media company, such as Disney, with its strong brand recognition and promotional capabilities, rich content assets and other resources, will better enable Infoseek to achieve its long-term strategic objectives in an Internet market that Infoseek believes increasingly will require portal services to integrate a more robust array of multimedia content and services. As such, Infoseek believes that its future success in part will depend upon its ability to leverage the promotional capabilities of Disney and to effectively and timely integrate such content and services, including but not limited to further advancements in search and directory and other technologies and functionality, development of on-line communities, implementation of electronic commerce, and provision of rich and diverse multimedia content. Infoseek, Starwave and Disney believe that the planned New Portal Service offers an attractive opportunity to address the emerging demands of the Internet market, its users and advertisers.

  The specifics of the several proposed transactions are as follows:

  . Infoseek would acquire 100% of the outstanding shares of Starwave common stock for approximately 25,512,000 shares of Infoseek common stock and would assume options outstanding under Starwave stock option plans, which would thereafter be exercisable subject to vesting, for an aggregate of approximately 2,626,000 shares of Infoseek common stock. Starwave is a producer of Internet-based sports, news and entertainment services. Through its joint ventures with Disney, Starwave produces such online services as ESPN SportsZone, ABCNews.com and additional sports sites, including NBA.com, NFL.com, NASCAR Online and Outside Online. As a result of Disney's ownership position in Starwave, Disney would receive approximately 23,200,000 shares of Infoseek common stock in the Starwave acquisition.

  . Disney would purchase an additional 2,642,000 shares of Infoseek common stock and receive a warrant to purchase 15,720,000 shares of Infoseek common stock in exchange for $70 million in cash and a five-year $139 million promissory note. The warrant generally will vest and be exercisable as to one-third of the shares subject to the warrant on each of the three anniversary dates following the closing of the Starwave acquisition. The exercise price for the warrants will be 120% of the thirty-day average closing price preceding each anniversary date, subject to a $50 maximum exercise price.

  . Disney's 25.8 million shares of Infoseek common stock would represent approximately 43% of the total outstanding shares of Infoseek. The warrant would enable Disney to achieve a majority shareholder position over time, but Disney has agreed to a three-year standstill whereby its ownership position in Infoseek will not exceed 49.9%, subject to certain exceptions.

  . Disney will receive three of an expanded eight seats on the Infoseek
    Board of Directors, with the other five seats filled by current Infoseek directors. If Disney elects to achieve a majority shareholder position, any Disney tender offer for the remaining shares of Infoseek made during the standstill period would require approval from the non-Disney Board members, subject to certain exceptions. Any Disney tender offer, whether during or after the standstill period, would also have to be conditioned on tenders by a majority of shares of Infoseek common stock not held by Disney.

  . The planned New Portal Service will incorporate Infoseek's proprietary and Starwave's joint venture properties and certain Disney-licensed properties. The planned New Portal Service will be operated by Infoseek and governed by a joint Infoseek/Disney advisory committee.

  . Infoseek has agreed to purchase, and Disney's wholly-owned subsidiary
    ABC, Inc. has agreed to provide, $165 million in promotional support for the New Portal Service over five years. As part of such promotion, Disney has agreed to co-brand all ABCNews.com and ESPN SportsZone owned non-traditional media promotion with promotions for the New Portal Service. Disney has also agreed to integrate Infoseek's search and directory technology into its own Internet-based services.

  . As a result of its acquisition of Starwave, Infoseek will assume
    Starwave's joint venture interests in ESPN SportsZone and ABCNews.com. Additionally, Disney has agreed to amend the joint venture terms to extend for ten years from the date of the Starwave acquisition.

  . In connection with the proposed transactions, Infoseek would establish a new holding company structure which involves a reincorporation into Delaware, the result of which would be that each of Starwave and Infoseek (which is currently incorporated in California) would become wholly-owned subsidiaries of a new Infoseek Corporation (which is incorporated in Delaware). Infoseek, a Delaware corporation, would thereafter be the registered public company, the shares of which would be traded on Nasdaq and would be held by the former shareholders of Infoseek and Starwave.

  I ask you to take the time to read through the enclosed Joint Proxy Statement/Prospectus in order to fully understand the terms of the proposed transactions, and I encourage you to return your proxy card promptly. On behalf of the Board of Directors, I thank you for your support and ask you to vote in favor of the proposals described in the Joint Proxy
Statement/Prospectus.

                                          Sincerely,

                                          /s/ Harry M. Motro

                                          Harry M. Motro
                                          President and Chief Executive
                                           Officer

  This letter contains forward-looking statements regarding the planned New Portal Service to be named Go Network and the timing of its development and launch and the proposed Infoseek acquisition of Starwave and related transactions with Disney, both of which are subject to risks and uncertainties. Actual results may differ materially from those set forth in such statements as a result of a number of factors, including, but not limited to, the progress and timing of development and launch of the planned New Portal Service, consumer acceptance and use of the new service, and the increasingly competitive nature of the Internet market. In addition, launch of the planned New Portal Service is conditioned upon and subject to the consummation of the Infoseek acquisition of Starwave and related transactions with Disney, that are subject to customary closing conditions, including shareholder approval.

                        [LOGO OF INFOSEEK CORPORATION]

                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089

                                                               October 14, 1998

Dear Shareholder:

  As you may be aware, Infoseek Corporation, a California corporation ("Infoseek California"), has entered into an Agreement and Plan of Reorganization, dated as of June 18, 1998 (the "Reorganization Agreement"), among Infoseek California, Infoseek Corporation, a newly organized Delaware corporation ("Infoseek Delaware"), Starwave Corporation, a Washington corporation ("Starwave"), and Disney Enterprises, Inc., a Delaware corporation ("DEI"). Pursuant to the Reorganization Agreement, Infoseek is proposing to acquire Starwave, which is currently approximately 91% owned by DEI (excluding shares underlying options outstanding under Starwave stock option plans), and to establish a new holding company structure which involves a reincorporation into Delaware, the result of which would be that each of Starwave and Infoseek California would be wholly-owned subsidiaries of Infoseek Delaware. Infoseek Delaware would thereafter be the registered public company, the shares of which would be traded on The Nasdaq Stock Market and would be held by the former shareholders of Infoseek California and Starwave. In addition, Infoseek and The Walt Disney Company, including certain of its subsidiaries, including DEI (collectively, "Disney"), have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service to be named Go Network(TM) that would combine certain content, promotion, brands and technologies of Infoseek, Starwave, ESPN SportsZone, ABCNews.com, and Disney, and would provide for universal navigation, registration, community and commerce services across the web sites comprising the service, including not only Infoseek and Starwave sites but also ESPN SportsZone, ABCNews.com and certain Disney web sites.

  In addition, as part of the strategic transaction and conditioned upon and subject to consummation of the several transactions contemplated by the Reorganization Agreement, Disney has agreed to purchase pursuant to a Common Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement") an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock (the "Warrant") in exchange for approximately $70 million in cash and a $139 million five-year promissory note. The Warrant vests, subject to certain acceleration events, and becomes exercisable as to one-third of the shares subject to the Warrant on each of the first three anniversaries of the effective time of the proposed mergers at an exercise price equal to 120% of the average of the closing sale prices of Infoseek common stock on Nasdaq for the thirty trading days prior to each such vesting date, subject to a $50 per share maximum exercise price.

  Based upon the capitalization of Infoseek California and Starwave as of October 9, 1998, upon consummation of the several transactions contemplated by the Reorganization Agreement and the Securities Purchase Agreement, Disney would hold approximately 43% of Infoseek Delaware's outstanding common stock on a primary shares basis and would have the right to acquire through the Warrant exercisable over time additional shares that, when aggregated with those owned by Disney, would result in Disney's ownership of approximately 50.1% of outstanding Infoseek Delaware common stock on a fully diluted basis assuming exercise of all outstanding options, warrants and other rights to acquire Infoseek Delaware common stock. Pursuant to the Reorganization Agreement, a special meeting of shareholders of Infoseek (the "Infoseek Shareholders Meeting") will be held at the offices of Infoseek, 1399 Moffett Park Drive, Sunnyvale, California 94089, on November 18, 1998 at 10:00 a.m. local time.

  At the Infoseek Shareholders Meeting you will be asked to consider and vote upon the following proposals, both of which are conditions to consummating the strategic transaction:

    (1) approval and adoption of the Reorganization Agreement and approval of a reincorporation transaction, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among

  Infoseek California, Infoseek Delaware and ICO Acquisition Corp., a newly formed California corporation and wholly-owned subsidiary of Infoseek Delaware ("Infoseek Merger Sub"), whereby Infoseek Merger Sub will be merged with and into Infoseek California and each outstanding share of Infoseek common stock will be converted into the right to receive one share of Infoseek Delaware common stock (the "Infoseek Merger"), with the result that Infoseek California will become a wholly- owned subsidiary of Infoseek Delaware; and

    (2) the issuance of 28,138,000 shares of Infoseek Delaware common stock to the shareholders of Starwave in connection with the acquisition of Starwave, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave and Starwave Acquisition Corp., a newly formed Washington corporation and wholly-owned subsidiary of Infoseek Delaware ("Starwave Merger Sub"), whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek Delaware common stock (the "Starwave Merger"), with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware, and the issuance to Disney of 2,642,000 shares of Infoseek Delaware common stock and a Warrant to purchase an additional 15,720,000 shares of Infoseek Delaware common stock pursuant to the Securities Purchase Agreement (and the shares underlying such Warrant).

  After careful consideration, the Infoseek Board of Directors has unanimously approved the Reorganization Agreement, the Securities Purchase Agreement and the transactions contemplated thereby, and has concluded they are fair to, and in the best interests of, Infoseek and its shareholders. Your Board of Directors unanimously recommends a vote in favor of approval of the Reorganization Agreement and the Infoseek Merger, and in favor of the issuance of shares of Infoseek Delaware common stock in connection with the Starwave Merger, and the issuance of shares of Infoseek Delaware common stock and the Warrant to Disney pursuant to the Securities Purchase Agreement.

  In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the proposals to be voted upon at the Infoseek Shareholders Meeting and a Proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions. Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus prior to voting on the proposals.

  All shareholders are cordially invited to attend the Infoseek Shareholders Meeting in person. If you attend the Infoseek Shareholders Meeting, you may vote in person if you wish even though you have previously returned your completed Proxy. Whether or not you plan to attend the Infoseek Shareholders Meeting, it is important that your shares be represented and voted at the Infoseek Shareholders Meeting, regardless of the number of shares you hold. Approval of the Reorganization Agreement and the Infoseek Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Infoseek common stock. Approval of the issuance of shares of Infoseek Delaware common stock in connection with the Starwave Merger, and the issuance of shares of Infoseek Delaware common stock and the Warrant to Disney pursuant to the Securities Purchase Agreement requires the affirmative vote of the holders of a majority of shares of Infoseek common stock, present in person or represented by proxy, at the Infoseek Shareholders Meeting. Therefore, please complete, sign, date and return your Proxy in the enclosed envelope. Stock certificate(s) will not be exchanged in connection with the Infoseek Merger. Your Infoseek California stock certificate will automatically represent an equal number of shares of Infoseek Delaware common stock upon consummation of the Infoseek Merger, so please do not send stock certificate(s) representing your Infoseek California shares with your proxy.

  On behalf of the Board, I thank you for your support and ask you to vote in favor of the foregoing proposals.

                                       Sincerely,

                                       /s/ Harry M. Motro

                                       Harry M. Motro
                                       President and Chief Executive Officer

           YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY PROMPTLY

                             INFOSEEK CORPORATION
                          (A CALIFORNIA CORPORATION)

                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1998

                               ----------------

TO THE SHAREHOLDERS OF INFOSEEK CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Infoseek Shareholders Meeting") of Infoseek Corporation, a California corporation ("Infoseek California" or "Infoseek"), will be held on November 18, 1998 at 10:00 a.m., local time, at the offices of Infoseek located at 1399 Moffett Park Drive, Sunnyvale, California 94089 to consider and vote upon the following proposals:

    (1) approval and adoption of an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of June 18, 1998, among Infoseek California, Infoseek Delaware, a newly-formed Delaware corporation ("Infoseek Delaware"), Starwave Corporation, a Washington corporation ("Starwave") and Disney Enterprises, Inc., a Delaware corporation ("DEI"), and approval of a reincorporation transaction, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek California, Infoseek Delaware and ICO Acquisition Corp., a newly formed California corporation and wholly-owned subsidiary of Infoseek Delaware ("Infoseek Merger Sub"), whereby Infoseek Merger Sub will be merged with and into Infoseek California and each outstanding share of Infoseek common stock will be converted into the right to receive one share of Infoseek Delaware common stock (the "Infoseek Merger"), with the result that Infoseek California will become a wholly-owned subsidiary of Infoseek Delaware; and

    (2) the issuance of 28,138,000 shares of Infoseek Delaware common stock to the shareholders of Starwave in connection with the acquisition of Starwave, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave, and Starwave Acquisition Corp., a newly formed Washington corporation and wholly-owned subsidiary of Infoseek Delaware ("Starwave Merger Sub"), whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares (the "Exchange Ratio") of Infoseek Delaware common stock (the "Starwave Merger"), with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware, and the issuance to The Walt Disney Company, a Delaware corporation (including certain of its subsidiaries, including DEI, "Disney") of 2,642,000 shares of Infoseek Delaware common stock and a Warrant to purchase an additional 15,720,000 shares of Infoseek Delaware common stock (and the shares underlying such Warrant) pursuant to a Common Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement"). In light of the fixed number of shares of Infoseek Delaware common stock issuable in connection with the Starwave Merger, the issuance of shares of Starwave capital stock (not subject to outstanding options, warrants, or other rights to acquire Starwave capital stock) or the grant or issuance of additional options, warrants or other rights to acquire Starwave capital stock subsequent to the date hereof will result in a proportional adjustment to the Exchange Ratio.

  Information relating to the above proposals is set forth in the attached Joint Proxy Statement/Prospectus. Infoseek shareholders of record at the close of business on October 9, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Infoseek Shareholders Meeting and any adjournments or postponements thereof. Approval and adoption of the Reorganization Agreement and approval of the Infoseek Merger described above will require the affirmative vote of the holders of a majority of the shares of Infoseek common stock outstanding on the Record Date. Approval of the issuance of shares of Infoseek Delaware common stock in connection with the Starwave Merger, and the issuance of shares of Infoseek Delaware common stock and the Warrant to Disney pursuant to the Securities Purchase Agreement will require the affirmative vote of the holders of a majority of shares of Infoseek common stock, present in person or represented by proxy, at the Infoseek Shareholders Meeting. All shareholders are cordially invited to attend the Infoseek Shareholders Meeting in person.

                                          By order of the Board of Directors

                                          /s/ Harry M. Motro

                                          Harry M. Motro
                                          President and Chief Executive
                                           Officer

Sunnyvale, California
October 14, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE INFOSEEK SHAREHOLDERS MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                        [LOGO OF STARWAVE CORPORATION]

                      13810 S.E. EASTGATE WAY, SUITE 400
                          BELLEVUE, WASHINGTON 98005
                                                               October 14, 1998
Dear Shareholder:

  As you may be aware, Starwave Corporation, a Washington corporation ("Starwave"), has entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Infoseek Corporation, a California corporation ("Infoseek California"), Infoseek Corporation, a newly organized Delaware corporation ("Infoseek Delaware"), Starwave and Disney Enterprises, Inc., a Delaware corporation ("DEI"). Pursuant to the Reorganization Agreement, Infoseek is proposing to acquire Starwave, which is currently approximately 91% owned by DEI (excluding shares underlying options outstanding under Starwave stock option plans), and to establish a new holding company structure which involves a reincorporation into Delaware, the result of which would be that each of Starwave and Infoseek California would be wholly-owned subsidiaries of Infoseek Delaware. Infoseek Delaware would thereafter be the registered public company, the shares of which would be traded on The Nasdaq Stock Market and would be held by the former shareholders of Infoseek California and Starwave. In addition, Infoseek and The Walt Disney Company, including certain of its subsidiaries, including DEI (collectively, "Disney"), have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service to be named Go Network(TM) that would combine certain content, promotion, brands and technologies of Infoseek, Starwave, ESPN SportsZone, ABCNews.com, and Disney, and would provide for universal navigation, registration, community and commerce services across the web sites comprising the service, including not only Infoseek and Starwave sites but also ESPN SportsZone, ABCNews.com and certain Disney web sites. Pursuant to the Reorganization Agreement, a special meeting of shareholders of Starwave (the "Starwave Shareholders Meeting") will be held on November 18, 1998 at 10:00 a.m., local time, at the Bellevue Hilton, located at 100-112th Avenue, N.E., Bellevue, Washington 98004.

  At the Starwave Shareholders Meeting you will be asked to consider and vote upon the following proposal which is a condition to consummating the strategic transaction:

    Approval and adoption of the Reorganization Agreement and the acquisition of Starwave, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave, and Starwave Acquisition Corporation, a newly formed Washington corporation and wholly-owned subsidiary of Infoseek Delaware ("Starwave Merger Sub"), whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek Delaware common stock, subject to potential adjustment as described in the attached Joint Proxy Statement/Prospectus (the "Starwave Merger"), with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware.

  The Starwave Board of Directors has unanimously approved the Reorganization Agreement and the transactions contemplated thereby, and has concluded they are fair to, and in the best interests of, Starwave and its shareholders. Your Board of Directors unanimously recommends a vote in favor of approval of the Reorganization Agreement and the Starwave Merger.

  In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the proposals to be voted upon at the Starwave Shareholders Meeting and Proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions.

Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus.

  All shareholders are cordially invited to attend the Starwave Shareholders Meeting in person. If you attend the Starwave Shareholders Meeting, you may vote in person if you wish even though you have previously returned your completed Proxy. Whether or not you plan to attend the Starwave Shareholders Meeting, it is important that your shares be represented and voted at the Starwave Shareholders Meeting, regardless of the number of shares you hold. Approval of the Reorganization Agreement and the Starwave Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Starwave Class A and Class B Common Stock voting together without regard to class. Therefore, please complete, sign, date and return your Proxy in the enclosed envelope. Please do not send in the stock certificate(s) representing your Starwave common stock at this time.

  On behalf of the Board, I thank you for your support and ask you to vote in favor of the Reorganization Agreement and the Starwave Merger.

                                          Sincerely,

                                          /s/ Michael B. Slade

                                          Michael B. Slade
                                          Chief Executive Officer

           YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY PROMPTLY

                             STARWAVE CORPORATION
                          (A WASHINGTON CORPORATION)

                      13810 S.E. EASTGATE WAY, SUITE 400
                          BELLEVUE, WASHINGTON 98005

                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1998

                                ---------------

TO THE SHAREHOLDERS OF STARWAVE:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Starwave Shareholders Meeting") of Starwave Corporation, a Washington corporation ("Starwave"), will be held on November 18, 1998 at 10:00 a.m., local time, at the Bellevue Hilton, located at 100-112th Avenue N.E., Bellevue, Washington 98004, to consider and vote upon the following proposal:

  Approval and adoption of an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of June 18, 1998, among Infoseek Corporation, a California corporation ("Infoseek"), Infoseek Corporation, a newly organized Delaware corporation ("Infoseek Delaware"), Starwave and Disney Enterprises, Inc., a Delaware corporation, and the acquisition of Starwave pursuant to an Agreement and Plan of Merger contemplated by the Reorganization Agreement by and among Infoseek Delaware, Starwave, and Starwave Acquisition Corp., a newly formed Washington corporation and wholly- owned subsidiary of Infoseek Delaware ("Starwave Merger Sub"), whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares (the "Exchange Ratio") of Infoseek Delaware common stock, subject to potential adjustment as described in the attached Joint Proxy Statement/Prospectus (the "Starwave Merger"), with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware. Shareholders should note that, in light of the fixed number of shares of Infoseek Delaware common stock issuable in connection with the Starwave Merger, the issuance of shares of Starwave capital stock (not subject to outstanding options, warrants, or other rights to acquire Starwave capital stock) or the grant or issuance of additional options, warrants or other rights to acquire Starwave capital stock subsequent to the date hereof will result in a proportional adjustment to the Exchange Ratio.

  Information relating to the above proposal is set forth in the attached Joint Proxy Statement/Prospectus. Shareholders of record at the close of business on October 9, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Starwave Shareholders Meeting and any adjournments or postponements thereof. Approval and adoption of the Reorganization Agreement and approval of the Starwave Merger described above will require the affirmative vote of the holders of a majority of the shares of Starwave Class A and Class B Common Stock outstanding on the Record Date voting together without regard to class. All shareholders are cordially invited to attend the Starwave Shareholders Meeting in person. Shareholders are or may be entitled to assert dissenters' rights in connection with the Starwave Merger described above under Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to the enclosed Joint Proxy Statement/Prospectus.

                                      By order of the Board of Directors

                                      /s/ Michael B. Slade

                                      Michael B. Slade
                                      Chief Executive Officer

Bellevue, Washington
October 14, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE STARWAVE SHAREHOLDERS MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

[LOGO OF INFOSEEK CORPORATION]                  [LOGO OF STARWAVE CORPORATION]

                             JOINT PROXY STATEMENT
                             FOR SPECIAL MEETINGS
                                      OF
        SHAREHOLDERS OF INFOSEEK CORPORATION, A CALIFORNIA CORPORATION
                                      AND
        SHAREHOLDERS OF STARWAVE CORPORATION, A WASHINGTON CORPORATION

                        TO BE HELD ON NOVEMBER 18, 1998

                               ----------------

                             INFOSEEK CORPORATION
                           (A DELAWARE CORPORATION)

                               ----------------

                                  PROSPECTUS

  THE BELOW MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGERS ARE COMPLEX TRANSACTIONS. THE SHAREHOLDERS OF EACH OF INFOSEEK AND STARWAVE ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 21 UNDER "RISK FACTORS."

                               ----------------

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATE-MENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADE-QUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CON-TRARY IS A CRIMINAL OFFENSE.

                               ----------------
  No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby, and, if given, any such information or representation must not be relied upon as having been authorized by Infoseek, Starwave or any other person. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities or the solicitation of a proxy in any jurisdiction to or from any person to or from whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities hereunder shall create under any circumstances any implication that there has been no change in the affairs of Infoseek or Starwave since the date hereof, or that any information herein is correct as of any time subsequent to the date as of which such information is provided.

                               ----------------
  For purposes of this Joint Proxy Statement/Prospectus, (i) references to "Infoseek" without further modification shall be deemed to refer to Infoseek Corporation, a California corporation ("Infoseek California"), prior to the Infoseek Merger (as defined below), and to Infoseek Corporation, a Delaware corporation ("Infoseek Delaware") and its subsidiaries, after the Infoseek Merger (as defined below); (ii) references to "Disney" shall be deemed to refer to The Walt Disney Company, a Delaware corporation (as a single entity, "The Walt Disney Company"), and, unless the context otherwise requires, its subsidiaries, including Disney Enterprises, Inc., a Delaware corporation ("DEI") and the principal operating subsidiary of The Walt Disney Company; and
(iii) references to "Starwave" shall be deemed to refer to Starwave Corporation, a Washington corporation.

                                                       (Continued on next page)

                               ----------------

  This Joint Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of Infoseek and Starwave on or about October 14, 1998.

    The date of this Joint Proxy Statement/Prospectus is October 14, 1998.

(Continued from previous page)

  This Joint Proxy Statement/Prospectus is being furnished to the holders of common stock of Infoseek California in connection with the solicitation of proxies by the Board of Directors of Infoseek for use at the Special Meeting of Shareholders of Infoseek (the "Infoseek Shareholders Meeting") to be held on November 18, 1998, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders of Infoseek. The Infoseek Shareholders Meeting will be held at the principal offices of Infoseek, 1399 Moffett Park Drive, Sunnyvale, California 94089.

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock of Starwave in connection with the solicitation of proxies by the Board of Directors of Starwave for use at the Special Meeting of Shareholders of Starwave (the "Starwave Shareholders Meeting") to be held on November 18, 1998, or any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders of Starwave. The Starwave Shareholders Meeting will be held at the Bellevue Hilton, 100-112th Avenue N.E., Bellevue, Washington 98004.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Infoseek Delaware with respect to the issuance of shares of common stock of Infoseek Delaware to be issued to holders of outstanding shares of Starwave Class A Common Stock and Class B Common Stock (all such Class A and Class B shares are referred to collectively herein as "Starwave common stock") upon consummation of the Starwave Merger (as defined below) and with respect to the issuances of shares of common stock of Infoseek Delaware to be issued to holders of outstanding shares of Infoseek California common stock upon consummation of the Infoseek Merger (as defined below). See "Terms of the Mergers." Infoseek Delaware is a newly formed Delaware corporation and presently is a wholly-owned subsidiary of Infoseek California. Infoseek Delaware has not conducted business activities to date.

  Infoseek California, Infoseek Delaware, Starwave and DEI have entered into an Agreement and Plan of Reorganization, dated as of June 18, 1998 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, Infoseek is proposing to acquire Starwave, which is currently approximately 91% owned by DEI (excluding shares underlying options outstanding under Starwave stock option plans), and to establish a new holding company structure which involves a reincorporation into Delaware, the result of which would be that each of Starwave and Infoseek California would be wholly-owned subsidiaries of Infoseek Delaware. Infoseek Delaware would thereafter be the registered public company, the shares of which would be traded on The Nasdaq Stock Market ("Nasdaq") and would be held by the former shareholders of Infoseek California and Starwave. Accordingly, initially the business of Infoseek Delaware will consist primarily of holding the capital stock of Infoseek California and Starwave, and each of Infoseek California and Starwave will continue to operate their current businesses. In addition, Infoseek and Disney have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service to be named Go Network(TM) that would combine certain content, promotion, brands and technologies of Infoseek, Starwave, and its joint ventures relating to ESPN SportsZone and ABCNews.com, and Disney, and would provide for universal navigation, registration, community and commerce services across the web sites comprising the service, including not only Infoseek and Starwave sites but also ESPN SportsZone, ABCNews.com and certain Disney web sites.

  The Reorganization Agreement, among other things, provides for: (i) a reincorporation transaction pursuant to an Agreement and Plan of Merger by and among Infoseek California, Infoseek Delaware and ICO Acquisition Corp., a newly formed California corporation and wholly-owned subsidiary of Infoseek Delaware ("Infoseek Merger Sub"), whereby Infoseek Merger Sub will be merged with and into Infoseek California and each outstanding share of Infoseek California common stock will be converted into the right to receive one share of Infoseek Delaware common stock (the "Infoseek Merger"); and (ii) the acquisition of Starwave pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave and Starwave Acquisition Corp., a newly formed Washington corporation and wholly-owned subsidiary of Infoseek Delaware ("Starwave Merger Sub"), whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek

(Continued from previous page)

Delaware common stock (the "Starwave Merger"), subject to adjustment under certain circumstances (the "Exchange Ratio"). The Exchange Ratio for the Starwave Merger is equal to the quotient obtained by dividing: (x) 28,138,000 shares by (y) the aggregate number of shares of Starwave capital stock outstanding and issuable upon exercise of options, warrants, or other rights to acquire Starwave capital stock as of the effective time of the Starwave Merger. Based on the outstanding capitalization of Starwave as of October 9, 1998, the applicable Exchange Ratio would be approximately 0.26 shares as indicated above. Issuance of shares of Starwave capital stock (not subject to outstanding options, warrants or other rights to acquire Starwave capital stock) or the grant or issuance of additional options, warrants or other rights to acquire Starwave capital stock subsequent to the Record Date shall result in a proportional adjustment to the Exchange Ratio based upon the foregoing formula. The Reorganization Agreement does not provide for a minimum Exchange Ratio or a right of termination based upon any reductions in the Exchange Ratio that may arise from any issuance of additional shares of capital stock or rights to acquire capital stock by Starwave. Starwave management does not currently anticipate any material increase in the outstanding shares of Starwave capital stock prior to the consummation of the Mergers (other than issuance of shares upon exercise of outstanding stock options). Should Starwave issue additional capital stock (or rights to acquire such capital stock) in excess of 10% of the total outstanding capital stock of Starwave as of October 9, 1998, shareholders of Infoseek and Starwave will receive a revised solicitation relating to the transactions described herein. The Infoseek Merger and the Starwave Merger are collectively referred to in this Joint Proxy Statement/Prospectus as the "Mergers."

  Infoseek common stock is listed for quotation on Nasdaq under the symbol "SEEK." On June 17, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the high and low sales prices of Infoseek common stock on Nasdaq were $35 1/8 and $33 3/8 per share, respectively. On October 9, 1998, the high and low sales prices of Infoseek common stock were $20 1/8 and $17 7/8 per share, respectively. Because the number of shares of Infoseek to be issued to the holders of Starwave common stock and in respect of outstanding options to acquire Starwave common stock is fixed at 28,138,000, changes in the market price of Infoseek common stock will affect the dollar value of Infoseek common stock to be received by shareholders of Starwave in the Starwave Merger. Because shareholders of Infoseek California will receive one share of Infoseek Delaware common stock for each share of Infoseek California common stock, changes in market price will not affect the number of shares of Infoseek California common stock issued in the Infoseek Merger. Shareholders of Starwave are encouraged to obtain current market quotations for Infoseek common stock prior to the Starwave Shareholders Meeting. It is a condition of the obligations of Infoseek and Starwave to consummate the Mergers that the shares of Infoseek Delaware common stock to be issued in the Mergers be approved for listing on Nasdaq, subject only to official notice of issuance.


                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
FORWARD-LOOKING STATEMENTS...............................................   1
AVAILABLE INFORMATION....................................................   1
PROSPECTUS DELIVERY......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   2
TRADEMARKS...............................................................   2
SUMMARY..................................................................   3
  Overview of Mergers and Related Transactions...........................   3
  Description of Reorganization Agreement and Related Agreements.........   4
  The Companies..........................................................   6
  Date and Place of the Meetings.........................................   7
  Purpose of the Meetings; The Mergers...................................   7
  Record Date............................................................   8
  Infoseek California Shareholders Entitled to Vote......................   8
  Starwave Shareholders Entitled to Vote.................................   8
  Votes Required.........................................................   9
  Solicitation of Proxies................................................   9
  Appraisal Rights of Dissenting Infoseek California Shareholders........   9
  Appraisal Rights of Dissenting Starwave Shareholders...................  10
  The Reorganization Agreement...........................................  10
  Stock Ownership Following the Mergers and Related Transactions.........  11
  Recommendations; Fairness Opinion......................................  12
  Governmental and Regulatory Matters....................................  12
  Certain Federal Income Tax Consequences................................  12
  Anticipated Accounting Treatment.......................................  13
  Additions to Infoseek's Board of Directors; Interests of Certain
   Persons in the Merger.................................................  13
  Nasdaq Listing.........................................................  13
  Stock Options..........................................................  13
  Anti-takeover Provisions of Delaware Law and Infoseek Delaware's
   Charter Documents.....................................................  14
  Market Price Information...............................................  14
SELECTED HISTORICAL COMBINED CONDENSED FINANCIAL INFORMATION AND
 COMPARATIVE PER SHARE DATA..............................................  15
  Infoseek California Selected Financial Information.....................  15
  Starwave Selected Financial Information................................  16
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION....  17
  Selected Unaudited Pro Forma Combined Condensed Financial Data.........  18
COMPARATIVE PER SHARE DATA...............................................  19
MARKET PRICE INFORMATION.................................................  20
RISK FACTORS.............................................................  21
  Risks Related to the Combined Companies, the Mergers and Related
   Transactions..........................................................  21
  Risks Related to Starwave's Business...................................  28
  Risks Related to Infoseek's Business...................................  34
INFOSEEK SHAREHOLDERS MEETING............................................  43
  Date, Time and Place of Infoseek Shareholders Meeting..................  43
  Purpose................................................................  43
  Record Date and Outstanding Shares.....................................  43
  Vote Required..........................................................  43
  Proxies................................................................  44
  Recommendation of Infoseek Board of Directors..........................  44

                                                                           PAGE
                                                                           ----
STARWAVE SHAREHOLDERS MEETING............................................   45
  Date, Time and Place of Starwave Shareholders Meeting..................   45
  Purpose................................................................   45
  Record Date and Outstanding Shares.....................................   45
  Vote Required..........................................................   45
  Proxies................................................................   45
  Recommendation of Starwave Board of Directors..........................   46
THE MERGERS AND RELATED TRANSACTIONS.....................................   47
  Background of the Mergers and Related Agreements.......................   47
  Recommendation of Infoseek Board of Directors and Reasons for the
   Mergers...............................................................   50
  Recommendation of Starwave Board of Directors and Reasons for the
   Merger................................................................   53
  Opinion of Infoseek's Financial Advisor................................   54
  Additions to Infoseek's Board of Directors; Interests of Certain
   Persons in the Mergers................................................   59
  Certain Federal Income Tax Consequences................................   60
  Governmental and Regulatory Matters....................................   61
  Accounting Treatment...................................................   62
  Stock Exchange Listing.................................................   62
  Rights of Dissenting Infoseek Shareholders.............................   62
  Rights of Dissenting Starwave Shareholders.............................   64
TERMS OF THE MERGERS.....................................................   66
  Terms of the Mergers...................................................   66
  Consideration in the Mergers...........................................   68
  Representations and Warranties.........................................   69
  Conduct of Business of Starwave Pending the Mergers....................   69
  Conduct of Infoseek California's Business Pending the Mergers..........   71
  Solicitation of Alternative Transactions...............................   71
  Conditions to the Mergers..............................................   73
  Termination of the Reorganization Agreement............................   74
  Termination Fees.......................................................   77
  Indemnification of Officers and Directors..............................   78
  Other Covenants........................................................   78
  Shareholder Agreements.................................................   79
DESCRIPTION OF RELATED AGREEMENTS........................................   81
  Equity and Governance Agreements.......................................   81
  Licensing and Commercial Agreements....................................   87
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..............   91
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.....   95
INFOSEEK SELECTED CONSOLIDATED FINANCIAL DATA............................  103
INFOSEEK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  105
INFOSEEK BUSINESS........................................................  117
INFOSEEK MANAGEMENT......................................................  125
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF INFOSEEK..  129
STARWAVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  131
STARWAVE BUSINESS........................................................  142

                                                                           PAGE
                                                                           -----
 SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF
  STARWAVE...............................................................    145
 MANAGEMENT OF STARWAVE..................................................    147
 STARWAVE EXECUTIVE COMPENSATION.........................................    148
 CERTAIN TRANSACTIONS OF STARWAVE........................................    152
 REASONS FOR INCORPORATION OF THE HOLDING COMPANY IN DELAWARE............    154
    Principal Reasons for Reincorporation................................    154
    No Change in the Name, Business, Management, Employee Benefit Plans
     or Location of Principal Facilities of Infoseek.....................    155
    Antitakeover Implications............................................    155
 COMPARISON OF CAPITAL STOCK.............................................    158
    Description of Infoseek Delaware Capital Stock.......................    158
    Description of Infoseek California Capital Stock.....................    158
    Description of Starwave Capital Stock................................    159
    Comparison of Capital Stock of Infoseek California and Infoseek
     Delaware............................................................    160
    Comparison of Capital Stock of Starwave and Infoseek Delaware........    166
 LEGAL MATTERS...........................................................    172
 EXPERTS.................................................................    172
 STARWAVE CORPORATION INDEX TO FINANCIAL STATEMENTS......................    F-1
 ESPN JOINT VENTURE INDEX TO FINANCIAL STATEMENTS........................   F-17
 ABC NEWS JOINT VENTURE INDEX TO FINANCIAL STATEMENTS....................   F-26
 QUANDO, INC. INDEX TO FINANCIAL STATEMENTS..............................   F-35
 ANNEX A-1 Agreement and Plan of Reorganization, dated as of June 18,
            1998, by and among Infoseek Delaware, Infoseek California,
            Starwave and DEI............................................     A-1
 ANNEX A-2 Agreement and Plan of Merger by and among Infoseek Delaware,
            Infoseek California and Infoseek Merger Sub.................   A-2-1
 ANNEX A-3 Agreement and Plan of Merger by and among Infoseek Delaware,
            Starwave, and Starwave Merger Sub...........................   A-3-1
 ANNEX B-1 Chapter 13 of the California General Corporation Law.........   B-1-1
 ANNEX B-2 Chapter 23B.13 of the Washington Business Corporation Act....   B-2-1
 ANNEX C   Opinion of Merrill Lynch, Pierce, Fenner & Smith,
            Incorporated................................................     C-1
 ANNEX D-1 Amended and Restated Certificate of Incorporation of Infoseek
            Delaware....................................................   D-1-1
 ANNEX D-2 Bylaws of Infoseek Delaware..................................   D-2-1

                          FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus contains certain forward-looking statements, including without limitation, statements with respect to the expected financial and operating impact of the Mergers and with respect to the planned New Portal Service (as defined under the caption "Summary") that involve risks and uncertainties. For this purpose, the reasons for the Mergers discussed under the caption "The Mergers and Related Transactions" and statements about the expected impact of the Mergers on Infoseek's or Starwave's business, operations and financial performance and condition, accounting and tax treatment of the Mergers are forward-looking statements. Further, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements made herein are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially. Without limiting the foregoing, the words "projects," "believes," "anticipates," "plans," "expects," "intends" and similar words or expressions are intended to identify forward-looking statements. There are a number of important factors that could cause results to differ materially from those indicated by such forward-looking statements, including among others those factors set forth in this Joint Proxy Statement/Prospectus under the caption "Risk Factors." Neither Infoseek nor Starwave undertakes any obligation to update any forward-looking statements.

  To the extent that statements contained in a document incorporated or deemed incorporated by reference herein are made by Infoseek California and refer to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and/or Section 21E of the Securities Act of 1934, as amended (the "Exchange Act"), such statements, to the extent incorporated or deemed incorporated by reference in this Joint Proxy Statement/Prospectus, shall not be deemed to be incorporated with such reference to the safe harbor provisions of Section 27A of the Securities Act and/or Section 21E of the Exchange Act.

                             AVAILABLE INFORMATION

  Infoseek California is and at closing of the Mergers (as defined herein) Infoseek Delaware will be subject to the information reporting requirements of the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Infoseek common stock is listed on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  Infoseek Delaware has filed with the SEC a Registration Statement on Form S-4 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto are available as described above.

                              PROSPECTUS DELIVERY

  UNTIL TWENTY FIVE DAYS FOLLOWING THIS OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by Infoseek California pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  3. Current Report on Form 8-K filed on January 28, 1998;

  4. Current Report on Form 8-K filed on May 22, 1998, as amended on August 10, 1998; and

  5. The description of Infoseek common stock contained in the Registration Statement on Form 8-A filed with the SEC on or about June 5, 1996.

  All documents and reports filed by Infoseek California pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the date of the Infoseek Shareholders Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement or incorporated by reference therein, or attached as an annex hereto, each such statement being qualified in all respects by such reference.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Infoseek California or Infoseek Delaware has been supplied by Infoseek and all information relating to Starwave has been supplied by Starwave.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO INFOSEEK CALIFORNIA THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED FROM INFOSEEK CORPORATION, 1399 MOFFETT PARK DRIVE, SUNNYVALE, CALIFORNIA 94089, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (408) 543-6000. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE INFOSEEK SHAREHOLDERS MEETING, ANY SUCH REQUEST SHOULD BE MADE PRIOR TO NOVEMBER 11, 1998.

                               ----------------

                                  TRADEMARKS

  Infoseek(R), the Infoseek logo, Ultraseek(R) and Ultramatch(R) are among the registered trademarks of Infoseek and Starwave(R), SportsZone(R) and Mr. Showbiz(R) are among the registered trademarks of Starwave. Go Network(TM) is a trademark of Disney. This Joint Proxy Statement/Prospectus also refers to trademarks held by other corporations.

                                    SUMMARY

  The following contains a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto. This summary does not contain a complete statement of all material elements of the Reorganization Agreement and the other agreements executed in connection with the transaction described under "Description of Related Agreements" below (the "Related Agreements") and the various transactions contemplated thereby, including the Mergers (as defined below) and is subject to, and is qualified by, the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and in the information and documents annexed hereto or attached as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

OVERVIEW OF MERGERS AND RELATED TRANSACTIONS

  Infoseek California, Infoseek Delaware, Starwave and DEI entered into the Reorganization Agreement on June 18, 1998. Pursuant to the Reorganization Agreement, Infoseek is proposing to acquire Starwave, which is currently approximately 91% owned by DEI (excluding shares underlying options outstanding under Starwave stock option plans), and to establish a new holding company structure which involves a reincorporation into Delaware, the result of which would be that each of Starwave and Infoseek California would be wholly-owned subsidiaries of Infoseek Delaware. Infoseek Delaware would thereafter be the registered public company, the shares of which would be traded on Nasdaq and would be held by the former shareholders of Infoseek California and Starwave. Accordingly, the business of Infoseek Delaware will initially consist primarily of holding the capital stock of Infoseek California and Starwave, and each of Infoseek California and Starwave will continue to operate their current businesses. In addition, Infoseek and Disney have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service to be named Go Network(TM) (the "New Portal Service") that would combine certain content, promotion, brands and technologies of Infoseek, Starwave and its joint ventures relating to ESPN SportsZone, ABCNews.com, and Disney, and, as currently planned, would provide for universal navigation, registration, community and commerce services across the web sites comprising the service, including not only Infoseek and Starwave sites but also ESPN SportsZone, ABCNews.com and certain Disney web sites.

  The Boards of Directors of each of Infoseek California and Starwave have unanimously approved the Reorganization Agreement, the Mergers and the several transactions contemplated thereby and by the Related Agreements and have unanimously recommended their approval by the shareholders of Infoseek California and Starwave, respectively. Infoseek and Starwave believe that, through the Mergers and the related transactions with Disney, including the planned development, launch and promotion of the planned New Portal Service, the combined companies will be better positioned to compete more effectively in the rapidly developing and changing Internet market. Infoseek also believes that an alliance with a major media company, such as Disney, with its strong brand recognition and promotional capabilities, rich content assets and other resources will better enable Infoseek to achieve its long-term strategic objectives in an Internet market that Infoseek believes increasingly will require portal services to integrate a more robust array of multimedia content and services. As such, Infoseek believes that its future success in part will depend upon its ability to leverage the promotional capabilities of Disney and to effectively and timely integrate such content and services, including but not limited to further advancements in search and directory and other technologies and functionality, development of on-line communities, implementation of electronic commerce, and provision of rich and diverse multimedia content. Infoseek and Starwave believe that the planned New Portal Service offers a potentially unique opportunity to address the emerging demands of the Internet market, its users and advertisers. See "Risk Factors--Risks Related to the Combined Companies, the Mergers and Related Transactions--Risks Related to Development, Launch and Acceptance of Planned New Portal Service."

  The Mergers contemplated by the Reorganization Agreement are illustrated by the first diagram below and the holding company structure of Infoseek following the Mergers is illustrated by the second diagram below.

                                   [DIAGRAM]

                    ----------------------------------------

                                   [DIAGRAM]

DESCRIPTION OF REORGANIZATION AGREEMENT AND RELATED AGREEMENTS

  The Reorganization Agreement, among other things, provides for: (i) a reincorporation transaction pursuant to an Agreement and Plan of Merger by and among Infoseek California, Infoseek Delaware and Infoseek Merger Sub, whereby Infoseek Merger Sub will be merged with and into Infoseek California and each outstanding share of Infoseek California common stock will be converted into the right to receive one share of Infoseek Delaware common stock (the "Infoseek Merger"); and (ii) the acquisition of Starwave pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave, and Starwave Merger Sub, whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek Delaware common stock (the "Starwave Merger"), subject to adjustment under certain circumstances. The Exchange Ratio for the Starwave Merger is equal to the quotient obtained by dividing: (x) 28,138,000 shares by (y) the aggregate number of shares of Starwave capital stock outstanding and issuable upon exercise of options, warrants, or other rights to acquire Starwave capital stock as of the effective time of the Starwave Merger. Based on the outstanding capitalization of Starwave as of October 9, 1998, the applicable Exchange Ratio would be approximately 0.26 shares as indicated above. Issuance of shares of Starwave capital stock (not subject to outstanding options, warrants or other rights to acquire Starwave capital stock) or the grant or issuance of additional options, warrants or other rights to acquire Starwave capital stock subsequent to such date will result in a proportional decrease in the Exchange Ratio based upon the foregoing formula (except to the extent such issuances are offset by any cancellations of outstanding stock options). Accordingly, in light of potential adjustments in the Exchange Ratio and potential variations in the market price of Infoseek common stock, Starwave shareholders cannot be certain of the exact amount of consideration that they will receive upon consummation of the Starwave Merger, and such consideration may be less than Starwave shareholders may anticipate based on the Exchange Ratio and the information regarding historical market prices of Infoseek common stock as set forth in this Joint Proxy Statement/Prospectus. Starwave management anticipates that, prior to consummation of the Mergers, options to acquire Starwave common stock will be issued to new or current employees of Starwave in the ordinary course of business consistent with past practice, which issuances are not expected to have a material impact on the Exchange Ratio. Starwave management does not currently anticipate any material increase in the outstanding shares of Starwave capital stock prior to the consummation of the Mergers (other than issuance of shares upon exercise of outstanding stock options). Should Starwave issue additional capital stock (or rights to acquire such capital stock) in excess of 10% of the total outstanding capital stock of Starwave as of October 9, 1998, shareholders of Infoseek and Starwave will receive a revised solicitation relating to the transactions described herein. Pursuant to the Reorganization Agreement, unless Infoseek otherwise consents, Starwave is prohibited from redeeming shares of its capital stock or any options or other rights to acquire its capital stock, which redemptions would have the effect of increasing the Exchange Ratio. The Infoseek Merger and the Starwave Merger are collectively referred to in this Joint Proxy Statement/Prospectus as the "Mergers."

  In light of Disney's ownership interest in Starwave, Disney will receive approximately 23,200,000 shares of Infoseek common stock as a result of the Starwave Merger based upon the Exchange Ratio applicable as of October 9, 1998. In addition, as part of the strategic transaction, and conditioned upon and subject to consummation of the proposed Mergers, Disney has agreed to purchase pursuant to a Common Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement") an additional 2,642,000 unregistered shares of Infoseek common stock at a price of $26.50 per share and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock (the "Warrant") at certain times, at certain prices and on certain conditions, in exchange for approximately $70 million in cash and a $139 million five-year promissory note. The Warrant vests, subject to certain acceleration events, and becomes exercisable as to one-third of the shares subject to the Warrant on each of the first three anniversaries of the effective time of the proposed Mergers at an exercise price equal to 120% of the average of the closing sale prices of Infoseek common stock on Nasdaq for the thirty trading days prior to each such vesting date, subject to a $50.00 per share maximum exercise price. See "Description of Related Agreements-- Equity and Governance Agreements."

  Based on the capitalization of Infoseek California and Starwave as of the Record Date (as defined below), upon consummation of the Mergers and the additional stock and warrant issuances described above, Disney and its affiliates would hold approximately 43% of Infoseek Delaware's outstanding common stock and would have the right to acquire through the Warrant exercisable over time an additional 15,720,000 shares of Infoseek Delaware common stock or, on an aggregate basis together with the shares owned by Disney, approximately 50.1% of the outstanding Infoseek common stock on a fully-diluted basis assuming exercise of all outstanding options, warrants and other rights to acquire Infoseek common stock (including those to be assumed or issued in connection with the Mergers). Subject to consummation of the Mergers, Disney would also have certain contractual rights to maintain its initial percentage stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances. Further, upon closing of the Mergers, the Infoseek Board of Directors would be expanded from five to eight members, with three Disney designees being appointed to the Board.

  In contemplation of the substantial ownership position that Disney would hold in Infoseek upon completion of the Mergers and the other equity issuances described above, Infoseek and Disney have entered into a governance agreement (the "Governance Agreement") with respect to a number of matters. Under the Governance Agreement, for a period of three years following consummation of the Mergers, subject to earlier termination under certain circumstances, Disney has agreed, among other things, to standstill provisions to not acquire over 49.9% of Infoseek's outstanding voting stock, to not solicit proxies or act with another party for purposes of voting or acquiring shares of Infoseek voting stock, and to not transfer its Infoseek shares except under certain circumstances. The Governance Agreement also provides, among other things, for supermajority Board approvals with respect to certain matters and, together with Infoseek Delaware's charter, during the standstill period restricts Disney's ability to proceed with a tender offer for or merger with Infoseek in certain cases without the approval of members of the Infoseek Board not designated by Disney, and during and following the standstill period requires any Disney tender offer for Infoseek to be conditioned upon a majority of disinterested Infoseek shareholders tendering their shares. See "Description of Related Agreements--Equity and Governance Agreements."

  Infoseek and Disney have also entered into a number of licensing and commercial agreements contemplating the development, launch and promotion of the planned New Portal Service, which agreements are to be effective upon and subject to the consummation of the proposed Mergers. The planned New Portal Service would be based, in part, upon certain intellectual property owned by Disney to be licensed to Infoseek pursuant to the terms of a royalty-bearing license agreement (the "License Agreement"). While owned and operated by Infoseek, the planned New Portal Service would also be subject to an advisory committee (consisting of one Infoseek representative and one Disney representative) for oversight of activities relating to the service. In connection with the New Portal Service, Disney's wholly-owned subsidiary, ABC, Inc. ("ABC") has agreed to provide, and Infoseek has agreed to purchase, $165 million in promotional support and activities over five years. As part of such promotion, Disney has agreed to co-brand all ABCNews.com and ESPN SportsZone owned non-traditional media promotion with promotions for the New Portal Service. Disney has also agreed to integrate Infoseek's search and directory technology into its own Internet-based services. See "Description of Related Agreements--Licensing and Commercial Agreements."

  In connection with and subject to consummation of the Starwave Merger, Disney has also agreed to amend certain aspects of the partnership agreements between Starwave Ventures, a Washington corporation and a wholly owned subsidiary of Starwave ("Starwave Partner"), and ESPN Online Investments, Inc.
("ESPN Partner") and the partnership agreements between Starwave Partner and DOL Online Investments, Inc. ("ABC Partner") relating primarily to ESPN SportsZone and ABC News.com, respectively (such partnerships being hereinafter referred to respectively as the "ESPN Joint Venture" and the "ABC News Joint Venture" and, collectively, as the "Joint Ventures"). Starwave has also agreed to act pursuant to representation agreements (the "ESPN Representation Agreement" and the "ABC Representation Agreement," respectively), as the representative of the ESPN Joint Venture and the ABCNews Joint Venture for the sale of advertising services. See "Description of Related Agreements--Licensing and Commercial Agreements".

THE COMPANIES

  Infoseek California. Infoseek Corporation, a California corporation, provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service (as defined below) is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services. The mailing address of Infoseek California's principal executive offices is 1399 Moffett Park Drive, Sunnyvale, California 94089; its telephone number at that address is (408) 543-6000. See "Infoseek Business."

  Starwave. Starwave Corporation, a Washington corporation, is a producer of Internet-based online services in specific content areas with broad consumer appeal. Starwave is recognized for its prominent role in sports, news and entertainment services. Through its partnerships with Disney, Starwave produces such services as ESPN SportsZone and ABC News.com, as well as additional news- and sports-related services such as Mr. Showbiz, Wall of Sound, CelebSite, MoneyScope, NBA.com, NFL.com, NASCAR Online and Outside Online. Starwave was incorporated in 1991 under the laws of the State of Washington and has its principal executive offices at 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005, and its telephone number at that address is (425) 957-2000. See "Starwave Business."

  Infoseek Delaware. Infoseek Corporation, a Delaware corporation, is currently a wholly-owned subsidiary of Infoseek California and has been formed for the purpose of effecting the reincorporation of Infoseek California in connection with the Infoseek Merger and has not conducted business activities to date. As a result of both Mergers, Starwave and Infoseek California will become wholly-owned subsidiaries of Infoseek Delaware. Accordingly, the business of Infoseek Delaware will consist primarily of holding the capital stock of Infoseek California and Starwave. The mailing address and telephone number of Infoseek Delaware's principal executive offices are the same as those of Infoseek California. See "Reasons for Incorporation of the Holding Company in Delaware."

  ICO Acquisition Corp. ICO Acquisition Corp. is a newly organized California corporation formed solely for the purpose of effecting the Infoseek Merger and is occasionally referred to herein as "Infoseek Merger Sub." The mailing address and telephone number of ICO Acquisition Corp.'s offices are the same as those of Infoseek California.

  Starwave Acquisition Corp. Starwave Acquisition Corp. is a newly organized Washington corporation formed solely for the purpose of effecting the Starwave Merger and is occasionally referred to herein as "Starwave Merger Sub." The mailing address and telephone number of Starwave Acquisition Corp.'s offices are the same as those of Infoseek California.

DATE AND PLACE OF THE MEETINGS

  A special meeting of the shareholders of Infoseek California (the "Infoseek Shareholders Meeting") will be held on November 18, 1998, at 10:00 a.m., local time, at the offices of Infoseek, 1399 Moffett Park Drive, Sunnyvale, California 94089. See "Infoseek Shareholders Meeting."

  A special meeting of the shareholders of Starwave (the "Starwave Shareholders Meeting") will be held on November 18, 1998 at 10:00 a.m., local time, at the Bellevue Hilton, located at 100-112th Avenue, N.E., Bellevue, Washington 98004. See "Starwave Shareholders Meeting."

PURPOSE OF THE MEETINGS; THE MERGERS

  The Infoseek Shareholders Meeting. At the Infoseek Shareholders Meeting, the shareholders of Infoseek California will be asked to consider and vote upon the following proposals, approval of both of which are conditions to the Mergers:

    (1) approval and adoption of the Reorganization Agreement and approval of a reincorporation transaction, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek California, Infoseek Delaware and Infoseek Merger Sub, whereby Infoseek Merger Sub will be merged with and into Infoseek California and each outstanding share of Infoseek California common stock will be converted into the right to receive one share of Infoseek Delaware common stock, with the result that Infoseek California will become a wholly-owned subsidiary of Infoseek Delaware; and

    (2) the issuance of 28,138,000 shares of Infoseek Delaware common stock to the shareholders of Starwave in connection with the acquisition of Starwave, as contemplated by the Reorganization Agreement, pursuant to an Agreement and Plan of Merger by and among Infoseek Delaware, Starwave and Starwave Merger Sub, whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek Delaware common stock, subject to adjustment as described herein, with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware, and the issuance to Disney of 2,642,000 shares of Infoseek Delaware common stock and a Warrant to purchase an additional 15,720,000 shares of Infoseek Delaware common stock pursuant to the Securities Purchase Agreement (and the shares underlying such Warrant).

  The Starwave Shareholders Meeting. At the Starwave Shareholders Meeting, the shareholders of Starwave will be asked to consider and vote upon the following proposal, approval of which is a condition to the Merger:

  Approval and adoption of the Reorganization Agreement and the acquisition of Starwave, pursuant to an Agreement and Plan of Merger contemplated by the Reorganization Agreement by and among Infoseek Delaware, Starwave and Starwave Merger Sub, whereby Starwave Merger Sub will be merged with and into Starwave and each outstanding share of Starwave common stock will be converted into the right to receive approximately 0.26 shares of Infoseek Delaware common stock, subject to potential adjustment as described herein, with the result that Starwave will become a wholly-owned subsidiary of Infoseek Delaware.

  No fractional shares of Infoseek Delaware common stock will be issued, and cash will be paid in lieu of such fractional shares to the shareholders of Starwave.

RECORD DATE

  The close of business on October 9, 1998 is the record date for determination of (1) holders of Infoseek California common stock entitled to vote at the Infoseek Shareholders Meeting as well as (2) holders of Starwave common stock entitled to vote at the Starwave Shareholders Meeting (the "Record Date").

INFOSEEK CALIFORNIA SHAREHOLDERS ENTITLED TO VOTE

  As of October 9, 31,508,312 shares of Infoseek California common stock were outstanding. As of such date the Infoseek California common stock was held by approximately 570 holders of record. As of such date, directors and executive officers of Infoseek California and their affiliates may be deemed to be beneficial owners of shares of Infoseek California common stock representing approximately 26% of the outstanding voting power of Infoseek California. In connection with the Mergers, certain directors and officers of Infoseek California, together holding approximately 22% of the outstanding voting power of Infoseek California as of the Record Date, have agreed, among other things, to vote their shares in favor of the Reorganization Agreement and the Mergers and against any competing proposals, and, for a period of time, to vote their shares in favor of the nominees to the Board of Directors presented by management. See "Terms of the Mergers--Shareholder Agreements--Infoseek California."

STARWAVE SHAREHOLDERS ENTITLED TO VOTE

  As of October 9, 97,535,287 shares of Starwave common stock were outstanding. As of such date, the Starwave common stock was held by approximately 280 holders of record. As of such date, directors and executive officers of Starwave and their affiliates, including Disney, may be deemed to be beneficial owners of approximately 94% of the outstanding shares of Starwave common stock. In connection with the Mergers, certain directors and officers of Starwave and their affiliates, including Disney, collectively holding approximately 94% of the outstanding voting power of Starwave as of the Record Date, have agreed, among other things, to vote their shares in favor of the Reorganization Agreement and the Starwave Merger and against any competing proposals. See "Terms of the Mergers--Shareholder Agreements--Starwave." Accordingly, holders of a number of shares of Starwave common stock sufficient to approve the Reorganization Agreement and the Starwave Merger have already agreed to vote in favor of the proposal.

VOTES REQUIRED

  Infoseek California. Approval and adoption of the Reorganization Agreement and approval of the Infoseek Merger will require the affirmative vote of the holders of a majority of the voting shares of Infoseek California common stock entitled to vote thereon. Because the issuance of Infoseek Delaware common stock pursuant to the Starwave Merger and the issuance of Infoseek Delaware common stock and the Warrant to Disney pursuant to the Securities Purchase Agreement involve the issuance of Infoseek Delaware common stock in excess of 20% of the total number of shares of Infoseek California currently outstanding, the National Association of Securities Dealers, Inc. (the "NASD") requires that such transactions be approved by the affirmative vote of the holders of a majority of the common stock present (in person or by proxy) at the Infoseek Shareholders Meeting and entitled to vote thereon.

  Starwave. Approval and adoption of the Reorganization Agreement and approval of the Starwave Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Starwave common stock entitled to vote thereon voting together without regard to class.

SOLICITATION OF PROXIES

  The expenses of the respective solicitations (including mailing costs) for the Infoseek Shareholders Meeting and the Starwave Shareholders Meeting will be equally borne by Infoseek and Starwave, respectively, and Infoseek and Disney will share equally the cost of the filing and printing of this Joint Proxy Statement/Prospectus and the forms of proxy to the Infoseek shareholders and the Starwave shareholders. In addition to solicitation by mail, directors, officers and employees of Infoseek may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Infoseek will not be additionally compensated for such solicitation but may be reimbursed by Infoseek for out-of-pocket expenses incurred in connection therewith. Infoseek will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this Joint Proxy Statement/Prospectus to the beneficial owners of shares of Infoseek California common stock held of record by them and Infoseek will reimburse them for their reasonable expenses incurred in forwarding such material. Infoseek has retained a proxy solicitation firm, Morrow & Co., Inc. to aid it in the solicitation process for Infoseek shareholders. Infoseek will pay fees of $17,500 to such firm, plus expenses, with total costs anticipated to be approximately $100,000.

APPRAISAL RIGHTS OF DISSENTING INFOSEEK CALIFORNIA SHAREHOLDERS

  Under Chapter 13 of the California General Corporation Law, Infoseek California shareholders who vote against or abstain from voting on the Infoseek Merger and file a demand for appraisal prior to the shareholder vote on the Infoseek Merger have the right to obtain cash payment for the "fair value" of their shares (exclusive of any appreciation or depreciation in anticipation of the Starwave Merger); provided that holders of at least five percent of all outstanding shares file demands for payment in accordance with the provisions of Chapter 13. In order to exercise such rights, an Infoseek California shareholder must comply with all the procedural requirements of Chapter 13, a description of which is provided under "The Mergers and Related Transactions-- Rights of Dissenting Infoseek Shareholders," the full text of which is attached to this Joint Proxy Statement/Prospectus as Annex B-1. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 13 may result in loss of such statutory appraisal rights. See "The Mergers and Related Transactions-- Rights of Dissenting Infoseek Shareholders."

APPRAISAL RIGHTS OF DISSENTING STARWAVE SHAREHOLDERS

  Under Chapter 23B.13 of the Washington Business Corporation Act, Starwave shareholders who do not vote in favor of approval and adoption of the Reorganization Agreement and approval of the Starwave Merger and who file a written notice with Starwave prior to the shareholder vote on the Starwave Merger have the right to obtain cash payment for the "fair value" of shares (exclusive of any appreciation or depreciation in anticipation of the Starwave Merger). In order to exercise such rights, a Starwave shareholder must comply with all the procedural requirements of Chapter 23B.13, a description of which is provided under "The Mergers and Related Transactions--Rights of Dissenting Starwave Shareholders," and the full text of which is attached to this Joint Proxy Statement/Prospectus as Annex B-2. Failure to take any of the steps required under Chapter 23B.13 may result in loss of such statutory appraisal rights. See "The Mergers and Related Transactions--Rights of Dissenting Starwave Shareholders."

THE REORGANIZATION AGREEMENT

  General. The Reorganization Agreement provides, among other things, for: (i) the merger of Infoseek Merger Sub with and into Infoseek California, which will result in Infoseek California, as the surviving corporation of the Infoseek Merger, becoming a wholly owned subsidiary of Infoseek Delaware, and (ii) the merger of Starwave Merger Sub with and into Starwave, which will result in Starwave, as the surviving corporation of the Starwave Merger, becoming a wholly owned subsidiary of Infoseek Delaware.

  Conversion of Shares; Exchange Ratio. Upon consummation of the Mergers, each outstanding share of Infoseek California common stock will be converted into one share of Infoseek Delaware common stock, and each outstanding Starwave share will be converted into the right to receive that number of shares of Infoseek Delaware common stock equal to the Exchange Ratio. For a description of Infoseek Delaware common stock, see "Comparison of Capital Stock-- Description of Infoseek Delaware Capital Stock." For summaries of the principal differences between the rights of holders of Infoseek Delaware common stock, on the one hand, and Infoseek California common stock and Starwave common stock, on the other, see "Comparison of Capital Stock--Comparison of Capital Stock of Infoseek California and Infoseek Delaware" and "--Comparison of Capital Stock of Starwave and Infoseek Delaware."

  No fractional shares of Infoseek Delaware common stock will be issued pursuant to the Starwave Merger. In lieu of the issuance of any fractional shares of Infoseek Delaware common stock, cash equal to the product of such fractional share amount and the average closing sale price of Infoseek California common stock on Nasdaq for the ten trading days prior to the closing date of the Starwave Merger will be paid to holders in respect of any fractional share of Infoseek Delaware common stock that would otherwise be issuable.

  AT THE EFFECTIVE TIME, EACH CERTIFICATE REPRESENTING SHARES OF INFOSEEK CALIFORNIA COMMON STOCK (EXCEPT DISSENTING SHARES, IF ANY) SHALL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT AN EQUIVALENT NUMBER OF SHARES OF INFOSEEK DELAWARE COMMON STOCK. HOLDERS OF INFOSEEK CALIFORNIA COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING INFOSEEK CALIFORNIA COMMON STOCK WITH THE ENCLOSED PROXY CARD. AS A RESULT, NO CERTIFICATES REPRESENTING INFOSEEK CALIFORNIA COMMON STOCK WILL BE EXCHANGED IN THE INFOSEEK MERGER.

  AT THE EFFECTIVE TIME, EACH CERTIFICATE REPRESENTING SHARES OF STARWAVE COMMON STOCK (EXCEPT DISSENTING SHARES, IF ANY) SHALL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT THAT NUMBER OF SHARES OF INFOSEEK DELAWARE COMMON STOCK EQUAL TO THE EXCHANGE RATIO MULTIPLIED BY THE NUMBER OF SHARES REPRESENTED BY SUCH CERTIFICATE. HOLDERS OF STARWAVE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING STARWAVE COMMON

STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTION IS APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF STARWAVE COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. STARWAVE SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING STARWAVE COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

  Conditions to the Mergers. The obligations of Infoseek California and Starwave to consummate the Mergers are subject to the fulfillment of various conditions, including, among others: (i) the requirement that no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; (ii) the approval of the Reorganization Agreement and the Mergers by the shareholders of Infoseek California and Starwave; (iii) listing of the Infoseek Delaware common stock on Nasdaq; (iv) effectiveness of the Form S-4 Registration Statement of which this Joint Proxy Statement/Prospectus is a part; and (v) effectiveness of the Related Agreements described in "Description of Related Agreements" below. See "Terms of the Mergers-- Conditions to the Mergers." Consummation of the Mergers is also a condition to the several transactions contemplated by the Securities Purchase Agreement and the Related Agreements.

  Termination and Termination Fees. The Reorganization Agreement may be terminated and the Mergers may be abandoned prior to the effective time either before or after the approval by the shareholders of Infoseek California and Starwave, or both, under the circumstances specified in the Reorganization Agreement, including by mutual written agreement of Infoseek California and Starwave and termination by either party if the Effective Time has not occurred by December 31, 1998.

  The Reorganization Agreement may also be terminated upon the occurrence of certain circumstances, although such termination of the Reorganization Agreement by Infoseek or Starwave in certain instances will result in payment of the sum of $17 million (plus documented expenses up to $1.5 million) to the other party. In addition, in certain circumstances the termination of the Reorganization Agreement will give rise to the right of Disney to exercise one or both of two options, consisting of the ability to obtain a nonexclusive worldwide license, with certain rights to sublicense, to use the Infoseek search technology and Infoseek communication technology in connection with the development, operation and exploitation of Disney's and its affiliates' online services, and the ability to have links to certain Disney online services prominently placed within Infoseek's online services in exchange for an annual fee to be paid by Disney. See "Terms of the Mergers--Termination of the Reorganization Agreement" and "--Termination Fees."

STOCK OWNERSHIP FOLLOWING THE MERGERS AND RELATED TRANSACTIONS

  Immediately following the Mergers and the consummation of the transactions contemplated by the Securities Purchase Agreement, (i) the former holders of Infoseek California common stock will collectively hold approximately 53% of the issued and outstanding shares of Infoseek Delaware common stock; (ii) the former holders of Starwave common stock, other than Disney, will collectively hold approximately 4% of the issued and outstanding shares of Infoseek Delaware common stock; and (iii) Disney will hold approximately 43% of the issued and outstanding shares of Infoseek Delaware common stock, in each case on a primary shares basis, based upon the capitalization of Infoseek California and Starwave as of October 9, 1998. In addition, Disney will have the right to acquire through the Warrant exercisable over time additional shares that, when aggregated with those already owned by Disney, would result in Disney's ownership of approximately 50.1% of outstanding Infoseek Delaware common stock on a fully diluted basis assuming exercise of all outstanding options, warrants and other rights to acquire Infoseek Delaware common stock.

RECOMMENDATIONS; FAIRNESS OPINION

  The Board of Directors of Infoseek California has unanimously approved the Reorganization Agreement and the Related Agreements and unanimously recommends that holders of Infoseek California common stock vote for the approval and adoption of the Reorganization Agreement and approval of the Infoseek Merger and the issuance of Infoseek Delaware common stock in the Starwave Merger. In making its recommendation with respect to the Starwave Merger, the Infoseek Board has considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Infoseek's financial advisor, delivered orally on June 17, 1998 and in writing on June 18, 1998, to the effect that the consummation of the Mergers and the transactions contemplated by the Securities Purchase Agreement, the License Agreement and the Governance Agreement, are fair to Infoseek and its shareholders from a financial point of view.

  The Board of Directors of Starwave has unanimously approved the Reorganization Agreement and unanimously recommends that holders of Starwave common stock vote for the approval and adoption of the Reorganization Agreement and approval of the Starwave Merger. In making its recommendation, the Starwave Board has not relied upon any written opinions of outside financial advisors.

  A copy of the opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and scope of their review, is attached to this Joint Proxy Statement/Prospectus as Annex C, and should be read in its entirety. The Reorganization Agreement does not require that such opinion be updated prior to the effective time. See "The Mergers and Related Transactions--Opinion of Infoseek's Financial Advisor," which also contains a discussion of the fees to be paid to Merrill Lynch. The fees to be paid to Merrill Lynch are generally contingent upon the consummation of the Mergers.

GOVERNMENTAL AND REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the Starwave Merger and the transactions contemplated by the Related Agreements cannot be consummated until notifications have been given to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting periods have expired or terminated early. The specified waiting periods under the HSR Act for the Starwave Merger and the transactions contemplated by the Related Agreements were terminated early as of July 13, 1998. While the waiting periods were terminated, any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. See "The Mergers and Related Transactions--Governmental and Regulatory Matters."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is a condition to the consummation of the Infoseek Merger that Infoseek California receive an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Infoseek, based upon reasonably requested representation letters, that the Infoseek Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or, when taken together with the Starwave Merger, as a transfer of property to Infoseek Delaware by holders of Infoseek California common stock governed by Section 351 of the Code. It is also a condition to the consummation of the Starwave Merger that DEI receive an opinion from Dewey Ballantine LLP, based upon reasonably requested representation letters, that the Starwave Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, when taken together with the Infoseek Merger, as a transfer of property to Infoseek Delaware by DEI governed by Section 351 of the Code. Accordingly, no gain or loss will generally be recognized for federal income tax purposes by a shareholder of Infoseek or Starwave upon the receipt of Infoseek Delaware common stock in the Mergers (other than with respect to any cash received in lieu of fractional shares). See "The Mergers and Related Transactions--Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

  The Starwave Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under the "purchase" method of accounting, the aggregate consideration paid by the acquiring company, which is deemed to be Infoseek Delaware, is allocated to the acquired assets and liabilities (in this instance, the business of Starwave) based on the fair market values at the Effective Time with any excess being treated as goodwill. Results of operations of Starwave, including the related amortization of intangible assets and write-off of in-process research and development associated with the Starwave Merger, will be included in the results of operations of Infoseek Delaware subsequent to the Effective Time. The conversion of Infoseek California common stock into shares of Infoseek Delaware common stock will be treated as a reorganization with no change in the recorded amount of Infoseek California's recorded assets and liabilities. The financial statements of Infoseek California will be consolidated with the financial statements of Infoseek Delaware.

ADDITIONS TO INFOSEEK'S BOARD OF DIRECTORS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In accordance with the terms of the Governance Agreement, three representatives of Disney, one of whom currently serves on the Board of Directors of Starwave, will become members of the Board of Directors of Infoseek Delaware. The Infoseek Delaware Board of Directors will be comprised of eight members, with the other five seats filled by current Infoseek California directors. See "Infoseek Management." Starwave is currently in the process of negotiating with certain of its executive officers (each of whom has an employment agreement) regarding severance or retention arrangements in light of their potential roles in the combined companies. Starwave does not anticipate that any such arrangements or any failure to retain its executive officers will have a material adverse effect on the business, financial condition, operating results or prospects of the combined companies.

NASDAQ LISTING

  Infoseek Delaware will apply for the listing of its common stock on Nasdaq under the symbol "SEEK." It is a condition to the Mergers that the shares of Infoseek Delaware common stock to be issued in connection with the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

STOCK OPTIONS

  Pursuant to the Mergers, outstanding options or other rights to purchase Infoseek or Starwave common stock will be treated as indicated below.

  Upon the consummation of the Mergers, the stock option and employee stock purchase plans of Infoseek California will be assumed and continued by Infoseek Delaware. Shareholders should note that approval of the Infoseek Merger will also constitute approval of the assumption of these plans by Infoseek Delaware. Accordingly, each outstanding option or right to purchase shares of Infoseek California common stock (each, an "Infoseek California Option") shall be converted into an option to acquire the same number of shares of Infoseek Delaware common stock and will continue to have, and be subject to, the same terms and conditions (including vesting restrictions) as set forth in the stock option or other agreement by which it is evidenced, except that each option or right will become exercisable for Infoseek Delaware common stock rather than Infoseek California common stock. See "Terms of the Mergers--Terms of the Mergers--Infoseek California Stock Options."

  Each outstanding option or right to purchase shares of Starwave common stock (each, a "Starwave Option") shall be assumed by Infoseek Delaware and be converted into an option or right to purchase that number of shares of Infoseek Delaware common stock equal to the number of shares of Starwave common stock subject to such Starwave Option immediately prior to the effective time of the Starwave Merger multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per share exercise price for the shares of Infoseek Delaware common stock issuable upon exercise of such assumed Starwave Option shall be equal to the quotient obtained by dividing the exercise price per share of Starwave common stock at which such Starwave

Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Such option or right to purchase Infoseek Delaware common stock will otherwise continue to have, and be subject to, the same terms and conditions (including vesting restrictions) set forth in the Starwave option plan and/or the stock option or other agreement by which it is evidenced. See "Terms of the Mergers--Terms of the Mergers--Starwave Stock Options."

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND INFOSEEK DELAWARE'S CHARTER
DOCUMENTS

  Upon consummation of the Mergers, the shareholders of Infoseek California and Starwave will become shareholders of Infoseek Delaware, a corporation organized under the laws of Delaware. Certain provisions of Delaware law applicable to Infoseek Delaware may have the effect of delaying, deterring or preventing changes in control or management of Infoseek Delaware. The charter documents of Infoseek Delaware will contain certain additional provisions which may further this effect. Infoseek Delaware will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts the corporation from entering into certain "business combinations" with an "interested stockholder" for a period of three years. An interested person is generally defined to mean a person or entity that has acquired in excess of 15% of Infoseek Delaware's voting stock without the approval of the Infoseek Delaware Board of Directors. Infoseek Delaware has adopted a "poison pill" share purchase rights plan (the "Rights Plan"). Pursuant to the Rights Plan, effective as of the closing of the Mergers, each share of Infoseek Delaware common stock will have associated with it certain rights to acquire shares of Infoseek Delaware's Series A Participating Preferred Stock, par value $0.01 (the "Rights"). The Rights are triggered and become exercisable upon the occurrence of either (i) the date of a public announcement of the acquisition of 15% or more beneficial ownership of Infoseek Delaware's common stock by a person or group (an "Acquiring Person"), or (ii) ten business days after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person. If the Rights are triggered because an Acquiring Person beneficially owns 15% or more of Infoseek Delaware's Common Stock, each Right will provide its holder, other than a holder who is an Acquiring Person, the right to purchase that number of shares of Infoseek Delaware common stock having a market value at the time equal to twice the exercise price, upon payment of the exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at the time. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Infoseek Delaware. For purposes of the Rights Plan, Disney shall not be deemed to be an Acquiring Person, so long as Disney has not breached the standstill provisions of the Governance Agreement. In addition, the Infoseek Delaware Board will have authority to issue up to 25 million shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the shareholders and has initially reserved 100,000 shares of Series A Participating Preferred Stock, par value $.001 per share, for potential issuance pursuant to the exercise of Rights under the Rights Plan. The issuance of such Preferred Stock could discourage an unsolicited attempt to take over Infoseek Delaware. See "Comparison of Capital Stock--Description of Infoseek Delaware Capital Stock", "Comparison of Capital Stock--Comparison of Capital Stock of Infoseek California and Infoseek Delaware--Share Purchase Rights Plan" and "Comparison of Capital Stock-- Comparison of Capital Stock of Starwave and Infoseek Delaware."

MARKET PRICE INFORMATION

  Infoseek California common stock is traded on Nasdaq under the symbol "SEEK." On June 17, 1998, the last full trading day before announcement of the execution and delivery of the Reorganization Agreement, the high and low sales prices of Infoseek California common stock as reported on Nasdaq were $35 1/8 and $33 3/8 per share, respectively. On October 9, 1998, the high and low sales prices of Infoseek California common stock as reported on Nasdaq were $20 1/8 and $17 7/8 per share, respectively. There can be no assurance as to the actual price of Infoseek common stock prior to, at or at any time following the effective time of, the Mergers. See "Market Price Information."

                SELECTED HISTORICAL COMBINED CONDENSED FINANCIAL
                   INFORMATION AND COMPARATIVE PER SHARE DATA

  The following tables present selected historical combined condensed financial information and comparative per share data for Infoseek California and Starwave. This information has been derived from their respective consolidated financial statements and notes thereto, certain of which are incorporated by reference or included in this Joint Proxy Statement/Prospectus. The audited financial statements and notes thereto of Infoseek California for each of the years ended and as of December 31, 1997, 1996 and 1995 and the unaudited financial statements for the six months ended and as of June 30, 1998 and 1997 are incorporated by reference in this Joint Proxy Statement/Prospectus. The audited financial statements and notes thereto of Starwave for the nine months ended September 28, 1997, the fiscal years ended December 31, 1996 and 1995, and the unaudited financial statements for the nine months ended June 28, 1998 and June 29, 1997 are included in this Joint Proxy Statement/Prospectus. The audited financial statements and notes thereto of Infoseek California for the year ended and as of December 31, 1994 and for the period from August 30, 1993 (Inception), to December 31, 1993 are not included in this Joint Proxy Statement/Prospectus. The selected historical financial information of Infoseek California for the six months ended June 30, 1998 and 1997 and of Starwave for the nine months ended June 28, 1998 and June 29, 1997, for the nine months ended September 30, 1996 and for the fiscal years ended December 31, 1994 and 1993 has been derived from the unaudited financial statements of Infoseek California and Starwave, respectively, and, in the opinion of Infoseek California's and Starwave's management, respectively, reflects all adjustments necessary for the fair presentation of such unaudited interim financial information.

               INFOSEEK CALIFORNIA SELECTED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PERIOD FROM
                                                               AUGUST 30, 1993 SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          (INCEPTION) TO      JUNE 30,
                         ------------------------------------   DECEMBER 31,   ------------------
                           1997      1996     1995     1994         1993         1998      1997
                         --------  --------  -------  -------  --------------- --------  --------
                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA(1):
 Total revenues......... $ 35,082  $ 15,095  $ 1,032  $   --        $--        $ 31,519  $ 14,026
 Total costs and
  expenses..............   62,930    32,376    4,425    1,520         27         35,838    31,767
 Operating loss.........  (27,848)  (17,281)  (3,393)  (1,520)       (27)        (4,319)  (17,741)
 Interest income, net...    1,286     1,343       97       10        --           1,252       779
 Net loss...............  (26,562)  (15,938)  (3,296)  (1,510)       (27)        (3,067)  (16,962)
 Basic and diluted net
  loss per share (pro
  forma in 1995)(2)..... $  (1.00) $  (0.72) $ (0.21)                          $  (0.10) $  (0.64)
 Shares used in
  computing basic and
  diluted net loss per
  share.................   26,627    22,120   15,535                             30,058    26,329
BALANCE SHEET DATA (AT
 END OF PERIOD)(1):
 Total assets........... $ 51,489  $ 58,332  $ 5,123  $   859       $318       $ 94,646
 Total shareholders'
  equity (deficit)......   27,006    48,985    2,142      520        (27)        68,743

--------
(1) Infoseek's financial statements have been restated to reflect the acquisition of WebChat Communications Inc., which has been accounted for as a pooling-of-interests.
(2) The earnings per share amounts prior to 1997 and for the six months ended June 30, 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share and Staff Accounting Bulletin No. 98, Earnings per Share.

                    STARWAVE SELECTED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          FISCAL YEAR ENDED
                                       NINE MONTHS ENDED                    DECEMBER 31,                  NINE MONTHS ENDED
                                  --------------------------- ------------------------------------------- ------------------
                                  SEPTEMBER 28, SEPTEMBER 30,                                             JUNE 28,  JUNE 29,
                                      1997          1996        1996      1995       1994        1993       1998      1997
                                  ------------- ------------- --------  --------  ----------- ----------- --------  --------
TATEMENT OF OPERATIONS DATA(1):S                 (UNAUDITED)                      (UNAUDITED) (UNAUDITED)    (UNAUDITED)
 Revenues..............             $  4,892       $ 4,583    $  8,302  $  1,111   $    --      $   --    $ 3,496   $ 7,960
 Cost of online
  services.............                7,185        11,046      18,170     6,577        --          --      2,147    12,122
 Total operating
  expenses.............               12,906        22,893      34,645    17,525      7,469       4,895     4,814    23,049
 Loss from joint
  ventures.............               (8,209)          --          --        --         --          --     (9,073)   (3,924)
 Net other expense.....               (1,350)       (3,239)     (5,333)  ( 3,015)    (6,079)       (296)      793    (3,362)
 Loss from continuing
  operations...........              (17,573)      (21,549)    (31,676)  (19,429)    (8,848)     (4,942)   (9,598)  (22,375)
 Loss from discontinued
  operations...........                  --         (4,289)     (4,289)   (7,474)    (4,700)       (249)      --        --
 Net loss..............              (17,573)      (25,838)    (35,965)  (26,903)   (13,548)     (5,191)   (9,598)  (22,375)
 Basic and diluted net
  loss per share from
  continuing
  operations...........             $  (0.25)      $  (.69)   $  (0.99) $  (0.68)  $  (0.50)    $ (1.24)  $ (0.10)  $ (0.43)
 Basic and diluted net
  loss per share from
  discontinued
  operations...........             $    --        $  (.14)   $  (0.14) $  (0.27)  $  (0.27)    $ (0.06)  $   --    $   --
 Basic and diluted net
  loss per share.......             $  (0.25)      $  (.83)   $  (1.13) $  (0.95)  $  (0.77)    $ (1.30)  $ (0.10)  $ (0.43)
 Shares used in
  computing basic and
  diluted net loss per
  share................               71,691        31,139      31,958    28,412     17,502       4,000    96,260    51,579
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total assets..........             $ 29,461        18,874    $  9,713  $  6,354   $  5,955     $ 2,597   $18,789   $33,465
 Loans from
  shareholder..........                  --         76,388      84,888    51,025     22,950       7,950       --        --
 Total shareholders'
  equity (deficit).....               23,614       (72,340)    (82,456)  (46,653)   (19,751)     (6,203)   14,409    32,375

--------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABCNews Joint Venture. Subsequently, Starwave continued its business of web site hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial information for Infoseek Delaware consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1998 (collectively, the "Pro Forma Statements"). The Pro Forma Statements give effect to Infoseek Delaware's acquisition of Starwave through a merger and exchange of shares and Infoseek Delaware's acquisition of Infoseek California through a merger and exchange of shares. In addition, conditioned upon and subject to consummation of the proposed Mergers, Disney has agreed to purchase an additional 2,642,000 unregistered shares of Infoseek Delaware common stock and a warrant to purchase an additional 15,720,000 unregistered shares of Infoseek Delaware common stock (the "Warrant") in exchange for approximately $70 million in cash and a $139 million five-year promissory note. The Warrant vests, subject to certain acceleration events, and becomes exercisable as to one-third of the shares subject to the Warrant on each of the first three anniversaries of the effective time of the proposed Mergers at an exercise price equal to 120% of the average of the closing sale prices of Infoseek common stock on Nasdaq for the thirty trading days prior to each such vesting date, subject to a maximum $50.00 per share exercise price. Further, ABC has agreed to provide, and Infoseek has agreed to purchase over a 5 year period, $165 million in promotional support from ABC for the planned New Portal Service. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on June 30, 1998.

  On July 24, 1998, Infoseek entered into an agreement to acquire Quando, Inc., an Oregon corporation ("Quando"), in exchange for approximately $17 million, subject to adjustment, in shares of Infoseek common stock. The transaction is subject to customary closing conditions, including shareholder approval by Quando and is expected to close on or about the closing of the Mergers. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect the Quando acquisition as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on June 30, 1998.

  The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek's historical results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 with Starwave's historical results of operations for the year ended December 31, 1997 and the six months ended June 28, 1998, and Quando's historical results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. In addition, the unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain of the Related Agreements which become effective with the Mergers. These agreements are described more fully in the notes to these Pro Forma Combined Condensed Statements of Operations. See "Description of Related Agreements--Licensing and Commercial Agreements." The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1997 or June 30, 1998 and do not purport to indicate the results of future operations.

  The acquisition of Starwave pursuant to the Starwave Merger and Quando pursuant to the Quando acquisition will be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Starwave acquisition have been performed. Infoseek does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Infoseek, all adjustments necessary to present fairly such Pro Forma Statements have been made on the proposed terms and structure of the Starwave acquisition.

  As a result of the Starwave Merger and the Quando acquisition, Infoseek expects to incur one-time expenses, including a write-off related to in-process research and development, currently estimated at $74.4 million and $9.4 million, respectively. In addition, Infoseek expects to incur costs of integration of up to $5.0 million. The Pro Forma Statements do not include the costs of integration as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

  The Pro Forma Statements should be read in conjunction with the notes thereto and the audited financial statements of Starwave and Quando, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus, and the audited financial statements of Infoseek and the notes thereto, included in Infoseek California's Current Report on Form 8-K filed on May 22, 1998, as amended on August 10, 1998 and incorporated by reference in this Joint Proxy Statement/Prospectus.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1997 JUNE 30, 1998
                                                ----------------- -------------
STATEMENT OF OPERATIONS DATA:
  Revenues.....................................     $  57,517      $   48,433
  Total costs and expenses.....................       240,621         127,131
  Operating loss...............................      (183,104)        (78,698)
  Net loss.....................................      (193,951)        (83,341)
  Basic and diluted net loss per share.........     $   (3.35)     $    (1.36)
  Shares used in computing basic and diluted
   net loss per share..........................        57,928          61,359
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.................................                    $1,070,892
  Total stockholders' equity...................                       969,770
  Book value per share.........................                         15.46

                           COMPARATIVE PER SHARE DATA

  Set forth below are historical earnings per share and book value per share data of Infoseek California, Starwave, and Quando, unaudited pro forma combined condensed per share data of Infoseek Delaware and pro forma equivalent per share data of Starwave. The data set forth below should be read in conjunction with the Infoseek California and Starwave audited financial statements, unaudited interim consolidated financial statements, and the Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, which are included and/or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                               YEAR ENDED     SIX MONTHS ENDED
                                                OR AS OF          OR AS OF
                                           DECEMBER 31, 1997    JUNE 30, 1998
                                           ------------------ -----------------
Historical - Infoseek California
 Basic and diluted net loss per share.....      $ (1.00)           $ (0.10)
 Book value per share (1).................      $  0.98            $  2.19
                                           NINE MONTHS ENDED  NINE MONTHS ENDED
                                                OR AS OF          OR AS OF
                                           SEPTEMBER 28, 1997   JUNE 28, 1998
                                           ------------------ -----------------
Historical - Starwave
 Basic and diluted net loss per share.....      $ (0.25)           $ (0.10)
 Book value per share (1).................      $  0.25            $  0.15
                                               YEAR ENDED     SIX MONTHS ENDED
                                                OR AS OF          OR AS OF
                                           DECEMBER 31, 1997    JUNE 30, 1998
                                           ------------------ -----------------
Historical - Quando
 Basic and diluted net loss per share.....      $(0.08)            $(0.09)
 Book value per share (1).................      $(0.08)            $(0.15)
                                               YEAR ENDED     SIX MONTHS ENDED
                                                OR AS OF          OR AS OF
                                           DECEMBER 31, 1997    JUNE 30, 1998
                                           ------------------ -----------------
Pro forma combined net loss per share (3)
 Pro forma combined net loss per Infoseek
  Delaware share..........................      $ (3.35)           $ (1.36)
 Equivalent pro forma net loss per
  Starwave share (2)......................      $ (0.87)           $ (0.35)
Pro forma combined book value per share
 (4)
 Pro forma book value per Infoseek
  Delaware share..........................                         $ 15.46
 Equivalent pro forma book value per
  Starwave share (2)......................                         $  4.02

--------

(1) The historical book value per share is computed by dividing total shareholders' equity by the number of shares of common and preferred stock outstanding at the end of the period.

(2) The equivalent Starwave pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated Exchange Ratio of 0.26 shares of Infoseek Delaware common stock for each share of Starwave common stock.

(3) Pro forma combined net loss per share reflects Infoseek California's, Starwave's, and Quando's net loss for the year ended December 31, 1997 and the six months ended June 30, 1998 and is based upon (i) Infoseek's weighted average common shares outstanding for the periods presented, (ii) 28,138,000 shares of Infoseek common stock assumed to be issued for all of the outstanding shares of Starwave, (iii) 2,642,000 shares of Infoseek Delaware common stock purchased by Disney and (iv) approximately 521,000 shares of Infoseek common stock assumed to be issued for all of the outstanding shares of Quando.

(4) The pro forma combined book value per Infoseek Delaware shares is computed by dividing total pro forma shareholders' equity by the number of shares of common and preferred stock outstanding at the end of the period.

                           MARKET PRICE INFORMATION

  There is no established trading market for Starwave common stock. Infoseek California's common stock has been traded on Nasdaq under the symbol "SEEK" since June 11, 1996, the date of its initial public offering. Infoseek Delaware common stock is not currently traded on a market, but is expected to trade on Nasdaq under the symbol "SEEK" in place of Infoseek California upon closing of the Mergers. The following table sets forth, for the periods indicated, the high and low sales prices for Infoseek California common stock as reported by Nasdaq:

                                                            INFOSEEK CALIFORNIA
                                                               COMMON STOCK
                                                           ---------------------
                                                              HIGH       LOW
                                                           ---------- ----------
1996 CALENDAR YEAR
  Second Quarter (from June 11, 1996)..................... $ 16 1/2   $  8 7/8
  Third Quarter...........................................   10          5 1/4
  Fourth Quarter..........................................   11 1/2      7 3/8
1997 CALENDAR YEAR
  First Quarter........................................... $ 11       $  6 1/4
  Second Quarter..........................................    8 1/2      4 3/8
  Third Quarter...........................................    9 11/16    4 11/16
  Fourth Quarter..........................................   14 1/2      7 1/8
1998 CALENDAR YEAR
  First Quarter........................................... $ 22 7/8   $  8 7/16
  Second Quarter..........................................   45         18 1/16
  Third Quarter...........................................   39 5/8     14 7/8
  Fourth Quarter (through October 9, 1998)................   26 1/8     16 5/8

  As of October 9, 1998, Infoseek California estimates that there were approximately 570 holders of record and over 53,369 beneficial owners of Infoseek California common stock. As of October 9, 1998, there were approximately 280 holders of record of Starwave common stock.

  To date, Infoseek California and Infoseek Delaware have not declared or paid dividends on their respective common stock. The Board of Directors of Infoseek presently intends to retain all earnings for use in Infoseek's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, Infoseek's equipment term loan facility restricts the payment of dividends when borrowings are outstanding. To date, Starwave has not declared or paid dividends on its common stock. The Board of Directors of Starwave presently intends to retain all earnings for use in Starwave's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future.

  The table below sets forth the high and low sales prices per share of Infoseek California common stock on Nasdaq on June 17, 1998, the last full trading date prior to the public announcement of the signing of the Reorganization Agreement, and on October 9, 1998, the Record Date, together with, in each case, the implied equivalent value of one share of Starwave common stock on each such date assuming an Exchange Ratio of approximately 0.26.

                                                      INFOSEEK      APPROXIMATE
                                                     CALIFORNIA      STARWAVE
                                                    COMMON STOCK   EQUIVALENT(1)
                                                   --------------- -------------
                                                    HIGH     LOW    HIGH   LOW
                                                   ------- ------- ------ ------
   June 17, 1998.................................. $35 1/8 $33 3/8 $9 1/8 $8 2/3
   October 9, 1998................................ $20 1/8 $17 7/8 $5 1/5 $4 3/5

--------
(1) Based upon an Exchange Ratio of approximately 0.26, reflecting the capitalization of Starwave as of October 9, 1998.

  Because the number of shares of Infoseek to be issued to the holders of Starwave common stock and in respect of outstanding options to acquire common stock is fixed at 28,138,000, changes in the market price of Infoseek California common stock will affect the dollar value of Infoseek Delaware common stock to be received by shareholders of Starwave in the Starwave Merger. Starwave shareholders are urged to obtain current market quotations for Infoseek California common stock prior to the Starwave Shareholders Meeting.

                                 RISK FACTORS

  This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Joint Proxy Statement/Prospectus. The following factors should be considered carefully in evaluating whether to approve and adopt the Reorganization Agreement, and approve the Mergers, the issuance of Infoseek Delaware common stock in connection with the Starwave Merger and the issuance of Infoseek Delaware common stock and the Warrant pursuant to the Securities Purchase Agreement at the Infoseek Shareholders Meeting and the Starwave Shareholders Meeting. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus, including in conjunction with forward-looking statements made herein. For periods prior to the Mergers, references to Infoseek shall be deemed to refer to Infoseek California. For periods following the Mergers, references to Infoseek should be considered to refer to Infoseek Delaware and its subsidiaries, including Infoseek California and Starwave, unless the context otherwise requires. As used in this section, unless the context otherwise requires, "Starwave" refers to Starwave as well as that portion of Starwave's business that is conducted through the Joint Ventures.

RISKS RELATED TO THE COMBINED COMPANIES, THE MERGERS AND RELATED TRANSACTIONS

  Uncertainties Relating to Integration of Operations. Infoseek and Starwave have entered into the Reorganization Agreement with the expectation that the proposed Mergers will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies' respective operations, including the Joint Ventures, can be integrated in an efficient and effective manner and there can be no assurance that this will occur. The combination of the companies will require, among other things, integration of Infoseek's and Starwave's respective product and service offerings and coordination of the companies' sales, marketing and research and development efforts. There can be no assurance that the combined companies will be able to take full advantage of the combined sales force's efforts. The different geographic locations of the principal operations of each of Infoseek California, Starwave and the Joint Ventures will also render such integration more difficult. Further, the combined companies will have a substantially expanded employee base which will require substantial dedication of management and other resources. At June 30, 1998, Infoseek employed approximately 280 persons and Starwave employed approximately 330 persons, including employees of Starwave related to the Joint Ventures. In addition, given the expanded operations of the combined companies, the combined companies' business will be increasingly influenced by its ability to retain and recruit qualified management, engineering, and sales and marketing personnel. The failure to effectively recruit and retain sufficient and qualified personnel for the combined companies' operations would have a material adverse effect on the business, results of operations, financial condition and prospects of the combined companies. There is no assurance that the foregoing will be accomplished smoothly or successfully. The integration of operations following the Mergers will require the dedication of management resources, which may distract attention from the day-to-day operations of the combined companies. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of the combined companies.

  Risks Related to Development, Launch and Acceptance of Planned New Portal Service. Infoseek believes that development, launch and promotion of the New Portal Service combining certain of the content, promotion, brands and technologies of Infoseek, Starwave, ABCNews.com, ESPN SportsZone.com and Disney, among other things, is a critical aspect of the combined companies' efforts to attract and expand their Internet audience and to differentiate the combined companies from their competitors and that the importance of this strategy will increase due to the growing number of Internet sites and the relatively low barriers to entry in providing Internet content. While Infoseek currently plans to launch the New Portal Service by the end of calendar year 1998, there can be no assurance that the service can be successfully developed and launched in such time frame and the New Portal Service, as initially launched, may not have all of the functionality and services currently planned for such service. The foregoing estimate of the timing of the launch of the planned New Portal Service is a forward-looking statement that is subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth below in this paragraph, and under "--Uncertainties Related to Integration of Operations" and "--Dependence on Joint Ventures and Third Party Relationships." If consumers do not perceive the New Portal Service content and experience to be of high quality, or if the combined companies introduce new Internet sites or enter into new business ventures that are not favorably received by consumers, the combined companies will be unsuccessful in expanding their Internet audience. There can be no assurance that Infoseek and Starwave will be able to successfully develop and launch the planned New Portal Service on a timely basis, or at all, and the combined companies are dependent, in part, upon Disney and the Joint Ventures for successful development and launch of the New Portal Service. In addition, the New Portal Service will be promoted, in part, by Disney and the quality and medium of such promotion will be in large part at Disney's discretion. In this connection, Infoseek has agreed to purchase $165 million of promotional services over a five year period from ABC for the New Portal Service and there can be no assurance that Infoseek will be able to offset the costs of these promotional activities through increased cash flows from operations. Furthermore, in order to attract users to the planned New Portal Service, and to promote and maintain awareness of the Go Network brand in response to competitive pressures, the combined companies will be required to increase their budget for Internet content and promotion and to increase substantially their financial commitment to creating and maintaining a distinct brand loyalty among consumers. If the combined companies are unable to successfully develop, launch and promote the planned New Portal Service in a timely manner, or if the combined companies incur excessive expenses in this connection or in an attempt to improve the New Portal Service or promote and maintain their brands, the combined companies' businesses, financial condition and operating results will be materially adversely affected. The Go Network name is a trademark of Disney that is the subject of a license agreement between Disney and Infoseek, and Infoseek is dependent upon Disney to enforce the intellectual property in such trademark against third parties and there can be no assurance that Disney will take adequate steps to enforce such intellectual property rights or that, if it takes such steps, it will prevail in such enforcement. See "--Risks Related to Infoseek's Business--Intellectual Property and Proprietary Rights." In addition, although under the Reorganization Agreement Disney has agreed for a period of fifteen years following the effective time of the Mergers or the earlier termination of the License Agreement not to compete with Infoseek in the United States with respect to a broadbased Internet portal service for narrowband delivery and Disney and the ESPN Partner and ABCNews Partner (and their respective affiliates) pursuant to the Joint Ventures have agreed not to develop or commercialize narrowband sports- or general news-related products or services in the United States or Canada, none of the licensing or commercial agreements legally prohibits Disney from entering into strategic transactions with any of Infoseek's competitors or from providing Disney content to Infoseek's competitors, and Disney currently provides certain of its content, subject to the restrictions noted above, to competitors of Infoseek and maintains a number of web sites not expected to be linked to the New Portal Service. There can be no assurance that Disney will not enter into any such agreements which, if competitive to the planned New Portal Service, could have a material adverse effect upon the success of the New Portal Service. See "Description of Related Agreements--Licensing and Commercial Agreements."

  Effect of Mergers and Planned Launch of New Portal Service on Service Users and Customers. There can be no assurance that the present and potential customers of Starwave and Infoseek will continue their current usage and buying patterns without regard to the proposed Mergers and related transactions between Infoseek and Disney. For example, there can be no assurance that large media companies and certain other competitors of Disney will elect to advertise or provide content to Infoseek's present Internet service (the "Infoseek Service") or the New Portal Service. Any significant delay or reduction in sales or orders could have an adverse effect on the near-term business and results of operations of the combined companies. In addition, there can be no assurance that the launch and promotion of the planned New Portal Service will not result in potential confusion or a decline in loyalty among users or customers of the Infoseek Service or the websites of Starwave or the Joint Ventures.

  Potential Ownership Control By Disney. Upon completion of the proposed Mergers and related transactions by and between Infoseek and Disney, Disney will own approximately 43% of the outstanding shares of Infoseek common stock and warrants (generally vesting over a three-year period) to increase its ownership to 50.1% with rights to maintain such percentage ownership as well as its warrant ownership through purchases from Infoseek in the event of dilutive issuances. However, during a standstill period of three years under the Governance Agreement (subject to early termination under certain circumstances), Disney may not increase its percentage ownership to more than 49.9%. As a result of its current and future ownership stake, Disney may be able to exercise effective control over many matters requiring stockholder approval, and has supermajority Board approval rights for certain Infoseek transactions, including charter or bylaw amendments, change of control transactions, sales of 15% or more of Infoseek's assets, issuances of securities representing 15% or more of Infoseek's outstanding shares or for consideration of $200 million or more, the incurrence of indebtedness or cash expenditures of $200 million or more, or any appointment of a new Chief Executive Officer. The Governance Agreement also provides that so long as Disney maintains an ownership interest in Infoseek of 25% or more, Disney will be entitled to have its nominees for director submitted to a vote of stockholders of Infoseek in a number (initially three of an expanded eight Board seats) sufficient to require the approval of the Disney nominees for those transactions requiring supermajority Board approval. Further, since the standstill provisions of the Governance Agreement terminate on certain occurrences, including a third party tender offer or a tender offer by Disney for all Infoseek shares, such termination would permit Disney to acquire greater than 49.9% voting power prior to the expiration of the three-year period. These provisions, as well as the terms of Disney's license of certain intellectual property underlying the New Portal Service that trigger termination of such license in the event a third party acquires 25% or more of Infoseek's outstanding voting stock, may prevent or discourage tender offers for Infoseek's common stock or changes in the control of Infoseek unless the terms are approved by Disney, and thus may preclude any person other than Disney from acquiring all or substantially all of the outstanding shares of Infoseek common stock that Disney does not own following completion of the Mergers and related transactions. See "Description of Related Agreements--Equity and Governance Agreements" and "--Licensing and Commercial Agreements."

  Amortization of Goodwill and Increased Operating Expenditures Will Delay Profitability of Combined Companies. Because the acquisition of Starwave will be accounted for under the "purchase" method of accounting, the purchase price will be allocated to the acquired assets and liabilities of Starwave. An in-process research and development charge, preliminarily estimated to be approximately $74.4 million, will be recorded in the quarter the Starwave Merger is consummated. In addition, intangible assets related to developed technology and assembled workforce are preliminarily estimated at approximately $49.4 million and will be amortized over two years. Intangible assets related to goodwill, Joint Ventures and other intangibles were preliminarily estimated to be approximately $645.8 and $179.5 million, respectively, which will be amortized over ten years. In addition, the combined companies expect to incur increased operating expenditures associated with the expanded operations of the combined companies' business and the development, launch and promotion of the planned New Portal Service. As a result, the combined companies' profitability is expected to be delayed beyond the time frame in which Infoseek California or Starwave, as independent entities, may have otherwise achieved profitability. Management currently estimates that the combined companies would not achieve profitability until at least 2002 and, excluding the amortization of goodwill and other intangibles associated with the Starwave Merger, until at least 2000. The foregoing estimates of the time period in which the combined companies would not achieve profitability are forward-looking-statements that are subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth under "--Uncertainties Relating to Integration of Operations," "--Risks Related to Development, Launch and Acceptance of Planned New Portal Service," "--Dependence on Joint Ventures and Third Party Relationships," and "--Risks of Acquisition Strategy." See "Unaudited Pro Forma Combined Condensed Financial Statements."

  Future Capital Needs; Uncertainty of Additional Financing. Infoseek currently anticipates that its cash, cash equivalents, short-term investments, available funds under its equipment term loan facility, approximately $70 million of cash proceeds and the Note in principal amount of $139 million from the sale of Infoseek Delaware common stock and the Warrant to Disney in connection with the Mergers, and cash flows generated from advertising revenues, will be sufficient to meet its anticipated needs for working capital and other cash requirements, assuming completion of the proposed Mergers, through at least September 30, 1999. Thereafter, Infoseek may need to raise additional funds. Infoseek may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of Infoseek will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of Infoseek's common stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, or at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund its expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. See "Infoseek Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Risk of Future Dilution Related to Disney's Right to Maintain its Ownership Position. The issuance and sale of additional shares of Infoseek common stock following the Mergers to Disney pursuant to Disney's contractual right to maintain its percentage ownership of Infoseek common stock and, under certain circumstances, to obtain additional warrants may have dilutive effects on Infoseek's earnings per share and will result in share ownership dilution to Infoseek stockholders. The shares acquired by Disney pursuant to its right to maintain must be purchased by Disney at a price equal to the price paid in the transaction giving rise to such right to maintain. See "Description of Related Agreements--Equity and Governance Agreements."

  Dependence on Joint Ventures and Third Party Relationships. The success of the combined companies will be significantly influenced by the continuation and integration of Starwave's joint ventures and third party relationships, especially the ESPN Joint Venture and the ABCNews Joint Venture. The vast majority of Starwave's economic value is derived from its ESPN SportsZone web site, which is produced under its joint venture with the ESPN Partner, and its ABCNews.com web site, which is produced under its joint venture with the ABC Partner. On a pro forma basis for the twelve months ended December 31, 1997 and the six months ended June 30, 1998 (assuming that the Representation Agreements had been in place during such periods), revenues of these Joint Ventures would have represented 29% of the total corresponding period revenues of the combined companies. The combined companies' future success will depend to a large extent on their ability to maintain their relationships with existing co-branding partners such as ESPN and ABC, and to establish relationships with new partners for the development of co-branded Internet web sites. A failure to maintain its relationships with existing co-branding partners, or to develop new relationships, would significantly curtail the combined companies' ability to maintain or create interactive services and products that are attractive to users and advertisers, and could have a material adverse effect on the combined companies' business, results of operations and financial condition.

  Risk of Inability to Achieve Revenue Minimums Under Representation Agreements. Under the ESPN Representation Agreement and the ABC News Representation Agreement, Starwave has agreed to act as the representative of the ESPN Joint Venture and the ABCNews Joint Venture in the sale of advertising and related services for such Joint Ventures. Pursuant to these agreements, Starwave has agreed to make quarterly payments to the Joint Ventures equal to the greater of (i) a guaranteed minimum amount or (ii) revenues actually billed to third parties (whether or not collected) in the performance of such services, in each case less Starwave's costs of providing the services and a profit margin. There can be no assurance that Starwave will be able to sell the guaranteed minimum amount in any quarterly period or be able to collect the receivables resulting from such revenue related activities, which could have a material adverse effect on the combined companies' business, results of operations and financial condition. See "Description of Related Agreements--Licensing and Commercial Agreements."

  Exchange Ratio Does Not Adjust For Variations in Trading Price of Infoseek California Common Stock. Under the terms of the Reorganization Agreement, the shares of Starwave common stock issued and outstanding, as well as those subject to outstanding options, warrants or other rights to purchase Starwave common stock at the effective time will be converted into the right to receive an aggregate of 28,138,000 shares of Infoseek common stock pursuant to the Exchange Ratio. Thus, the Exchange Ratio does not adjust for fluctuations in the price of Infoseek common stock on Nasdaq. Accordingly, the value of the consideration to be received by shareholders of Starwave upon consummation of the Starwave Merger will depend on the trading price of the Infoseek common stock on Nasdaq at and following the Effective Time, which trading price is subject to substantial volatility. In addition, Infoseek is the only entity that has obtained an opinion of a financial advisor as to the fairness of the Mergers and the transactions contemplated by the Securities Purchase Agreement, the Governance Agreement and the License Agreement, and such opinion speaks only to the fairness, from a financial point of view, to Infoseek and the shareholders of Infoseek. See "--Risks Related to Infoseek's Business--Volatility of Stock Price" and "Market Price Information."

  Costs of Integration; Transaction Expenses. Infoseek estimates that it will incur costs of $22.0 million associated with the Mergers, which will be accounted for as part of the purchase price of the transactions. The $22.0 million includes approximately $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave. The combined companies expect to incur additional integration costs of up to $5.0 million. These costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." There can be no assurance that the combined companies will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Starwave Merger.

  Dependence on Continued Growth in Use of the Internet. Future growth in the combined companies' revenues will depend on the widespread acceptance and use of the Internet and other interactive online platforms as a source of information and entertainment and as a vehicle for commerce in goods and services. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the combined companies' businesses. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of the Internet for advertising and online transactions. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary network infrastructure, failure to develop or untimely development of critical enabling technologies, or inadequate commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. The widespread deployment of cable modems and other higher bandwidth enabling technologies has to date experienced delays, and continuing delays in the development and deployment of such technologies could slow the growth in the use of the Internet. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or as the result of increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of the combined companies' Internet services in particular. In addition, corporations and other networks providing access to the Internet may restrict access to certain sites or hours of usage, which could limit access to and reduce traffic on the combined companies' services. If use of the Internet does not continue to grow or grows more slowly than expected, the Internet infrastructure does not effectively support growth that may occur, or access to the Internet or the combined companies' services is otherwise restricted, the combined companies' business, financial condition and operating results would be materially adversely affected.

  Risks of Acquisition Strategy. The combined companies believe that it may be necessary to enter into joint ventures or other strategic relationships in addition to those contemplated by the proposed Starwave Merger and the Related Agreements, or to make acquisitions of complementary products, technologies or businesses in order to remain competitive. The failure of Infoseek to execute such a strategy may lead to decreased market share, viewer traffic or brand loyalty, which may have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. Pursuant to this strategy, on July 24, 1998, Infoseek agreed to acquire Quando, an Internet company with electronic commerce capabilities, to complement Infoseek's existing technologies. Infoseek expects to account for the Quando acquisition as a purchase transaction and expects to incur write-offs related to in-process research and development of approximately $9.4 million in the quarter ending December 31, 1998 in connection with the Quando acquisition. In addition, intangible assets related to goodwill, developed technology and assembled workforce are preliminarily estimated at approximately $12.6 million and will be amortized over two years. In addition, acquisition transactions are accompanied by a number of risks, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of the combined companies' ongoing businesses, the inability of management to maximize the financial and strategic position of the combined companies through the successful incorporation of acquired technology or content and rights into the combined companies' products and media properties, expenses associated with the transactions, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new management personnel, and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the combined companies would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. In addition, no assurance can be given that any other acquisitions will or will not occur, that if an acquisition does occur it will not materially and adversely affect the combined companies or that any such acquisition will be successful in enhancing the combined companies' businesses. If the combined companies proceed with additional significant acquisitions in which the consideration consists of cash, a substantial portion of the combined companies' available cash could be used to consummate the acquisitions. If the combined companies were to consummate one or more acquisitions in which the consideration consisted of stock, stockholders of Infoseek could suffer dilution of their interests in Infoseek.

  In addition, following the Mergers and related transactions with Disney, Infoseek may not (and, if Disney elects to obtain control when eligible to do so, will not) be able to account for subsequent acquisitions as pooling- of-interests and, as a result, may have to recognize significant goodwill related to the acquisition of intangibles, the amortization of which would adversely affect Infoseek's subsequent results of operations, and may incur charges for acquired in-process technology in the period in which the acquisition occurs that would adversely affect Infoseek's results of operations in such period.

  Internet Security and Electronic Commerce Risks. Concerns over the security of online transactions and the privacy of users may inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. A party who is able to circumvent either of the combined companies' security measures could misappropriate confidential or proprietary information or cause interruptions in the combined companies' online operations. The combined companies expect to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches, but there can be no assurance that the combined companies' efforts in this regard will be successful. To the extent that activities of the combined companies or third party contractors involve the storage and transmission of confidential or proprietary information, such as computer software or credit card numbers, security breaches could expose the combined companies to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit the combined companies' liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of the combined companies' agreements. Neither Infoseek nor Starwave currently maintains insurance against the foregoing risks (other than standard business interruption and crime insurance, to the extent applicable). To the extent that the combined companies derive a material portion of revenue from electronic commerce in the future, the combined companies will evaluate obtaining additional insurance for these risks. To the extent the combined companies do not or are unable to obtain adequate insurance at such time, security breaches into the combined companies' systems, if substantial or repeated, could have a material adverse effect on the combined companies' business, results of operations and financial condition.

  Developing Market; Unproven Acceptance of Internet Advertising and of the Combined Companies' Products and Services. The combined companies' future success is highly dependent upon the increased use of the Internet and intranets for information publication, distribution and commerce. The market for the combined companies' products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with products and services for use on the Internet and intranets. Most of Infoseek's and Starwave's advertising customers have only limited experience with the Internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have been widely accepted for the measurement of the effectiveness of Internet based advertising, and there can be no assurance that such standards will develop sufficiently to support the Internet as a significant advertising medium. The Internet industry is young and has few proven products and services. In particular, because the combined companies expect to derive substantially all of their revenues in the foreseeable future from sales of Internet advertising, the future success of the combined companies is highly dependent on the development of the Internet as an advertising medium. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if the combined companies' products and services do not achieve or sustain acceptance by Internet users or advertisers, the combined companies' business, results of operations, financial condition and prospects would be materially adversely affected. The combined companies believe that advertising sales in traditional media, such as television, are generally lower in the first and third calendar quarters of each year as compared with the respective preceding quarters and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of advertising expenditures generally could become more pronounced for this medium. Seasonality and cyclicality in advertising expenditures generally, or with respect to Internet-based advertising specifically, could have a material adverse effect on the combined companies' business, financial condition and operating results.

  Government Regulation and Legal Uncertainties. Infoseek and Starwave are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. A number of legislative and regulatory proposals are under consideration by federal, state and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the combined companies' products, increase the combined companies' cost of doing business, or otherwise have an adverse effect on the combined companies' business, results of operations, financial condition and prospects. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trade secret, libel and personal privacy is uncertain and developing. Any such new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on the combined companies' business, results of operations, financial condition and prospects.

  Because materials may be downloaded by the online or Internet services operated or facilitated by the combined companies and may be subsequently distributed to others, there is a potential that claims will be made against the combined companies for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials. Such claims have been brought, and sometimes successfully pursued, against online service providers in the past. In addition, Infoseek or Starwave could be exposed to liability with respect to the selection of listings that may be accessible through content and materials that may appear in chat room, instant messaging, hosted web pages or other services offered by Infoseek or Starwave. Such claims might include, among others, that by hosting or providing hypertext links to web sites operated by third parties, Infoseek or Starwave is liable for copyright or trademark infringement or other wrongful actions by such third parties through such web sites. It is also possible that if any information provided through the combined companies' services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the combined companies for losses incurred in reliance on such information. The combined companies expect to offer web-based e-mail services in the near future, which may expose the combined companies to potential risks, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail, harassment or interruptions or delays in e-mail service.

  From time to time, the combined companies will enter into agreements with sponsors, content providers, service providers and merchants under which the combined companies are entitled to receive a share of revenue from the purchase of goods and services by users of the combined companies' online properties. Such arrangements may expose the combined companies to additional legal risks and uncertainties, including (without limitation) potential liabilities to consumers of such products and services. Although Infoseek and Starwave carry general liability insurance, such insurance may not cover potential claims of this type or may not be adequate to indemnify the combined companies for all liability that may be imposed.

  Year 2000 Compliance. Infoseek and Starwave are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem, including working with computer systems and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, Infoseek currently believes that its internal systems are year 2000 compliant (with the exception of a single system, which is scheduled to be replaced as part of a regular upgrade program and is not material to Infoseek's operations). Infoseek does not expect to further incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions.

  Starwave Management is conducting a review of Starwave's exposure to the year 2000 problem, including working with computer system, data feed and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, Starwave currently believes that its internally developed systems are year 2000 compliant (with the exception of two systems, which are scheduled to be replaced as part of a regular upgrade program). Starwave does not expect to further incur any significant operating expenses or significant investment in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions. Starwave has also inventoried, and is in the process of contacting, third party software and data feed vendors to assure their systems are year 2000 compliant.

  Notwithstanding the foregoing, significant uncertainty exists concerning the effects of the year 2000 problem, including uncertainty with respect to assurances made by Infoseek's and Starwave's vendors. Further, neither Infoseek nor Starwave has investigated year 2000 compliance of third parties who are not vendors of Infoseek or Starwave, respectively, and neither Infoseek nor Starwave has control over such third parties' compliance. For example, the failure of any site to which a link appears on the Infoseek Service or a Starwave website could result in the loss of such link and therefore reduce the breadth of services offered through links from the Infoseek Service or the Starwave website, respectively, which may in turn materially adversely affect the Infoseek Service or the Starwave website and the value of user traffic and advertisers using such service or website. Any failure of Infoseek, Starwave or their respective viewers, customers, linked sites, advertisers or other third parties to be year 2000 compliant could materially affect the business, results of operations, financial conditions and prospects of Infoseek and/or Starwave.

RISKS RELATED TO STARWAVE'S BUSINESS

  In evaluating Starwave's business, Infoseek and Starwave shareholders should carefully consider the following risk factors in addition to those set forth above under "Risks Related to the Combined Companies, the Mergers and Related Transactions" and the other information set forth herein or incorporated herein by reference.

  Limited Operating History; Accumulated Deficit; Anticipated Losses. Starwave was founded in December 1991 and first recognized revenues from Internet products and services in the second quarter of 1995. Accordingly, Starwave has an extremely limited operating history upon which an evaluation of Starwave and its prospects can be based. Starwave's future success will depend on its ability to increase revenues from its Internet businesses, which cannot be assured. Starwave's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the new and rapidly evolving market for Internet products, content and services. To address these risks, Starwave must, among other things, effectively develop and enhance its technology and respond to competitive developments. There can be no assurance that Starwave will succeed in addressing such risks, and the failure to do so could have a material adverse effect on Starwave's business, financial condition and operating results. There can also be no assurance that Starwave's revenues will increase or even continue at their current level or that Starwave will achieve or maintain profitability or generate cash from operations in future periods.

  Since inception, Starwave has incurred significant losses and, as of June 28, 1998, had an accumulated deficit of $109.9 million. For the nine months ended September 28, 1997 and the nine month period ending June 28, 1998, Starwave recorded net operating losses of $17.6 million and $9.6 million, respectively. It is anticipated that Starwave's cash requirements will continue to be funded by Disney through the consummation of the Mergers and thereafter will be funded by Infoseek. See "Starwave Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Unpredictability of Future Revenues; Potential Fluctuations in Operating Results. As a result of Starwave's limited operating history and the emerging nature of the markets in which it competes, Starwave is unable to accurately forecast its revenues. Further, Starwave currently provides web site hosting and other services, primarily to Disney and the Joint Ventures, the revenues from which comprised 97% of Starwave's revenues for the nine months ended June 28, 1998. These services are provided under short-term contracts and there can be no assurance that such contracts will be renewed. Starwave's current and future expense levels, which are based largely on Starwave's expectations as to future revenues, are to a large extent fixed. Starwave may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and a shortfall in actual revenues as compared to anticipated revenues would have an immediate material adverse effect on Starwave's business, financial condition and operating results.

  Starwave's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Starwave's control. Factors that may adversely affect Starwave's quarterly operating results include the continued rate of growth, usage and acceptance of the Internet by users; the rate of acceptance of the Internet as an advertising medium; demand for Starwave's products and services; the introduction and acceptance of new or enhanced products or services by Starwave or by its competitors; Starwave's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; Starwave's ability to effectively expand its operations and manage such expansion; initiation, renewal terms or expiration of significant contracts such as those that Starwave currently has with ABC News, ESPN, the National Basketball Association (NBA) NASCAR, and the National Football League (NFL); demand for Internet advertising; the seasonality inherent in the content of certain of Starwave's sports services, such as NFL.com and NBA.com, seasonal trends in both Internet use and advertising placements; the addition or loss of advertising from specific advertisers; advertising budgeting cycles of individual advertisers with respect to both traditional media and digital media; the amount and timing of capital expenditures and other costs relating to the expansion of Starwave's operations; price competition or pricing changes in the industry; technical difficulties or system downtime; guild problems, strikes or other work disruptions involving the content of Starwave's services or Starwave's creative personnel; general economic conditions and economic conditions specific to the Internet and digital media. In addition, operating results may be materially impacted by fluctuations in the number of consumers of the products and services offered by Starwave's co-branding partners, such as any material increase or decrease in the number of viewers of ESPN, or any interruption of the schedule of games offered by the NFL or the NBA. Also, Starwave may elect from time to time to make certain pricing, service or marketing decisions, or acquisitions that could have a short-term material adverse effect on Starwave's business, results of operations and financial condition and may not generate the long-term benefits intended.

  Risks of New Business Areas. The success of Starwave's business strategy will depend to a significant extent on Starwave's ability to expand its operations by enhancing its existing services and creating new sources of revenue, including from subscription services and online transactions. There can be no assurance that any of

Starwave's new services will be developed in a cost effective or timely manner or will achieve market acceptance or that the markets that do develop will be sufficient to support profitable operations of Starwave. There can be no assurance that Starwave will be able in the future to identify new subject areas with comparable broad customer appeal, that Starwave will introduce new Internet services to address such subject areas, or that such new services, if introduced, will be successful or profitable. Absent such new developments, Starwave may be unable to expand and diversify its Internet services business, and its ability to increase revenues and to attain profitability in the future may be inhibited.

  Reliance on Advertising Revenues. The Joint Ventures derived 65% and 61% of their aggregate revenues during the six months ended September 28, 1997 and the nine months ended June 28, 1998, respectively, from the sale of advertisements, and Starwave expects such dependence on advertising revenue to continue for the foreseeable future. The Joint Ventures' current business model, which is in large part dependent upon the generation of revenues through the sale of advertising on the Internet and other digital media, is unproven. The ability to generate significant advertising revenues in the future will depend, among other things, on advertisers' acceptance of the Internet as an attractive and sustainable medium, the development of a large base of users of Starwave's products and services with demographic characteristics attractive to advertisers, the successful expansion of Starwave's advertising capabilities and advertising sales force, and strong acceptance of Starwave's services by users. Advertising revenues to date have been derived from a limited number of advertising customers, generally pursuant to contracts with terms of three months or less. These contracts generally guarantee a minimum of impressions (displays of the advertisement to the user) per month. There can be no assurance that current advertisers will continue to purchase advertising space and services from Starwave, that sufficient impressions will be achieved or available, or that Starwave will be able to successfully attract additional advertisers. In addition, advertisers of consumer products, Starwave's target customers for advertising sales, have not yet engaged in significant advertising on the Internet and may not do so in the future. Moreover, there is intense competition among sellers of advertising space on the Internet, as well as a variety of pricing models offered by different vendors for a range of advertising services, and therefore it is difficult to project future levels of advertising revenues or to predict which pricing models will be adopted by the industry or individual companies. Accordingly, there can be no assurance that Starwave will be successful in generating significant future advertising revenues, and a failure to do so will have a material adverse effect on Starwave's business, results of operations and financial condition. See "Starwave Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence upon Third Party Distributors. Starwave has entered into a number of third party distribution and promotional relationships and cross-promotion agreements to help generate traffic on Starwave's Internet sites and consequently generate revenues. These relationships include arrangements by which certain of its services could be reached through "one-click" access from one of the leading "web browser" software programs as well as other arrangements by which Starwave's services may be accessed through web browsers, search engines, and hyperlinks from other web sites. Starwave generally does not have agreements with Internet site operators that provide links to Starwave's services, and such operators may terminate such links at any time without notice to Starwave. In addition, there can be no assurance that the products or services of those companies that provide access or links to Starwave's products or services, such as search engines and other Internet site operators, will achieve market acceptance or commercial success. Accordingly, the termination of any of the foregoing formal and informal access arrangements may significantly reduce traffic on Starwave's Internet sites, which would have a material adverse effect on Starwave's business, results of operations and financial condition.

  Technological Change; Dependence on Continued Technological Innovation. The market for Internet products and services is characterized by technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. Starwave's future success will depend in significant part on its ability to continually and on a timely basis introduce new products, services and technologies and to continue to improve the performance, features and reliability of Starwave's products and services in response to both evolving demands of the marketplace and competitive product offerings.

  There can be no assurance that any new or proposed product or service will attain market acceptance. Failure of Starwave to successfully design, develop, test, market and introduce new and enhanced technologies and services, or the failure of Starwave's recently introduced products and services to achieve market acceptance could have a material adverse effect upon Starwave's business, operating results and financial condition. There can be no assurance that Starwave will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced technologies, products and services, or that Starwave's new or recently introduced products and services will adequately meet the requirements of the marketplace and achieve significant market acceptance. Due to certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, timeliness of introduction of these new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of advertising revenue. There can be no assurance that Starwave will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards, that Starwave will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, new or enhanced products and services introduced by Starwave may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence and user support, thus adversely affecting the use of Starwave's products and services, which in turn would have a material adverse effect upon Starwave's business, results of operations or financial condition. If Starwave is unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, Starwave's business, operating results and financial condition will be materially adversely affected. In addition, if Starwave is unable to remain competitive with its competitors, its business, operating results and financial condition may be materially adversely affected as well.

  A key element of Starwave's strategy is to continue to develop proprietary technological innovations that allow it to enhance the user's interactive experience and strengthen relationships with advertisers. Starwave believes such technological leadership is required for Starwave to maintain its competitive advantages. There can be no assurance that Starwave will be able to conceive, develop, or acquire such technological innovations successfully or that Starwave's competitors will not successfully implement features on their digital media properties that are superior to those of Starwave's interactive programming. Moreover, the costs associated with developing new technology can be significant. There can be no assurance that these costs will not have a material adverse effect on Starwave's business, financial condition, and operating results. See "Starwave Business--Technology."

  Competition. Competition among content providers is intense and is expected to increase significantly in the future. Starwave's products and services compete against a variety of firms that provide content through one or more media, such as print, broadcast, cable television, radio, online services and the Internet. As with any other content provider, Starwave competes generally with other content providers for the time and attention of consumers and for advertising revenues. To compete successfully, Starwave must provide sufficiently compelling and popular interactive content to attract Internet users and to support advertising intended to reach such users. In the sports sector, for example, Starwave through the Joint Ventures competes with all traditional media, including newspapers and magazines such as Sports Illustrated, USA Today, The New York Times and The Washington Post, and with radio and television networks that offer news and sports-related programming, such as ABC, NBC, CBS, CNN and Fox. Each of these competitors also offers one or more Internet sites with content designed to complement its newspapers or magazines or television programming. If the Internet becomes a more attractive source of content for consumers, these print and broadcast competitors may offer services that are qualitatively superior to, and thus more compelling and popular than, those online services offered by Starwave. In addition, Starwave's existing co-branding partners may choose (subject to any limitations contained in their agreements with Starwave) to offer competing online services and products. See "--Dependence Upon Third Party Distributors."

  Starwave also competes for advertising dollars and the time and attention of Internet users with other Internet and online content and service providers, including Web directories, search engines, shareware archives, sites that offer original editorial content, commercial online services and sites maintained by service providers. These competitors include Netscape, Excite, Yahoo!, Lycos, AOL, Microsoft, SNAP!, PointCast, CBS Sportsline, CNNsi, Fox Sports Online, MSNBC, Yahoo! Sports, MSNBC, CNN Interactive, Fox News Online, E! Online, Entertainment Weekly/PathFinder, Hollywood Online, CNN Interactive-ShowBiz, Bloomberg, Microsoft Investor, Quicken Financial Network, Reuters, Dow Jones and CNNfn. The market for Internet content and services is new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new sites at relatively low cost. In addition, Starwave competes for the time and attention of users with thousands of commercial and non-profit Internet sites operated by individuals, corporations, governments and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and startup ventures attracted to the digital media market. Accordingly, Starwave expects competition to persist and intensify and the number of competitors to increase significantly in the future. As Starwave expands the scope of its interactive programming and services, it will compete directly with a greater number of Internet sites, other interactive media and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for Starwave to anticipate which companies are likely to offer competitive services in the future. There can be no assurance that Starwave's products and services will compete successfully.

  Starwave believes that the principal competitive factors in attracting users include the quality of presentation, the integration of content in an interactive format and the relevance, timeliness, depth and breadth of information and services offered by Starwave. Access to real time data and video and audio highlights of live events may become increasingly important in differentiating sites and attracting users. With respect to attracting advertisers, Starwave believes that the principal competitive factors include the number of users accessing Starwave's interactive programming, the demographics of such users, Starwave's ability to deliver focused advertising and interactivity through its services, and the overall cost-effectiveness and value of advertising offered by Starwave. Given the intense competition among content providers on the Internet and other media, there can be no assurance that Starwave will be able to compete successfully with respect to any of these factors. If Starwave loses one or more significant advertising customers or is forced to reduce advertising rates in order to retain customers, its business, financial condition and operating results will be materially adversely affected.

  Dependence on Key Personnel; Managing Potential Growth. Starwave's performance is substantially dependent on its ability to attract, retain and motivate its key employees. The production of interactive programming for the Internet and other digital media requires highly skilled writers and editors and personnel with sophisticated technical expertise, and the number of such personnel available is extremely limited. Competition for such personnel among companies with operations involving computer technology and the Internet is intense, and there can be no assurance that Starwave will be able to retain its existing employees or that it will be able to attract, assimilate or retain sufficiently qualified personnel in the future. In particular, Starwave has encountered difficulties in attracting qualified software developers for its Internet sites and related technologies, and there can be no assurance that Starwave will be able to attract and retain such developers. The inability to attract and retain the necessary technical, managerial, editorial and sales personnel could have a material adverse effect on Starwave's business, financial condition or operating results.

  Starwave has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on Starwave's management, operational and financial resources. From December 31, 1993 to June 30, 1998, Starwave grew from approximately 60 to approximately 330 employees. The increase in the number of employees and Starwave's market diversification and product development activities have resulted in increased responsibilities for Starwave's management. In order to manage the expected growth of its operations, Starwave will be required to implement and improve its operational systems, procedures and controls, on a timely basis, and to train, manage and expand its growing employee base. Further, Starwave's management will be required to successfully maintain relationships with

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

various co-branding partners, advertising customers, advertising agencies, Internet sites and services, Internet service providers and other third parties and to maintain control over the operations and strategic direction of Starwave in a rapidly changing environment. There can be no assurance that Starwave's current personnel, systems, procedures and controls will be adequate to support Starwave's future operations, that management will be able to identify, hire, train, motivate or manage required personnel, or that management will be able to successfully identify and exploit existing and potential market opportunities. If Starwave is unable to manage growth effectively, Starwave's business, financial condition and operating results will be materially adversely affected.

  Capacity Constraints and System Disruptions. A key element of Starwave's strategy is to generate a high volume of traffic to its products and services. Accordingly, the performance of Starwave's products and services is critical to the reputation of Starwave and its branded services, its ability to attract advertisers to Starwave's services, and market acceptance of these products and services. Any system failure that causes interruptions or that increases response time of Starwave's services would result in less traffic to Starwave's services and, if sustained or repeated, would reduce the attractiveness of Starwave's products and services to advertisers and customers. In addition, an increase in the number of users simultaneously accessing Starwave's services could strain the capacity of the software, hardware or telecommunications lines deployed by Starwave, which could lead to slower response times or system failures. As the number of Internet sites and users of interactive content increase, there can be no assurance that Starwave's services and systems will be able to scale appropriately or efficiently. Starwave is also dependent upon software companies and Internet and online service providers that facilitate user access to its services, and users have experienced and may in the future experience difficulties due to third party system or software failures or incompatibilities not within Starwave's control. Starwave is also dependent on third party hardware suppliers for prompt delivery, installation and service of the servers and other equipment and services used to provide its products and services. Any disruption in the Internet access and service provided by Starwave or its service providers could have a material adverse effect upon Starwave's business, results of operations and financial condition.

  The process of managing advertising within large, high traffic Internet sites such as Starwave's is an increasingly important and complex task. Starwave relies on internal advertising inventory management and analysis systems to provide enhanced internal reporting and customer feedback on advertising. To the extent that any extended failure of Starwave's advertising management system results in incorrect advertising insertions, Starwave may be exposed to "make good" obligations with its advertising customers, which, by displacing advertising inventory, could have a material adverse effect on Starwave's business, results of operations and financial condition.

  In addition, Starwave's operation depends upon its ability to maintain and protect its computer systems, which are currently located in Bellevue and Seattle, Washington. These systems are vulnerable to damage from fire, floods, earthquakes, wind storms, lightning, electrical and telecommunications failures, break-ins and similar events. Although Starwave does maintain insurance against fire, floods, wind storms and earthquakes, there can be no assurance that the amount of coverage would be adequate in any particular case. Starwave has developed fault-tolerant system capacity as well as disaster recovery plans, but there can be no assurance that Starwave will have implemented such capacity and plans at the time of a natural disaster or other system or widespread telecommunications failure or that such capacity and plans will prove adequate to the need. Despite the implementation of network security measures by Starwave, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or cessation of service to users of Starwave's products and services. The occurrence of any of these events, particularly if sustained in duration or repeated, could have a material adverse effect on Starwave's business, results of operations and financial condition.

  Dependence on Intellectual Property Rights; Risks of Infringement. Starwave relies on patent, trade secret and copyright laws to protect its proprietary technologies, but there can be no assurance that such laws will provide sufficient protection to Starwave, that others will not develop technologies that are similar or superior to

Starwave's or that third parties will not copy or otherwise obtain and use Starwave's technologies without authorization. Starwave has filed patent applications with respect to certain of its software products and innovative online technologies, but there can be no assurance that patents will issue with respect to such applications, that any issued patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage for Starwave. Starwave's success and ability to compete is also dependent in part on the protection of its original interactive content and on the goodwill associated with its trademarks, trade names, service marks and other proprietary rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media, and there can be no assurance that existing laws will provide adequate protection for Starwave's original content or its Internet addresses (commonly referred to as "domain names"). After giving effect to the Mergers, Starwave's proprietary technologies may receive greater exposure in international markets. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain of such markets. Starwave has filed applications to register a number of its trademarks and service marks, including the name "Starwave" and the related "swirling" logo, but registrations have only been granted to date in selected cases, and there can be no assurance that Starwave will be able to secure additional or pending registrations. Starwave has also invested significant resources in acquiring Internet domain names for existing and potential Internet sites. There can be no assurance, however, that Starwave will be entitled to use such names under applicable trademark and similar laws or that other desired domain names will be available. Furthermore, policing unauthorized use of Starwave's proprietary technology and other intellectual property rights could entail significant expenses and could prove difficult or impossible, particularly given the global nature of the Internet, the ease of digital copying and the fact that the laws of other countries may afford Starwave little or no effective protection of its intellectual property.

  There can be no assurance that third parties will not bring claims of copyright or trademark infringement against Starwave on the basis of non-news use or otherwise. Starwave has from time to time received informal notices from copyright and trademark holders regarding Starwave use of music and images in Starwave's interactive programming. In addition, there can be no assurance that third parties will not claim that Starwave's use of certain technologies or methods violates a patent. The number of patents issued covering interactive programming, Internet programming and techniques, and electronic commerce is increasing, and there are already several patent holders asserting claims that, if upheld, could substantially hinder evolution or otherwise increase operating costs of the digital media marketplace and particularly the ability to create viable destination services. Starwave anticipates an increase in patent infringement claims involving interactive programming and Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued, particularly in the areas of real time or "streaming" audio and video, online commerce and "digital cash," and other technologies that may be considered to be critical to long-term success in this marketplace. Further, there can be no assurance that third parties will not claim that Starwave has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with its interactive programming and the content of its services. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require Starwave to enter into costly royalty or licensing arrangements or prevent Starwave from using important technologies or methods, any of which could have a material adverse effect on Starwave's business, financial condition or operating results.

RISKS RELATED TO INFOSEEK'S BUSINESS

  In evaluating Infoseek's business, Starwave shareholders should carefully consider the following risk factors in addition to those set forth under "Risks Related to the Combined Companies, the Mergers and Related
Transactions" and the other information set forth herein or incorporated herein by reference.

  Limited Operating History; Historical Losses; Anticipation of Continued Losses. Infoseek's limited operating history makes it difficult to manage operations and predict future operating results. Infoseek has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis in 1998 and may do so in subsequent fiscal periods. As of June 30, 1998, Infoseek had an accumulated deficit of $51,097,000. Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. There can be no assurance that Infoseek will be able to address any of these challenges. Although Infoseek has experienced significant revenue growth in 1997 and the first half of 1998, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow or that Infoseek will achieve profitability. In 1997 and the first half of 1998, Infoseek significantly increased its operating expenses as a result of a substantial increase in its sales and marketing efforts, development of new distribution channels, expansion of its customer support capabilities and to fund greater levels of research and development. Further increases in operating expenses are planned during fiscal 1998. To the extent that any such expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected.

  Relationship with Netscape; Reliance on Third Party Sources of Traffic and Advertising Sales. Infoseek relies in part on third party sources of traffic to its web site, including Netscape and Microsoft, among others, pursuant to contractual arrangements which generally have terms of one year or less. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 46% and 31% of the aggregate page views on Infoseek's web site were generated by traffic derived from third party sources. Since March 1995, Infoseek has been a featured provider of navigational services on the Web page of Netscape. In 1996 and 1997 and during the first half of 1998, approximately 65%, 33% and 18%, respectively, of all page views served on the Infoseek Service came from traffic attributable to the Netscape web page. As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based upon the level of impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under terms of the agreement, which expires May 31, 1999, Infoseek will receive 15% of premier provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. Infoseek also has an agreement with Microsoft to become one of five premier providers of search and navigational services on Microsoft's network of Internet products and services. Under the agreement with Microsoft which expires in September 1999, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement is under review by the Securities and Exchange Commission and will result in either amortizing the $10,675,000 obligation over the one-year term of the agreement, or expensing $7.0 million to $8.0 million in the quarter ended December 31, 1998, the quarter when the service is launched. At the end of the agreement term, there can be no assurance that these or other similar agreements can or will be renewed on terms satisfactory to Infoseek. If Infoseek is unable to renew these or other similar agreements on favorable terms or is otherwise unable to develop viable alternative distribution channels to Netscape or Microsoft or is otherwise unable to offset a reduction in traffic from these or other third party sources, advertising revenues would be adversely affected, resulting in Infoseek's business, results of operations, financial condition and prospects being materially and adversely affected. In addition, Infoseek recently entered into an agreement with WebTV Networks, Inc. ("WebTV") pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement, Infoseek is obligated to make cash payments to WebTV totalling $26 million, with $15 million of such amount being payable in advance for the first five quarters during which the agreement is in effect and the remaining $11 million being payable ratably over the last three quarters of the agreement term. Such payments by Infoseek are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount. There can be no assurance that Infoseek will be able to sell the available advertising inventory of WebTV under this agreement or be able to collect the receivables resulting from such advertising sales, which could have a material adverse effect on Infoseek's business, results of operations and financial condition. See "Infoseek Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Fluctuations in Future Results. As a result of Infoseek's limited operating history as well as the recent emergence of both the Internet and intranet markets addressed by Infoseek, Infoseek has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. Infoseek expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors, including: the continued rate of growth, usage and acceptance of the Internet and intranets as information media; the rate of acceptance of the Internet as an advertising medium and a channel of commerce; demand for Infoseek's products and services; the advertising budgeting cycles of individual advertisers; the introduction and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors; Infoseek's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; Infoseek's ability to attract, retain and motivate qualified personnel; initiation, implementation, amendment, renewal or expiration of significant contracts with Borders Group, Inc. ("Borders OnLine"), Microsoft, Netscape and others; pricing changes by Infoseek or its competitors; specific economic conditions in the Internet and intranet markets; general economic conditions; and other factors. Substantially all of Infoseek's revenues have been generated from the sale of advertising, and Infoseek expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Moreover, most of Infoseek's contracts with advertising customers have terms of three months or less. Advertising revenues are tightly related to the amount of traffic on Infoseek's web site, which is inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast. Infoseek's expense levels are based, in part, on its expectations as to future revenues and, to a significant extent, are not expected to decrease, at least in the short term. Infoseek may not be able to adjust spending in a timely manner to compensate for any future revenue shortfall. Accordingly, any significant shortfall in relation to Infoseek's expectations would have an immediate material adverse impact on Infoseek's business, results of operations, financial condition and prospects.

  In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on Infoseek's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, Infoseek has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as Infoseek's relationship with United Parcel Service of America, Inc. ("UPS"). Infoseek's revenues have in the past been, and may in the future continue to be, partially dependent on its relationship with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from Infoseek's partners. Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. Due to the foregoing factors, it is likely that in future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the price of Infoseek's common stock would likely be materially adversely affected.

  Risks Associated with Brand Development. Infoseek believes that establishing and maintaining the Infoseek brand is a critical aspect of its efforts to attract and expand its audience and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Infoseek brand will depend largely on Infoseek's success in providing high-quality products and services and in designing and implementing effective media promotions, which success cannot be assured. In order to attract and retain Internet users and to promote and maintain the Infoseek brand in response to competitive pressures, Infoseek believes it is necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If Infoseek is unable to provide high-quality products and services, design and implement effective media promotions or otherwise fails to promote and maintain its brand, or if Infoseek incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, Infoseek's business, results of operations, financial condition and prospects would be materially and adversely affected.

  Intense Competition. The market for Internet and intranet products and services is highly competitive, and Infoseek expects that competition will continue to intensify. The market for Internet and intranet search and navigational services has only recently begun to develop, and Infoseek cannot predict with any certainty how competition will affect Infoseek, its competitors or its customers. Infoseek also believes that the Internet market increasingly will require portal services to integrate a more robust array of multimedia content and services. As such, Infoseek believes that its future success in part will depend upon its ability to effectively and timely integrate such content and services, including but not limited to further advancements in search and directory and other technologies and functionality, development of on-line communities, implementation of electronic commerce and provision of rich and diverse multimedia content. There can be no assurance that Infoseek will be able to compete successfully or that the competitive pressures faced by Infoseek, including those listed below, will not have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. Infoseek believes it faces numerous competitive risks, including the following:

    Competition from Consolidated Internet Products. A number of companies offering Internet products and services, including direct competitors of Infoseek, recently have begun to integrate multiple features within the products and services they offer to consumers. Integration of Internet products and services is occurring through development of competing products and through acquisitions of, or entering into joint ventures and/or licensing arrangements involving, competitors of Infoseek. For example, Netscape has recently announced that it has signed a two-year strategic partnership with Excite to build out content based channels jointly for Netscape's Web site and to create co-branded search, thereby competing directly with Infoseek. The Web browser offered by Microsoft, another widely-used browser and substantial source of traffic for Infoseek, may incorporate and promote information search and retrieval capabilities in future releases or upgrades that could make it more difficult for Internet viewers to find and use Infoseek's products and services. Microsoft recently licensed products and services from Inktomi Corporation ("Inktomi"), a direct competitor of Infoseek, and has announced that it will feature and promote Inktomi services in the Microsoft Network and other Microsoft online properties. Infoseek expects that such search services may be tightly integrated into the Microsoft operating system, the Internet Explorer browser and other software applications, and that Microsoft will promote such services within the Microsoft Network or through other Microsoft-affiliated end- user services such as MSNBC or WebTV. In addition, entities that sponsor or maintain high-traffic Web sites or that provide an initial point of entry for Internet viewers, currently offer and can be expected to consider further development, acquisition or licensing of Internet search and navigation functions competitive with those offered by Infoseek, or could take actions that make it more difficult for viewers to find and use Infoseek's products and services. For example, AOL is currently a significant shareholder of Excite and offers Excite's WebCrawler and NetFind as the exclusive Internet search and retrieval services for use by AOL's subscribers. Continued or increased competition from such consolidations, integration and strategic relationships involving competitors of Infoseek could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

    Competition from existing search and navigational competitors. Many companies currently offer directly competitive products or services addressing Web search and navigation, including DEC/AltaVista, Excite, HotBot, Inktomi, Lycos, CNET and Yahoo! In addition, Infoseek's Ultraseek Server product competes directly with intranet products and services offered by companies such as DEC/AltaVista, Lycos, Open Text and Verity. The Web browsers currently offered by Netscape and Microsoft, which are the two most widely-used browsers, incorporate prominent search buttons and similar features, such as features based on "push" technologies, that direct search traffic to competing services, including those that may be developed or licensed by Microsoft or Netscape in enhancements or later versions of these or other products. Many of Infoseek's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources than Infoseek.

    Competition from Internet and other advertising media. Infoseek also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Additionally, a large number of Web sites and online services (including, among others, the Microsoft Network, MSNBC, AOL and other Web navigation companies such as Excite, Lycos and Yahoo!) offer informational and community features, such as news, stock quotes, sports coverage, yellow pages and e-mail listings, weather news, chat services and bulletin board listings that are competitive with the services currently offered or proposed to be offered by Infoseek. Moreover, Infoseek believes that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, Infoseek may face increased pricing pressure for the sale of advertisements and reductions in Infoseek's advertising revenues.

    Low barriers to entry for new search and navigational companies. Infoseek believes that the costs associated with developing technologies, products and services that compete with those offered by Infoseek are relatively low. As a result, as the market for Internet and intranet search and navigational products develops, other companies may be expected to offer similar products and services and directly and indirectly compete with Infoseek for advertising revenues.

  Reliance on Advertising Revenues. Infoseek has derived a substantial majority of its revenues to date from the sale of advertisements and expects to continue its dependence on advertising and related products, including channel sponsorships and, to a lesser extent, the sale of the Ultramatch advertising management system and the Ultraseek Server intranet product. Infoseek's current business model of generating revenues through the sale of advertising on the Internet, which is highly dependent on the amount of traffic on Infoseek's web site, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. In addition, most of Infoseek's current advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to such advertising and may not find such advertising to be effective for promoting their products and services relative to advertising in traditional media. There can be no assurance that current advertisers will continue to purchase advertising space and services from Infoseek or that sufficient impressions will be achieved or available, or that Infoseek will be able to successfully attract additional advertisers. Furthermore, with the rapid growth of available inventory on the Internet and the intense competition among sellers of advertising space, it is difficult to project future levels of advertising revenues and pricing models that will be adopted by the industry or individual companies. In addition, the ability to quickly develop new business models which will generate additional revenue sources may be vital for Infoseek to remain competitive in its marketplace. Accordingly, there can be no assurance that Infoseek will be successful in generating significant future advertising revenues or other source of revenues; failure to do so could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

  Technological Change and New Products and Services. The market for Internet products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. Infoseek's future success will depend on its ability to continually and, on a timely basis, introduce new products, services and technologies and to continue to improve the performance, features and reliability of Infoseek's products and services in response to both evolving demands of the marketplace and competitive product offerings.

  In the fourth quarter of 1997, Infoseek released a new version of its service which currently features 18 "channels," designed to bring together topical information, services, products and communities on the Web. The new service provides additional opportunities for revenue from the sale of channel sponsorships as well as provides an opportunity for Infoseek to share in a portion of the revenue facilitated by its viewers with these channel sponsors. Continued market acceptance of this new version and successful conclusion of sponsorship arrangements are integral to Infoseek's competitiveness and viability. Most of Infoseek's additional channel sponsorship and partnership arrangements are dependent on an increasing level of viewer traffic. If Infoseek is unable to renew its relationship with Netscape, or if viewer traffic is otherwise materially adversely affected, Infoseek may be unable to retain its channel sponsorship and partnership arrangements. In addition, there can be no assurance that this new sponsorship service or any other new or proposed product or service will attain market acceptance, experience technological sustainability or be free of errors that require significant design modifications or that the business model to generate revenues will be successful. Failure of Infoseek to successfully design, develop, test, market and introduce other new and enhanced technologies and services, or any enhancements of Infoseek's current search technology, or the failure of Infoseek's recently introduced products and services to achieve market acceptance could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects.

  Due to rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, timeliness of introduction of these new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of advertising revenue. There can be no assurance that Infoseek will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards, that Infoseek will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. If Infoseek is unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, Infoseek's business, results of operations, financial condition and prospects could be materially adversely affected.

  Management of Growth. Infoseek has recently experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on Infoseek's limited personnel and other resources. Competition for engineering, sales and marketing personnel is intense, and there can be no assurance that Infoseek will be successful in attracting and retaining such personnel or that Infoseek will be able to manage such growth effectively. To succeed, Infoseek will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its employees. In particular, Infoseek has experienced difficulty in hiring and retaining the personnel necessary to support the growth of Infoseek's business. The failure of Infoseek to successfully manage any of these issues would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. Infoseek's ability to manage its growth will require a significant investment in and upgrade to its existing internal management information systems to support increased accounting and other management related functions, and a new advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising. These system upgrades and replacements will impact almost all phases of Infoseek's operations (i.e. planning, advertising implementation and management, finance and accounting). These systems are currently scheduled to become operational by the second half of 1998. There can be no assurance that Infoseek will not experience problems, delays or unanticipated additional costs in implementing these systems or in the use of its existing system that could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects, particularly in the period or periods in which these systems are brought online.

  Capacity Constraints and System Failure; Advertising Management System. A key element of Infoseek's strategy is to generate a high volume of traffic to its products and services. Accordingly, the performance of Infoseek's products and services is critical to Infoseek's reputation, its ability to attract advertisers to Infoseek's web sites and market acceptance of these products and services. Any system failure that causes interruptions or that increases response time of Infoseek's products and services would result in less traffic to Infoseek's web sites and, if sustained or repeated, would reduce the attractiveness of Infoseek's products and services to advertisers and customers. In addition, an increase in the volume of searches conducted through Infoseek's products and services could strain the capacity of the software, hardware or telecommunications lines deployed by Infoseek, which could lead to slower response time or system failures. If traffic to Infoseek's web site continues to increase, there can be no assurance that Infoseek's products, services and systems will be able to scale appropriately. Infoseek is also dependent upon web browser companies and Internet and online service providers for access to its products and services, and viewers have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within Infoseek's control. Infoseek is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Any disruption in the Internet access and service provided by Infoseek or its service providers could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects.

  The process of managing advertising within large, high traffic web sites such as Infoseek's is an increasingly important and complex task. Infoseek is in the process of converting from an internally developed advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising to a system being developed by NetGravity. Infoseek currently anticipates that this new advertising management system will be installed and become operational in the second half of 1998. To the extent that Infoseek encounters material difficulties in bringing, or is unable to bring, this new system online, Infoseek will need to acquire an alternative solution from a third party vendor or devote sufficient resources to enhance its current internally developed system. Any extended failure of, or material difficulties encountered in connection with, Infoseek's advertising management system may expose Infoseek to "make good" obligations with its advertising customers, which, by displacing advertising inventory would, among other consequences, reduce revenue and would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

  In addition, Infoseek's operation depends upon its ability to maintain and protect its computer systems, all of which are located at Infoseek's principal offices in Sunnyvale, California. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although Infoseek maintains insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance the the amount of coverage will be adequate in any particular case. Infoseek does not currently have a disaster recovery plan in effect and does not have redundant systems for its service at an alternate site. Despite the implementation of network security measures by Infoseek, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or temporary cessation of service to users of Infoseek's products and services. The occurrence of any of these events would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

  Risks Associated with International Expansion. As part of its business strategy, Infoseek has begun to seek additional opportunities to expand its products and services into international markets. Infoseek believes that such expansion is important to Infoseek's ability to continue to grow and to market its products and services. In marketing its products and services internationally, however, Infoseek faces new competitors. In addition, Infoseek's success in entering international markets is dependent upon Infoseek's ability to create localized versions of its products and services. There can be no assurance that Infoseek will be successful in creating localized versions of its products and services or marketing or distributing its products abroad or that, if Infoseek is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, Infoseek has limited experience in marketing and distributing its products and services internationally. In addition to the uncertainty as to Infoseek's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. In the event that in the future the combined companies derive a material portion of their revenues from international operations, the risks of fluctuations in currency exchange rates will be increased. In such event and at such time, the combined companies will evaluate whether to engage in a hedging strategy to minimize the risks of such currency fluctuations. There can be no assurance that one or more of such factors would not have a material adverse effect on any international operations established by Infoseek and, consequently, on Infoseek's business, results of operations, financial condition and prospects.

  Dependence on Key Personnel. Infoseek's performance is substantially dependent on the services of the members of its senior management team, as well as its ability to retain and motivate its officers and key

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

employees. In addition, Infoseek has recently hired, and plans to continue to hire, a number of engineers to design and implement improvements to the integration of content with its search engine technology, which Infoseek believes will be a significant factor in its future ability to compete favorably with other navigational guides. Infoseek's future performance depends in significant part upon the contributions of its senior management personnel, including its Chairman Steven Kirsch, who is integrally involved in Infoseek's research and development efforts. Although Infoseek provides incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees, the loss of services of any of Infoseek's officers or other key employees would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

  Volatility of Stock Price. The price of Infoseek's common stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors such as quarterly variations in results of operations, announcements of new technological innovations or new products and media properties by Infoseek or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to Infoseek, and news relating to trends in Infoseek's markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Infoseek's common stock, regardless of Infoseek's operating performance.

  Intellectual Property and Proprietary Rights. Infoseek's success depends significantly upon its proprietary technology. Infoseek currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Infoseek seeks to protect its software, documentation and other written materials under trade secret, patent and copyright laws, which afford only limited protection. Infoseek holds two United States patents and currently has 10 United States patent applications pending and six foreign patent applications pending. There can be no assurance that the pending applications will be approved, or that if issued, such patents will not be challenged, and if such challenges are brought, that such patents will not be invalidated. There can be no assurance that Infoseek will develop proprietary products or technologies that are patentable, that any issued patent will provide Infoseek with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on Infoseek ability to do business. Infoseek has registered and applied for registration for certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Infoseek generally enters into confidentiality agreements with its employees and with its consultants and customers. Litigation may be necessary to protect Infoseek's proprietary technology. Any such litigation may be time-consuming and costly. Despite Infoseek's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Infoseek's products or services or to obtain and use information that Infoseek regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Infoseek's means of protecting its proprietary rights will be adequate or that Infoseek's competitors will not independently develop similar technology or duplicate Infoseek's products or design around patents issued to Infoseek or other intellectual property rights of Infoseek.

  There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by Infoseek with respect to current or future products, patents, copyrights, trademarks or other proprietary rights, that Infoseek will counterclaim against any such parties in such actions or that if Infoseek makes claims against third parties with respect thereto, that any such party will not counterclaim against Infoseek in such actions. For example, Infoseek is aware of a U.S. patent recently issued to Carnegie Mellon related to Web spider technology that has been licensed to Lycos and is currently utilized in the Lycos search engine. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that the technologies employed by Infoseek in the Infoseek Service do not infringe the Carnegie Mellon patent, there can be no assurance that Infoseek would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause product release delays, require Infoseek to redesign its products or require Infoseek to enter into royalty or licensing agreements, any of which could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Infoseek or at all.

  Termination Fees, Options. If the Reorganization Agreement is terminated under certain circumstances, Infoseek California would be required to pay Starwave a fee of $17 million plus expenses. In addition, if the Reorganization Agreement is terminated under circumstances in which Infoseek California is required to pay a termination fee to Starwave, then Disney shall have the right to exercise one or both of two options. The first option includes the right to obtain a nonexclusive, worldwide license for five years, with certain rights to sublicense, to use Infoseek search and communication technology in connection with the development, operation and exploitation of Disney's and its affiliates' online services, in exchange for an annual fee. The second option would enable Disney to have prominent placement for links of certain online services of Disney and its affiliates on Infoseek's Internet Service for a term of five years, and prominent placement of content of Disney and its affiliates within Infoseek's Internet services in exchange for an annual fee. Exercise of one or both of the options could have the effect of discouraging certain third parties from entering into strategic licensing or other transactions with Infoseek California, including a business combination or acquisition. See "Terms of the Mergers--Termination Fees."

                         INFOSEEK SHAREHOLDERS MEETING

DATE, TIME AND PLACE OF INFOSEEK SHAREHOLDERS MEETING

  The Infoseek California Shareholders Meeting will be held at the offices of Infoseek California located at 1399 Moffett Park Drive, Sunnyvale, California 94089, on November 18, 1998 at 10:00 a.m. local time.

PURPOSE

  The purpose of the Infoseek California Shareholders Meeting is to vote upon proposals to (i) approve and adopt the Reorganization Agreement and approve the Infoseek Merger and (ii) approve the issuance of 28,138,000 shares of Infoseek Delaware common stock in connection with the Starwave Merger, and the issuance to Disney of 2,642,000 shares of Infoseek Delaware common stock and the Warrant to acquire 15,720,000 shares of Infoseek Delaware common stock pursuant to the Securities Purchase Agreement, as required under the NASD rules because the issuance would be in excess of 20% of Infoseek common stock. Approval of the Infoseek Merger will also constitute approval of (i) the Infoseek Merger Agreement, the Amended and Restated Certificate of Incorporation and the Bylaws of Infoseek Delaware and (ii) the assumption of Infoseek California's employee benefit plans and stock option and employee stock purchase plans by Infoseek Delaware.

RECORD DATE AND OUTSTANDING SHARES

  The record date for the Infoseek Shareholders Meeting is the close of business on October 9, 1998. Only holders of record of Infoseek California common stock on the Record Date are entitled to notice of, and to vote at, the Infoseek California Shareholders Meeting. As of October 9, there were approximately 570 shareholders of record holding an aggregate of approximately 31,508,312 shares of Infoseek California common stock.

  This Joint Proxy Statement/Prospectus is being mailed on or about October 14, 1998 to all shareholders of record of Infoseek California as of the record date.

VOTE REQUIRED

  Pursuant to the CGCL, approval and adoption of the Reorganization Agreement and approval of the Infoseek Merger requires the affirmative vote of the holders of a majority of shares of Infoseek California common stock outstanding on the Record Date. Pursuant to the rules of NASD, approval of the issuance of 28,138,000 shares of Infoseek Delaware common stock in connection with the Starwave Merger, and the issuance to Disney of 2,642,000 shares of Infoseek Delaware common stock and the Warrant to acquire 15,720,000 shares of Infoseek Delaware common stock pursuant to the Securities Purchase Agreement requires the affirmative vote of the holders of a majority of shares of Infoseek common stock, present in person or represented by proxy, at the Infoseek Shareholders Meeting. Each holder of record of Infoseek California common stock on the Record Date will be entitled to cast one vote per share on the proposals to be acted upon at the Infoseek California Shareholders Meeting. As of the Record Date, the directors and executive officers of Infoseek California and their affiliates may be deemed to hold approximately 25% of the outstanding shares of Infoseek California common stock. See "Security Ownership of Management and Principal Shareholders of Infoseek."

  The presence, in person or by proxy, of at least a majority of the outstanding shares of Infoseek California Common Stock entitled to vote at the Infoseek Shareholders Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of Infoseek California common stock for approval and adoption of the Reorganization Agreement and approval of the Infoseek Merger, the effect of an abstention and the effect of a non-vote are the same as that of a vote against the proposal. For purposes of obtaining the required vote of a majority of shares of Infoseek California common stock present in person or by proxy at the Infoseek Shareholders Meeting, abstentions and non-votes will have no effect on the proposal. If no instructions are indicated in the proxies, such shares of Infoseek California common stock shall be voted in favor of both proposals.

  Certain executive officers, directors and principal shareholders of Infoseek California (who as of the record date owned in the aggregate approximately 22% of the outstanding shares of Infoseek California common stock) have entered into agreements with Disney which obligates each such holder to vote all shares of Infoseek California common stock held by such holder in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Starwave Merger and in favor of the issuance of Infoseek Delaware common stock in connection with the Starwave Merger and the issuance of shares of Infoseek Delaware common stock and the Warrant pursuant to the Securities Purchase Agreement. See "Terms of the Mergers--Shareholder Agreements--Infoseek California."

PROXIES

  Each of the persons named as a proxy is an executive officer of Infoseek California. All shares of Infoseek common stock that are entitled to vote and are represented at the Infoseek Shareholders Meeting by properly executed proxies received prior to or at the Infoseek Shareholders Meeting and not duly and timely revoked will be voted at the Infoseek Shareholders Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve and adopt the Reorganization Agreement and to approve the Merger.

  Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Infoseek California, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Infoseek California at 1399 Moffett Park Drive, Sunnyvale, California 94089,
Attention: Secretary, or hand-delivered to the Secretary of Infoseek California, in each case at or before the taking of the vote at the Infoseek Shareholders Meeting.

RECOMMENDATION OF INFOSEEK BOARD OF DIRECTORS

  After careful consideration, the Infoseek California Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Mergers are fair to, and in the best interests of, Infoseek California and its shareholders. AFTER CAREFUL CONSIDERATION, THE INFOSEEK CALIFORNIA BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE INFOSEEK MERGER AND THE ISSUANCE OF SHARES OF INFOSEEK DELAWARE COMMON STOCK PURSUANT TO THE STARWAVE MERGER AND THE ISSUANCE OF SHARES OF INFOSEEK DELAWARE COMMON STOCK AND THE WARRANT PURSUANT TO THE SECURITIES PURCHASE AGREEMENT. See "The Mergers and Related Transactions--Background of the Mergers and Related Transactions" and "--Recommendation of Infoseek Board of Directors and Reasons for the Mergers."

                         STARWAVE SHAREHOLDERS MEETING

DATE, TIME AND PLACE OF STARWAVE SHAREHOLDERS MEETING

  The Starwave Shareholders Meeting will be held at the Bellevue Hilton, located at 100-112th Avenue N.E., Bellevue, Washington 98004, on November 18, 1998 at 10:00 a.m. local time.

PURPOSE

  The purpose of the Starwave Shareholders Meeting is to vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Starwave Merger.

RECORD DATE AND OUTSTANDING SHARES

  The Record Date for the Starwave Shareholders Meeting is the close of business on October 9, 1998. Only holders of record of Starwave common stock on the Record Date are entitled to notice of, and to vote at, the Starwave Shareholders Meeting. As of October 9, 1998, there were approximately 280 shareholders of record holding an aggregate of 97,535,287 shares of Starwave common stock.

  This Joint Proxy Statement/Prospectus is being mailed on or about October 14, 1998 to all shareholders of record of Starwave as of the record date.

VOTE REQUIRED

  Pursuant to the Washington Business Corporation Act ("WBCA") and the Starwave Articles of Incorporation, the affirmative vote of the holders of a majority of the voting shares of Starwave common stock outstanding as of the record date voting together without regard to class is required to approve and adopt the Reorganization Agreement and approve the Starwave Merger. Each holder of record of Starwave common stock on the Record Date will be entitled to cast one vote per share on the proposal to be acted upon at the Starwave Shareholders Meeting. As of the record date, the directors and executive officers of Starwave and their affiliates (including Disney) may be deemed to be beneficial owners of approximately 94% of the outstanding shares of Starwave common stock. See "Security Ownership of Management and Principal Shareholders of Starwave."

  The presence, in person or by proxy, of at least a majority of the outstanding shares of Starwave common stock entitled to vote at the Starwave Shareholders Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of Starwave common stock for approval and adoption of the Reorganization Agreement and approval of the Starwave Merger, the effect of an abstention and the effect of a non-vote are the same as that of a vote against the proposal. If no instructions are included in the proxies, such shares of Starwave common stock will be voted in favor of the Proposal.

  Certain executive officers and directors of Starwave and their affiliates (including Disney) (who as of the record date collectively owned in the aggregate approximately 94% of the outstanding shares of Starwave common stock) have entered into agreements with Infoseek Delaware which obligates each such holder to vote all shares of Starwave common stock held by such holder in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Starwave Merger. Accordingly, holders of shares of Starwave common stock sufficient to approve the Reorganization Agreement and the Starwave Merger have already agreed to vote in favor of such transaction.

PROXIES

  All shares of Starwave common stock that are entitled to vote and are represented at the Starwave Shareholders Meeting by properly executed proxies received prior to or at the Starwave Shareholders Meeting and not duly and timely revoked will be voted at the Starwave Shareholders Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve and adopt the Reorganization Agreement and to approve the Starwave Merger.

  Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Starwave, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Starwave at 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005, Attention:
Secretary, or hand-delivered to the Secretary of Starwave, in each case at or before the taking of the vote at the Starwave Shareholders Meeting.

RECOMMENDATION OF STARWAVE BOARD OF DIRECTORS

  The Starwave Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Starwave Merger is fair to, and in the best interests of, Starwave and its shareholders. THE STARWAVE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE STARWAVE MERGER. See "The Mergers and Related Transactions--Background of the Mergers and Related Transactions," "--Recommendation of Starwave Board of Directors and Reasons for the Starwave Merger."

                     THE MERGERS AND RELATED TRANSACTIONS

  Other than statements of historical fact, the statements made in this section, including statements as to the benefits expected to result from the Mergers and in respect of the planned New Portal Service and as to future financial performance, including certain estimates thereof utilized in certain analyses described under "--Opinion of Infoseek's Financial Advisor," are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BACKGROUND OF THE MERGERS AND RELATED AGREEMENTS

  On February 10, 1998, certain members of management of Infoseek, Disney and Starwave met in New York City to discuss the potential opportunities for the companies to establish one or more commercial relationships for Internet-based, online services. Representatives of the companies met again in Burbank, California on February 17 to further discuss potential collaborative commercial opportunities and Infoseek management reviewed with representatives of Disney and Starwave certain aspects of Infoseek's strategic direction and recent operating results.

  On February 24, 1998, members of management of the companies again met in Burbank to further discuss potential commercial opportunities, and Disney and Starwave management reviewed with Infoseek certain aspects of Disney's online strategy and Starwave's business and recent operating results. In addition, at this meeting, Disney management indicated that Disney had an interest in pursuing an acquisition transaction with Infoseek and not merely a potential commercial relationship; however, no proposed structure or other terms were discussed at such meeting. During the month of February 1998, Infoseek and Disney also entered into a mutually binding confidentiality letter agreement (the "Confidentiality Agreement") and, pursuant to the Confidentiality Agreement, the parties began exchanging certain financial, operational and other information. Representatives of the parties next met on March 2, 1998 in San Francisco, which meeting was also attended by a representative of Infoseek's financial advisor, Merrill Lynch. During this meeting, the parties focused on the possibility of a transaction in which Disney would acquire all or substantially all of Infoseek's outstanding capital stock. These discussions covered a variety of subjects pertaining to the business, operations, financial condition, strategies and prospects of Infoseek.

  On March 3, 1998 at a previously scheduled meeting of the Infoseek Board, management of Infoseek reported on its preliminary discussions with Disney regarding a possible business combination and reviewed with the Board a number of the aspects of such a potential transaction, including the strategic potential of a combination with Disney given its substantial brand recognition and media presence, and the potential implications of such a combination for Infoseek to further advance its strategic objectives in the Internet market. Infoseek management noted that discussions were at an early stage and that no terms nor definitive structure had been agreed to between the parties. Management also discussed with the Infoseek Board certain other strategic opportunities that were under discussion with certain other parties and the status of such discussions. The Infoseek Board authorized and instructed management to continue to explore the possibility of a business combination with Disney, in addition to further developing other potential strategic opportunities.

  During an approximate one week period following the March 2, 1998 meeting, the parties continued their internal examinations of a potential combination transaction and certain members of management of Disney and Infoseek met in New York City to further discuss a potential transaction. These discussions focused on how the organizations of Disney's online businesses and Infoseek might be integrated, but the parties were unable to arrive at mutually agreeable terms with respect to a combination transaction. The parties held no further substantive discussions regarding a potential combination transaction or commercial relationship for the remainder of the month of March.

  During the month of April 1998, representatives of Infoseek, Disney and Starwave resumed their discussions, now focusing for the first time on the potential sale of a minority interest in Infoseek to Disney, with the potential to acquire a majority interest through a warrant mechanism. During these negotiations, at a meeting held on April 1, 1998 among certain members of management of Disney and Infoseek as well as representatives of Merrill Lynch, Infoseek's financial advisor, in Sunnyvale, California, the parties first discussed the possibility of Infoseek's acquisition of Starwave. Following this initial meeting in April, the parties continued their internal review of the potential synergies of an Infoseek acquisition of Starwave and potential stock and warrant investments by Disney in Infoseek.

  On April 10, 1998 the Infoseek Board held a meeting to further review with management the status of ongoing discussions with Disney. At this meeting, management reviewed with the Infoseek Board the potential strategic synergies of a combination transaction with Starwave, with its interests in the ESPN Joint Venture and the ABC News Joint Venture, and the opportunity to develop and launch a new Internet portal service combining the technologies, brands and content of Infoseek, Starwave, the Joint Ventures and Disney. Infoseek management and its financial and legal advisors also reviewed other potential terms of a Disney minority investment in Infoseek with the potential to acquire a majority interest through a warrant mechanism, subject to vesting over time. The Infoseek Board directed management, along with its financial and legal advisors, to further develop the terms of such a potential transaction, including but not limited to the structure of a potential acquisition of Starwave, the terms of a minority investment by Disney in Infoseek, issues related to Disney's condition that any such transaction include the ability to obtain a majority ownership position in Infoseek over time, potential mechanisms for affording the minority shareholders of Infoseek the opportunity to continue to participate in the long term strategic opportunities of Infoseek in the event Disney acquired a majority ownership position in Infoseek, and the development of the concept of a new Internet portal service.

  On April 14, 1998, representatives of Infoseek and Disney met in San Mateo, California to further outline the potential strategic aspects and structural terms of a transaction and to develop the parameters for a new Internet portal service. The parties subsequently met in Burbank on April 24, 1998, which meeting was also attended by representatives of Merrill Lynch and Wilson Sonsini Goodrich & Rosati, legal counsel to Infoseek, to further discuss the potential terms of a strategic transaction. In addition, on April 28, 1998, by telephone conference call representatives of Infoseek provided Disney with indicative terms of a potential transaction involving an acquisition of Starwave, the issuance of stock and warrants to Disney and a strategic transaction to develop, launch and promote a new Internet portal service.

  On May 1, 1998, pursuant to a Shareholders Agreement dated as of April 17, 1997 among Starwave, its founder, Paul Allen, and DEI, and based on discussions between Disney and Mr. Allen that began in early February 1998, DEI acquired the remaining shares of Starwave common stock owned by Mr. Allen, thereby increasing DEI's percentage ownership of Starwave's outstanding capital stock from approximately 41% to approximately 91%.

  During May 1998, Infoseek, Starwave and Disney continued to exchange information pursuant to the Confidentiality Agreement and exchanged comments on and further negotiated potential terms of a transaction on May 4, May 5, May 10, May 12, May 14, May 15, May 19 and May 22, pursuant to conference calls between representatives of Disney and Infoseek, including financial and legal advisors. Certain members of management of Disney and Infoseek, as well as their financial and legal advisors, also held a meeting on May 26 in Burbank to further negotiate potential terms of a proposed transaction.

  On the evening of May 26, 1998, the Infoseek Board of Directors held a meeting to further review with members of Infoseek management and its financial and legal advisors the status of negotiations with Disney and the several proposed terms and conditions of such a transaction, as well as the timing and several areas of further negotiation. Infoseek management also reviewed with the Infoseek Board several other strategic opportunities currently being reviewed or under discussion by Infoseek with certain other parties, including certain opportunities for Infoseek to acquire other complementary businesses. The Infoseek Board further directed management, in consultation with Infoseek's financial and legal advisors, to continue to further develop such opportunities.

  During the course of several conference calls and meetings among the parties in May 1998, the parties began to narrow the range of outstanding issues with respect to a proposed acquisition of Starwave and the related arrangements between Infoseek and Disney. Given the substantial progress made in the course of these discussions, the parties began to prepare drafts of definitive documents pertaining to the proposed Starwave Merger and the related equity, governance, licensing and commercial arrangements between Infoseek and Disney and during the weekend of May 30-31, 1998, the parties first exchanged these draft documents.

  Beginning during the week of June 1, 1998, in response to legal and business due diligence document requests from the other party, each of Infoseek, Disney and Starwave made available various documentation regarding Infoseek, Starwave and the Joint Ventures. Throughout the ensuing 17-day period prior to the announcement of the execution and delivery of the Reorganization Agreement, various financial, legal, accounting and management representatives of Infoseek, Disney, and Starwave conducted additional due diligence. In addition, commencing on June 3, 1998 and continuing throughout the ensuing 15-day period prior to the announcement of the execution and delivery of the Reorganization Agreement, representatives of Disney, Starwave and Infoseek, and their legal and financial advisors, conducted a series of conference calls and meetings in Burbank, California, focusing on the financial, structural, legal and other terms of the proposed Starwave Merger and the related equity, governance, licensing and commercial arrangements between Infoseek and Disney. On June 5, 1998, the Infoseek Board met to further review with management of Infoseek and its financial and legal advisors the status of the legal and business due diligence investigation and the progress of negotiations with Disney since the May 26 Board meeting. The material issues subject to ongoing negotiation were reviewed with the Board and the Board further directed Infoseek management, along with its financial and legal advisors, to continue to negotiate the proposed Reorganization Agreement and the Related Agreements with Disney and Starwave.

  A special meeting of the Board of Directors of Infoseek was held on June 13, 1998 pursuant to which Infoseek management and its financial, accounting and legal advisors reviewed with the Board the proposed terms and conditions of the Starwave Merger and the related equity, governance, licensing and commercial agreements between Infoseek and Disney based, in part, on materials previously circulated to the Board, including drafts of the Reorganization Agreement and the Related Agreements. This review and the related discussions among members of the Infoseek Board, management and financial and legal advisors included, among other things, the status of discussions and negotiations to date and the material open issues in respect of such negotiations, a review of the material terms of the Reorganization Agreement and the Related Agreements, and the tax and accounting treatment of the proposed Mergers and several transactions contemplated by the Related Agreements. Management of Infoseek also reviewed with the Infoseek Board the proposed Delaware holding company structure of Infoseek on a going-forward basis following the proposed Mergers, as well as certain aspects of the operations of Starwave and the Joint Ventures. Infoseek management, along with its legal and financial advisors, also reviewed with the Board certain of the proposed closing conditions to the Reorganization Agreement, as well as the proposed termination rights and termination fees and related license and service options. Representatives of Merrill Lynch also reviewed with the Infoseek Board an overview of the various aspects of the transaction consideration and a preliminary analysis of certain valuation metrics applicable to the proposed transactions based on materials previously distributed to the Board. The Board authorized and directed Infoseek management, in consultation with its financial and legal advisors, to continue to negotiate the terms of the proposed Starwave Merger and the related equity, governance, licensing and commercial agreements proposed to be entered into between Infoseek and Disney.

  A special meeting of the Board of Directors of Starwave was held on June 13, 1998. At the meeting, the Starwave Board reviewed the proposed acquisition of Starwave by Infoseek pursuant to the Reorganization Agreement, with the assistance of legal counsel. The presentations to and discussions by the Starwave Board included, among other things, (i) a review of certain discussions conducted to date among representatives of Disney, Infoseek and Starwave, (ii) a presentation of the then-current status of the negotiations regarding the material terms of the Reorganization Agreement and related transactions, including the Exchange Ratio, closing conditions and termination rights and fees, and (iii) various other legal, financial and accounting matters pertaining to the proposed Mergers. Prior to the meeting, the Starwave Board was provided a draft of the Reorganization

Agreement. Following discussion, the Starwave Board, by unanimous vote, approved the Reorganization Agreement and the transactions contemplated thereby and recommended that the Reorganization Agreement be approved by Starwave's shareholders. In addition, the Starwave Board also unanimously confirmed their approval of the grant of approximately 1.1 million employee stock options to specific Starwave employees, which options had been previously approved by the Starwave Board during a December 1997 meeting, subject to management's final recommendations regarding the allocation of the options among Starwave employees.

  By unanimous written consent dated June 16, 1998, the Board of Directors of DEI, which is the wholly owned subsidiary of Disney that is the majority shareholder of Starwave and a party to the Reorganization Agreement, approved the Reorganization Agreement and the transactions contemplated thereby and related thereto.

  Following these meetings of each of the Boards of Directors of Starwave and Infoseek, the financial, legal, accounting and management representatives of Infoseek, Disney, and Starwave continued to negotiate the terms of the Reorganization Agreement, the Starwave Merger and the Related Agreements at Disney's offices in Burbank.

  The Infoseek Board held a meeting on June 17, 1998 at which Infoseek management, along with its financial, legal and accounting advisors, reviewed the terms of the proposed definitive Reorganization Agreement and the Related Agreements based on the materials previously circulated to the Infoseek Board. These presentations to and discussions with and among members of the Infoseek Board included, among other things, the overall objectives of the proposed Starwave Merger and the related equity, licensing and commercial arrangements with Disney, the standstill, right to maintain and other aspects of the proposed Governance Agreement, terms of the equity investment by Disney in Infoseek and the related warrant structure, the strategic opportunity presented by and operational issues associated with the development, launch and promotion of the New Portal Service, and the risks associated therewith, and the corporate structure, tax and accounting treatment of the proposed Mergers and transactions contemplated by the Related Agreements. In addition, representatives of Merrill Lynch made a presentation to the Infoseek Board regarding the terms, structure and valuation aspects of the proposed Starwave Merger, the related proposed equity investments by Disney in Infoseek, and the licensing and commercial arrangements proposed to be entered into between Infoseek and Disney in connection with the planned development, launch and promotion of the New Portal Service. This presentation included a discussion of the several analyses described under "--Opinion of Infoseek's Financial Advisor" below. After these presentations and discussions, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing on June 18, 1998, that consummation of the Mergers and the transactions contemplated by the Securities Purchase Agreement, the Governance Agreement and the License Agreement are fair to Infoseek and its shareholders from a financial point of view. Following such presentations and discussions, the meeting of the Board of Directors of Infoseek was adjourned until the morning of June 18, 1998. The meeting of the Board of Directors of Infoseek was reconvened on June 18, 1998, prior to opening of trading on Nasdaq, at which point Infoseek management and its legal advisors again reviewed with the Board the material final proposed terms of the Reorganization Agreement, the Mergers and the Related Agreements. Following this review, the Infoseek Board voted unanimously to approve the final terms of the Reorganization Agreement, the Mergers and the Related Agreements between Infoseek and Disney and certain of their respective affiliates in connection therewith.

  Following these approvals of the Reorganization Agreement and the transactions contemplated thereby and related thereto by the Boards of Directors of Infoseek, DEI and Starwave, on June 18, 1998, representatives of Infoseek, DEI and Starwave executed the Reorganization Agreement and the Related Agreements and publicly announced the proposed transaction.

RECOMMENDATION OF INFOSEEK BOARD OF DIRECTORS AND REASONS FOR THE MERGERS

  At its June 18, 1998 meeting, the Infoseek Board of Directors (the "Infoseek Board") unanimously approved the Reorganization Agreement and the transactions contemplated thereby, the Securities Purchase Agreement and the transactions contemplated thereby, the Governance Agreement and the several license and commercial agreements further described below under "Description of Related Agreements." Infoseek's Board of Directors unanimously recommends that the Infoseek shareholders vote in favor of (i) approval and adoption

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

of the Reorganization Agreement and the Infoseek Merger, and (ii) the issuance of shares of Infoseek Delaware common stock to the shareholders and optionholders of Starwave in connection with the Starwave Merger, and the issuance of shares of Infoseek Delaware common stock and the Warrant to Disney pursuant to the Securities Purchase Agreement. In reaching its conclusion to approve these several agreements and related transactions and to recommend them to the shareholders of Infoseek, the Board of Directors of Infoseek considered, among other things, the following factors (although the Infoseek Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to such factors in reaching its decision):

 . Management's analysis of the financial performance and condition, assets, business and prospects of Starwave and Infoseek, including, but not limited to, information with respect to the respective recent revenues and earnings performance, page views and other operating metrics of both entities. The Infoseek Board also considered: (i) the detailed financial analyses, pro forma and other information with respect to the Starwave, Infoseek and the Mergers and the related transactions presented by Merrill Lynch, financial advisor to Infoseek as more fully described below under "--Opinion of Infoseek's Financial Advisor," (ii) Infoseek management's as well as the Infoseek Board's own knowledge of Starwave, Infoseek and their respective businesses, and (iii) the current financial and business climate of Internet companies.

 .  The opportunity presented by the Starwave Merger and the Related
   Agreements, in particular the licensing and commercial agreements with Starwave and Disney to develop, launch and promote the planned New Portal Service combining the search and directory technologies and services of Infoseek with the Starwave web design and publishing technology and expertise, as well as Starwave's joint venture relationships with the prominent Internet websites of ESPN SportsZone and ABCNews.com and others, as well as Disney's rich content and brand recognition which would assist Infoseek in achieving its strategic objectives in an Internet market that Infoseek believes increasingly will require an Internet portal service to integrate a more robust array of multimedia content and services. In this context, the Board also considered Disney's commitment to provide promotional support to the New Portal Service for five years after its launch and Disney's representation on Infoseek's Board of Directors following the Mergers.

 . The potential effect on Infoseek shareholders of Infoseek continuing as a stand-alone entity without entering into a significant alliance with a major media company, such as Disney, and in such context the potential effect on Infoseek of acquiring the significant revenues, page views and brand recognition associated with the ESPN SportsZone and ABCNews.com websites that are the subject of the Joint Ventures with subsidiaries of each of ESPN and ABC. In this regard, among other things, the Infoseek Board considered Infoseek's position relative to a number of its search and directory competitors in establishing the Infoseek Service as a premier Internet portal site, and Infoseek's relative success and ability to continue to generate consumer and advertiser loyalty to and brand recognition of Infoseek products and services. The Infoseek Board also considered the view of Infoseek's management that the Internet market increasingly will require an Internet portal service to integrate a more robust array of multimedia content and services, including but not limited to further advancements in search and directory and other technologies and functionality, development of on-line "communities," implementation of electronic commerce, provision of rich and diverse multimedia content and the offering of other products and services, and that Infoseek's future success, in part, would depend upon its ability to effectively accomplish such integration in a timely fashion.

 . The complementary nature of Starwave and Infoseek's technology, resources and business and customer relationships, and the greater financial, personnel, sales, marketing and distribution resources the Mergers would afford Infoseek, offering it the potential to accelerate its growth strategy and to compete more effectively in the Internet market. In addition, the support that Disney would afford the combined companies in respect of the development, launch and promotion of the planned New Portal Service that would increase the potential for its successful development, launch and market acceptance.

 .  The ownership position of Disney following consummation of the Starwave
   Merger and the related transactions, and the several standstill, voting and other terms afforded the other Infoseek shareholders in light of Disney's substantial ownership position in Infoseek following consummation of the Mergers and the related transactions, that are designed to enable the other Infoseek shareholders to continue to participate in the potential for growth of the combined company following the Mergers. See "Description of Related Agreements--Equity and Governance Agreements."

 . The strategic opportunities available to Infoseek within the Internet industry and the likelihood of future consolidation and/or strategic alliances in the Internet industry. In this connection the Board also considered the strategic benefit of an alliance with a major media company, such as Disney, capable of developing content and brands and providing promotional opportunities and expertise not commonly found at Infoseek's primary Internet competitors. The Board also considered in this context the potential for establishing a substantial strategic alliance with other large media companies and certain other entities based, in part, upon discussions with such parties by Infoseek management.

  In addition to the factors set forth above, in the course of its deliberations concerning the Reorganization Agreement, the Mergers and the Related Agreements, the Infoseek Board consulted with Infoseek's management, as well as its financial, legal and accounting advisors, and reviewed a number of other factors relevant to the Mergers and related transactions, including
(i) reports from Infoseek's management and legal, accounting and financial advisors on specific terms of the Reorganization Agreement and the other Related Agreements described below under "Description of Related Agreements," and the legal and business due diligence examination of Starwave conducted by Infoseek management, and its legal, financial and accounting advisors; (ii) information concerning the financial performance, business operations and prospects of Infoseek California presented at meetings of the Infoseek Board, including among other things, Infoseek's recent and historical stock and earnings performance; (iii) Infoseek management's belief that the management styles and corporate cultures of the two companies would be complementary; (v) the expected tax and accounting treatment of the Mergers; (vi) the terms and conditions of shareholder agreements entered into by Disney and certain Starwave executives pursuant to which such parties agreed to vote in favor of the Reorganization Agreement and the Starwave Merger, thereby substantially enhancing the likelihood of consummation of the transactions; (vii) the proposed Delaware holding company structure that will result from the Infoseek Merger as described under "Reasons for Incorporation of the Holding Company in Delaware"; (viii) an assessment of the financial fairness of the Starwave Merger, the stock and warrant issuance to Disney and commercial, promotional and licensing arrangements to the holders of Infoseek California common stock; and (ix) the fact that the Reorganization Agreement would permit the Infoseek Board to terminate the agreement under certain circumstances.

  The Infoseek Board also considered a number of potentially negative factors in its deliberations concerning the Reorganization Agreement, the Mergers and the Related Agreements, including (i) the possibility of management and employee disruption associated with the Mergers and the implications of disruptive aspects of the transactions on retaining key technical and management personnel; (ii) the delays in Infoseek's achieving operating profitability associated with the goodwill amortization and increased operating expense structure of the combined companies that will result from effectuation of the Mergers and related transactions; (iii) the risks associated with obtaining necessary regulatory and shareholder approvals of the Mergers and the related stock issuances; (iv) the possibility that the Starwave Merger and the resulting relationship with Disney might adversely affect Infoseek's relationship with certain of its customers, including other large media companies; (v) the possibility of a decline in the value of Infoseek common stock; (vi) the risk that the potential benefits of the Mergers might not be realized; (vii) the risk that the planned New Portal Service may not be successfully developed, launched and promoted by Infoseek in a timely fashion and the partial dependence upon Disney and the Joint Ventures in this regard; (viii) the relative complexity of the several transactions contemplated by the Reorganization Agreement and the Related Agreements; (ix) the increased resources that may be required to manage the larger operations of the combined companies, with a substantially increased employee base in diverse geographic locations; and the other risks described under "Risk Factors--Risks Related to the Combined Companies, the Mergers and Related Transactions." The Infoseek Board concluded, however, that the potential benefits of the transaction to Infoseek and its shareholders outweighed the risks associated with the foregoing factors.

  The foregoing discussion of the information and factors considered by the Infoseek Board in connection with its evaluation of the Reorganization Agreement, the Mergers and the Related Agreements is not intended to be exhaustive but is intended to include the material factors considered by the directors.

  FOR THE REASONS DESCRIBED ABOVE, THE INFOSEEK BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF INFOSEEK COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE INFOSEEK MERGER AND THE ISSUANCE OF SHARES PURSUANT TO THE STARWAVE MERGER, AND THE ISSUANCE OF SHARES OF INFOSEEK DELAWARE COMMON STOCK AND THE WARRANT TO DISNEY PURSUANT TO THE SECURITIES PURCHASE AGREEMENT.

RECOMMENDATION OF STARWAVE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

  On June 13, 1998, the Starwave Board, by unanimous vote, approved the Reorganization Agreement and the Starwave Merger as being in the best interests of Starwave and its shareholders and decided to recommend approval and adoption of the Reorganization Agreement and the Starwave Merger to Starwave shareholders. In reaching its conclusion, the Starwave Board considered, among other things, the following factors:

 . The value to Starwave shareholders of the continuation of Starwave as an independent entity versus a strategic combination with Infoseek pursuant to the Starwave Merger, which included consideration of, among other things,
   (i) the current status of the Internet industry, (ii) the strategic options available to Starwave within the Internet industry, (iii) the likelihood of future consolidation and/or strategic alliances in the Internet industry,
   (iv) the opportunity to combine with Infoseek and Disney to develop, launch and promote the planned New Portal Service, (v) the potentially enhanced ability of Starwave to recruit and retain key technical personnel in the Internet market through a combination with a publicly traded Internet company, and (vi) the respective businesses, management, operations, assets, financial condition and prospects of each of Starwave and Infoseek and the strategic opportunities available through a combination of the two entities;

 .  The implied equity value of Starwave under the terms of the Reorganization
   Agreement, as indicated by the Exchange Ratio and historical market prices of Infoseek common stock, in relation to the implied equity value of Starwave as indicated by recent transactions in Starwave common stock, including Disney's acquisition of a majority interest in Starwave pursuant to transactions consummated in April 1997 and May 1998;

 . The advantages to Starwave shareholders (as Infoseek shareholders following the Starwave Merger) of the strategic alliance between Infoseek and Disney upon consummation of the Starwave Merger, including (i) licensing and promotional agreements between Infoseek and Disney, through which Infoseek would benefit from the strength of Disney's creative content and brand recognition, and (ii) Disney's representation on the Infoseek Board and participation in the development of certain Infoseek products, through which Infoseek would benefit from the expertise of Disney's management;

 . The terms and conditions of the Reorganization Agreement and related transactions and agreements, including the Exchange Ratio, closing conditions, termination rights, termination fees, the conversion of Starwave stock options into Infoseek stock options on a basis consistent with the Exchange Ratio (but with all other terms, including vesting, remaining unchanged), and the transferability of Infoseek Delaware common stock to be received by Starwave shareholders other than Disney pursuant to the Starwave Merger in light of the registration of such common stock under the Securities Act;

 . The terms and conditions of shareholder agreements entered into by Disney, certain Starwave executives and certain Infoseek executives (including Infoseek's Chairman and largest shareholder, Steven T. Kirsch), pursuant to which such parties agreed to vote in favor of the Mergers, thereby significantly enhancing the likelihood of the consummation of the Mergers; and

 . The fact that the Starwave Merger is conditioned upon DEI's receipt of an opinion of special counsel that the Starwave Merger will be treated as a reorganization as described in Section 368(a) of the Code and/or, when taken together with the Infoseek Merger as a transfer of property by DEI governed by Section 351 of the Code.

  The foregoing list of the factors considered by the Starwave Board is not intended to be exhaustive, but includes the material factors considered by the Board. In reaching its determination to approve the

Reorganization Agreement and the transactions contemplated thereby, the Starwave Board did not assign any relative or specific weights to the various factors considered by it nor did it specifically characterize any factor as positive or negative, and individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

  FOR THE REASONS DESCRIBED ABOVE, THE STARWAVE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF STARWAVE COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE STARWAVE MERGER.

OPINION OF INFOSEEK'S FINANCIAL ADVISOR

  Infoseek retained Merrill Lynch to act as its financial advisor with respect to the Mergers and the transactions contemplated by the Securities Purchase Agreement, the Governance Agreement and the License Agreement (collectively, the "Transaction"). In connection with such engagement, Infoseek requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the Transaction to Infoseek and its shareholders. At the meeting of Infoseek's Board on June 17, 1998, Merrill Lynch rendered its oral opinion to the Board of Directors of Infoseek, subsequently confirmed in writing on June 18, 1998 (the "Merrill Lynch Opinion") to the effect that, as of such date and based upon the assumptions made, matters considered and limits of such review, as set forth in such opinion, the Transaction was fair, from a financial point of view, to Infoseek and the shareholders of Infoseek.

  THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE MERRILL LYNCH OPINION SET FORTH HEREIN IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. SHAREHOLDERS OF INFOSEEK ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS ADDRESSED TO INFOSEEK'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE TRANSACTION. THE TERMS OF THE TRANSACTION WERE DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN INFOSEEK AND DISNEY. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY INFOSEEK TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER OF INFOSEEK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE INFOSEEK SHAREHOLDERS MEETING.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed certain publicly available business and financial information relating to Infoseek that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Infoseek and Starwave furnished to it by Infoseek and Disney, respectively; (iii) conducted discussions with members of senior management and representatives of Infoseek and Disney concerning the matters described in clauses (i) and (ii) above, as well as Infoseek's and Starwave's respective businesses and prospects before and after giving effect to the Transaction; (iv) reviewed the market prices and valuation multiples for Infoseek common stock and compared it with those of certain publicly traded companies that Merrill Lynch deemed relevant; (v) reviewed the results of operations of Infoseek and Starwave and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Infoseek and Disney and their legal advisors; (viii) reviewed the potential pro forma impact of the Transaction;
(ix) reviewed drafts of the Reorganization Agreement, the Securities Purchase Agreement, the Warrant, the Note, the Governance Agreement and the License Agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Infoseek or Starwave and Merrill Lynch has not been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Infoseek or Starwave, and has participated in discussions with a limited number of members of senior management of Starwave. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Infoseek, Starwave or Disney, including financial forecast information developed by Infoseek taking into account the Transaction, including the planned New Portal Service, Merrill Lynch did not assume any responsibility for independently verifying such financial forecast information and assumed that such information had been reasonably prepared and reflected the best then available estimates and judgment of Infoseek's or Disney's management as to the expected future financial performance of Infoseek or Starwave, as the case may be. In addition, Merrill Lynch assumed that the Mergers would qualify as tax-free reorganizations and/or tax-free exchanges for U.S. federal income tax purposes and that immediately following the closing of the Mergers, Infoseek Delaware would be entitled to properly report, in accordance with GAAP, the activities of itself, its subsidiaries and the ESPN Joint Venture and ABCNews Joint Venture under the Representation Agreements described under a "Description of Related Agreements--Licensing and Commercial Agreements--ABCNews Representation Agreement" and "Licensing and Commercial Agreements--ESPN Representation Agreement" as revenue in Infoseek Delaware's publicly disclosed consolidated financial statements. Merrill Lynch also assumed that the final forms of each of the Reorganization Agreement, the Securities Purchase Agreement, the Warrant, the Note, the Governance Agreement and the licensing and commercial agreements would be substantially similar to the drafts provided to Merrill Lynch.

  The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Under its engagement by Infoseek, Merrill Lynch has no obligation to update the Merrill Lynch Opinion to take into account events occurring subsequent to the date that the Merrill Lynch Opinion was delivered to Infoseek's Board of Directors. As a result, circumstances could develop prior to consummation of the Mergers that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, including the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction, including the Mergers. In arriving at its opinion, Merrill Lynch was not authorized to solicit, and did not solicit, third party indications of interest for the acquisition of all or any part of Infoseek. Merrill Lynch expresses no opinion as to the price at which Infoseek California common stock or Infoseek Delaware common stock will trade following the announcement or consummation of the Transaction.

  The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Infoseek, Starwave and Disney, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Transaction as compared with any other business plan or opportunity that might be presented to Infoseek, or the effect of any other arrangement in which Infoseek might engage.

  At the meeting of Infoseek Board held on June 17, 1998, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of the oral Merrill Lynch Opinion at that meeting and the written Merrill Lynch Opinion on June 18, 1998. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

 Valuation of the Consideration Received by Infoseek

  Valuation of Joint Ventures and Portal Revenues. Merrill Lynch analyzed the value of the Joint Ventures and the value of the incremental revenues to be realized by Infoseek and Starwave from the planned New Portal Service (the "Portal Revenues") utilizing publicly traded comparable companies and discounted projected cash flows.

  Based on projected revenues for the ESPN Joint Venture which were prepared by management of Infoseek, Merrill Lynch calculated the value of Starwave's interest in the ESPN Joint Venture's projected earnings as a combination of
(i) multiples of estimated calendar year 1998 revenues of 14.3x to 15.8x, 1999 revenues of 7.5x to 8.3x and 2000 revenues of 5.1x to 5.6x, (ii) the value per estimated unique visitor of the ESPN Joint Venture during March 1998 of $194.00--$214.40, (iii) the value per estimated average daily page views of the ESPN Joint Venture during the first quarter of calendar year 1998 of $107.00--$118.30 and (iv) discounted cash flow analysis (i.e., an analysis of the present value for the projected unlevered free cash flows and terminal value for the periods and at the discount rates indicated) assuming a 50%-75% probability of renewal with ESPN and a terminal value multiple of 30x to 40x of fiscal year 2007 net income and a discount rate range of between 20% and 30%. Based on the foregoing, Merrill Lynch calculated a range of value for Starwave's interest in the ESPN Joint Venture on a stand alone basis of between $375 million and $500 million.

  Based on projected revenues for the ABCNews Joint Venture prepared by management of Infoseek, Merrill Lynch calculated the value of Starwave's interest in the ABCNews Joint Venture's projected earnings as a combination of
(i) multiples of estimated calendar year 1998 revenues of 9.5x to 12.7x and 1999 revenues of 5.0x to 6.7x, (ii) the value per estimated unique visitor of the ABCNews Joint Venture during March 1998 of $57.50--$76.70, (iii) the value per estimated average daily page views of the ABCNews Joint Venture during the first quarter of calendar year 1998 of $82.20--$109.50 and (iv) discounted cash flow analysis assuming a 50%-75% probability of renewal with ABC and a terminal value multiple of 30x to 40x of fiscal year 2007 net income and a discount rate range of between 20% and 30%. Based on the foregoing, Merrill Lynch calculated a range of value for Starwave's interest in the ABCNews Joint Venture of between $60 million and $100 million.

  Based on pro forma projected Portal Revenues after giving effect to the Transaction which were prepared by management of Infoseek, Merrill Lynch calculated a value based upon multiples (derived from publicly traded comparable companies) of estimated calendar year 1999 Portal Revenues of 14.0x to 15.0x, 2000 Portal Revenues of 9.0x to 10.0x and 2001 Portal Revenues of 9.0x to 10.0x (with the revenues for such year discounted back one additional year to counterbalance use of a higher multiple). Merrill Lynch applied these multiples in two scenarios, the first of which included assumptions leading to Portal Revenues equalling a 15% increase in Infoseek consolidated pro forma revenues and the second of which included assumptions leading to a 19% increase in Infoseek consolidated revenues. Merrill Lynch also valued the Portal Revenues using discounted cash flow analysis giving effect to the Transaction, for the fiscal years 1999 through 2006, inclusive based upon forecasts prepared by Infoseek's management assuming a terminal value multiple of 35x to 45x of fiscal year 2007 net income and a discount rate range of between 25% and 35%. Based on the foregoing, Merrill Lynch calculated a range of value for the Portal Revenues of between $300 million and $350 million.

  Accordingly, Merrill Lynch's analysis indicated that the total value of the Portal Revenues and the Joint Ventures was calculated to be between $735 million and $950 million.

  Comparable Transaction Analysis. Merrill Lynch reviewed five selected strategic transactions in the technology and bioscience/healthcare industries in which the investor did not obtain immediate control of the board of directors of the company issuing the securities (the "Transaction Comparables"). The Transaction Comparables reviewed, in reverse chronological order of announcement date, were: (i) the original investment by Samsung Electronics in AST Research Inc.; (ii) the investment by Zeneca Group PLC in Salick Health Care, Inc.; (ii) the investment by Rhone-Poulenc Rorer Inc. in Applied Immune Sciences, Inc.; (iv) the investment by American Home Products Corporation in Genetics Institute, Inc.; and (v) the investment by Roche Holding Ltd in Genentech, Inc.

  For each of the Transaction Comparables, Merrill Lynch calculated the implied premium/(discount) of the price paid per share of common stock to the issuing company's stock prices on the day before the announcement of the respective transactions. These premiums were then adjusted to reflect the implied premium attributable to the entire shareholder base. This analysis yielded a range of premiums of 3% to 26%, and mean and medium premiums of 17% and 18%, respectively. Merrill Lynch calculated ranges of implied premiums/(discounts) of the price paid per share of common stock for the shares issued in the Transaction, implying a range of prices per share paid based upon the range of valuations for the Portal Revenues and the Joint Ventures outlined above plus $25 to $50 million of other Starwave assets, as compared to (i) Infoseek's closing stock price for June 12, 1998, (ii) the average of Infoseek's closing stock price for the five trading days ended June 12, 1998, (iii) the average of Infoseek's closing stock price for the ten trading days ending June 12, 1998, and (iv) Infoseek's closing stock price for June 8, 1998. Those ranges on the adjusted basis were (4.5%) to 7.6%, 0.5% to 12.6%, 3.2% to 15.3% and 5.3% to 17.4%, respectively.

  No transaction utilized in the comparable transaction analysis was identical to the Transaction. Accordingly, an analysis of the results of the foregoing transactions is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable transaction analysis and other factors that could affect the offer value and the transaction consideration.

  Contribution Analysis. Merrill Lynch observed that, after giving effect to the issuance of Infoseek common stock in the Transaction, but excluding the shares issuable pursuant to the Warrant, Disney and the other shareholders of Starwave would receive 48.0% of Infoseek's common stock on a primary basis and 46.0% on a fully diluted basis (excluding the Warrant). Merrill Lynch analyzed the relative contributions of Infoseek, the Portal Revenues, the Joint Ventures and certain other Starwave assets to the revenues of the combined entity. Using certain revenue scenarios provided by Infoseek and Disney, Merrill Lynch observed that for fiscal years 1999, 2000 and 2001, respectively, the Portal Revenues, the Joint Ventures and certain other Starwave assets would contribute 42.5% to 46.8%, 42.9% to 54.2%, and 41.0% to 57.3%, respectively, of the combined entity's total revenue.

  Pro Forma Analysis. Merrill Lynch analyzed certain pro forma effects to revenues, discounted cash flow and earnings per share resulting from the Transaction.

  Utilizing pro forma projected revenues for Infoseek after giving effect to the Transaction which were prepared by management of Infoseek, Merrill Lynch calculated Infoseek's total enterprise value (defined as market value of common equity plus total debt less cash) as a multiple of (i) estimated fiscal year 1999 revenues of 10.0x to 14.0x and (ii) estimated page views for the fourth quarter of fiscal year 1999 of 30.0x to 50.0x. Utilizing these total enterprise values, based upon 65.3 million shares of Infoseek common stock outstanding and assuming $140 million of cash less total debt, after giving effect to the Transaction, Merrill Lynch calculated a range of implied values per share of Infoseek common stock of $29.47 to $40.40 and $32.43 to $53.08, based upon the range of 1999 revenue multiples and the range of 1999 page view multiples, respectively.

  Merrill Lynch analyzed certain pro forma earnings effects for fiscal years 1999 through 2001 resulting from the Transaction using two sets of forecasts prepared by Infoseek management. In addition, Merrill Lynch analyzed pro forma earnings effects within two scenarios relating to the Transaction, the first involving an in-process research and development ("IPRD") write-off of 20% and goodwill amortization over a period of two years ("Scenario One"), and the second involving an IPRD write-off of 50% and goodwill amortization over a period of seven years ("Scenario Two").

  The analyses described in the preceding paragraph indicated that the Transaction would be dilutive on a pro forma accounting basis in all cases for fiscal years 1999, 2000 and 2001, except for fiscal year 2001 under Scenario One using the more moderate growth forecast. On a pro forma basis, excluding certain non-cash and extraordinary charges, the Transaction would be dilutive in all cases except for fiscal year 2001 under Scenario One and Scenario Two using the more moderate growth forecast.

  Merrill Lynch performed discounted cash flow analysis of Infoseek giving effect to the Transaction, for the years 1999 through 2000, based upon forecasts prepared by Infoseek's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity values per share for Infoseek based upon the sum of the discounted net present value of Infoseek's two-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected fiscal year 2001 revenues, less debt net of cash. Assuming discount rates from 25% to 35% and terminal value multiples of fiscal year 2001 revenues ranging from 9.0x to 11.0x, Merrill Lynch calculated a range of implied equity per share values for Infoseek's common stock (after giving event to the Transaction) of $38.38 to $54.03.

 Valuation of the Consideration Offered by Infoseek

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call"), Merrill Lynch compared certain financial and operating information and ratios for Infoseek with the corresponding financial and operating information for a group of three publicly traded online media companies, Excite, Inc., Lycos, Inc. and Yahoo! Inc. (the "Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies: total enterprise value (defined as market value of common equity plus value of total debt less cash) as a multiple of (i) estimated 1999 revenues of 8.0x to 10.0x, (ii) estimated page views (a widely quoted operating statistic for Internet companies used to measure site traffic that is regarded as an indication of the revenue potential of the advertising space sold by such companies) for the first quarter of 1998 of 45.0x to 50.0x,
(iii) estimated page views (excluding Netscape traffic) for the first quarter of 1998 of 50.0x to 60.0x, (iv) estimated unique visitors during March 1998 of 65.0x to 85.0x, and (v) estimated 1999 earnings per share of common stock of 80.0x to 110.0x.

  Applying the above ranges of multiples derived from the Comparable Companies' information analyzed by Merrill Lynch, Merrill Lynch calculated implied per share equity values of Infoseek ranging from $25.92 to $31.90, $30.90 to $34.11, $26.08 to $30.90, $26.90 to $34.56, and $22.40 to $30.80,
based upon the range of 1999 revenue multiples, 1998 first quarter page view multiples, page views excluding Netscape multiples, March 1998 unique visitor multiples and 1999 earnings multiples, respectively.

  None of the Comparable Companies is identical to Infoseek. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies, as well as that of Infoseek.

  Discounted Cash Flow Analysis. Merrill Lynch also performed discounted cash flow analyses of Infoseek without the Transaction for the years 1999 through 2000, based upon various forecasts prepared by Infoseek's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity per share values for Infoseek based upon the sum of the discounted net present value of Infoseek's two-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected fiscal year 2001 unlevered earnings, less debt net of cash. Assuming discount rates ranging from 20% to 25% and terminal value multiples of calendar year 2001 unlevered earnings ranging from 32.5.x to 37.5x, Merrill Lynch calculated a range of implied equity per share values for Infoseek common stock of $11.31 to $37.50.

 Other Consideration Exchanged

    Valuation of the Purchase of Shares and Warrant. As part of the Transaction, Disney will pay approximately $70 million for 2,642,000 shares of Infoseek's common stock. Merrill Lynch developed a range of values for the Warrant, on a per share basis and in the aggregate, based upon a price of $30.125 per share for Infoseek's common stock and various other assumptions. On a per share basis the value of the Warrant ranged from $6.47 per share to $11.64 per share and the aggregate value of the Warrant ranged from $101.8 million to $183.1 million. Merrill Lynch also performed discounted cash flow analyses with respect to the expected payments to be received by Infoseek from the Note. Applying a discount rate range of between 5.5% and 7.5%, the implied value of the Note ranges, on a per share basis, from $8.62 to $9.07, and ranges, on an aggregate basis, from $135.5 million to $142.6 million.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion. Merrill Lynch believes that none of the analyses failed to support the Merrill Lynch Opinion.

  Infoseek's Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Transaction. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Transaction.

  Pursuant to a letter agreement, Infoseek has agreed to pay Merrill Lynch (i) a fee of $50,000 payable on the date of the letter agreement; and (ii) if the Transaction is consummated, a transaction fee of 0.75% of the value of Infoseek immediately prior to the consummation of the Transaction. The amount referred to in the preceding clause (i) would be credited against the payment under clause (ii). In addition, Infoseek has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), subject to certain limitations, incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

  Merrill Lynch has in the past provided financial advisory and financing services to Infoseek and Disney (in the last two years acting as the lead underwriter for the issuance of 3,450,000 shares of Infoseek's common stock in February 1998), and may continue to do so, and has received, and may receive, customary fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade the securities and commercial paper of Infoseek and Disney for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

ADDITIONS TO INFOSEEK'S BOARD OF DIRECTORS; INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  In accordance with the terms of the Governance Agreement, three representatives of Disney, one of whom currently serves on the Board of Directors of Starwave, will become members of the Board of Directors of Infoseek. The Infoseek Delaware Board will be comprised of eight members, with the other five seats filled by current Infoseek California directors. See "Infoseek Management."

  In connection with the Mergers, Starwave is currently in the process of negotiating with certain of its executive officers regarding severance or retention arrangements in light of their potential roles in the combined companies. See "Starwave Executive Compensation--Starwave Employment Agreements." Although Starwave is currently unable to predict the final terms of these arrangements, Starwave currently anticipates that its Chief Executive Officer, Michael B. Slade, and its Chief Operating Officer, Curt D. Blake, will terminate their employment with Starwave concurrently with the consummation of the Mergers or shortly thereafter in accordance with severance arrangements to be entered into with each such executive, and that Starwave's

President, Patrick J. Naughton, and its Vice President, Technical Operations, David Chamberlain, will continue their employment with the combined companies in accordance with new or amended employment agreements. However, there can be no assurance in this regard. Starwave does not anticipate that any such arrangements or any failure to retain its executive officers will have a material adverse effect on the business, financial condition, operating results or prospects of the combined companies. Further, the Mergers are not conditioned upon consummation or effectiveness of any of these arrangements or the retention or termination of any of these officers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Dewey Ballantine LLP, special counsel to Disney, the material federal income tax consequences of the Starwave Merger to holders of Starwave common stock who, pursuant to the Starwave Merger, exchange their Starwave common stock solely for Infoseek Delaware common stock, and in the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Infoseek, the material federal income tax consequences of the Infoseek Merger to holders of Infoseek California common stock who, pursuant to the Infoseek Merger, exchange their Infoseek California common stock solely for Infoseek Delaware common stock, are as described below. Consummation of the Starwave Merger is conditioned upon the receipt by DEI of an opinion of Dewey Ballantine LLP, based upon reasonably requested representation letters and dated the closing date, to the effect that the Starwave Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, when taken together with the Infoseek Merger, as a transfer of property to Infoseek Delaware by DEI governed by Section 351 of the Code. The portions of the discussion below under "--Treatment of Holders of Starwave Common Stock" and "--Cash In Lieu of Fractional Shares" assume that the Starwave Merger will be treated in accordance with the opinion of Dewey Ballantine LLP described in the preceding sentence and that the representations made in connection therewith will be true. Consummation of the Infoseek Merger is conditioned upon the receipt by Infoseek California of an opinion of Wilson Sonsini Goodrich & Rosati, based upon reasonably requested representation letters and dated the closing date, to the effect that the Infoseek Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and/or, when taken together with the Starwave Merger, as a transfer of property to Infoseek Delaware by holders of Infoseek California common stock governed by Section 351 of the Code. The portion of the discussion below under "Treatment of Holders of Infoseek California Common Stock" assumes that the Infoseek Merger will be treated in accordance with the opinion of Wilson Sonsini Goodrich & Rosati described in the preceding sentence and that the representations made in connection therewith will be true.

  The discussion below and the opinions of Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati are based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the shareholders of Starwave and Infoseek California.

  The discussion below and the opinions of Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati do not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, the discussion below and the opinions do not consider the effect of any applicable state, local or foreign tax laws.

  Treatment of Holders of Starwave Common Stock. Except as discussed below under "--Cash in Lieu of Fractional Shares," a holder of Starwave common stock who, pursuant to the Starwave Merger, exchanges Starwave common stock for Infoseek Delaware common stock will not recognize gain or loss upon such exchange. Such holder's tax basis in the Infoseek Delaware common stock received pursuant to the Starwave

Merger will be equal to its tax basis in the Starwave common stock surrendered (excluding any portion of its tax basis allocated to fractional shares), and its holding period for the Infoseek Delaware common stock will include its holding period for the Starwave common stock surrendered.

  Treatment of Holders of Infoseek California Common Stock. A holder of Infoseek California common stock who, pursuant to the Infoseek Merger, exchanges Infoseek California common stock for Infoseek Delaware common stock will not recognize gain or loss upon such exchange. Such holder's tax basis in the Infoseek Delaware common stock received pursuant to the Infoseek Merger will be equal to its tax basis in the Infoseek California common stock surrendered, and its holding period for the Infoseek Delaware common stock will include its holding period for the Infoseek California common stock surrendered.

  Cash in Lieu of Fractional Shares. A Starwave shareholder who receives cash in lieu of fractional shares of Infoseek Delaware common stock will be treated as having received such fractional shares pursuant to the Starwave Merger and then as having exchanged such fractional shares for cash in a redemption by Infoseek Delaware. Any gain or loss attributable to fractional shares generally should be capital gain or loss. The amount of such gain or loss will be equal to the difference between the portion of the holder's tax basis in the stock surrendered in the Starwave Merger that is allocated to its fractional share and the cash received in lieu thereof. Any such capital gain or loss should constitute long-term capital gain or loss if the stock has been held by the holder for more than one year at the Effective Time.

  Reporting Requirements and Backup Withholding. Each shareholder of Starwave and Infoseek California receiving Infoseek Delaware common stock as a result of the Mergers will be required to retain certain records and file with its federal income tax return a statement setting forth certain facts relating to the Mergers.

  Backup withholding at the rate of 31% may apply with respect to certain cash payments unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide Infoseek Delaware with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that certain required information is furnished to the IRS.

  Infoseek Delaware will report to shareholders of Infoseek Delaware and to the IRS the amount of "reportable payments" and any amount withheld with respect to Infoseek Delaware common stock during each calendar year.

  THE FOREGOING GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND MAY NOT APPLY TO ALL SHAREHOLDERS OF STARWAVE AND INFOSEEK. ACCORDINGLY, EACH SHAREHOLDER OF STARWAVE AND INFOSEEK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS.

GOVERNMENTAL AND REGULATORY MATTERS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Mergers and the transactions contemplated by the Related Agreements cannot be consummated until notifications have been given to the FTC and the Antitrust Division and the specified waiting periods have expired or terminated early. The notifications required under the HSR Act were furnished to the FTC and the Antitrust Division by Infoseek, Disney and Starwave and the specified waiting periods under the HSR Act for the Mergers and related transactions were terminated early as of July 13, 1998. Notwithstanding the termination of the applicable waiting periods under the HSR Act, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Mergers and the transactions contemplated by the Related Agreements or seeking divestiture of portions of the businesses of Infoseek or Starwave. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Infoseek and Starwave believe that the Mergers and the transactions contemplated by the Related Agreements will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Mergers on antitrust grounds will not be made or that, if such a challenge were made, Infoseek, Disney and Starwave would prevail.

ACCOUNTING TREATMENT

  The Starwave Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under the "purchase" method of accounting, the aggregate consideration paid by the acquiring company, which is deemed to be Infoseek Delaware, is allocated to the acquired assets and liabilities (in this instance, of the business of Starwave) based on the fair market values at the effective time with any excess being treated as goodwill. Results of operations of Starwave, including the related amortization of intangible assets and write-off of in-process research and development associated with the Starwave Merger, will be included in the results of operations of Infoseek Delaware subsequent to the effective time. The conversion of Infoseek California common stock into shares of Infoseek Delaware common stock will be treated as a reorganization with no change in the recorded amount of Infoseek California's recorded assets and liabilities. The financial statements of Infoseek California will be consolidated with the financial statements of Infoseek Delaware.

STOCK EXCHANGE LISTING

  It is a condition to the Mergers that the shares of Infoseek Delaware common stock to be issued pursuant to the Reorganization Agreement be approved for listing on Nasdaq. Infoseek Delaware will seek to obtain such listing on Nasdaq prior to consummation of the Mergers.

RIGHTS OF DISSENTING INFOSEEK SHAREHOLDERS

  If the Mergers are consummated, holders of Infoseek California common stock who have properly exercised dissenters' rights in connection with the Infoseek Merger under Sections 1300-1312 ("Chapter 13") of the CGCL will have the right to receive such consideration as may be determined to be due with respect to Dissenting Infoseek Shares (as defined below) pursuant to the laws of the State of California; provided demands for such consideration are properly filed at or before the Infoseek Shareholders Meeting with respect to five percent (5%) or more of the outstanding shares of Infoseek California common stock.

  The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions, and Infoseek California shareholders are urged to read the full text of Chapter 13, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex B-1.

  If the Infoseek Merger is approved by the required vote of the holders of Infoseek California common stock and is not abandoned or terminated, each holder of shares of Infoseek California common stock who votes against the Infoseek Merger and who follows the procedures set forth in Chapter 13 will be entitled to have his or her shares of Infoseek California common stock purchased by Infoseek California for cash at their fair market value, so long as demands for such consideration are properly filed at or before the Infoseek Shareholders Meeting with respect to five percent (5%) or more of the outstanding shares of Infoseek California common stock. The fair market value of shares of Infoseek California common stock will be determined as of the day before the first announcement of the terms of the Infoseek Merger, excluding any appreciation or depreciation resulting as a consequence of the Infoseek Merger, but adjusted for any stock split, reverse stock split or share dividend that becomes effective thereafter. The shares of Infoseek California common stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such rights are referred to as the "Dissenting Infoseek Shares."

  Within 10 days after approval of the Infoseek Merger by Infoseek California's shareholders, Infoseek California must, if demands for appraisal have been properly filed by the holders of five percent (5%) or more of the outstanding shares of Infoseek California common stock, mail a notice of such approval (the "Approval Notice") to all Infoseek shareholders who have voted against the approval of the Infoseek Merger and followed the procedures set forth in Chapter 13, together with a statement of the price determined by Infoseek California to represent the fair market value of the applicable Dissenting Infoseek Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the Infoseek shareholder to pursue his or her dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by Infoseek California constitutes an offer by Infoseek California to purchase all Dissenting Infoseek Shares at the stated amount.

  A shareholder of Infoseek California electing to exercise dissenters' rights must, within the time period provided in Section 1301(b) of the CGCL, demand in writing from Infoseek California the purchase of his or her shares of Infoseek California common stock and payment to the shareholder at their fair market value. An Infoseek holder who elects to exercise dissenters' rights should mail or deliver his or her written demand to Infoseek California at 1399 Moffett Park Drive, Sunnyvale, California 94089, Attention: Andrew E. Newton, Vice President, General Counsel and Secretary. The demand should specify the holder's name and mailing address and the number of shares of Infoseek California common stock held of record by such shareholder and state that such holder is demanding purchase of his or her shares and payment of their fair market value, and must also contain a statement as to what the shareholder claims to be the fair market value of such shares as of the day before the first announcement of the terms of the proposed Infoseek Merger. Such statement of the fair market value of the shares of Infoseek California common stock constitutes an offer by the shareholder to sell the Dissenting Infoseek Shares held by such shareholder at that price.

  Within the time period provided in Section 1302 of the CGCL, the Infoseek shareholder must also submit the certificates representing the Dissenting Infoseek Shares to Infoseek California for endorsement as Dissenting Infoseek Shares.

  If Infoseek California and the Infoseek California shareholder agree that the shares are Dissenting Infoseek Shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed-upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the Dissenting Infoseek Shares must be made within 30 days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Infoseek Merger are satisfied, and is subject to surrender to Infoseek California of the certificates representing the Dissenting Infoseek Shares.

  If Infoseek California denies that the shares are Dissenting Infoseek Shares or if Infoseek California and the shareholder fail to agree upon the fair market value of the shares of Infoseek California common stock, then within the time period provided in Section 1304(a) of the CGCL, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Reorganization Agreement and the Infoseek Merger may file a complaint in the superior court of the proper county requesting a determination as to whether the shares are Dissenting Infoseek Shares or as to the fair market value of such holder's shares of Infoseek California common stock or both, or may intervene in any pending action brought by any other Infoseek California shareholder. If the fair market value of the Dissenting Infoseek Shares is at issue, the court may appoint one or more impartial appraisers to determine the fair market value of such Dissenting Infoseek Shares.

  Except as expressly limited by Chapter 13 of the CGCL, holders of Dissenting Infoseek Shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A holder of Dissenting Infoseek Shares may not withdraw a demand for payment unless Infoseek California consents thereto.

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  Dissenting Infoseek Shares lose their status as Dissenting Infoseek Shares, and dissenting shareholders cease to be entitled to require Infoseek California to purchase their shares if: (a) the Infoseek Merger is abandoned;
(b) the shares are transferred prior to their submission to Infoseek California for the required endorsement; (c) the dissenting Infoseek California shareholder and Infoseek California do not agree upon the status of the shares as Dissenting Infoseek Shares or do not agree on the purchase price, but neither Infoseek California nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or (d) with Infoseek California's consent, the holder delivers to Infoseek California a written withdrawal of such holder's demand for purchase of his or her shares.

  INFOSEEK CALIFORNIA SHAREHOLDERS WILL HAVE NO APPRAISAL RIGHTS UNLESS DEMANDS FOR APPRAISAL AND PAYMENT ARE RECEIVED AT OR PRIOR TO THE DATE OF THE INFOSEEK SHAREHOLDERS MEETING FROM HOLDERS OF 5% OR MORE OF THE OUTSTANDING SHARES OF INFOSEEK COMMON STOCK.

RIGHTS OF DISSENTING STARWAVE SHAREHOLDERS

  If the Starwave Merger is consummated, holders of Starwave common stock who have properly exercised dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act ("Chapter 23B.13") will have the right to receive such consideration as may be determined to be due with respect to Dissenting Starwave Shares (as defined below) pursuant to the laws of the State of Washington.

  The following summary of the provisions of Chapter 23B.13 is not intended to be a complete statement of such provisions, and Starwave shareholders are urged to read the full text of Chapter 23B.13, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex B-2.

  If the Starwave Merger is approved by the required vote of the holders of Starwave common stock and is not abandoned or terminated, each holder of shares of Starwave common stock who (i) has given prior notice to Starwave of his or her intent to demand payment for his or her shares if the Starwave Merger is consummated and (ii) does not vote in favor of the Starwave Merger (a "Dissenting Starwave Shareholder") will be entitled to have his or her shares of Starwave common stock purchased by Starwave for cash at "fair value." The fair value of shares of Starwave common stock will be determined as of the day immediately prior to the Effective Time, excluding any appreciation or depreciation resulting as a consequence of the Starwave Merger (unless such exclusion would be inequitable). The shares of Starwave common stock with respect to which holders have perfected their payment demand rights in accordance with Chapter 23B.13 and have not effectively withdrawn or lost such rights are referred to as the "Dissenting Starwave Shares."

  Within 10 days after the Effective Time of the Starwave Merger, Starwave must deliver to all Dissenting Starwave Shareholders a notice containing (i) a brief description of the procedures to be followed in order for such Dissenting Starwave Shareholders to exercise their dissenters' rights, (ii) the deadline for payment demand (30 to 60 days after notice is delivered to shareholders) and (iii) a copy of Chapter 23B.13.

  A Dissenting Starwave Shareholder must, within the time period required, demand in writing from Starwave payment for his or her Dissenting Starwave Shares. A Starwave shareholder who elects to exercise dissenters' rights should mail or deliver his or her written demand to Starwave at 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005, attention: Corporate Secretary. The payment demand must certify whether or not such Dissenting Starwave Shareholder acquired beneficial ownership of his or her Dissenting Starwave Shares before the date of the first announcement to the news media or to Starwave shareholders of the terms of the Starwave Merger. Within the time period required, a Dissenting Starwave Shareholder must also deposit with Starwave the certificates representing the Dissenting Starwave Shares.

  Within 30 days after the later of the Effective Time or the date a written payment demand from a Dissenting Starwave Shareholder is received by Starwave, and subject to surrender to Starwave of the certificates representing such Dissenting Starwave Shareholder's Dissenting Starwave Shares, Starwave will be required to

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pay to such Dissenting Starwave Shareholder the fair value of the Dissenting
Starwave Shares. Starwave will also be required to deliver to such Dissenting Starwave Shareholder certain of its financial statements, together with an explanation of how Starwave determined the fair value of the Dissenting Starwave Shares and any interest accrued thereon, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with Starwave's calculation of the fair value of the Dissenting Starwave Shares, and a copy of Chapter 23B.13. However, Starwave need not make timely payments to Dissenting Starwave Shareholders who only own Starwave shares acquired after the date of the announcement of the Merger. Instead, Starwave may condition its payment for such shares on acceptance by the Dissenting Starwave Shareholder of such payment as full satisfaction of the Dissenting Starwave Shareholder's payment demand.

  If a Dissenting Starwave Shareholder believes that the amount paid by Starwave for Dissenting Starwave Shares is less than the fair value of such shares or that any interest due thereon was calculated incorrectly, such Dissenting Starwave Shareholder may notify Starwave in writing of such Dissenting Starwave Shareholder's own estimate of the fair value of the Dissenting Starwave Shares and any interest due thereon and demand payment therefor by Starwave. Such notice must be provided to Starwave within 30 days after Starwave makes or offers payment for the Dissenting Starwave Shares as described above. If Starwave declines to pay the Dissenting Starwave Shareholder's estimated fair value, Starwave must commence a court proceeding within 60 days of the payment demand and petition the court to determine the fair value of the Dissenting Starwave Shares and any interest due thereon.

  Holders of Dissenting Starwave Shares continue to have all the rights and privileges incident to such shares until the Effective Time. Starwave may restrict the transfer of uncertificated Dissenting Starwave Shares from the date any payment demand is received by Starwave for such shares until the Effective Time.

  STARWAVE SHAREHOLDERS WILL HAVE NO DISSENTERS' RIGHTS UNLESS NOTICE OF INTENT TO DEMAND PAYMENT IS RECEIVED BY STARWAVE BEFORE THE SHAREHOLDER VOTE AT THE STARWAVE SHAREHOLDERS MEETING.

                             TERMS OF THE MERGERS

  THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A-1 TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS NOT A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE REORGANIZATION AGREEMENT ARE QUALIFIED BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE REORGANIZATION AGREEMENT.

TERMS OF THE MERGERS

 The Mergers

  At the Effective Time (as defined below), and subject to and upon the terms and conditions of the Reorganization Agreement, each of Infoseek Merger Sub and Starwave Merger Sub will be merged with and into each of Infoseek California and Starwave, respectively, with Infoseek California and Starwave each continuing as surviving corporations and as wholly-owned subsidiaries of Infoseek Delaware.

 Effective Time

  Subject to the provisions of the Reorganization Agreement, the parties shall cause the Mergers to be consummated by filing a Certificate of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California law and the filing of Articles of Merger with the Secretary of State of the State of Washington, each as soon as practicable on or after the Closing Date (the later of such filings, or such further later time as may be specified in the Certificate and Articles of Merger being the "Effective Time" of the Mergers). The closing of the Mergers (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Infoseek, on the first business day after satisfaction or waiver of the conditions set forth in the Reorganization Agreement or at such other date, time and location as the parties may agree. The Closing is currently anticipated to occur on or about November 18, 1998.

 Directors and Officers

  At the Effective Time, (i) the current directors of Infoseek Delaware, who are also the current directors of Infoseek California, will continue to serve on the Infoseek Delaware and Infoseek California Boards, along with an additional three new representatives of Disney on the Infoseek Delaware Board;
(ii) the directors of Infoseek Merger Sub shall become the directors of Infoseek California; (iii) the officers of Infoseek Delaware, who are the current officers of Infoseek California, will remain as the officers of both entities; (iv) the directors of Starwave Merger Sub shall become the directors of Starwave; and (v) the officers of Starwave will continue in their current positions, in each case until their successors are duly elected or appointed in accordance with applicable law.

 Manner and Basis for Converting Infoseek California Shares

  At the Effective Time, by virtue of the Infoseek Merger, each issued and outstanding share of Infoseek California common stock will be automatically converted into the right to receive one share of Infoseek Delaware common stock.

 Manner and Basis for Converting Starwave Shares

  At the Effective Time, by virtue of the Starwave Merger, each issued and outstanding share of Starwave common stock will be automatically converted into the right to receive a fraction of a share of Infoseek Delaware common stock equal to the Exchange Ratio (as defined below). Each share of Starwave common stock owned by Starwave, or any direct or indirect wholly-owned subsidiary of Starwave immediately prior to the Effective Time, will be canceled and extinguished without any conversion thereof.

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

  The "Exchange Ratio," as defined in the Reorganization Agreement, is equal to the quotient obtained by dividing (i) 28,138,000 by (ii) the sum of: (x) the aggregate number of shares of Starwave common stock outstanding and (y) the aggregate number of shares of Starwave common stock subject to all issued and outstanding options, warrants, and other rights to acquire Starwave capital stock outstanding as of the Effective Time. Based on the outstanding capitalization of Starwave as of October 9, 1998, the applicable Exchange Ratio would be approximately 0.26 shares. Issuance of shares of Starwave capital stock (not subject to outstanding options, warrants or other rights to acquire Starwave capital stock) or the grant or issuance of additional options, warrants or other rights to acquire Starwave capital stock subsequent to such date will result in a proportional decrease in the Exchange Ratio based upon the foregoing formula (except to the extent such issuances are offset by any cancellations of outstanding stock options). Accordingly, in light of potential adjustments in the Exchange Ratio and potential variations in the market price of Infoseek common stock, Starwave shareholders cannot be certain of the exact amount of consideration that they will receive upon consummation of the Starwave Merger, and such consideration may be less than Starwave shareholders may anticipate based on the Exchange Ratio and the information regarding historical market prices of Infoseek common stock as set forth in this Joint Proxy Statement/Prospectus. Starwave management anticipates that, prior to consummation of the Mergers, options to acquire Starwave common stock will be issued to new or current employees of Starwave in the ordinary course of business consistent with past practice, which issuances are not expected to have a material impact on the Exchange Ratio. Starwave management does not currently anticipate any material increase in the outstanding shares of Starwave capital stock prior to the consummation of the Mergers (other than issuance of shares upon exercise of outstanding stock options). Should Starwave issue additional capital stock (or rights to acquire such capital stock) in excess of 10% of the total outstanding capital stock of Starwave as of October 9, 1998, shareholders of Infoseek and Starwave will receive a revised solicitation relating to the transactions described herein. Pursuant to the Reorganization Agreement, unless Infoseek otherwise consents, Starwave is prohibited from redeeming shares of its capital stock or any options or other rights to acquire its capital stock, which redemptions would have the effect of increasing the Exchange Ratio.

  According to the terms of the Reorganization Agreement, the Exchange Ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Infoseek Delaware common stock or Infoseek California common stock), reorganization, recapitalization, reclassification or other like change with respect to Infoseek Delaware common stock or Infoseek California common stock occurring or having a record date on or after the date of the Reorganization Agreement and prior to the Effective Time.

 Infoseek California Stock Options

  At the Effective Time, each outstanding option or right to purchase shares of Infoseek California common stock (each, an "Infoseek California Option") shall be converted into an option to acquire the same number of shares of Infoseek Delaware common stock and will continue to have, and be subject to, the same terms and conditions (including vesting restrictions) as set forth in the stock option agreement by which it is evidenced, except that each option will become exercisable for Infoseek Delaware common stock rather than Infoseek California common stock.

 Starwave Stock Options

  At the Effective Time, each outstanding option or right to purchase shares of Starwave common stock (each, a "Starwave Option") shall be assumed by Infoseek Delaware and be converted into an option to purchase that number of shares of Infoseek Delaware common stock equal to the number of shares Starwave common stock subject to such Starwave Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share and the per share exercise price for the shares of Infoseek Delaware common stock issuable upon exercise of such assumed Starwave Option shall be equal to the quotient obtained by dividing the exercise price per share of Starwave common stock at which such Starwave Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole

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

cent. Such option to purchase Infoseek Delaware common stock will otherwise continue to have, and be subject to, the same terms and conditions (including vesting restrictions) set forth in the Starwave option plan and/or the stock option agreement by which it is evidenced.

 Exchange Agent and Procedures

  No certificates will be exchanged in the Infoseek Merger. Consequently, holders of Infoseek California common stock should not surrender or seek to exchange their stock certificates. Rather, following the Effective Time, each certificate representing shares of Infoseek California common stock shall automatically be deemed to represent an equal number of shares of Infoseek Delaware common stock and, upon any transfer of such shares, Infoseek Delaware shall cause to be issued certificates representing shares of Infoseek Delaware common stock. Promptly after the Effective Time, Infoseek Delaware, acting through Boston Equiserve L.P. as its exchange agent (the "Exchange Agent"), will deliver to each holder of record of Starwave common stock, as of the Effective Time, a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for certificates representing shares of Infoseek Delaware common stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF STARWAVE COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

 Fractional Shares

  Fractional shares of Infoseek Delaware common stock will not be issued in the Mergers. Instead, each shareholder of Starwave common stock who would otherwise be entitled to a fractional share will receive cash in lieu thereof, calculated on the basis of the average closing price of Infoseek California common stock for the ten most recent trading days ending on the trading day immediately prior to the Effective Time as reported on the Nasdaq National Market.

 Form S-8 Filing

  Infoseek Delaware has agreed to file with the SEC, within 30 days after the Effective Time, a registration statement on Form S-8 to register shares of Infoseek Delaware common stock issuable as the result of the exercise of options assumed in the Mergers.

CONSIDERATION IN THE MERGERS

 The Infoseek Merger

  Each share of Infoseek California common stock issued and outstanding at the Effective Time shall be converted into one share of Infoseek Delaware stock without any action on the part of the holder thereof (the "Infoseek Merger Consideration").

 The Starwave Merger

  Upon surrender of a certificate representing Starwave common stock for cancellation to the Exchange Agent together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of Infoseek Delaware common stock which such holder has a right to receive in the Starwave Merger, (ii) any dividends or other distributions on shares of Infoseek Delaware common stock which such holder is entitled to receive, and
(iii) cash in lieu of fractional shares of Infoseek Delaware common stock (each of (i), (ii) and (iii) being hereinafter referred to as the "Starwave Merger Consideration"), and the certificate representing Starwave common stock so surrendered shall therewith be canceled. In the event of a transfer of ownership of shares of Starwave common stock which is not registered in the transfer records of Starwave as of the Effective Time, the Starwave Merger Consideration may be issued and paid to the transferee if the certificate evidencing such shares of Starwave common stock is presented to the

Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

  Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of Starwave common stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of Infoseek Delaware common stock in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and, at the request of Infoseek Delaware, upon delivery of a bond in such a sums as Infoseek Delaware may reasonably direct as indemnity against any claim that may be made against Infoseek Delaware or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

  The Reorganization Agreement contains customary representations and warranties made by Starwave and Disney, in favor of Infoseek California and Infoseek Delaware and made by Infoseek California, in favor of Disney and Starwave, relating, among other things, to the following matters: (i) due organization and good standing; (ii) ownership of subsidiaries; (iii) the capital structure of each company; (iv) the authorization, execution, delivery and enforceability of the Reorganization Agreement and related agreements; (v) the absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business; (vi) the compliance of the Mergers with charters, bylaws and the law; (vii) the absence of certain material defaults or violations; (viii) the filing of certain documents with the Commission; (ix) the accuracy of financial statements; (x) litigation matters; (xi) tax matters; (xii) ownership of intellectual property; (xiii) compliance with environmental regulations; and
(xiv) employee benefit plans. The representations and warranties of Infoseek California terminate as of the Effective Time; the representations and warranties of Starwave and Disney survive the Effective Time for a period of 18 months (with an exception for tax matters, which survive until 60 days following the expiration of the applicable statute of limitations), and Disney has an indemnification obligation with respect thereto, subject to certain limitations.

CONDUCT OF BUSINESS OF STARWAVE PENDING THE MERGERS

  Pursuant to the Reorganization Agreement, other than as contemplated by the Reorganization Agreement or the Related Agreements, each of Disney and Starwave have agreed that, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, subject to certain exceptions, and except to the extent that Infoseek Delaware or Infoseek California consents in writing, Starwave and the subsidiaries of Starwave will carry on their business in the usual, regular and ordinary course, in substantially the same manner conducted prior to the date of the Reorganization Agreement, pay their debts and taxes when due, unless such debts or taxes are the subject of a dispute that Starwave is actively seeking to resolve, pay or perform other obligations when due, (unless such obligations are the subject of a dispute that Starwave is actively seeking to resolve) and to the extent consistent with such businesses, use their reasonable efforts consistent with past practices and policies (i) to preserve intact the present business organization of Starwave and the subsidiaries of Starwave, (ii) to keep available the services of their present officers and key employees and (iii) to preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each has business dealings, all with the goal of preserving the goodwill and ongoing business of Starwave and its subsidiaries at the Effective Time; provided, however, that neither Starwave nor Disney shall be deemed in breach of the conduct of business covenants because of the attrition, if any, among the Starwave employees which may occur as a result of the transactions contemplated by the Reorganization Agreement, so long as each of Starwave and Disney use all reasonable efforts to retain such employees at Starwave.

  Except as expressly contemplated by the Reorganization Agreement, neither Starwave nor any of its subsidiaries, which, for purposes of the Reorganization Agreement, includes the Joint Ventures, shall, without the prior written consent of Infoseek Delaware or Infoseek California: (1) other than in the ordinary course of business, consistent with past practices, sell or enter into any material license agreement with respect to any of the material intellectual property of Starwave or its subsidiaries with any person or entity, or buy or enter into any material license agreement with respect to the intellectual property of any person or entity; (2) other than in the ordinary course of business, consistent with past practices, sell or transfer to any person or entity any material rights to the intellectual property of Starwave; (3) other than in the ordinary course of business, consistent with past practices, enter into or materially amend any contract pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of Starwave or any of Starwave's subsidiaries, it being understood that the granting of exclusive rights to any third party shall not be considered practices in the ordinary course of business; (4) materially amend or otherwise materially modify (or agree to do so), except in the ordinary course of business, or intentionally violate the terms of, any of the material contracts of Starwave; (5) settle any litigation for an amount in excess of $100,000 in any single case; (6) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Starwave capital stock or any other equity interests, as applicable, or split, combine or reclassify any of the Starwave capital stock or issue or authorize the issuance of any other securities or any other equity interests of Starwave, as applicable, in respect of, in lieu of or in substitution for shares of capital stock of Starwave or any other equity interests, as applicable, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of Starwave or any of Starwave's subsidiaries or other equity interests as applicable, of any subsidiary of Starwave (or options, warrants or other rights exercisable therefor); (7) other than Starwave's issuance of approximately 1,100,000 options to employees of Starwave in accordance with the resolutions of Starwave's Board adopted on June 13, 1998 and any other grants of options to purchase Starwave common stock (with an exercise price equal to fair market value of the Starwave common stock at the date of option grant) granted to employees in the ordinary course of business consistent with past practices, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or any other equity interests, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or any other equity interests of Starwave or any of the subsidiaries of Starwave, as applicable, or other convertible securities of Starwave or any of the subsidiaries of Starwave; (8) cause or permit any amendments to the Starwave Articles of Incorporation or Bylaws, or any amendments to Starwave's other organizational documents; (9) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or except in the ordinary course otherwise acquire or agree to acquire any assets, in each case involving an investment in excess of $100,000, individually or $500,000 in the aggregate; (10) without limiting any other provisions of clause (1) above, sell, lease, license or otherwise dispose of any of Starwave's properties or assets, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $100,000 individually or $500,000 in the aggregate; (11) except for advances and short-term loans provided by Disney or affiliates of Disney to fund operating losses incurred in the ordinary course of business consistent with past practice (whether evidenced by a written instrument (which Starwave may execute at any time) or only reflected on the financial statements (including without limitation the balance sheet provided to Infoseek Delaware by Starwave at the closing, if then outstanding) and books and records of Starwave) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for obligations not exceeding $100,000 individually or $500,000 in the aggregate; (12) grant any loans to others or purchase debt securities of others or materially amend the terms of any outstanding loan agreement to others; (13) grant any severance, retention, or termination pay (i) to any director or officer or (ii) to any other employee of Starwave or its subsidiaries, except in each case payments made pursuant to certain standard written agreements outstanding as of the date of the Reorganization Agreement or payments not exceeding $250,000 in the aggregate after the date of the Reorganization Agreement; (14) adopt or enter into any employee plan or agreement, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of any Starwave employees other than routine increases and promotions in the ordinary course of business, consistent with past practices;
(15) revalue any of Starwave's assets with a value in excess of $100,000 individually or $500,000 in the aggregate, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (16) except with respect to taxes owed by Starwave or any subsidiaries of Starwave, pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities; (17) except with respect to tax returns to be filed by Starwave or any of its subsidiaries for the taxable year ending September 30, 1997, (i) make or change any material election in respect of taxes relating to the operations of Starwave and its subsidiaries, or, (ii) adopt or change any accounting method in respect of taxes except as required by law; (18) other than in the ordinary course of business consistent with past practice, enter into any strategic alliance; (19) accelerate the vesting schedule of any of the outstanding Starwave Options or capital stock of Starwave; or (20) hire any material number of employees or terminate any of Starwave's key employees, or encourage employees to resign. In addition, Starwave has agreed not to take any action that would prevent Starwave from performing any of the covenants Starwave has agreed to in the Reorganization Agreement.

CONDUCT OF INFOSEEK CALIFORNIA'S BUSINESS PENDING THE MERGERS

  Other than as contemplated by the Reorganization Agreement and the Related Agreements, Infoseek California has agreed to conduct the business of Infoseek California in accordance with the terms and conditions as described in the Governance Agreement entered into of even date with the Reorganization Agreement. Except as otherwise contemplated by the Reorganization Agreement, the Related Agreements and the other agreements by and between the parties entered into as of the date of the Reorganization Agreement, and the several transactions contemplated thereby, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, Infoseek California has agreed (except to the extent that Starwave shall otherwise have previously consented in writing), to carry on Infoseek California's business (including the business of the subsidiaries of Infoseek California) in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, to pay the debts and taxes of Infoseek California (and the subsidiaries of Infoseek California) when due (unless such debts and taxes are the subject of a dispute that Infoseek California is actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that Infoseek California is actively seeking to resolve), and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact Infoseek California's (including its subsidiaries) present business organizations, keep available the services of Infoseek California's (including its subsidiaries) present officers and key employees and preserve Infoseek and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the goodwill and ongoing businesses of Infoseek California and its subsidiaries at the Effective Time.

SOLICITATION OF ALTERNATIVE TRANSACTIONS

  From and after the date of the Reorganization Agreement, Starwave and Disney have agreed that each shall not, and shall not authorize or permit any of their respective parent corporations, subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, their "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of Starwave or any of its subsidiaries, from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any such Acquisition Proposal; provided, however, that notwithstanding any other provision of the Reorganization Agreement, (1) Starwave and Disney may comply with applicable securities laws and regulations and (2) after either (x) Infoseek California delivers 24 hours prior notice to Starwave that Infoseek California (a) intends to deliver confidential information to a third party and/or (b) intends to enter into discussions or negotiations with a third party, and prior to the time Starwave's stockholders shall have voted to approve the Reorganization Agreement, or (y) the occurrence of any of the events described in clauses (vii)(a), (b) or (c) described in "--Termination of the Reorganization Agreement," Starwave may:

    (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by Starwave or its Representatives after the date of the Reorganization Agreement) seeks to initiate such discussions or negotiations, and may furnish such third party information

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

  concerning Starwave and its business, properties and assets if and only to the extent that (1)(a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of Starwave that is financially superior to the Mergers and the transactions contemplated in connection with the Mergers and not subject to any financing condition, as determined in good faith in each case by Starwave's board of directors after consultation with its financial advisors (a "Starwave Superior Proposal") and (b) Starwave's board of directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is consistent with its fiduciary duties under applicable law, and
  (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Starwave provides the required notice and receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between the parties; and/or

    (ii) recommend to the Starwave shareholders that they accept a Starwave Superior Proposal from a third party, provided that the required conditions set forth in subsection (i)(1) and (i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Starwave Superior Proposal, the Reorganization Agreement is terminated pursuant to the terms and conditions governing such termination as described in subsections (ix) or (x) of "--Termination of the Reorganization Agreement."

  From and after the date of the Reorganization Agreement, Infoseek California has agreed that it shall not, and shall not authorize or permit any of its subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, its "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of Infoseek California or any of its subsidiaries, from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any such Acquisition Proposal; provided, however, that notwithstanding any other provision of the Reorganization Agreement, (1) Infoseek California may comply with applicable securities laws and regulations, including without limitation the Exchange Act (and Rule 14(e-2) promulgated under the Exchange Act with regard to a tender or exchange offer), and (2) prior to the time its shareholders shall have voted to approve the Reorganization Agreement, Infoseek California may:

    (x) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by Infoseek California or its Representatives after the date of the Reorganization Agreement) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning Infoseek California and its business, properties and assets if and only to the extent that: (1)(a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of Infoseek California's securities that is financially superior to the Mergers and the transactions contemplated in connection with the Mergers and not subject to any financing condition, as determined in good faith in each case by Infoseek California's Board of Directors after consultation with its financial advisors (an "Infoseek Superior Proposal"), and (b) Infoseek California's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Infoseek California provides the notice described in the first paragraph of this Section relating to the required notice in the event that Infoseek California either delivers confidential information to a third party and/or enters into discussions or negotiations with a third party, and receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement currently in place between Infoseek California and Disney; and/or

    (y) recommend to its stockholders that they accept an Infoseek Superior Proposal from a third party, provided that the conditions set forth in
  (x)(1) and (x)(2) above have been satisfied and, prior to entering into a definitive agreement providing for an Infoseek Superior Proposal, the Reorganization Agreement is terminated pursuant to subsections (vii) or
  (viii) of the section titled "--Termination of the Reorganization
  Agreement."

  As used in the Reorganization Agreement, "Acquisition Proposal" means:

    (i) a bona fide proposal or offer (other than by another party to the Reorganization Agreement) for a tender or exchange offer for the securities of Starwave or Infoseek California, as the case may be, or (ii) a bona fide proposal or offer (other than by another party hereto) for a merger, consolidation or other business communication involving an acquisition of Starwave or Infoseek California, as the case may be, or any material subsidiary of Starwave or Infoseek California, as the case may be, or
  (iii) any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Starwave or Infoseek California, as the case may be, or any material subsidiary of Starwave or Infoseek California, as the case may be.

CONDITIONS TO THE MERGERS

  The obligations of each party to the Reorganization Agreement to effect the Mergers and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal, and all waiting periods under the HSR Act relating to the Starwave Merger and the transactions contemplated by the Securities Purchase Agreement will have expired or terminated early; (ii) the Reorganization Agreement shall have been approved and adopted, and the Mergers shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Infoseek California and Starwave; (iii) the shares of Infoseek Delaware to be issued in the Mergers to the shareholders of Infoseek California and Starwave shall have been approved for listing (subject to notice of issuance) on Nasdaq; (iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Registration Statement and no similar proceeding in respect of this Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC; and (v) the Related Agreements executed on the date of the Reorganization Agreement shall be in full force and effect as of the Effective Time.

  In addition to the foregoing conditions, the obligation of Starwave and Disney to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Starwave and Disney: (i) DEI shall have received the opinion of Dewey Ballantine LLP, special counsel to Disney, based upon reasonably requested representation letters of Disney, Infoseek and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to Disney, to the effect that the Starwave Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Infoseek Merger, will be treated as a transfer of property to Infoseek Delaware by DEI governed by section 351 of the Code; (ii) the representations and warranties of Infoseek in the Reorganization Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect (as defined below) on Infoseek California, and each of Infoseek California and Infoseek Delaware shall have performed and complied in all material respects with all covenants and obligations of the Reorganization Agreement required to be performed and complied with by them as of the Effective Time; (iii) no Material Adverse Effect with respect to Infoseek California shall have occurred since the date of the Reorganization Agreement and no events or circumstances have occurred since the date of the Reorganization Agreement that would have a Material Adverse Effect on Infoseek California (except for any Material Adverse Effect that shall

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

have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on Infoseek California; and (iv) each of Starwave and Disney shall have been provided with a certificate executed on behalf of Infoseek California by its President and Chief Executive Officer to the effect that, as of the Effective Time, the conditions set forth in the Reorganization Agreement have been met. For purposes of the Reorganization Agreement as a whole, "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity referred to, together with its subsidiaries, taken as a whole. For purposes of the closing conditions, it shall also be deemed a "Material Adverse Effect" on Infoseek California or Starwave, as the case may be, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Infoseek California or Starwave, as the case may be, preventing Infoseek California or Starwave, as the case may be, from generally using or materially limiting the ability of Infoseek California or Starwave, as the case may be, to generally use intellectual property that is both material to and necessary for the conduct of Infoseek California's or Starwave's business, as the case may be, as currently conducted (taken as a whole), and the prior pendency of a temporary restraining order in respect of such intellectual property which is no longer in effect shall be deemed not to be a "Material Adverse Effect" on Infoseek California or Starwave, as the case may be, for purposes of the Reorganization Agreement.

  Further, the obligations of Infoseek to consummate and effect the Mergers are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Infoseek California or Infoseek Delaware; (i) Infoseek California shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to Infoseek, based upon reasonably requested representation letters of Disney, Infoseek and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to Infoseek California, to the effect that the Infoseek Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Starwave Merger, as a transfer of property to Infoseek Delaware by holders of Infoseek California common stock governed by section 351 of the Code; (ii) the representations and warranties of Starwave and Disney in the Reorganization Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Starwave, and each of Starwave and Disney shall have performed and complied in all material respects with all covenants and obligations of the Reorganization Agreement required to be performed and complied with by them as of the Effective Time;
(iii) no Material Adverse Effect with respect to Starwave has occurred since the date of the Reorganization Agreement and no events or circumstances have occurred since the date of the Reorganization Agreement that would have a Material Adverse Effect on Starwave (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on Starwave; (iv) any and all consents, waivers, assignments and approvals as provided for in the Reorganization Agreement (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Starwave or Infoseek Delaware) shall have been obtained; (v) Infoseek California shall have been provided with a certificate executed on behalf of Disney by its Chief Financial Officer and executed on behalf of Starwave by its President and Chief Executive Officer to the effect that, as of the Effective Time the conditions set forth in the Reorganization Agreement have been met; (vi) Infoseek California shall have received from Disney and Starwave on or prior to the Closing Date the closing balance sheet of Starwave, certified as to correctness by Disney and Starwave; and (vii) Disney shall have delivered to Infoseek Delaware an amount equal to the shortfall, if any, between the estimated net worth of Starwave (defined as the total consolidated assets of Starwave minus total consolidated liabilities, each determined in accordance with generally accepted accounting principles) and $5 million.

TERMINATION OF THE REORGANIZATION AGREEMENT

  The Reorganization Agreement provides that it may be terminated and the Mergers abandoned at any time prior to the Effective Time:

  (i) By mutual consent of Infoseek California, Disney, and Starwave.

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

  (ii) By Infoseek California or Starwave if: (a) the Effective Time has not occurred by December 31, 1998; provided, however, that the right to terminate the Reorganization Agreement under this clause shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of the Reorganization Agreement; (b) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Mergers; or (c) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any governmental body that would make consummation of the Mergers illegal.

  (iii) By Infoseek California or Starwave if (a) the Infoseek California Shareholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and Infoseek California's shareholders shall have taken a final vote on the matters required to be voted on at the Infoseek Shareholders Meeting as set forth herein in the section entitled "Infoseek Shareholders Meeting--Purpose" and (b) such matters shall not have been approved at such meeting by the required Infoseek California shareholder vote (provided, further, that the right to terminate the Reorganization Agreement under this clause shall not be available to Infoseek California or Starwave where the failure to obtain the required Infoseek California shareholder vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of the Reorganization Agreement).

  (iv) By Infoseek California or Starwave if there shall be any governmental action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any governmental body, which would: (a) prohibit Infoseek Delaware's ownership or operation of any material portion of the business of Starwave or (b) compel Infoseek Delaware or Starwave to dispose of or hold separate all or a material portion of the business or assets of Starwave or Infoseek Delaware as a result of the Mergers.

  (v) By Infoseek California if it is not in material breach of its obligations under the Reorganization Agreement and there has been a breach of any representation, warranty or covenant contained in the Reorganization Agreement on the part of Starwave or Disney, or if any representation or warranty on the part of Starwave or Disney shall have become untrue, in either case such that the condition relating to the accuracy of all representations and warranties of Starwave and Disney as of the Effective Time would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representation or warranty or breach shall not have been cured within thirty
(30) calendar days after written notice to Starwave and Disney; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured.

  (vi) By Starwave or Disney if neither Starwave nor Disney is in material breach of their respective obligations under the Reorganization Agreement and there has been a breach of any representation, warranty or covenant contained in the Reorganization Agreement on the part of Infoseek California, or if any representation or warranty of Infoseek California shall have become untrue, in either case such that the condition regarding the accuracy of Infoseek's representations and warranties and compliance with all covenants and obligations of the Reorganization Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representations and warranties or such breach shall not have been cured within thirty (30) calendar days after written notice to Infoseek California; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

  (vii) By Starwave, prior to obtaining the required vote of the shareholders of Infoseek California as provided in the Reorganization Agreement and after receipt by Infoseek California of an Acquisition Proposal for Infoseek California, if (a) by the end of the third business day following (but not including) the day Starwave notifies Infoseek California that it wishes the Board of Directors of Infoseek California to publicly reaffirm its recommendation to stockholders of Infoseek California to vote for the Mergers, the Board of Directors of Infoseek California fails to so publicly reaffirm; or (b) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for Infoseek California or (B) the third business day following (but not including) the day Starwave notifies Infoseek California that it wishes the Board of

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

Directors of Infoseek California to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of Infoseek California fails to publicly reject such Acquisition Proposal; or (c) the Board of Directors of Infoseek California shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated by the Reorganization Agreement.

  (viii) By Infoseek California, prior to obtaining the required vote of the shareholders of Infoseek California as provided in the Reorganization Agreement upon five days' prior notice to Starwave (the "Infoseek California Superior Proposal Notice"), if, as a result of an Infoseek Superior Proposal by a party other than Starwave or any affiliates of Starwave, the Board of Directors of Infoseek California determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Infoseek California Superior Proposal is necessary for the Board of Directors of Infoseek California to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that the Board of Directors of Infoseek California, in making any such determination, shall have considered all concessions which have then been offered by Starwave (it being understood that prior to any such termination Infoseek California shall, and shall cause its respective financial and legal advisors to, negotiate with Starwave to make such adjustments in the terms and conditions of the Reorganization Agreement in favor of Infoseek California as would induce Infoseek California to proceed with a transaction with Starwave rather than consummation of an Acquisition Proposal made by a third party).

  Notwithstanding the foregoing, prior to or contemporaneous with any termination under the foregoing Subsection (viii), Infoseek California must pay to Starwave in immediately available funds the fees and expenses set forth in the section herein titled "--Termination Fees." In addition, Infoseek California has agreed that it shall not terminate the Reorganization Agreement pursuant to the foregoing subsection (viii) at any time prior to 180 days after the date of the Reorganization Agreement nor at any time prior to five days after Starwave's receipt of an Infoseek California Superior Proposal Notice in respect of the Infoseek Superior Proposal to be accepted.

  (ix) By Infoseek California, prior to obtaining the required shareholder vote of the shareholders of Infoseek California in accordance with the section titled "Infoseek Shareholders Meeting--Purpose" and after receipt by Starwave of an Acquisition Proposal for Starwave, if (a) by the end of the third business day following (but not including) the day Infoseek California notifies Starwave that it wishes the Board of Directors of Starwave to publicly reaffirm its recommendation to stockholders of Starwave to vote for the Mergers, the Board of Directors of Starwave fails to so publicly reaffirm; or (b) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for Starwave or (B) the third business day following (but not including) the day Infoseek California notifies Starwave that it wishes the Board of Directors of Starwave to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of Starwave fails to publicly reject such Acquisition Proposal; or
(c) the Board of Directors of Starwave shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated by the Reorganization Agreement.

  (x) By Starwave, prior to obtaining the required vote of the shareholders of Starwave, upon five days' prior notice to Infoseek California (the "Starwave Superior Proposal Notice"), if, as a result of a Starwave Superior Proposal by a party other than Infoseek California or any of its Affiliates, the Board of Directors of Starwave determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Starwave Superior Proposal is consistent with its fiduciary duties under applicable law; provided, however, that the Board of Directors of Starwave, in making any such determination, shall have considered all concessions which have then been offered by Infoseek California (it being understood that prior to any such termination Starwave shall, and shall cause its respective financial and legal advisors to, negotiate with Infoseek California to make such adjustments in the terms and conditions of the Reorganization Agreement in favor of Starwave as would induce Starwave to proceed with a transaction with Infoseek California rather than consummation of an Acquisition Proposal made by a third party).

  Notwithstanding the foregoing, prior to or contemporaneous with any termination under subsection (x) above, Starwave must pay to Infoseek California in immediately available funds the fees required to be paid

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

pursuant to the section herein "--Termination Fees." In addition, Starwave agrees that it shall not terminate the Reorganization Agreement pursuant to subsection (x) above any time prior to 180 days after the date of the Reorganization Agreement nor at any time prior to five days after Infoseek California's receipt of a Starwave Superior Proposal Notice in respect of the Starwave Superior Proposal to be accepted.

  (xi) By Starwave, provided that neither it nor Disney is in breach of the Reorganization Agreement, in the event that the Registration Statement has not been declared effective by the SEC on or prior to the day that is 60 calendar days following the day, if any, Infoseek California receives initial written comments from the SEC in respect of the disclosures set forth therein (tolled for any period of Federal government strike or extraordinary shutdown that affects the SEC).

  (xii) By Starwave, provided that neither it nor Disney is in breach of the Reorganization Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Infoseek California preventing Infoseek California from generally using or materially limiting the ability of Infoseek California to generally use intellectual property that is both material to and necessary for the conduct of Infoseek's business as currently conducted (taken as a whole).

  (xiii) By Infoseek California, provided that it is not in breach of the Reorganization Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Starwave preventing Starwave from generally using or materially limiting the ability of Starwave to generally use intellectual property that is both material to and necessary for the conduct of Starwave's business as currently conducted (taken as a whole).

TERMINATION FEES

  If the Reorganization Agreement is terminated by (i) Starwave as a result of Infoseek's breach of the non- solicitation covenant, or (ii) by Starwave pursuant to its rights under subsection (vii) of "--Termination of the Reorganization Agreement," or (iii) by Infoseek pursuant to its rights under subsection (viii) of "--Termination of the Reorganization Agreement," Infoseek shall pay to Starwave a fee of $17 million, plus the amount of any documented out-of-pocket expenses incurred by Starwave and its affiliates in connection with the negotiation and preparation of the Reorganization Agreement and the Related Agreements and any other ancillary agreements executed and delivered in connection with the transactions contemplated thereby (including fees of counsel and accountants) up to the date of such termination up to a maximum aggregate of $1.5 million (collectively, "Expenses") in cash minus any amounts as may have been previously paid by such party in termination fees.

  If (i) the Reorganization Agreement is terminated by a party pursuant to clause (iii) under "--Termination of the Reorganization Agreement" following a failure of the shareholders of Infoseek California to grant the necessary approvals of the Mergers and related transactions; (ii) prior to such meeting of the shareholders of Infoseek California (and following the date of the Reorganization Agreement), there shall have been publicly announced an Acquisition Proposal involving Infoseek California (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the shareholders' meeting); and
(iii) within 12 months of any such termination pursuant to such clause (iii), Infoseek California becomes a majority-owned subsidiary of the offeror of such Acquisition Proposal or an affiliate thereof or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or affiliate thereof which would result in the acquisition of 50% or more of the voting power of Infoseek California (a "Majority Acquisition Proposal"), then Infoseek California, upon the signing of a definitive agreement relating to such Majority Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition of the closing) of Infoseek California becoming such a subsidiary or of such Majority Acquisition Proposal, shall pay to Starwave a fee of $17 million plus Expenses, minus any amounts as may have been previously paid by such party in termination fees.

  If the Reorganization Agreement is terminated by (i) Infoseek California as a result of a Starwave breach of the non-solicitation covenants, or (ii) by Infoseek California pursuant to its rights under subsection (ix) of

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

"--Termination of the Reorganization Agreement," or (iii) by Starwave pursuant to its rights under subsection (x) of "--Termination of the Reorganization Agreement," Starwave shall pay to Infoseek California a fee of $17 million, plus Expenses minus any amount as may have been previously paid by Starwave in termination fees.

  In addition, under a separate Licensing and Services Option Agreement between Disney and Infoseek, if the Reorganization Agreement is terminated under circumstances in which Infoseek California is required to pay a termination fee to Starwave, then Disney shall have the right to exercise one or both of two options. The first option includes the right to obtain a nonexclusive, worldwide license for five years, with certain rights to sublicense, to use Infoseek search and communication technology in connection with the development, operation and exploitation of Disney's and its affiliates' online services. Upon the exercise of this option, Disney has agreed to pay Infoseek an annual fee for the license and an additional annual fee for the right to receive updates to the licensed technology. The second option would enable Disney to have prominent placement for links of certain online services of Disney and its affiliates on Infoseek's Internet Services for a term of five years, and prominent placement of content of Disney and its affiliates within Infoseek's Internet services in exchange for an annual fee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Infoseek Delaware will indemnify each director of Infoseek California and Starwave as of the Effective Time (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted under applicable law. Such rights are in addition to rights that an Indemnified Party may have under the charter, bylaws and other similar organizational documents of Infoseek California, Starwave or any of their subsidiaries or applicable law. Such rights are also contingent upon the occurrence of, and will survive consummation of the transactions contemplated by the Reorganization Agreement and are expressly intended to benefit each Indemnified Party. DEI has agreed to indemnify and hold Infoseek Delaware and each of its subsidiaries harmless, and reimburse Infoseek Delaware upon demand for any and all amounts paid to or on behalf of an Indemnified Party who was, at the date of the Reorganization Agreement, or following the date of the Reorganization Agreement at any time prior to the Effective Time, a director of Starwave, other than Michael Slade.

OTHER COVENANTS

  The Reorganization Agreement also contains various other covenants and agreements that are customary in transactions of this nature. Among other things, Infoseek California and Starwave have agreed to prepare and cause to be filed with the SEC this Joint Proxy Statement/Prospectus for the solicitation of approval of the respective shareholders of Infoseek California and Starwave of the Reorganization Agreement, the Mergers and the transactions contemplated by the Reorganization Agreement. Infoseek California has also agreed to prepare and cause to be filed with the SEC the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, with respect to those shares of Infoseek Delaware common stock issuable in the Mergers. Each of Infoseek Delaware, Infoseek California and DEI has agreed to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and Infoseek California has agreed to use all reasonable efforts to cause this Joint Proxy Statement/Prospectus to be mailed to Infoseek California's shareholders and Starwave's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided, however, that if any of the Representation Agreements is duly terminated prior to the Effective Time by Infoseek California, Infoseek California shall have the unilateral right, exercisable in its sole discretion, to elect not to submit the Reorganization Agreement and the transactions contemplated thereby to a vote of Infoseek California's shareholders without being deemed in breach of any obligation under the Reorganization Agreement and without payment of any fees or penalties thereunder (provided that Infoseek California shall otherwise remain subject to the terms and conditions of the Reorganization Agreement, including, without limitation, the termination fee provisions thereof), and Starwave may terminate the Reorganization Agreement. Each of the

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parties to the Reorganization Agreement has also agreed to promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by the foregoing provisions. If any event related to Infoseek Delaware, Infoseek California, DEI or Starwave occurs or if Infoseek Delaware, Infoseek California, DEI or Starwave becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, then Infoseek Delaware, Infoseek California, DEI or Starwave, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Infoseek California and Starwave.

SHAREHOLDER AGREEMENTS

 Starwave

  Each of DEI, Michael B. Slade, Curt Blake, Patrick Naughton and Thomas L. Phillips, Jr. (together, the "Starwave Shareholders"), shareholders of Starwave and together owning approximately 94% of the voting power of Starwave as of the record date, has entered into a Shareholder Agreement with Infoseek Delaware and Infoseek California (the "Starwave Shareholder Agreement") pursuant to which such shareholders of Starwave have agreed, among other things, to: (i) vote in favor of the Starwave Merger and the Reorganization Agreement; (ii) vote against any other merger agreement, merger, consolidation, asset sale, joint venture or similar transaction; (iii) vote against any amendment to the Starwave Articles of Incorporation or Bylaws or other proposal or transaction involving Starwave or its subsidiaries which would impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation of Starwave regarding the Starwave Merger, the Reorganization Agreement, or any of the transactions otherwise contemplated by the Reorganization Agreement or the Starwave Shareholder Agreement; (iv) not grant any proxy or powers of attorney with respect to the Starwave shares held by him or it; or (v) not sell, transfer or other dispose of the Starwave shares held by it or him. The obligations under the Starwave Shareholder Agreement are binding on transferees and Starwave shares received pursuant to, among other things, stock splits, stock dividends, and reorganizations or similar events. The Starwave Shareholder Agreements expire on the earlier of (i) 180 days from the date of the Shareholder Agreement and (ii) the Effective Time, and (iii) termination of the Reorganization Agreement, other than, in the case of Starwave shareholders other than DEI, pursuant to a termination due to a Starwave Superior Proposal (as defined in the Reorganization Agreement) received by Starwave. See "--Solicitation of Alternative Transactions" and "-- Termination of the Reorganization Agreement".

  In connection with the covenants set forth above, each Starwave Shareholder also granted to Harry M. Motro and Leslie E. Wright, as officers of Infoseek California and Infoseek Delaware, an irrevocable proxy to vote such shareholder's shares in favor of the Mergers and the Reorganization Agreement.

 Infoseek California

  Each of Steven T. Kirsch, Harry M. Motro, Andrew E. Newton and Leslie E. Wright (the "Infoseek Shareholders"), each a shareholder of Infoseek California and together owning approximately 22% of the voting power of Infoseek California as of the Record Date, have entered into a Shareholder Agreement with Disney (the "Infoseek Shareholder Agreement") pursuant to which such Infoseek Shareholders have agreed, among other things, to: (i) vote in favor of the Infoseek Merger and the Reorganization Agreement; (ii) not grant any proxy or powers of attorney with respect to the Infoseek Shares held by him or it; or (iii) not sell, transfer or otherwise dispose of the Infoseek Shares held by such Infoseek Shareholder. The obligations under the Infoseek Shareholder Agreement are binding on transferees and shares received pursuant to, among other things, stock splits, stock dividends, and reorganizations or similar events. The Infoseek Shareholder Agreements terminate on the earlier of (i) 120 days from the date of the Shareholder Agreement, (ii) the Effective Time or (iii) termination of the Reorganization Agreement, other than pursuant to a termination due to an Infoseek Superior Proposal received by Infoseek California. See "--Solicitation of Alternative Transactions" and "-- Termination of the Reorganization Agreement". Each of the Infoseek Shareholders has also agreed, until

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the termination of the Standstill Period (as defined in the Governance
Agreement described below), even in the event of a termination of the other provisions of the Shareholder Agreements, to vote shares beneficially owned by such Infoseek Shareholder in favor Disney's nominees to the Infoseek Delaware Board of Directors.

  In connection with the covenants set forth above, such Infoseek Shareholders also granted to Thomas O. Staggs and Laurence J. Shapiro, as officers of Disney, an irrevocable proxy to vote such Infoseek Shareholders' shares in favor of the Infoseek Merger and the Reorganization Agreement.

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                       DESCRIPTION OF RELATED AGREEMENTS

  The several equity, governance, commercial and licensing agreements summarized below have been entered into by and among Infoseek and Disney and certain of their respective affiliates, and are to be effective upon and subject to the consummation of the Mergers, although certain provisions of the Governance Agreement described below are currently effective. It is a condition to consummation of the Mergers that these agreements be in full force and effect.

  Each of the following summaries is not intended to be exhaustive and each is qualified by the full text of the respective Related Agreements, each of which has been filed as an exhibit to the Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part.

EQUITY AND GOVERNANCE AGREEMENTS

 Common Stock and Warrant Purchase Agreement

  Infoseek Delaware and Disney entered into a Common Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement") concurrently with the signing of the Reorganization Agreement. Under the terms of the Securities Purchase Agreement, Infoseek Delaware has agreed to issue and sell, and Disney has agreed to purchase concurrently with the consummation of the Mergers, 2,642,000 shares of Infoseek Delaware common stock (the "Sale Shares"), at a price of $26.50 per share, and a warrant (as described further below, the "Warrant") to purchase 15,720,000 shares of Infoseek Delaware common stock, at certain times, at certain prices and on certain conditions, in exchange for cash in the amount of $70,013,000.00 (the "Cash Consideration") and a note (as described further below, the "Note") in the principal amount of $139,000,000. The Sale Shares and the Warrant will be "restricted securities" as defined in the Securities Act.

 Warrant

  The Warrant is exercisable to purchase 15,720,000 shares of Infoseek Delaware common stock, subject to the following restrictions. The shares subject to the Warrant vest and become exercisable as to one-third of the shares subject to the Warrant upon each of the first, second, and third anniversaries of the consummation of the Mergers. In the event of a Standstill Termination Event (as defined in the Governance Agreement described below), any unvested shares vest and become exercisable immediately.

  The exercise price for each share of common stock of Infoseek Delaware under the Warrant is equal to (i) 120% of the closing sale prices on Nasdaq (or another national market) for the thirty trading days prior to the time such share vests and becomes exercisable or (ii) if not traded on market, by unanimous determination of the Infoseek Board or if the Infoseek Board cannot agree, through an appraisal mechanism, subject to, in each case, a maximum per share exercise price of $50.00.

  The Warrant is transferrable only to 80% or greater subsidiaries of Disney. The Warrant does not entitle the holder to any rights as a stockholder prior to exercise. However, the Warrant and the shares underlying the Warrant are subject to the Governance Agreement described below. Any shares issuable upon exercise of the Warrant are entitled to the registration rights contained in the Registration Rights Agreement described below.

 Note

  The Note, in principal amount of $139,000,000, bears interest at a rate of 6.5% per annum, which rate was determined on the basis of arms' length negotiations between the parties and approximated Disney's then average cost of capital. The Note is repayable in twenty quarterly principal installments of $6,950,000 together with interest thereon, beginning on the three month anniversary of the consummation of the Mergers. The Note (together with accrued and unpaid interest) may be repaid in whole or in part without premium or penalty at any time.

 Registration Rights Agreement

  Pursuant to the Registration Rights Agreement among Infoseek and Disney, to be executed upon consummation of the Mergers, Infoseek Delaware will be obligated to register, at its expense, under the

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Securities Act, Infoseek Delaware common stock held by Disney, 80% or greater subsidiaries of Disney or Disney stockholders following a pro rata distribution of Infoseek shares to such stockholders in certain circumstances.

  Upon a request to register shares with an anticipated total offering price of $10,000,000, Infoseek Delaware is obligated to file, on not more than two occasions, a registration statement with respect to such shares within 45 days at Infoseek Delaware's own expense, and use best efforts to cause such registration to be declared effective, subject to certain limitations and conditions. Such registration shall be on a form mutually agreed by the parties, but may be pursuant to a shelf registration if Infoseek is eligible, upon Disney's request. The obligation to register such shares pursuant to the Registration Rights Agreement begins three years after the consummation of the Mergers or upon the earlier termination of the Standstill Period (as defined in the Governance Agreement).

  If Infoseek Delaware proposes to register any of its securities under the Securities Act either for its own account or for the account of others (except in connection with employee benefit plans, mergers or stock issuable upon conversion of convertible securities), Disney and others with registration rights are entitled to notice of the registration, and are entitled to include Infoseek Delaware shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration, subject to Disney's shares receiving priority over all other parties (other than Infoseek Delaware) exercising registration rights in connection with the offering.

 Governance Agreement

  Disney and Infoseek have also entered into a Governance Agreement which provides for the following:

  Disney's Standstill Restrictions. Pursuant to the Governance Agreement, during the Standstill Period (as defined below), none of Disney, any affiliate (as defined under the Exchange Act) of Disney or any group (as defined under Rule 13d-3 of the Exchange Act, a "13D Group") of which Disney or any of its affiliates is a member, shall directly or indirectly, acquire or beneficially own voting stock or authorize or make a tender offer, exchange offer or other offer therefor, if the effect of such acquisition would be to increase the percentage of total current voting power represented by all shares of voting stock of Infoseek beneficially owned by Disney to more than 49.9% of total current voting power of Infoseek voting stock then outstanding, provided that, the foregoing shall not prohibit Disney and/or any of its affiliates from making a tender offer for 100% of the Infoseek shares of voting stock it does not own during the Standstill Period so long as such tender offer has been approved by a majority of Infoseek disinterested directors and is conditioned upon a majority of the shares of voting stock held by disinterested shareholders being tendered and not withdrawn with respect to such offer (a "Disney Tender Offer"). Following the Standstill Period, Disney, its affiliates or any 13D Group of which Disney or any of its affiliates is a member shall be entitled to commence a tender or exchange offer to purchase or exchange for cash or other consideration any Infoseek voting stock provided that such offer is conditioned upon and not consummated unless a majority of the shares of voting stock held by disinterested shareholders are tendered and not withdrawn with respect to such tender or exchange offer.

  As defined in the Governance Agreement, the following terms are defined as follows: "Standstill Period" means the period beginning June 18, 1998 and ending on the occurrence of a Standstill Termination Event; "Standstill Reinstatement Event" means the occurrence of either of the following prior to the third anniversary of the Closing: (i) withdrawal or termination of a Third Party Tender Offer at any time during which a Disney Tender Offer is not then pending or (ii) withdrawal, termination, or material alteration of a Disney Tender Offer other than an increase in price; "Standstill Revised Limit" means the percentage of the total current voting power represented by all shares of Infoseek voting stock held by Disney as of the occurrence of a Standstill Reinstatement Event; and "Standstill Termination Event" means the earliest to occur of the following: (i) the third anniversary of the Closing, (ii) a change in control of Infoseek, (iii) a third party tender offer to acquire 25% or more of the then total current voting power of Infoseek, (iv) a Disney Tender Offer, or (v) any person who is not Disney or an affiliate of Disney or 13D Group of which Disney or an affiliate of Disney is a member

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has acquired any Infoseek voting stock which results in such person or 13D
Group owning or having the right to acquire more than 25% of the total current voting power of Infoseek unless such acquisition of shares by such person or 13D Group was approved by Infoseek's Board of Directors pursuant to a 75% supermajority Infoseek Board approval, provided however, that upon a Standstill Reinstatement Event, the Standstill Termination Event shall be deemed not to have occurred and the Standstill Period shall be deemed to be reinstated, and provided further that, upon a Standstill Reinstatement Event, if the Standstill Revised Limit is greater than the Standstill Limit, then the Standstill Revised Limit and not the Standstill Limit shall thereafter be deemed the Standstill Limit.

  Disney's Transfer Restrictions. Unless Disney beneficially owns less than 5% of the total current voting power of Infoseek or until Disney owns at least 90% of the total current voting power of Infoseek, Disney shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, any shares of Infoseek voting stock or non-voting convertible securities of Infoseek except:
(i) to Infoseek; (ii) to an 80% owned subsidiary of Disney (a "Disney Controlled Corporation"); (iii) after the Standstill Period, pursuant to a bona fide firmly underwritten public offering (which underwriter or underwriters of such offering shall include, if requested, an underwriter selected by a majority of the disinterested directors of Infoseek) registered under the Securities Act; (iv) after the Standstill Period, pursuant to a rights offering, dividend or other pro rata distribution to the stockholders of Disney; (v) after the Standstill Period, pursuant to Rule 144 promulgated under the Securities Act, in a brokers' transaction (as defined under Rule
144); (vi) after the Standstill Period, in private placement transactions exempt from the registration requirements of the Securities Act; (vii) in response to a bona fide public tender offer or exchange offer subject to Regulation 14D or Rule 13e-3 promulgated under the Exchange Act for cash or other consideration which is made by or on behalf of Infoseek; or (viii) in response to a third party tender offer, with certain limitations.

  In addition, except in the case of a bona fide offer or proposal that, if consummated, would result in a Change in Control of Infoseek (in which event the following restrictions would terminate), unless Disney beneficially owns less than 5% of the total current voting power of Infoseek or until Disney owns at least 90% of the total current voting power of Infoseek, Disney has agreed (i) not to transfer any of Infoseek voting stock shares acquired upon exercise of any Warrants for a one year period after the date of the acquisition of such shares except to a Disney Controlled Corporation or upon the occurrence of a third party tender offer and (ii) not to transfer any Warrants except to a Disney Controlled Corporation.

  No transferee of Infoseek voting stock or non-voting convertible securities sold, transferred or otherwise disposed of by Disney as permitted by the Governance Agreement shall be bound (other than a Disney Controlled Corporation) by the terms thereof, nor shall such transferee (other than a Disney Controlled Corporation) be entitled, in any manner whatsoever, to any rights afforded Disney under the Governance Agreement.

  Infoseek's Right of First Refusal. Unless Disney beneficially owns shares representing less than 5% of the total current voting power of Infoseek or until Disney owns at least 90% of the total current voting power of Infoseek, prior to Disney effecting any sale, transfer or other disposition of Infoseek shares or non-voting convertible securities in connection with a private placement transaction which directly or indirectly would result in the transfer to any single person or 13D Group of 5% or more of the total current voting power of Infoseek, then Infoseek shall have a first refusal right to purchase all such shares or non-voting convertible securities. Infoseek may assign this right of first refusal to any other person or persons except certain competitors of Disney.

  Disney's Voting Obligations. Disney shall take such action as may be required so that all shares of Infoseek voting stock beneficially owned by Disney are voted for or cast in favor of: (i) during the Standstill Period, nominees to the Board of Directors of Infoseek in accordance with the Governance Agreement and the joint recommendations of the management of Infoseek and a majority of the disinterested directors of Infoseek, (ii) increases in the authorized capital stock of Infoseek and amendments to stock option plans and employee stock purchase plans, in each case approved by Infoseek's Board of Directors, and (iii) all matters approved by a majority of Disney's nominees to the Infoseek Board of Directors.

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  Unless otherwise approved by a majority of the disinterested directors of
Infoseek (as further described under "Board Representation Rights" below), during the Standstill Period, on all matters submitted to the vote, written consent or approval of the holders of Infoseek voting stock other than those matters set forth in the preceding paragraph, Disney shall take such action as may be required so that all shares of Infoseek voting stock beneficially owned by Disney which are in excess of the number of shares representing 43% of the total current voting power of Infoseek are voted or cast on all matters submitted to a vote, consent or other approval of the shareholders of Infoseek on each such matter in the same proportion as the votes cast by the voting stock held by the disinterested shareholders of Infoseek with respect to such matters.

  Except for the foregoing, nothing in the Governance Agreement precludes Disney from voting shares of Infoseek voting stock which it beneficially owns in such manner as Disney determines, in its sole discretion, on any matter presented to stockholders for a vote, consent or other approval; provided, however, that, in no event shall Disney exercise dissenter's rights under applicable law in connection with any merger, consolidation or other reorganization which is approved by Infoseek's Board of Directors and which is intended to qualify for pooling-of-interests accounting treatment (to be reflected in a comfort letter from a nationally recognized accounting firm in customary form).

  Infoseek's Repurchase Right. If at any time there is a change in control of Disney and Disney does not then beneficially own Infoseek shares representing a majority of the then total current voting power of Infoseek, then Infoseek shall have the right to purchase all, but not less than all, of the Infoseek shares and the Warrants then owned by Disney and its affiliates, at any time not to exceed sixty (60) days after Disney informs Infoseek in writing of such change in control of Disney, provided that, not later than 10 business days after receipt of such notice, Infoseek notifies Disney in writing of its intent to exercise the right of repurchase such securities. The purchase price per share of such shares shall be the fair market value thereof as of the date of occurrence of the change in control of Disney and the purchase price for any Warrants shall be the purchase price of such Warrants paid by Disney to Infoseek for such Warrants. Infoseek may not assign its right of repurchase except to an 80% controlled subsidiary.

  Disney's Rights to Maintain. During the Standstill Period, provided that Disney beneficially owns at least 10% of the Total Outstanding Company Equity (as defined below), if the percentage interest of Disney in the Total Outstanding Company Equity is or would be reduced at any time as a result of an issuance of new Infoseek securities, Disney shall have the right to purchase for cash Disney's Pro Rata Portion (as defined below), in whole or in part, at an aggregate purchase price equal to the product of the price per share at which such new securities were or will be sold in such issuance multiplied by Disney's Pro Rata Portion or any part thereof (the "Purchase Price"). As defined in the Governance Agreement, "Disney's Pro Rata Portion" means either (i) in the case of any issuances of new securities for cash consideration in connection with a financing transaction, 43% of the number of new securities, or (ii) in the case of any issuance of new securities in connection with an acquisition transaction, that number of new securities that would equal 43% after the issuance to Disney; and "Total Outstanding Company Equity" means the total number of shares of outstanding capital stock of Infoseek, on a fully diluted basis assuming the conversion, exchange or exercise of all outstanding securities, whether vested or unvested, convertible, exchangeable or exercisable into or for Company common stock.

  In addition, upon any issuance of new Infoseek securities, and only if (i) Disney purchases at least 15% of Disney's Pro Rata Portion of such issuance from Infoseek or in the open market, or (ii) during the Standstill Period, Disney owns at least 35% of the Total Outstanding Company Equity, or (iii) after the Standstill Period, Disney owns at least 30% of the Total Outstanding Company Equity, then Disney shall also have the right to purchase for cash a Warrant exercisable for such number of Infoseek's new securities, either (a) in the event of an issuance of new securities in connection with a financing transaction, equal to 15% of the new securities, or (b) in the event of an issuance of new securities in connection with an acquisition transaction, equal to 15% of the new securities plus that number of new securities of Disney's Pro Rata Portion actually purchased by Disney (either (a) or (b) as applicable, the "Warrant Coverage"). Any such Warrant shall be in the form of the Warrants purchased by Disney pursuant to the Securities Purchase Agreement described above under "--Common Stock and Warrant Purchase Agreement" provided however, that any such Warrants so purchased shall be fully vested

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and exercisable, and the per share exercise price for such new securities underlying such Warrant shall be equal to the price per share at which such new securities were sold in such issuance of such new securities by Infoseek. Disney's purchase price for any such Warrant shall be an amount in cash determined to be the fair market value of such Warrants by (a) mutual agreement of Infoseek and Disney or (b) an investment bank mutually agreed upon by Infoseek and Disney (based on a Black-Scholes option pricing model) (the "Warrant Price").

  Additionally, Disney may, at any time and from time to time, in lieu of purchasing Disney's Pro Rata Portion or any part thereof from Infoseek in connection with an acquisition transaction, purchase on the open- market such number of shares of voting stock as have the equivalent equity interest as Disney's Pro Rata Portion. Such open market purchases would entitle Disney to purchase Warrant Coverage if such purchases are made within 60 days after receipt by Disney of notice of such issuance from Infoseek. Disney may purchase shares of voting stock both from Infoseek and in the open market, in its discretion, in connection with any equity issuance, subject to the Standstill Limit during the Standstill Period.

  Board Representation Rights. The Governance Agreement provides that as a condition to consummation of the Mergers, the Bylaws of Infoseek shall authorize an eight (8) member Board of Directors of Infoseek, and the three persons designated by Disney pursuant to the Reorganization Agreement shall have been elected to Infoseek's Board of Directors. Thereafter, so long as Disney beneficially owns at least 10% of Infoseek's total current voting power, Infoseek shall include in the slate of nominees recommended by Infoseek's management to shareholders for election as directors at any special or annual meeting of shareholders of Infoseek and shall use its best efforts in all other respects to cause the election of, that number of persons designated by Disney equal to the greater of (i) one, or (ii) that number determined by multiplying the then number of members of the Board of Directors by the percentage of total current voting power of Infoseek then owned by Disney. If such calculation results in a whole number plus a fraction, Disney shall only be permitted to designate such whole number of persons; provided however, that if Disney beneficially owns more than 25% of the total current voting power of Infoseek and Disney is not entitled pursuant to the foregoing calculation to appoint more than 25% of the members of the Board of Directors, then such fraction shall be rounded up to the next nearest whole number for purposes of determining the number of Disney designees on Infoseek's Board of Directors. At any time during the Standstill Period, Disney shall not be entitled, and Disney agrees not to cast votes for Disney designees for the Infoseek Board of Directors in excess of the lesser of (i) the number of directors which Disney is entitled to elect under the preceding terms of the Governance Agreement or (ii) 49.9% of the members of the Board of Directors. During the Standstill Period, in the event that the number of Disney designees for the Infoseek Board of Directors exceeds the number of designees that Disney is entitled to designate (the "Excess Directors"), Disney shall cause that number of Excess Directors to resign and not stand for reelection in connection with any special or annual meeting of shareholders of Infoseek. Also see "The Mergers and Related Transactions--Additions to Infoseek's Board of Directors; Interests of Certain Persons in the Mergers."

  Events Requiring Supermajority Board Approval. Pursuant to the Governance Agreement, until Disney's percentage beneficial ownership of the Total Outstanding Company Equity falls below 10%, Infoseek shall not effectuate any Event Requiring Supermajority Board Approval without first having obtained a 75% supermajority Infoseek Board approval. As defined in the Governance Agreement, an "Event Requiring Supermajority Board Approval" means (i) any amendment of Infoseek's Bylaws or Infoseek's Certificate of Incorporation,
(ii) a change in control of Infoseek or any subsidiary of Infoseek, (iii) a sale of more than 15% of the total assets of Infoseek or any subsidiary of Infoseek, (iv) issuances of securities of Infoseek representing 15% or more of the total current voting power, (v) the sale or issuance of any securities of Infoseek for consideration of $200 million or more, (vi) transactions involving expenditures of cash by Infoseek or any subsidiary or incurrence of indebtedness by Infoseek or any subsidiary, in either case, in excess of $200 million, or (vii) appointment of a new Chief Executive Officer of Infoseek; provided that, during the period prior to the consummation of the Mergers, the amount of consideration set forth in clauses (v) and (vi) above is deemed to be $25 million.

  Events Requiring Disinterested Board Approval. Pursuant to the Governance Agreement and the Infoseek Delaware Certificate of Incorporation, until such time as Disney owns 90% or more of Infoseek's total current voting stock, neither Infoseek nor Disney shall effectuate an Event Requiring Disinterested Board Approval

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without first having obtained Disinterested Board Approval with respect to such event. As defined in the Governance Agreement, "Disinterested Board Approval" means the affirmative vote or written consent of a majority of the Disinterested Directors duly obtained in accordance with the applicable provisions of Infoseek's bylaws and applicable law; "Disinterested Director" means, during the Standstill Period, a member of the Board of Directors of Infoseek who is not a Disney Director and, after the Standstill Period, a member of the Board of Directors of Infoseek who is an Independent Director; "Event Requiring Disinterested Board Approval" means: (i) any amendment to Infoseek's Bylaws or Certificate of Incorporation, (ii) any transaction between Infoseek (or any affiliate of Infoseek) and Disney (or any affiliate of Disney), which (a) requires payments by any party in excess of $5 million or (b) contemplates a term equal to or in excess of three years, (iii) adoption of a "poison pill" share purchase rights plan by Infoseek, or any amendment of, or redemption, or exchange of rights issued pursuant to any such plan, provided that, such plan excludes from the definition of "Acquiring Person" therein Disney and wholly owned (direct or indirect) subsidiaries of Disney so long as neither Disney nor any Disney affiliate has breached Disney's standstill restrictions described above and so long as Disney beneficially owns at least 5% of the total current voting power of Infoseek,
(iv) any transfer of any Infoseek shares or non-voting convertible securities by Disney to an Infoseek Competitor in a private placement (as opposed to a public offering), (v) during the Standstill Period, any transfer of 25% or more of Infoseek voting stock by Disney in a private placement (as opposed to a public offering) to any single person or 13D Group, (vi) commencing a tender offer or exchange offer by Disney or any affiliate of Disney (or any 13D Group that includes Disney or any affiliate of Disney) to purchase or exchange for cash or other consideration any Infoseek voting stock, except for a Disney Tender Offer made (a) during a Third Party Tender Offer, or (b) following a Standstill Termination Event so long as the cause of the Standstill Termination Event was not a Disney Tender Offer, (vii) during the Standstill Period, Disney's solicitation of proxies with respect to any Infoseek voting stock or becoming a "participant" in any "election contest" (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of Infoseek, (viii) any termination by Disney of the License Agreement (described below) between Disney and Infoseek
(a) as a result of Infoseek's failure to use commercially reasonable efforts to meet certain spending requests for the New Portal Service, at any time after a majority of the members of Infoseek's Board of Directors are Disney Directors, (b) as a result of the acquisition by any person or group of 25% or more of the voting power of Infoseek thereof if the event that causes Disney to have such termination right is (y) a transfer by Disney of Infoseek shares (other than a transfer pursuant to a third party tender offer) or (z) after a majority of the members of Infoseek's Board of Directors are Disney designees, an issuance of shares by Infoseek which results in a third party owning 25% or more of the total current voting power of Infoseek, or (c) as a result of the bankruptcy or receivership of Infoseek if the event that causes such termination right is that Disney, in its capacity as a shareholder (and not as a creditor) of Infoseek, has applied for or actively supported the appointment of a receiver for Infoseek and such receiver has been appointed, (ix) a transfer by Disney of Infoseek shares which results in a third party owning 25% or more of the total current voting power of Infoseek (other than a transfer pursuant to third party tender offer), (x) during the Standstill Period, or after the Standstill Period, unless Disney owns 50% or more of the total current voting power of Infoseek, any of items (i) through (iv) set forth as an Event Requiring Disinterested Shareholder Approval as described below, (xi) any dissolution or liquidation of Infoseek, (xii) voluntary filing of a petition for bankruptcy or receivership by Infoseek, or the failure to oppose any other person's petition for bankruptcy or any other person's action to appoint a receiver of Infoseek, or (xiii) any amendment, modification or waiver (including a termination other than in accordance with the various termination provisions contained in the Governance Agreement) of any of the provisions of the Governance Agreement;

  Events Requiring Disinterested Shareholder Approval. Pursuant to the Governance Agreement and Infoseek Delaware's Certificate of Incorporation, until such time as Disney owns 90% or more of the total current voting power of Infoseek, neither Infoseek nor Disney (including any affiliate of such party) shall effectuate an Event Requiring Disinterested Shareholder Approval without first having obtained Disinterested Shareholder Approval with respect to such event; provided however, that Disinterested Shareholder Approval shall not be required, if on the record date for such approval of such Event Requiring Disinterested Shareholder Approval, Disney beneficially owns less than 25% of the total current voting power of Infoseek. As defined in the Governance Agreement, "Disinterested Shareholder" means any shareholder of Infoseek who is not Disney or an affiliate of Disney or a member of a 13D Group in which Disney or an affiliate of Disney is also a member; "Disinterested Shareholder Approval" means the affirmative vote or written consent of greater than 50% of the total current voting power of Infoseek held by all Disinterested Shareholders; "Event Requiring Disinterested Shareholder Approval" means: (i) the amendment of any portion of Infoseek's charter that effectuates therein the provisions requiring Disinterested Board Approval and Disinterested Shareholder Approval,
(ii) a sale or disposition of all or substantially all of Infoseek's assets,
(iii) the issuance of securities of Infoseek representing 20% or more of (a) Infoseek's then Total Outstanding Company Equity or (b) Infoseek's then total current voting power or (iv) a merger, consolidation, or other reorganization of Infoseek with or into Disney or any affiliate of Disney.

 First Offer Agreement

  Pursuant to a letter agreement between Steven T. Kirsch, Infoseek's Chairman and a principal shareholder of Infoseek, and Disney, Mr. Kirsch has agreed that if, following the Effective Time of the Mergers and prior to the fourth anniversary thereof, he elects to transfer (other than to family members or for estate planning or charitable purposes) shares of Infoseek common stock with an aggregate value of $1,000,000 or more, then he will first offer to sell such shares to Disney, and Disney will have the right to purchase all (but not less than all) of such shares, at the same purchase price offered to Mr. Kirsch by the third party.


LICENSING AND COMMERCIAL AGREEMENTS

 License Agreement

  Pursuant to a License Agreement between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to utilize the trademarks, service marks and World Wide Web addresses and domain names associated with the New Portal Service and the copyrights in the user interface design of the New Portal Service in connection with the development, operation and exploitation of the New Portal Service. The license will be exclusive to Infoseek and any other use of the licensed intellectual property is subject to Infoseek's approval (which approval may not be unreasonably withheld for uses that do not compete with Infoseek). Infoseek has agreed to pay Disney a royalty equal to one percent (1%) of Infoseek's revenues other than Infoseek revenues derived from Infoseek's software sales and services. Such royalties are not earned or paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes and amortization (EBITA) as defined and royalty payments in any year will not exceed fifteen percent (15%) of Infoseek's EBITA in such year. Disney has agreed to pay Infoseek royalties based on a specified percentage of the revenues received by Disney attributable to other licenses and uses of the licensed intellectual property by Disney or its licensees.

  The license may be terminated by Disney only upon occurrence of the following events: (i) acquisition by any person or group (other than Disney) of more than 25% of the voting equity of Infoseek; (ii) Infoseek's failure to use commercially reasonable efforts to meet certain spending requirements for the New Portal Service, as set forth in a mutually agreed upon business plan, provided that these termination rights expire in ten years or earlier if certain conditions are met; or (iii) bankruptcy or receivership of Infoseek. Subject to adjustment by unanimous vote of the two member advisory committee established pursuant to the Product Management Agreement described below, these spending requirements for the New Portal Service for the first three years are $40.5 million, $58.3 million and $64.8 million, respectively. Thereafter such requirements are to be set by unanimous vote of the advisory committee, provided that, if no amount is agreed to by the advisory committee, such amount shall be based on the prior year's spending requirement as adjusted for projected growth based on changes in the consumer price index or certain other metrics. The amounts spent by Infoseek on the purchase of promotional services under the Promotional Services Agreement described below apply towards these spending requirements. Disney's ability to trigger these termination rights will be limited by the Governance Agreement. If Disney terminates the license, Infoseek will grant to Disney a worldwide, nonexclusive, royalty-free license, with certain rights to sublicense, to use Infoseek technology in connection with the development and operation of the New Portal Service, with rights to obtain updates to the licensed technology at most favored nation prices for five years after any such termination.

 Product Management Agreement

  Under a Product Management Agreement, Disney and Infoseek have agreed to establish an advisory committee (consisting of one Infoseek representative and one Disney representative) for the overall management of the New Portal Service to be developed and launched by Infoseek as well as to coordinate the overall relationship between Disney and Infoseek. While decisions of the advisory committee generally will be required to be unanimous, the Disney representative will have tie-breaking authority over branding issues and marketing plan formulation, as well as content and advertising standards, and the Infoseek representative will have tie-breaking authority over product development, operation, production, distribution, advertising sales, execution of the marketing plan and day-to-day operations of the service. Under this agreement, Disney and Infoseek have also each agreed to provide certain prominent positioning for and links to Disney content and Infoseek search and directory services within Infoseek and Disney's respective online services.

 Promotional Services Agreement

  Pursuant to a Promotional Services Agreement, ABC has agreed to provide, and Infoseek has agreed to purchase, $165,000,000 in promotional services over a five-year period for the New Portal Service, consisting of both traditional and non-traditional opportunities. In addition, this agreement requires Disney to co-brand all ABCNews.com and ESPN SportsZone nontraditional media promotions with promotions for the New Portal Service. Infoseek will have the right to renew the Promotional Services Agreement, other than with respect to the co-branding requirement at the end of its initial five year term, for a subsequent five year term. The obligations under the Promotional Services Agreement are not conditioned on the success of the planned New Portal Service. The purchases of promotional services by Infoseek under the Promotional Services Agreement apply towards the spending requirements discussed under "--License Agreement" above.


 Amended and Restated ESPN Joint Venture

  Starwave Partner and ESPN Partner have amended and restated the existing ESPN Joint Venture between Starwave Partner and ESPN Partner for the development, production and exploitation of narrowband products incorporating and containing amateur or professional sports content, news and information owned or controlled by ESPN Enterprises, Inc. or its affiliates (collectively "ESPN"). The financial participation provisions of the Amended and Restated ESPN Joint Venture remained substantially unchanged from the original ESPN Joint Venture, with Starwave Partner and ESPN Partner each receiving a quarterly allocation of fifty percent of the joint venture's net income (with corresponding levels of funding commitments based on estimated cash expenses and capital expenditures for such period) in years during which there is net income, and with Starwave Partner allocated sixty percent of the net losses and ESPN Partner allocated forty percent of the net losses (with corresponding levels of funding commitments based on estimated cash expenses and capital expenditures for such period) in loss years. The amended and restated ESPN Joint Venture includes a mechanism for adjusting each partner's profit participation in the event that a partner fails to make any funding commitment cash contribution.

  The amended and restated ESPN Joint Venture incorporates certain exclusivity provisions with respect to the activities of Starwave Partner and ESPN Partner. ESPN Partner and Starwave Partner have each agreed that neither ESPN Partner nor Starwave Partner, as the case may be, nor any of their respective affiliates would, during the term of the ESPN Joint Venture, in the U.S. or Canada, develop, distribute, produce, exploit, market, promote on-air, provide services of any nature or provide a license or permit a third party to utilize any of their respective intellectual property rights with respect to narrowband products containing professional or amateur sports content, news or information. This exclusivity will not apply, however, to the parties' activities associated with the development, expansion and commercialization of sports components of the planned New Portal Service, nor will such exclusivity apply to Starwave Partner or its affiliates' activities associated with search or directory products, services, components or other search or directory subject matter.

  The amended and restated ESPN Joint Venture has a ten year term (from the Effective Time) and can only be terminated by ESPN Partner or Starwave Partner if (i) a party to the amended and restated ESPN Joint Venture or Infoseek California is subject to a bankruptcy or similar proceeding, (ii) Starwave Partner willfully and repeatedly misuses the trademarks or service marks of ESPN in material breach of the agreement and repeatedly fails to cure such misuses, or (iii) the other partner's profit participation is equal to or less than twenty-five percent and the ESPN Joint Venture sustains either eight consecutive net loss fiscal quarters or ten total net loss fiscal quarters. Upon expiration or termination, ESPN Partner will be entitled to receive in-kind distribution of editorial-related content assets and Starwave Partner will be entitled to receive in-kind distribution of all technology assets and substantially all other assets of the ESPN Joint Venture.

 Amended and Restated ESPN/Starwave Management and Services Agreement

  ESPN, Starwave and the ESPN Joint Venture have also entered into an Amended and Restated ESPN/Starwave Management and Services Agreement to provide for provision by ESPN of ESPN content and electronic commerce services for the narrowband sports products developed pursuant to the amended and restated ESPN Joint Venture and provision by Starwave of hosting services and technology development and maintenance services in connection with such narrowband sports products.

 ESPN Representation Agreement

  Under the ESPN Representation Agreement, Starwave has agreed to act as the exclusive representative of the ESPN Joint Venture in the sale of advertising for the ESPN SportsZone internet service and other internet services that are owned and/or operated by the ESPN Joint Venture, such as NFL.com, NASCAR Online and NBA.com. For the exclusive right to provide these services, Starwave has agreed to make quarterly payments to the ESPN Joint Venture equal to the greater of (i) a guaranteed minimum amount or (ii) advertising revenues actually billed to third parties in the performance of the services (whether or not collected), in each case less Starwave's costs of providing the services and a profit margin.

 Amended and Restated ABCNews Joint Venture

  Starwave Partner, ABC Partner and Disney have amended and restated the existing ABCNews Joint Venture among the parties for the development, production and exploitation of narrowband products containing broad national, international and local news content. The financial participation provisions of the Amended and Restated ABCNews Joint Venture remained substantially unchanged from the original ABCNews Joint Venture, with Starwave Partner and ABC Partner to each receive a quarterly allocation of fifty percent of the joint venture's net income (with corresponding levels of funding commitments based on estimated cash expenses and capital expenditures for such period) in years in which there is net income, and with Starwave Partner allocated sixty percent of the net losses and ABC Partner allocated forty percent of the net losses (with corresponding levels of funding commitments based on estimated cash expenses and capital expenditures for such period) in loss years. The amended and restated ABCNews Joint Venture includes a mechanism for adjusting each partner's profit participation in the event that a partner fails to make any funding commitment cash contribution.

  The amended and restated ABCNews Joint Venture incorporates certain exclusivity provisions with respect to the activities of Starwave Partner and ABC Partner. ABC Partner and Starwave Partner each agreed that neither ABC Partner nor Starwave Partner, as the case may be, nor any of their respective affiliates would, during the term of the ABCNews Joint Venture, in the U.S. or Canada, develop, distribute, produce, exploit, market or promote on-air (subject to ABC's current agreement with America Online), or provide services of any nature or provide a license or permit a third party to utilize any of their respective intellectual property rights with respect to narrowband products dedicated primarily to national and international news, other than narrowband products dedicated primarily to entertainment or personal finance news. This exclusivity does not apply, however, to the parties' activities associated with the development, expansion and commercialization of news components of the planned New Portal Service, nor does such exclusivity apply to Starwave Partner or its affiliates' activities associated with search or directory products, services, components or other search or directory subject matter.

  The amended and restated ABCNews Joint Venture has a ten year term (from the Effective Time) and can only be terminated by ABC Partner or Starwave Partner if (i) a party to the agreement or Infoseek is subject to a bankruptcy or similar proceeding, (ii) Starwave Partner willfully and repeatedly misuses the trademarks or service marks of ABC or its affiliates in material breach of the agreement and repeatedly fails to cure such misuses, or
(iii) the other partner's profit participation is equal to or less than twenty-five percent and the ABCNews Joint Venture sustains either eight consecutive net loss fiscal quarters or ten total net loss fiscal quarters. Upon expiration or termination, ABC Partner will be entitled to receive in-kind distribution of editorial-related content assets and Starwave Partner will be entitled to receive in-kind distribution of all technology assets and substantially all other assets of the ABCNews Joint Venture.

 Amended and Restated ABC News/Starwave Management and Services Agreement

  ABC, Starwave and the ABCNews Joint Venture have entered into an Amended and Restated ABC News/Starwave Management and Services Agreement to provide for provision by ABC of ABC content and electronic commerce services for the narrowband news products developed pursuant to the amended and restated ABCNews Joint Venture and provision by Starwave of hosting services and technology development and maintenance services in connection with such narrowband news products.

 ABCNews Representation Agreement

  Under the ABC News Representation Agreement, Starwave has agreed to act as the exclusive representative of the ABCNews Joint Venture in the sale of advertising services for the ABCNews.com Internet service and other internet services that are owned and/or operated by the ABCNews Joint Venture such as Mr. Showbiz, Celebsite, and Wall of Sound. For the exclusive right to provide these services, Starwave has agreed to make quarterly payments to the ABCNews Joint Venture equal to the greater of (i) a guaranteed minimum amount or (ii) advertising revenues actually billed to third parties in the performance of the services (whether or not collected), in each case less Starwave's costs of providing the services and a profit margin.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial information for Infoseek Delaware consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997, and for the six months ended June 30, 1998 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1998 (collectively, the "Pro Forma Statements"). The Pro Forma Statements give effect to Infoseek Delaware's acquisition of Starwave through a merger and exchange of shares and Infoseek Delaware's acquisition of Infoseek California through a merger and exchange of shares. In addition, the Pro Forma Statements give effect, conditioned upon and subject to consummation of the proposed Mergers, to Disney's purchase of an additional 2,642,000 unregistered shares of Infoseek Delaware common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock (the "Warrant") in exchange for approximately $70.0 million in cash and $139.0 million in a five-year promissory note. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on June 30, 1998.

  On July 24, 1998, Infoseek entered into an agreement to acquire Quando in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek's common stock. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close on or about the closing of the Mergers. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect this transaction as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on June 30, 1998.

  The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek California's historical results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 with Starwave's historical results for the year ended December 31, 1997 and the six months ended June 28, 1998 and Quando's historical results of operations for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain of the Related Agreements which become effective with the Mergers. These agreements are described more fully in the notes to these Unaudited Pro Forma Combined Condensed Statements of Operations. See "Description of Related Agreements--Licensing and Commercial Agreements." The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or June 30, 1998 and do not purport to indicate the results of future operations.

  The Starwave Merger and the Quando acquisition will be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto.

  As a result of the Starwave Merger and the Quando acquisition, Infoseek Delaware expects to incur write-offs related to in-process research and development, currently estimated at $74.4 million and $9.4 million, respectively. The Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Pro Forma Combined Condensed Statement of Operations does not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek Delaware's consolidated financial statements when the Starwave Merger and the Quando acquisition are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $5.0 million, subsequent to when the Starwave Merger and the Quando acquisition are consummated. The Pro Forma Statements do not include the costs of integration, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

  The Pro Forma Statements should be read in conjunction with the related notes included in this document and the audited financial statements of Starwave and Quando, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus, and the audited financial statements of Infoseek California and the notes thereto, included in Infoseek California's Current Report on Form 8-K/A, as amended, filed on May 22, 1998 and amended on August 10, 1998 and incorporated by reference in this Joint Proxy Statement/Prospectus.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                           ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS       TOTAL
                          --------  --------  ------  -----------     ---------
Revenues................. $ 35,082  $  5,811  $ 256    $  16,368 (3)  $  57,517
Costs and expenses:
  Hosting, content and
   website costs(10).....    6,319     7,667      1       13,790 (3)     26,398
                                                           2,455 (3)
                                                          (3,834)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs.........      --        --     --        37,066 (8)     41,588
                                                           4,522 (18)
  Research and
   development...........    7,900     1,840    161          995 (8)     10,947
                                                              51 (18)
  Sales and marketing....   34,320     1,598     12        2,907 (8)     75,675
                                                           3,834 (4)
                                                          33,000 (11)
                                                               4 (18)
  General and
   administrative........    7,042     3,188    419        1,683 (8)     12,466
                                                             134 (18)
  Goodwill amortization..      --        --     --        64,581 (8)     66,198
                                                           1,617 (18)
  Restructuring and other
   charges...............    7,349       --     --           --           7,349
                          --------  --------  -----    ---------      ---------
Total costs and
 expenses................   62,930    14,293    593      162,805        240,621
                          --------  --------  -----    ---------      ---------
Operating loss...........  (27,848)   (8,482)  (337)    (146,437)      (183,104)
Loss from Joint
 Ventures................      --    (10,932)   --          (74) (3)    (11,006)
Other income (expense),
 net.....................    1,286    (1,111)   (16)         --             159
                          --------  --------  -----    ---------      ---------
Net loss................. $(26,562) $(20,525) $(353)   $(146,511)     $(193,951)
                          ========  ========  =====    =========      =========
Basic and diluted net
 loss per share.......... $  (1.00)                                   $   (3.35)
Shares used in computing
 basic and diluted net
 loss per share..........   26,627                        31,301         57,928


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                               ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS      TOTAL
                              --------  --------  ------  -----------     --------
Revenues..................... $31,519   $ 2,576   $  89    $ 14,249 (3)   $ 48,433
Costs and expenses:
  Hosting, content and
   website costs (10)........   4,678     1,665       2      12,005 (3)     19,654
                                                              2,137 (3)
                                                               (833)(4)
  Amortization of intangibles
   related to hosting,
   content and website
   costs.....................     --        --      --       17,500 (8)     20,794
                                                              1,033 (8)
                                                              2,261 (18)
  Research and development...   4,797       612     185         497 (8)      6,117
                                                                 26 (18)
  Sales and marketing........  22,440        32     --        1,454 (8)     41,261
                                                                833 (4)
                                                             16,500 (11)
                                                                  2 (18)
  General and
   administrative............   3,923     1,117     257         842 (8)      6,206
                                                                 67 (18)
  Goodwill amortization......     --        --      --       32,290 (8)     33,099
                                                                809 (18)
                              -------   -------   -----    --------       --------
  Total operating expenses...  35,838     3,426     444      87,423        127,131
                              -------   -------   -----    --------       --------
Operating loss...............  (4,319)     (850)   (355)    (73,174)       (78,698)
Loss from Joint Ventures.....     --     (6,350)    --          (64)(3)     (6,414)
Interest income (expense),
 net.........................   1,252       555     (36)        --           1,771
                              -------   -------   -----    --------       --------
Net loss..................... $(3,067)  $(6,645)  $(391)   $(73,238)      $(83,341)
                              =======   =======   =====    ========       ========
Basic and diluted net loss
 per share................... $ (0.10)                                    $  (1.36)
Shares used in computing
 basic and diluted net loss
 per share...................  30,058                        31,301         61,359



   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1998
                             (AMOUNTS IN THOUSANDS)

                          INFOSEEK  STARWAVE   QUANDO    PRO FORMA
                           ACTUAL    ACTUAL    ACTUAL   ADJUSTMENTS       TOTAL
                          --------  ---------  -------  -----------     ----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    668  $   2,543  $   --    $  70,013 (2)  $   73,224
  Short-term
   investments..........    66,664        --       --          --           66,664
  Accounts receivable,
   net..................     8,759      1,229       33         --           10,021
  Receivables from
   related parties......       --         615      --          --              615
  Other current assets..       730        404      --          --            1,134
                          --------  ---------  -------   ---------      ----------
    Total current
     assets.............    76,821      4,791       33      70,013         151,658
Property and equipment,
 net....................    13,987      4,059       47                      18,093
Developed technology....       --         --       --       34,100 (1)      43,143
                                                             9,043 (13)
Assembled workforce.....       --         --       --       15,300 (1)      15,677
                                                               377 (13)
Deposits and other
 assets.................     3,838        --         4         --            3,842
Goodwill................       --         --       --      645,806 (1)     649,040
                                                             3,234 (13)
Joint Venture
 relationships..........       --       9,939              179,500 (1)     189,439
                          --------  ---------  -------   ---------      ----------
    Total assets........  $ 94,646  $  18,789  $    84   $ 957,373      $1,070,892
                          ========  =========  =======   =========      ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $  3,485  $   1,015  $   370   $     --       $    4,870
  Accrued payroll and
   related expenses.....     2,024      1,828      --          --            3,852
  Accrued liabilities to
   service providers....     5,107        --       --          --            5,107
  Other accrued
   liabilities..........     3,902        691      --       22,000 (5)      27,593
                                                             1,000 (14)
  Due to affiliates.....       --         303      --          --              303
  Deferred revenue......     4,794        543      --          --            5,337
  Short-term
   obligations..........     3,183        --       107         --            3,290
                          --------  ---------  -------   ---------      ----------
    Total current
     liabilities........    22,495      4,380      477      23,000          50,352
Deferred tax liability..       --         --       --       43,681 (9)      46,915
                                                             3,234 (19)
Long-term obligations...     3,408        --       447         --            3,855
Shareholders' equity:
  Convertible preferred
   stock................       --         --       822        (822)(15)        --
  Common stock..........   120,460    128,393      160     978,454 (6)   1,244,307
                                                            16,840 (16)
  Accumulated deficit...   (51,097)  (109,861)  (1,822)     35,461 (7)    (134,917)
                                                            (7,598)(17)
  Deferred
   compensation.........      (490)    (4,123)     --        4,123 (12)       (490)
  Notes receivable from
   shareholders.........      (130)       --       --     (139,000)(2)    (139,130)
                          --------  ---------  -------   ---------      ----------
    Total shareholders'
     equity.............    68,743     14,409     (840)    887,458         969,770
                          --------  ---------  -------   ---------      ----------
    Total liabilities
     and shareholders'
     equity.............  $ 94,646  $  18,789  $    84   $ 957,373      $1,070,892
                          ========  =========  =======   =========      ==========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30,
1998

  The Pro Forma Statements give effect to Infoseek Delaware's acquisition of Starwave through a merger and exchange of shares. In addition, conditioned upon and subject to consummation of the proposed Merger, Disney has agreed to purchase an additional 2,642,000 unregistered shares of Infoseek Delaware common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek Delaware common stock (the "Warrant") in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on June 30, 1998.

  In addition, the unaudited Pro Forma Combined Condensed Statements of Operations include the effect of certain of the Related Agreements that become effective upon consummation of the Mergers. Under the Representation Agreements, Starwave will contract for, and have exclusive rights to sell, all advertising and other related items of the Joint Ventures. Starwave guarantees its performance through minimum revenue commitments and is at risk if its subsequent collection of the related receivables is insufficient to cover such commitments. These Representation Agreements will result in Starwave recognizing revenue for the sale of the advertising and of related items and a corresponding representation fee for amounts due to the Joint Ventures. In addition, under a five year Promotional Services Agreement, Infoseek has committed to spend $165.0 million to promote the New Portal Service. These costs are reflected, on a straight-line basis, in the Pro Forma Statements as increased sales and marketing expenses. See "Description of Related Agreements--Licensing and Commercial Agreements."

  On July 24, 1998, Infoseek entered into an agreement to acquire Quando in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek common stock. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close on or about the closing of the Mergers. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect the Quando acquisition as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as of it had taken place on June 30, 1998.

  The Starwave Merger and the Quando acquisition will be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave and Quando based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Starwave Merger and the Quando acquisition have been completed. Infoseek does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Infoseek's management, all adjustments necessary to present fairly such Pro Forma Statements have been made on the proposed terms and structure of the Starwave Merger and the Quando acquisition.

  As a result of the Starwave Merger and the Quando acquisition, Infoseek Delaware expects to incur write-offs related to in-process research and development, currently estimated at $74.4 million and $9.4 million, respectively. The Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Pro Forma Combined Condensed Statement of Operations does not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements when the Starwave Merger and the Quando acquisition are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $5.0 million, subsequent to when the Starwave Merger and the Quando acquisition are consummated. The Pro Forma Statements do not include the costs of integration as they will affect future operations.

  The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or June 30, 1998 and do not purport to indicate the results of future operations.

  The Unaudited Pro Forma Statements give effect to the following pro forma adjustments:

  1. In accordance with the Reorganization Agreement, (i) Infoseek Merger Sub will merge with and into Infoseek California, Infoseek California will become a wholly-owned subsidiary of Infoseek Delaware, and all outstanding shares of common stock of Infoseek California will be converted into shares of the common stock of Infoseek Delaware, at the rate of one share of Infoseek Delaware common stock for each share of Infoseek California common stock, and
(ii) Starwave Merger Sub will merge with and into Starwave, Starwave will become a wholly-owned subsidiary of Infoseek Delaware, and all outstanding shares of common stock of Starwave will be converted into that number of shares of common stock of Infoseek Delaware, in accordance with the Exchange Ratio. The Exchange Ratio is equal to the quotient obtained by dividing 28,138,000 by the sum of (a) the aggregate number of total outstanding Starwave shares and (b) the aggregate number of shares of Starwave common stock subject to Starwave's options outstanding at the Effective Time of the Starwave Merger.

  The Starwave Merger will be accounted for using the purchase method of accounting. The purchase price was based on $32.42 per share, which is the average of the market price before and immediately after the announcement of the Reorganization Agreement.

  The purchase price was determined as follows:

                                            STARWAVE    INFOSEEK    FAIR VALUE
                                             SHARES      SHARES   (IN THOUSANDS)
                                           ----------- ---------- --------------
   Shares.................................  97,185,390 25,511,922    $827,096
   Stock Options..........................  10,003,812  2,626,078      70,738
                                           ----------- ----------    --------
     Totals............................... 107,189,202 28,138,000    $897,834
                                           =========== ==========    ========

  The Starwave shares were first converted to Infoseek Delaware equivalent shares by taking the number of Starwave shares divided by the Exchange Ratio of approximately 3.8094 Starwave shares for each Infoseek Delaware share.

  The fair value of "shares" was calculated by taking the fair value of the stock ($32.42 per share) times the number of Infoseek Delaware shares to be acquired.

  With respect to stock options exchanged as part of the Starwave Merger, all vested Starwave options exchanged for vested Infoseek Delaware options are included as part of the purchase price based on their fair value. Any unvested Starwave options issued in exchange for unvested Infoseek Delaware options are also included as part of the purchase price based on their fair value.

  The fair value of the stock was calculated by taking the options to purchase Infoseek Delaware shares (2,626,078 options) times the fair value of the stock ($32.42 per share) less the proceeds which will be received from the optionholder upon exercise (approximately $14.4 million).

  The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Starwave Merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                    ANNUAL
                                                   AMORTIZATION  AMORTIZATION
                                                       LIFE     OF INTANGIBLES
                                                   ------------ --------------
   Estimated Acquisition Cost
     Estimated purchase price........... $897,834
     Acquisition expenses...............   22,000
                                         --------
       Total Estimated Acquisition
        Cost............................ $919,834
                                         ========
   Purchase Price Allocation
     Historical net book value of
      Starwave at June 30, 1998......... $ 14,409
     Intangible assets acquired:
     Joint Venture relationships (ESPN
      Joint Venture and ABC News Joint
      Venture)..........................  179,500       10         $ 17,950
     Developed technology...............   34,100        2           17,050
     Assembled workforce................   15,300        2            7,650
     In-process technology..............   74,400
     Goodwill...........................  645,806       10           64,581
     Deferred tax liability.............  (43,681)
                                         --------
       Total............................ $919,834
                                         ========

  Tangible assets of Starwave acquired in the Starwave Merger principally include cash, fixed assets and investments in the affiliates (i.e., the Joint Ventures). Liabilities of Starwave assumed in the Starwave Merger principally include accounts payable, accrued payroll and other current liabilities.

  To determine the value of the developed technology and the investment in the Joint Ventures, the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $34.1 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period. The fair value of the Joint Venture relationships was determined to be $179.5 million, which is being amortized on a straight line basis over the life of the Joint Venture agreements (10 years).

  The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $15.3 million for the assembled workforce. The asset is being amortized on a straight-line basis over a two year period.

  The preliminary goodwill allocation is $645.8 million, which is being amortized on a straight line basis concurrent with the life of the Joint Venture relationships (10 years).

  The projects identified as in-process technology at Starwave are those that will be underway at the time of the Starwave Merger and would, after consummation of the Starwave Merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized.

The estimated amount of the in-process research and development charge represents a preliminary estimate which could materially differ from the actual results that will be experienced by Infoseek, as final values will not be established until after the closing of the Starwave Merger.

  The in-process technology to be acquired from Starwave in the transaction consists primarily of technology related to the planned New Portal Service and to replacement and enhancement of Starwave's core technology. Development of the New Portal Service started in July 1998, following the announcement of the Starwave Merger. An initial, limited version of the New Portal Service is expected to be introduced in the fourth calendar quarter of 1998, subject to consummation of the Mergers. The majority of the functionality planned for the New Portal Service is not possible with Starwave's current architecture and design. As a result, Starwave has shifted a substantial portion of its development efforts toward redesigning its core technologies. These efforts have been undertaken since July 1998 to integrate the existing content and build a new infrastructure and new features. These will include the ability for an individual to tailor content (such as types of news, sports teams, etc.) to their own interests, and universal registration, which will track user preferences and personal profiles (such as name, address, billing information, etc.) across all the elements of the New Portal Service. This should provide users with a better experience by enabling them to find what they want and, if desired, make purchases on-line from any site within the New Portal Service without having to re-input personal information. Infoseek believes these are key features of the New Portal Service, which will be composed of sites belonging to different entities including Infoseek, Disney, and the Joint Ventures. Infoseek estimates that costs incurred to complete the projects in-process as of the date of closing will be $7.5 million, of which approximately $3.75 million will be spent in calendar 1998, with the remaining $3.75 million spent in calendar 1999. There can be no assurance that actual costs will not exceed these estimates.

  Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in the quarter ending December 31, 1998, with the introduction of the initial version of the New Portal Service. The full functionality intended for the planned New Portal Service will not be supported at introduction, requiring a gradual introduction of new features over the next several months or more following the initial launch. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges which must be resolved in order to implement many of the intended features of the planned New Portal Service and to complete the in-process technology. While Infoseek currently plans to launch the planned New Portal Service in accordance with the schedule outlined above, there can be no assurance that the service can be successfully developed and launched within such schedule. If the combined companies are unable to successfully develop, launch and promote the planned New Portal Service in a timely manner, or if the combined companies incur excessive expenses in this connection or in an attempt to improve the planned New Portal Service or promote and maintain their brands, the combined companies' businesses, financial condition and operating results will be materially adversely affected.

  2. Under the terms of the Securities Purchase Agreement, Infoseek Delaware has agreed to issue and sell, and Disney has agreed to purchase, 2,642,000 unregistered shares of common stock of Infoseek, at a price of $26.50 per share, and a Warrant to purchase 15,720,000 shares of common stock of Infoseek Delaware, subject to certain vesting restrictions on its exercisability, at certain prices and on certain conditions, in exchange for cash in the amount of $70.0 million and a note in principal amount of $139.0 million (subject to and conditioned upon closing of the Mergers).

  At the closing, Infoseek Delaware will deliver a Warrant to Disney to purchase 15,720,000 shares of Infoseek Delaware common stock. The shares subject to the Warrant vest and become exercisable 33 1/3% at each of the first, second and third anniversaries of the closing. The exercise price for each share of common stock of Infoseek Delaware subject to the Warrant shall be equal to (i) 120% of the average closing sales price of Infoseek common stock (as quoted on Nasdaq or another national market) for the thirty trading days prior to the time such shares vest and become exercisable or (ii) if not traded on any market, the fair market value thereof as determined by unanimous determination of the Infoseek Board of Directors or if the Infoseek Directors cannot agree, through an appraisal mechanism, subject to a maximum, in each case, of $50.00 (subject to adjustment).

  At the closing, Disney shall deliver a promissory note in principal amount of $139.0 million payable to Infoseek. The promissory note bears interest on the principal amount outstanding at a rate of 6.5% per annum. The promissory note is repayable in twenty quarterly principal installments, beginning on the three month anniversary of the closing, of $6.9 million, with the final payment due on the five year anniversary of the closing. The promissory note (together with accrued and unpaid interest) may be repaid in whole or in part without premium or penalty at any time. See "Description of Related Agreements--Equity and Governance Agreements."

  3. Under each of the ESPN Representation Agreement by and among Infoseek, Starwave and the ESPN Joint Venture, and the ABC Representation Agreement by and among Infoseek, Starwave and the ABC News Joint Venture, each entered into in conjunction with the Mergers, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request (collectively the "Services"). Activities with respect to the sale of advertising on the Internet services and other related items includes the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate (the "Guaranteed Minimum Payment"). The minimum revenue rate is based on the average ad revenue rate per page view of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

  Starwave will recognize revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the Representation Agreements. Starwave bears the risk of loss, if it fails to bill and collect amounts sufficient to cover its contractual Guaranteed Minimum Payments. The pro forma adjustment reflects (i) 100% of each of the Joint Ventures' revenues as Starwave made substantially all sales on behalf of the Joint Ventures for the year ended December 31, 1997 and the six months ended June 30, 1998, as the Joint Ventures did not maintain a sales organization and (ii) the assumption that the Representation Agreements were entered into January 1, 1997. The Representation Agreements are expected to have a continuing impact on Starwave, although the amount of revenue Starwave will recognize will vary in future periods.

  Under the Representation Agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the Guaranteed Minimum Payment or (ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs ("Representation Rights Fees"). The obligations of Starwave to pay the Representation Rights Fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables. The pro forma adjustment for the Representation Rights Fee is the Joint Venture revenues less allocated costs of 15% of revenue, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made for additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.

  Each of the Joint Ventures is accounted for under the equity method due to neither Infoseek nor Starwave having a majority voting interest. The other partners to these Joint Ventures, subsidiaries of ESPN and ABC, are subsidiaries of Disney. A pro forma adjustment has been made to Starwave's allocated (60%) losses from the Joint Ventures. This pro forma adjustment was due to the Joint Ventures decreased revenues partially offset by decreased costs under the Representation Agreement. See "Description of Related Agreements--Licensing and Commercial Agreements."

  4. The pro forma adjustment is to reclassify certain hosting, content and website costs of Starwave to sales and marketing expense to conform to Infoseek's presentation.

  5. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Mergers, estimated to be approximately $22.0 million. The $22.0 million includes approximately $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave.

  6. The pro forma adjustment to "common stock" reflects the elimination of Starwave's common stock ($128.4 million) and the impact of the issuance of Infoseek Delaware common stock ($897.8 million) in connection with the Starwave Merger, and the issuance of stock and warrants to Disney for cash and a note receivable ($70.0 million and $139.0 million, respectively).

  7. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Starwave's accumulated deficit ($109.9 million) and the in-process technology charge ($74.4 million).

  8. The pro forma adjustment is for the amortization of goodwill, developed technology, Infoseek's interest in the Joint Ventures and assembled workforce.

  9. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $43.7 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

  10. Under a License Agreement entered into by and between DEI and Infoseek, DEI has agreed to grant to Infoseek a worldwide license to exploit the trademarks and World Wide Web addresses associated with the planned New Portal Service and Infoseek has agreed to pay DEI royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the License Agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization (EBITA) as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined. See "Description of Related Agreements--Licensing and Commercial Agreements." The Unaudited Pro Forma Combined Condensed Statement of Operations does not include a pro forma adjustment for royalties under the License Agreement as Infoseek would not be EBITA positive on a pro forma basis. The components of the pro forma EBITA are shown below (in thousands):

                                                         SIX MONTHS
                                                           ENDED     YEAR ENDED
                                                          JUNE 30,  DECEMBER 31,
                                                            1998        1997
                                                         ---------- ------------
Net loss................................................  $(83,341)  $(193,951)
Interest expense........................................       413       2,782
Pro Forma Amortization of Intangibles:
 Goodwill ..............................................    33,099      66,198
 Developed technology...................................    10,786      21,572
 Assembled workforce....................................     3,919       7,839
 Joint Venture relationships............................     8,975      17,950
                                                          --------   ---------
EBITA...................................................  $(26,149)  $ (77,610)
                                                          ========   =========

  11. Under a Promotional Services Agreement, ABC has agreed to provide, and Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for the planned New Portal Service. The Unaudited Pro Forma Combined Condensed Statement of Operations includes an adjustment to reflect recognition of expense under this agreement, on a straight-line basis, for promotional services for the planned New Portal Service. See "Description of Related Agreements--Licensing and Commercial Agreements."

  12. The pro forma adjustment is to eliminate deferred compensation related to Starwave stock options.

  13. The Quando acquisition will be accounted for using the purchase method of accounting. The purchase price is $17.0 million, subject to adjustment, in shares of Infoseek's common stock. The Pro Forma Statements have been prepared on the basis of assumptions described herein and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based upon preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Quando acquisition have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                     ANNUAL
                                                    AMORTIZATION  AMORTIZATION
                                                        LIFE     OF INTANGIBLES
                                                    ------------ --------------
Estimated Acquisition Cost
 Estimated Purchase Price................. $17,000
 Acquisition Expenses.....................   1,000
                                           -------
  Total Estimated Acquisition Cost........ $18,000
                                           =======
Purchase Price Allocation.................
 Historical net book value of Quando at
  June 30, 1998........................... $  (840)
 Intangible assets acquired:..............
 Developed Technology.....................   9,043        2          $4,522
 Assembled Workforce......................     377        2             189
 In-Process Technology....................   9,420
 Goodwill.................................   3,234        2           1,617
 Deferred Tax Liability...................  (3,234)
                                           -------
  Total................................... $18,000
                                           =======

  Tangible assets of Quando to be acquired principally include cash and accounts receivable. Liabilities of Quando assumed in the Quando acquisition principally include accounts payable and short and long-term obligations.

  To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $9.0 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period.

  The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $0.4 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

  The preliminary goodwill allocation is $3.2 million. Amortization of goodwill is based on amortization over two years due to the rapid pace of technological development of the Internet.

  The projects identified as in-process technology at Quando are those that will be underway at the time of the acquisition of Quando and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. The estimated amount of the in-process research and development charge represents a preliminary estimate which could materially differ from the actual results that will be experienced by Infoseek, as final values will not be established until after the closing of the acquisition of Quando.

  In-process technology acquired in the transaction consists primarily of major additions to and replacement of core technology, which is related to Infoseek's planned development of on-line shopping and other new features. The majority of the intended functionality of these new features is not supported by Quando's current technology. As a result, Quando has shifted substantially all of its new development efforts toward developing the necessary technology. Examples of the types of intended new capabilities include the ability to gather information from dynamically generated web pages and the development of technology to manage detailed attributes of items offered for sale on-line. Infoseek estimates that the completion of projects in-process as of the date of closing will cost approximately $1.0 million of which approximately $0.4 million will be spent in calendar 1998, with the remaining $0.6 million spent in calendar 1999.

  Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in November 1998, with a gradual introduction of new features over approximately the nine months following the close. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

  14. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Quando acquisition, estimated to be approximately $1.0 million.

  15. The pro forma adjustment to "Convertible Preferred Stock" reflects the elimination of Quando's convertible preferred stock ($0.8 million).

  16. The pro forma adjustment to "Common Stock" reflects the elimination of Quando's common stock ($0.2 million), and the impact of the issuance of Infoseek Common Stock ($17.0 million).

  17. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Quando's accumulated deficit ($1.8 million) and the in-process technology charge ($9.4 million).

  18. The pro forma adjustment is for the amortization of goodwill, developed technology and assembled workforce.

  19. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $3.2 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

                 INFOSEEK SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statements of operations data for the years ended December 31, 1997, 1996, 1995, 1994 and for the period from August 30, 1993 (inception) to December 31, 1993 and the consolidated balance sheet data as of December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from the consolidated financial statements of Infoseek which have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the six months ended June 30, 1998 and 1997 and the consolidated balance sheet data at June 30, 1998 are derived from unaudited financial statements of Infoseek and contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The data set forth below should be read in conjunction with the consolidated financial statements of Infoseek, including the rates thereto, and with "Infoseek's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                      PERIOD FROM      SIX MONTHS
                                                                    AUGUST 30, 1993      ENDED
                                  YEARS ENDED DECEMBER 31,          (INCEPTION) TO      JUNE 30,
                              ------------------------------------   DECEMBER 31,   -----------------
                                1997      1996     1995     1994         1993        1998      1997
                              --------  --------  -------  -------  --------------- -------  --------
                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA(3):
Total revenues..............  $ 35,082  $ 15,095  $ 1,032  $   --        $ --       $31,519  $ 14,026
Costs and expenses:
 Hosting, content and
  website costs............      6,319     3,194      614      --          --         4,678     2,830
 Research and
  development..............      7,900     4,550    1,175    1,063           8        4,797     4,102
 Sales and marketing.......     34,320    20,455    1,488       97         --        22,440    14,191
 General and
  administrative...........      7,042     4,177    1,148      360          19        3,923     3,295
 Restructuring and other
  charges(1)...............      7,349       --       --       --          --            --     7,349
                              --------  --------  -------  -------       -----      -------  --------
   Total costs and
    expenses.............       62,930    32,376    4,425    1,520          27       35,838    31,767
                              --------  --------  -------  -------       -----      -------  --------
Operating loss..............   (27,848)  (17,281)  (3,393)  (1,520)        (27)      (4,319)  (17,741)
Interest income, net........     1,286     1,343       97       10         --         1,252       779
                              --------  --------  -------  -------       -----      -------  --------
Net loss....................  $(26,562) $(15,938) $(3,296) $(1,510)      $ (27)     $(3,067) $(16,962)
                              ========  ========  =======  =======       =====      =======  ========
Basic and diluted net loss
 per share (pro forma in
 1995)(2)...................  $  (1.00) $  (0.72) $ (0.21)                          $ (0.10) $  (0.64)
                              ========  ========  =======                           =======  ========
Shares used in computing
 basic and diluted net loss
 per share..................    26,627    22,120   15,535                            30,058    26,329

                                           DECEMBER 31,             JUNE 30,
                                 --------------------------------  -----------
                                  1997    1996    1995  1994 1993     1998
                                 ------- ------- ------ ---- ----  -----------
                                          (IN THOUSANDS)
                                                                   (UNAUDITED)
BALANCE SHEET DATA(3):
Cash, cash equivalents and
 short-term investments......... $31,439 $46,653 $1,626 $568 $177    $67,332
Working capital (deficit).......  19,018  41,997     93  458  (99)    54,326
Total assets....................  51,489  58,332  5,123  859  318     94,646
Long-term obligations...........   4,493   1,892    838  210  --       3,408
Total shareholders' equity
 (deficit)......................  27,006  48,985  2,142  520  (27)    68,743

--------
(1) During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000 related to the discontinuance of certain business arrangements that were determined to be non-strategic and to management changes.
(2) The earnings per share amounts prior to 1997 and for the six months ended June 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share and Staff Accounting Bulletin No. 98, Earnings per Share.
(3) Infoseek's financial statements have been restated to reflect the acquisition of WebChat Communications, Inc., which has been accounted for as a pooling-of-interests.

                 INFOSEEK MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements subject to risks and uncertainties. Actual results could differ materially from those projected in the forward- looking statements as a result of the factors set forth in "Risk Factors" beginning on page 21 of this Joint Proxy Statement/Prospectus, including those entitled "--Risks Related to Infoseek's Business--Limited Operating History; Historical Losses; Anticipation of Continued Losses," "-- Potential Fluctuations in Future Results," "--Reliance on Advertising Revenues," "--Intense Competition," "--Relationship With Netscape; Reliance on Third Party Sources of Traffic," "--Capacity Constraints and System Failure; Advertising Management System" and "--Technological Change and New Products and Services."

OVERVIEW

  Infoseek was formed in August 1993 to develop and provide Internet and world wide web search and navigational services. From inception to March 31, 1995, Infoseek's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of an agreement to license an information retrieval search engine.

  Infoseek introduced its first products and services in 1995. Through the second quarter of 1997, Infoseek's strategic focus was on developing its capabilities as an Internet search and navigation service. In response to rapid growth and a change in the Internet search and navigation market, Infoseek's Board of Directors, in the second quarter of 1997, hired a new Chief Executive Officer, Harry Motro, to evolve the strategic vision of Infoseek while continuing to leverage Infoseek's core strength in search and navigation. Mr. Motro and founder Steven Kirsch recruited a number of new members to the executive management team to execute Infoseek's strategy of building Infoseek brand awareness; creating a richer viewer experience; maximizing value for Infoseek's advertisers; providing intranet search products; and enhancing Infoseek's search and navigation service. In June 1997, Infoseek took a restructuring charge of approximately $7,400,000 related to the discontinuance of certain non-strategic business arrangements and management changes.

  In October 1997, Infoseek launched an enhanced version of the Infoseek Service, with easy to navigate "channels" (now numbering 18) that integrate search results with relevant information, services, products and communities on the Internet. The new Infoseek Service provides Infoseek with a platform for creating content and marketing partnerships that enrich the viewer's experience while enabling advertisers, sponsors and partners to more effectively target viewers.

  Infoseek's second quarter 1998 revenues of approximately $17,066,000 represent a 119% increase as compared to the second quarter 1997 revenues of approximately $7,786,000. Infoseek's average daily page views (a widely quoted operating statistic for Internet companies used to measure site traffic that is regarded as an indication of the revenue potential of the advertising space sold by such companies) increased 13% in June 1998 as compared to December 1997 and averaged 20 million during the month of June 1998. Compared to June 1997, Infoseek's average daily page views increased 143% in June 1998. Through June 1998, Infoseek derived a substantial majority of its revenues from the sale of advertisements on its Web pages. Advertising revenues accounted for approximately 89% of total revenues during the second quarter of 1998 compared with 94% during the second quarter of 1997. For the six months ended June 30, 1998, advertising revenues accounted for approximately 89% of the total revenues compared with 95% for the same period of 1997. Most of Infoseek's contracts with advertising customers have terms of three months or less, with options to cancel at any time.

  Beginning with the October 1997 launch of the enhanced version of the Infoseek Service, Infoseek began to sell channel sponsorships to advertisers, sponsors and partners. Through the second quarter 1998, Infoseek entered into various sponsor and partnership agreements covering certain topics within 12 of Infoseek's 18 channels, including an exclusive relationship with Borders OnLine, Inc. for the sale of books. The duration of Infoseek's sponsorship and partnership agreements range from two months to three years and revenues are generally recognized ratably over the term of the agreements, provided that minimum impressions are met, and are included in advertising revenues.

  Beginning in early 1997, Infoseek began to license its Ultraseek Server product to corporate customers for use on their intranets and public Web sites. Such licensing revenues represented approximately 11% of total revenues for both the three and six month periods ended June 30, 1998. For the three and six month periods ended June 30, 1997, licensing revenues represented approximately 6% and 5%, respectively. Gross margins from licensing Ultraseek and advertising revenues are not materially different; thus a change in the level of this licensing business (either an increase or a decrease in the relative percentage of revenue) is not expected to have a material effect on Infoseek's gross margin or profit margin in the future.

  Infoseek's significant growth and limited operating history in a rapidly evolving industry make it difficult to manage operations and predict future operating results. Infoseek has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis in 1998 and in subsequent fiscal periods. As of June 30, 1998, Infoseek had an accumulated deficit of $51,097,000. Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. There can be no assurance that Infoseek will be able to address any of these challenges. Although Infoseek has experienced significant revenue growth in 1997 and in the first half of 1998, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow or that Infoseek will achieve profitability. In 1997 and in the first half of 1998, Infoseek significantly increased its operating expenses as a result of a substantial increase in its sales and marketing operation, development of new distribution channels, broadening of its customer support capabilities and funding of greater levels of research and development. Further increases in operating expenses are planned during the second half of 1998. To the extent that any such expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected.

  As a result of Infoseek's limited operating history as well as the recent emergence of both the Internet and intranet markets addressed by Infoseek, Infoseek has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or to base planned operating expenses. Infoseek expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors, including: the continued rate of growth, usage and acceptance of the Internet and intranets as information media; the rate of acceptance of the Internet as an advertising medium and a channel of commerce; demand for Infoseek's products and services; the advertising budgeting cycles of individual advertisers; the introduction and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors; Infoseek's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; Infoseek's ability to attract, retain and motivate qualified personnel; initiation, implementation, renewal or expiration of significant contracts with Borders OnLine, Inc., Microsoft, Netscape and others; pricing changes by Infoseek or its competitors; specific economic conditions in the Internet and intranet markets; general economic conditions; and other factors. Substantially all of Infoseek's revenues have been generated from the sale of advertising, and Infoseek expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Moreover, most of Infoseek's contracts with advertising customers have terms of three months or less. Advertising revenues are tightly related to the amount of traffic on Infoseek's Web site, which is seasonal and inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast. In addition, Infoseek has relied on the purchase of traffic from Netscape, Microsoft and others as a significant portion of Infoseek's total traffic. As previously discussed, Infoseek entered into its agreement with Netscape in June 1998. Under the new agreement Infoseek is purchasing 15% of Netscape's available search traffic, which traffic has decreased from 35% during the previous 12 months. The decline in Infoseek's average daily page views from 22 million in March 1998 to 20 million in June 1998 is due in large part to a drop in traffic sourced from Netscape which decreased from 20% to 13% of Infoseek's total traffic during the same period. While Infoseek believes that it now has a better balance in the sources of its traffic, as Netscape comprises only 13% of total traffic and Microsoft is providing 8% of total traffic in the month of June, 1998, if total traffic does not resume growth during the quarter ending September 30, 1998, it could result in an immediate material adverse impact on Infoseek's business, results of operations, financial condition and prospects.

  Infoseek's expense levels are based, in part, on its expectations as to future revenues and, to a significant extent, are relatively fixed at least in the short term. Infoseek may not be able to adjust spending in a timely manner to compensate for any future revenue shortfall. Accordingly, any significant shortfall in relation to Infoseek's expectations would have an immediate material adverse impact on Infoseek's business, results of operations, financial condition and prospects.

  In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on Infoseek's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, Infoseek has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as Infoseek's relationship with United Parcel Service of America, Inc. ("UPS"). Infoseek's revenues have in the past been, and may in the future continue to be partially dependent on, its relationship with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from Infoseek's partners. Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. Due to the foregoing factors, it is likely that in future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the trading price of Infoseek's common stock would likely be materially adversely affected. See "Risk Factors--Risks Related to Infoseek's Business--Limited Operating History; Historical Losses; Anticipation of Continued Losses," "--Potential Fluctuations in Future Results," "--Relationship With Netscape; Reliance on Third Party Sources of Traffic" and "Risk Factors--Risks Related to the Combined Companies, the Mergers and Related Transactions--Developing Market; Unproven Acceptance of Internet Advertising and of Infoseek's Products and Services."

  On April 17, 1998, Infoseek acquired WebChat Communications, Inc. ("WebChat") in a tax-free reorganization in which a wholly owned subsidiary of Infoseek was merged directly into WebChat. Infoseek has exchanged approximately 316,000 shares of its common stock for the outstanding common and preferred shares of WebChat and has reserved approximately 11,000 shares of Infoseek common stock for WebChat options assumed by Infoseek. The exchange ratio was 0.03 shares of common stock of Infoseek for each share of the common and preferred stock of WebChat. WebChat merger related costs, which were not significant, were expensed in the second quarter of 1998. The WebChat merger has been accounted for under the pooling-of-interests method.

  On July 24, 1998, Infoseek entered into an agreement to acquire Quando in exchange for approximately $17 million, subject to adjustment, in shares of Infoseek Common Stock. Quando creates and licenses regularly-updated customized directories, including shopping guides, event guides, content directories, audio clip libraries, review guides, and data for website rating guides. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close on or about the closing of the Mergers. Infoseek expects to account for the Quando acquisition as a purchase transaction and expects to incur write-offs related to in-process research and development of approximately $9.4 million in the quarter ending December 31, 1998 in connection with this transaction. In addition, intangible assets related to goodwill, developed technology and assembled workforce are preliminarily estimated at approximately $12.6 million and will be amortized over two years. In addition, these acquisitions and the Starwave Merger involve risks and uncertainties, including those discussed under "Risk Factors--Risks Related to the Combined Companies, The Mergers and Related Transactions--Risks of Acquisition Strategy."

  In addition, on August 28, 1998 Infoseek entered into an agreement with WebTV pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement, Infoseek is obligated to make cash payments to WebTV totalling $26 million, with $15 million of such amount being payable in advance for the first five quarters during which the agreement is in effect and the remaining $11 million being payable ratably over the last three quarters of the agreement term. Such payments by Infoseek are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount. There can be no assurance that Infoseek will be able to sell the available advertising inventory of WebTV under this agreement or be able to collect the receivables resulting from such advertising sales, which could have a material adverse effect on Infoseek's business, results of operations and financial condition.

  Because the proposed acquisition of Starwave will be accounted for under the "purchase" method of accounting, the purchase price will be allocated to the acquired assets and liabilities of Starwave. An in-process research and development charge, preliminarily estimated to be approximately $74.4 million, will be recorded in the quarter the Starwave Merger is consummated. In addition, intangible assets related to developed technology and assembled workforce are preliminarily estimated at approximately $49.4 million and will be amortized over two years. Intangible assets related to goodwill and the Joint Ventures were preliminarily estimated to be approximately $645.8 and $179.5 million, respectively, which will be amortized over ten years. In addition, the combined companies expect to incur increased operating expenditures associated with the expanded operations of the combined companies' business and the development, launch and promotion of the planned New Portal Service. In this regard, Infoseek has agreed to use commercially reasonable efforts to meet certain spending requirements for the planned New Portal Service pursuant to the terms of the License Agreement between Infoseek and Disney related to the New Portal Service. Subject to adjustment by unanimous vote of the two member advisory committee established pursuant to the Product Management Agreement between Infoseek and Disney, these spending requirements for the New Portal Service for the first three years are $40.5 million, $58.3 million and $64.8 million, respectively. Thereafter such requirements are to be set by unanimous vote of the advisory committee, provided that, if no amount is agreed to by the advisory committee, such amount shall be based on the prior year's spending requirement as adjusted for projected growth based upon changes in the consumer price index or certain other metrics. In addition, pursuant to the Promotional Services Agreement, Infoseek has agreed to purchase $165 million in promotional services over a five-year period for the New Portal Service. The amounts spent on the purchase of promotional services under the Promotional Services Agreement apply towards the spending requirements under the License Agreement. See "Description of Related Agreements--Licensing and Commercial Agreements." As a result, the combined companies' profitability is expected to be delayed beyond the time frame in which Infoseek California or Starwave, as independent entities, may have otherwise achieved profitability. Management currently estimates that the combined companies would not achieve profitability until at least 2002 and, excluding the amortization of goodwill and other intangibles associated with the Starwave Merger, until at least 2000. The foregoing estimates of the time period in which the combined companies would not achieve profitability are forward-looking-statements that are subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth under "Risk Factors--Risks Related to the Combined Companies, the Mergers and Related Transactions--Uncertainties Relating to Integration of Operations," "--Risks Related to Development, Launch and Acceptance of Planned New Portal Service," "--Dependence on Joint Ventures and Third Party Relationships," and "--Risks of Acquisition Strategy." See "Unaudited Pro Forma Combined Condensed Financial Statements."

RESULTS OF OPERATIONS

 For the Three and Six Months Ended June 30, 1998 and 1997

  Total Revenue

  For the three months ended June 30, 1998 and 1997, total revenues were $17,066,000, and $7,786,000, respectively. For the six months ended June 30, 1998 and 1997, total revenues were $31,519,000 and $14,026,000, respectively.

  During the second quarter and through the first six months of 1998 and 1997, Infoseek derived a substantial majority of its revenues from the sale of advertisements on its Web pages. Advertising revenues in the three months ended June 30, 1998 and 1997 were $15,269,000 and $7,325,000, respectively, representing 89% and 94% of total revenues in such periods. For the six months ended June 30, 1998 and 1997, advertising revenues were $28,052,000 and $13,334,000, respectively, representing 89% and 95% of total revenues in the periods. The growth in advertising revenues is attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek Service. Infoseek expects to continue to derive a substantial majority of its revenues for the foreseeable future from selling advertising space on its web sites. Advertising revenues are derived principally from short-term advertising contracts in which Infoseek guarantees a minimum number of impressions (displays of an advertisement to the viewer) for a fixed fee. Advertising revenues are recognized ratably over the term of the contract during which services are provided and are stated net of customer discounts. To the extent minimum guaranteed impressions are not met, Infoseek defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Deferred revenue is comprised of billings in excess of recognized revenue related to advertising contracts.

  Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's web sites for reciprocal advertising space or traffic in other media publications or other web sites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenues at the estimated fair value of the goods and services received and are recognized when both Infoseek's advertisements and reciprocal advertisements are run or applicable goods or services are received. Although such revenues have not exceeded 10% of total revenues in any period to date, Infoseek believes these exchange transactions are of value, particularly in the marketing of the Infoseek brand, and expects to continue to engage in these transactions in the future.

  In late 1997, Infoseek released a new version of its service which now features 18 "channels," designed to bring together topical information, services, products and communities on the web. The new service provides additional opportunities for revenue from the sale of channel sponsorships and in some circumstances enables Infoseek to share in a portion of the revenue generated by its viewers with these channel sponsors. Revenue generated by channel sponsors is included in advertising revenues and is recognized on a straight line basis over the terms of the agreements provided that minimum impressions are met.

  The balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. This licensing revenue represented approximately 11% and 6% of total revenue for the three months ended June 30, 1998 and 1997, respectively. For the six months ended June 30, 1998 and 1997, licensing revenue represented approximately 11% and 5%, respectively.

  Infoseek's current business model is to generate revenues through the sale of advertising on the Internet. There can be no assurance that current advertisers will continue to purchase advertising space and services from Infoseek or that Infoseek will be able to successfully attract additional advertisers.

  Costs and Expenses

  Infoseek's operating expenses have increased in absolute dollars during the second quarter and first half of 1998 compared to the second quarter and first half of 1997 as Infoseek has expanded its business and the marketing of its services and products. Infoseek expects operating expenses to continue to increase in dollar amount in the future as Infoseek continues to expand its business.

  Infoseek recorded aggregate deferred compensation of $5,666,000 in connection with certain stock options granted through 1997. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the three months ended June 30, 1998 and 1997, Infoseek amortized $97,000 and $61,000, respectively, related to stock options. For the six months ended June 30, 1998 and 1997, Infoseek amortized $193,000 and $337,000, respectively. The amortization of this deferred compensation will continue to have an adverse effect on Infoseek's results of operations through 1999.

  Hosting, Content and Website Costs

  For the three months ended June 30, 1998 and 1997, hosting, content and website costs were $2,524,000, and $1,533,000, respectively. For the six months ended June 30, 1998 and 1997, hosting, content and website costs were $4,678,000 and $2,830,000, respectively. Hosting, content and website costs consist primarily of costs associated with the enhancement, maintenance and support of Infoseek's web sites, including telecommunications costs and equipment depreciation. Hosting, content and website costs also includes costs associated with the licensing of certain third-party technologies. Hosting, content and website costs increased in the three and six months ended June 30, 1998 and 1997 as Infoseek added additional equipment and personnel to support its web sites and as royalties due to certain third parties increased. Infoseek expects its hosting, content and website costs will continue to increase in absolute dollars and possibly as a percentage of revenues as it upgrades equipment and maintenance and support personnel and adds content partners to meet the growing demands for web services.

  Research and Development

  For the three months ended June 30, 1998 and 1997 research and development expenses were $2,667,000 and $2,374,000, respectively. For the six months ended June 30, 1998 and 1997, research and development expenses were $4,797,000 and $4,102,000, respectively. Research and development expenses consist principally of personnel costs, consulting and equipment depreciation. Costs related to research, design and development of products and services have been charged to research and development expense as incurred.

  The increase in research and development expenses for the three and six months ended June 30, 1998 over the comparable periods in 1997 was primarily the result of on-going enhancements to the Infoseek Service and the development and implementation of new technology and products. Infoseek believes that a significant level of product development expenses is required to continue to remain competitive in its industry. Accordingly, Infoseek anticipates that it will continue to devote substantial resources to product development and that these costs are expected to continue to increase in dollar amount in future periods.

  Sales and Marketing

  For the three months ended June 30, 1998 and 1997 sales and marketing expenses were $11,863,000, and $7,541,000, respectively. For the six months ended June 30, 1998 and 1997, sales and marketing expenses were $22,440,000 and $14,191,000, respectively. Sales and marketing expenses consist primarily of compensation of sales and marketing personnel, advertising and promotional expenses.

  Sales and marketing expenses for the three month and six month periods ended June 30, 1998 and 1997 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape web page. As of March 31, 1998, Infoseek's agreement with Netscape provided for payments up to an aggregate of $12,500,000 in cash and reciprocal advertising ($10,000,000 in cash and $2,500,000 in reciprocal advertising) to be one of four non-exclusive premiere providers of navigational services (along with Excite, Lycos, and Yahoo!). The Netscape arrangement expired on April 30, 1998, but was subsequently extended through May 31, 1998. The payments to Netscape were being recognized ratably over the term of the agreement. During the three month periods ended June 30, 1998 and 1997, Infoseek recognized $833,000 and $1,666,000, respectively, of sales and marketing expenses related to this agreement. During the six month periods ended June 30, 1998 and 1997, Infoseek recognized $3,333,000 and $2,916,000, respectively, of sales and marketing expenses related to this agreement. As of June 30, 1998, Infoseek has approximately $3,722,000 of cash commitment remaining in connection with this agreement, which is included in accrued liabilities to service providers.

  As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and

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LookSmart). Under terms of the agreement, which expires May 31, 1999, Infoseek will receive 15% of premiere provider rotations- the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. During the three month period ended June 30, 1998, Infoseek recognized $1,385,000 of sales and marketing expense related to this agreement which is included in accrued liabilities to service providers. As of June 30, 1998, Infoseek has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement.

  In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program for 10 Netscape local Web sites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the three and six months ended June 30, 1998, Infoseek recognized sales and marketing expenses of approximately $100,000 and $200,000, respectively, under this agreement as a component of sales and marketing expense (none for the three and six months ended June 30, 1997).

  Infoseek also had an agreement with Microsoft to provide navigational services on certain Microsoft web sites through which Infoseek also received traffic. In exchange for such traffic, Infoseek had made available to Microsoft advertising space on the Infoseek Service free of charge. On September 16, 1998, Infoseek terminated its existing agreement with Microsoft and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of Internet products and services. Under the terms of the new Microsoft agreement which expires in September 1999, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement is under review by the Securities and Exchange Commission and will result in either amortizing the $10,675,000 obligation over the one-year term of the agreement, or expensing $7.0 million to $8.0 million in the quarter ended December 31, 1998, the quarter when the service is launched.

  At the end of the terms of the respective agreements with Netscape and Microsoft, there can be no assurance that these agreements with Netscape and Microsoft or other similar agreements can or will be renewed on terms satisfactory to Infoseek. If Infoseek is unable to renew these or other similar agreements on favorable terms or is otherwise unable to develop viable alternative distribution channels to Netscape and Microsoft or is otherwise unable to offset a reduction in traffic from these or other third party sources, advertising revenues would be adversely affected, resulting in Infoseek's business, results of operations, financial condition and prospects being materially and adversely affected. See "Risk Factors--Risks Related To Infoseek's Business--Relationship with Netscape; Reliance on Third Party Sources of Traffic."

  The increase in sales and marketing expenses for the six months ended June 30, 1998 over 1997 was also the result of hiring additional sales and marketing personnel and an increase in promotional and advertising activity including advertising campaigns in both 1998 and 1997, including television. Infoseek expects to increase the amount of promotional and advertising expenses and anticipates hiring additional sales representatives in future periods.

  General and Administrative

  For the three months ended June 30, 1998 and 1997 general and administrative expenses were $2,061,000, and $1,825,000, respectively. For the six months ended June 30, 1998 and 1997, general and administrative expenses were $3,923,000 and $3,295,000, respectively. General and administrative expenses consist primarily of compensation of administrative and executive personnel, facility costs and fees for professional services.

  The increase in general and administrative expenses for the three months and six months ended June 30, 1998 over the comparable periods in 1997 was the result of hiring additional administrative and executive staff

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and adding infrastructure to manage the expansion of the business. Infoseek anticipates that its general and administrative expenses will continue to increase in dollar amount as Infoseek continues to expand its administrative and executive staff.

  In connection with the Mergers and the Related Transactions, Infoseek has incurred direct costs of approximately $1,000,000 as of June 30, 1998 and estimates that it will incur costs of approximately $22.0 million associated with the Mergers, which will be accounted for as part of the purchase price of the transactions. The $22.0 million includes approximately $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave. The combined companies expect to incur additional integration costs of up to $5.0 million. These costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." There can be no assurance that the combined companies will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Mergers or other transactions. See "Risk Factors--Risks Relating to the Combined Companies, the Mergers and Related Transactions--Amortization of Goodwill and Increased Operating Costs Will Delay Profitability of Combined Companies," "--Costs of Integration; Transaction Expenses," and "--Risks of Acquisition Strategy."

  Restructuring and Other Charges

  During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, all of which have been completed as of June 30, 1998. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets which were written off in June 1997. There have been no material changes to the restructuring plan or in the estimates of the restructuring costs.

  Income Taxes

  Due to the Infoseek's loss position, there was no provision for income taxes for any of the periods presented. At December 31, 1997, Infoseek had federal and state net operating loss carry forwards of approximately $42,600,000 and $28,300,000, respectively. The federal net operating loss carry forwards will expire beginning in 2009 through 2012, if not utilized, and the state net operating loss carry forwards will expire in the years 1999 through 2002. Certain future changes in the share ownership of Infoseek, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of carry forwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of Infoseek.

  Year 2000 Compliance

  Infoseek is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem, including working with computer systems and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, Infoseek currently believes that its internal systems are year 2000 compliant (with the exception of a single system, which is scheduled to be replaced as part of a regular upgrade program and is not material to Infoseek's operations). Infoseek does not expect to further incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions.

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  Notwithstanding the foregoing, significant uncertainty exists concerning the effects of the year 2000 problem, including uncertainty with respect to assurances made by Infoseek's vendors. Further, Infoseek has not investigated year 2000 compliance of third parties who are not vendors of Infoseek, and Infoseek has no control over such third parties' compliance. For example, the failure of any site to which a link appears on the Infoseek Service could result in the loss of such link and therefore reduce the breadth of services offered through links from the Infoseek Service, which may in turn materially adversely affect the Infoseek Service and the value of user traffic and advertisers using such service. Any failure of Infoseek or its viewers, customers, linked sites, advertisers or other third parties to be year 2000 compliant could materially affect the business, results of operations, financial conditions and prospects of Infoseek.

 For the Years Ended December 31, 1997, 1996 and 1995

  Total Revenues

  For the years ended December 31, 1997, 1996 and 1995 total revenues were $35,082,000, $15,095,000 and $1,032,000, respectively.

  During 1997, 1996 and 1995, Infoseek derived a substantial majority of its revenues from the sale of advertisements on its Web pages. Advertising revenues in 1997, 1996 and 1995 were $33,648,000, $14,951,000 and $849,000, respectively, representing 96%, 99% and 82% of total revenues in such periods. The growth in advertising revenues since 1995 is attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek Service. Infoseek expects to continue to derive a substantial majority of its revenues for the foreseeable future from selling advertising space on its Web sites.

  Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's web sites for reciprocal advertising space or traffic in other media publications or other web sites or receipt of applicable goods and services.

  In late 1997, Infoseek released a new version of its service which now features 18 "channels," designed to bring together topical information, services, products and communities on the web. Revenues generated by channel sponsors is included in advertising revenues and is generally recognized on a straight line basis over the terms of the agreements provided that minimum impressions are met.

  In 1997, the balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. Licensing of the Ultraseek Server commenced in early 1997 and represented approximately 4% of total revenues for the year. In 1996 and 1995, the balance of the total revenues were derived from subscription fees for a premium service offered to business and professional viewers, which was discontinued during the third quarter of 1996.

  Costs and Expenses

  Infoseek's operating expenses increased in absolute dollars during 1997, 1996 and 1995 as Infoseek has transitioned from the product development stage to the marketing of its services and products and expansion of its business. Infoseek recorded aggregate deferred compensation of $5,666,000 in connection with certain stock options granted through 1997. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the years ended December 31, 1997, 1996 and 1995, Infoseek amortized $832,000, $1,346,000 and $44,000, respectively, related to stock options. At December 31, 1997, unamortized deferred compensation totaled $753,000.

  Hosting, Content and Website Costs

  For the years ended December 31, 1997, 1996 and 1995, hosting, content and website costs were $6,319,000, $3,194,000 and $614,000, respectively. Hosting, content and website costs increased in 1997 and

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1996 as Infoseek added additional equipment and personnel to support its web sites and as royalties due to certain third parties increased.

  Research and Development

  For the years ended December 31, 1997, 1996 and 1995 research and development expenses were $7,900,000, $4,550,000 and $1,175,000, respectively. The increase in research and development expenses for 1997 and 1996 over 1995 was primarily the result of ongoing enhancements to the Infoseek Service and the development and implementation of new technology and products. Ultraseek, Infoseek's core search engine, was released in November 1996, and the Ultramatch technology and channel products were commercially released during the second and fourth quarter of 1997, respectively.

  Sales and Marketing

  For the years ended December 31, 1997, 1996 and 1995 sales and marketing expenses were $34,320,000, $20,455,000 and $1,488,000, respectively. The increase in sales and marketing expenses for 1997 and 1996 was the result of hiring additional sales and marketing personnel and an increase in promotional and advertising activity including advertising campaigns in both 1997 and 1996, including television.

  Sales and marketing expenses for the years ended December 31, 1997 and 1996 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape web page. The original agreement with Netscape provided for payments of up to an aggregate of $5,000,000 in cash and reciprocal advertising ($3,500,000 in cash and $1,500,000 in reciprocal advertising) over the course of the one-year term of the agreement. At December 31, 1997, Infoseek had approximately $7,555,000 of cash commitment remaining in connection with this agreement, which includes $4,221,000 of accrued liabilities to service providers.

  In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program, for 10 Netscape local web sites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the year ended December 31, 1997, Netscape delivered at the minimum exposure level and Infoseek as a result recognized sales and marketing expenses of approximately $333,000 under this agreement.

  General and Administrative

  For the years ended December 31, 1997, 1996 and 1995 general and administrative expenses were $7,042,000, $4,177,000 and $1,148,000, respectively. The increase in general and administrative expenses for the years ended 1997 and 1996 was the result of hiring additional administrative and executive staff and adding infrastructure to manage the expansion of the business.

  Restructuring and Other Charges

  During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, of which $3,100,000 had been paid as of December 31, 1997. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets. There have been no material changes to the restructuring plan or in the estimates of the restructuring costs. As of December 31, 1997, Infoseek had approximately $1,900,000 remaining in its restructuring reserve, which is currently expected to be fully utilized by mid-1998.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through May 1996, Infoseek financed its operations and met its capital expenditure requirements primarily from proceeds derived from the issuance of equity, convertible debt securities and

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equipment term loans. In June 1996, Infoseek completed its initial public offering and received proceeds from the offering of $43,485,000 net of underwriting discounts, commissions and other offering costs. Concurrent with the closing of the initial public offering, all outstanding shares of its redeemable convertible preferred and convertible preferred stock were automatically converted into shares of common stock. In February 1998, Infoseek completed a follow-on public offering and received approximately $43,015,000 net of underwriting discounts, commissions and other offering costs. The proceeds will be used for general corporate purposes, including expansion of its sales and marketing efforts, and capital expenditures.

  For the first six months ended June 30, 1998, operating activities used cash of $1,390,000 due primarily to Infoseek's net loss offset by increases in depreciation and amortization, deferred revenue and accrued liabilities to service providers. For the six month period ended June 30, 1997, operating activities used cash of $8,760,000 due primarily to Infoseek's net loss partially offset by increases in accrued restructuring and other charges, depreciation and amortization and deferred revenue. For the six months ended June 30, 1998, investing activities used cash of $44,695,000 primarily related to the net purchases of short-term investments. For the six months ended June 30, 1997, investing activities provided net cash of $4,016,000, primarily associated with the sale of short-term investments. Financing activities generated cash of $43,430,000 and $5,120,000, in the six months ended June 30, 1998 and 1997, respectively, primarily from Infoseek's follow-on public offering in February 1998 and equipment term loans in 1997.

  For 1997, 1996 and 1995, operating activities used cash of $14,154,000, $10,068,000 and $1,408,000, respectively. The net cash used during these periods was primarily due to net losses and increases in accounts receivable, partially offset by increases in accounts payable and accrued liabilities. For 1997, investing activities generated cash of $6,204,000 primarily related to the sale of investments partially offset by purchases of short-term investments and purchases of property and equipment. For 1996 and 1995, investing activities used net cash of $49,827,000 and $3,326,000, respectively, primarily associated with the purchase of short-term investments and purchase of property and equipment partially offset by proceeds from the sale of short-term investments. Financing activities generated net cash of $7,485,000, $62,552,000 and $5,295,000, in 1997, 1996 and 1995, respectively, primarily from repayment of term loans in 1997, the initial public offering in June 1996, and preferred stock sales in 1995.

  Infoseek has commitments for its facilities under operating lease agreements and expects to continue to incur significant capital expenditures to support expansion of Infoseek's business. Furthermore, from time to time Infoseek expects to evaluate the acquisition of products, businesses and technologies that complement Infoseek's business.

  Infoseek had $67,332,000 in cash, cash equivalents and short-term investments at June 30, 1998. Also, in March 1997, Infoseek entered into a four-year, $5,000,000 equipment term loan facility. Infoseek currently anticipates that its cash, cash equivalents, short-term investments, available funds under its equipment term loan facility and, assuming consummation of the Mergers, the approximately $70,000,000 of cash proceeds and the Note in the amount of $139,000,000 from the sale of common stock and warrants to Disney in connection with the Mergers and cash flows generated from advertising revenues, will be sufficient to meet its anticipated needs for working capital and other cash requirements through at least September 30, 1999. Thereafter, Infoseek may need to raise additional funds. Infoseek may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of Infoseek will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of Infoseek's common stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, or at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of

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operations, financial condition and prospects. The estimate of the period for which Infoseek expects its available funds to be sufficient to meet its capital requirements is a forward-looking statement that involves risks and uncertainties. There can be no assurance that Infoseek will be able to meet its working capital and other cash requirements for this period as a result of a number of factors including but not limited to those described under "Risk Factors--Risks Relating to the Combined Companies, the Mergers and Related Transactions--Future Capital Needs; Uncertainty of Additional Financing."

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                               INFOSEEK BUSINESS

  Infoseek provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services.

THE INFOSEEK SOLUTION AND STRATEGY

  The Infoseek branded search and navigation services integrate accurate search results with relevant Internet and other resources to enhance the viewer's interaction with information and content and create a more effective medium for advertisers, sponsors and commerce partners. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services. In order to further leverage its core strength in technology and to diversify its revenue base, Infoseek licenses its Ultraseek Server product to corporate customers for use on their intranets and public web sites.

  Infoseek's business strategy is to leverage its leading search and directory technologies, products and services to achieve the following:

  . Build Infoseek Brand Awareness and Increase Market Share. Infoseek believes that, as a "connected" media company that brings together elements of its viewers' personal, work and community lives, building Infoseek brand awareness is a key to building market share. Infoseek intends to continue to utilize conventional mass media advertising campaigns, distribution relationships and OEM relationships to enhance its brand awareness. Infoseek intends to continue an integrated brand-awareness campaign through press, print, broadcast, outdoor, radio and online promotions in 1998. Infoseek has entered into agreements with a number of companies such as AT&T Corp., Southwestern Bell Capital Corporation ("Southwestern Bell"), Sprint Corporation ("Sprint") and CNET (Snap! Online) ("CNET") in order to increase its brand awareness and acquire new viewers.

  . Create a Richer Viewer Experience. Infoseek believes that consumer loyalty on the Internet is highly dependent on the creation of a robust online environment from which viewers may access the information and resources in which they are interested. The Infoseek Service provides a rich experience for viewers through the integration of search, large directories, shared interest communities and content features with Infoseek's highly advanced core search technology. To date, Infoseek has launched 18 "channels," which are organized topically.

  . Maximize Value for Advertisers. Infoseek believes that it can best serve advertisers on the Internet by effectively targeting interested audiences and consumers. With the launch of its intelligent Web channel service in October 1997, Infoseek believes that it greatly enhanced the segmentation of its viewing audience. Infoseek intends to continue to develop innovative approaches and solutions for its advertisers to effectively reach their target audiences. For a segment of advertisers, improved viewer targeting is achieved through Infoseek's Ultramatch product, an advertising management product designed to create viewer behavior profiles for the matching of goods and services. These Infoseek products and services can result in better click-through for advertisers and higher advertising rates for Infoseek.

  . Provide Intranet Search Products. Infoseek believes that as enterprise and corporate intranets continue to grow and are increasingly relied upon for the efficient sharing of corporate documents, data and other information, the need for advanced search and indexing technology becomes critical. Infoseek has leveraged its research and development investments in the core Infoseek search and navigation services to provide a customizable intranet solution to corporate and enterprise customers.

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  .  Enhance Core Search and Navigation Service. Infoseek believes that search technology that delivers highly relevant results is an important component in differentiating its services and in building a rich viewer experience. Infoseek continuously seeks to innovate in the development and integration of its services to provide viewers with a robust and appealing environment and a convenient and powerful gateway to the Internet.

THE INFOSEEK SERVICE AND PRODUCT OFFERINGS

 Internet End-User Services and Products

  Infoseek Service is a free search and navigation service targeted to viewers at home, in business and in schools. Infoseek Service integrates multiple methods of obtaining, organizing and sharing information on the Internet. Viewers are presented with four principal means of obtaining information-- Search, Channels, Directory and Service Links--from which they can launch specific queries, browse or access relevant content.

  . Search: The Search function allows the viewer to launch query-based searches of the Web, USENET News and other premium content databases, including news and company collections. To perform a search, a viewer types a query in the search box and is then presented a highly specific response from a search of the entire database. A search can be effected using either simple keywords, phrases or full text. The Search function utilizes sophisticated techniques to allow viewers to obtain specific results for case sensitive, numerical or singular letter aspects of certain queries, such as "49ers" or "Vitamin C." Infoseek recently announced Extra Search PrecisionTM, a search technology designed to improve the quality of search results by delivering the most relevant results on the Internet. Infoseek also added an advanced search feature to the Infoseek homepage that allows users to control the specificity of their search.

  . Channels: Infoseek offers viewers 18 "channels" which are organized topically much like sections of a newspaper. Current channels include Automotive, Business, Careers, Communications, Computer, Education, Entertainment, The Good Life, Health, Internet, Kids & Family, News, Personal Finance, Real Estate, Shopping, Sports, Travel, and Women's. Each channel includes content teasers to full stories, reviews, databases and other information on content providers' sites and other sites, best of the Web links to interesting and relevant information, relevant Directory subtopics, news headlines, chat, transaction opportunities and classified advertisements. Infoseek intends to launch new channels aimed at specific demographic audiences and launch subchannels within existing channels to help viewers easily find the environment and information they are looking for.

  . Directory: The Infoseek Directory is a hierarchical listing of Web pages that have been selected and abstracted by Infoseek and organized by category, which can be accessed by Infoseek's home page or the relevant channel. The Directory enables a viewer to click on a directory entry such as Arts & Entertainment or Sports, and to look through a hierarchy of relevant Internet sites for areas of interest. For example, under Sports, the viewer can proceed from "Baseball" to "Players," and finally, to "Ken Griffey Jr." The Directory assists the viewer by providing abstracts of each directory entry. As of October 1, 1998, Infoseek had increased its directory of Web sites to over 500,000 sites.

  . Service Links: Viewers can be directly linked to third party sites by clicking on several different title bars listed at the side of the search screen or icons presented on the Infoseek page. Pursuant to arrangements with United Parcel Services of America, Inc. ("UPS"), viewers can access the BigYellow on-line yellow pages directory or the UPS tracking system by clicking on those links. The standard Internet advertising on Infoseek also contains direct links to the advertisers' home page. Without direct hypertext links such as these a viewer must either conduct a new search or know and enter a precise URL to move to another site.

  The Infoseek Service offers viewers access to content feeds from a variety of well-known Internet sources, third party content sources and co-branded sites between Infoseek and other providers of services and products

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such as UPS, to provide viewers with high quality, up-to-date information whether a viewer is navigating via search, channels or directory. For example, news that is relevant to the viewer's query is made available as part of a search result. In addition, the News Channel offers viewers the latest business, world, political, technology and sports news from a variety of data sources such as Reuters Holdings PLC ("Reuters"), Business Wire, Hoover's, Inc. ("Hoover's"), PR Newswire, and USENET news groups.

  To enrich the viewer experience, the Infoseek Service allows the use of the information gathered from a search to interact with viewers of similar interests and purchase goods within the site through features such as chat, instant messaging and transaction-based web sites. For example, a consumer who is interested in purchasing a Saturn automobile can conduct an online search, compare notes with Saturn drivers in Infoseek's automobile chat room and even purchase a Saturn through Auto-By-Tel Corporation ("Auto-By-Tel"), a web site for evaluating and making car-buying decisions.

 Corporate Intranet and Public Site Navigation Services and Products

  In March 1997, Infoseek introduced Ultraseek Server, its first software product targeted at the corporate market. Designed as an easy-to-install, simple-to-manage spider and search engine, the product leverages the core technology developed for the Infoseek Service. Key advantages of the Infoseek Service in areas such as natural language support, relevance ranking algorithms, and automated spider revisiting are augmented with an intuitive interface, support for alternate document formats (for example, Microsoft Office or Adobe PDF) and robust error recovery. The result is a solution for corporate webmasters that enables the creation of a search capability on one site or across an intranet with thousands of hosts, that is quick to implement, and manageable with limited resources.

  Infoseek views the Ultraseek Server product as a horizontal application, with a strong fit across many industries. In 1997, Infoseek licensed software to customers in the publishing industry (Industrial Distribution Group, Inc. ("IDG"), National Geographic Society), high technology (Sun Microsystems, Inc., 3Com Corporation, Hewlett-Packard Company, Lexmark International Group, Inc.), manufacturing (Ford Motor Company, The Boeing Company, Merck & Co., Inc., Rohm & Haas Company), communications (BellSouth Corporation, Ericsson LM Tel. Co. Ad., Worldcom Inc.), government (NASA, U.S. Department of Education, Lawrence Livermore National Laboratory), finance (Morgan Stanley Dean Witter, John Hancock Mutual Life Insurance Company, Swiss Bank Corporation, New York Stock Exchange), consumer goods (Sony Corporation, NIKE, Inc., Sears, Roebuck and Co.) and education (Stanford University, Harvard University, Pennsylvania State University, Georgia Institute of Technology, University of Sydney, McGill University) among others. Infoseek also announced that it had been selected as the intranet and public site search application by CERN, the European Particle Physics Lab and creator of the world wide web.

 Advertising Services and Products

  Infoseek derives a substantial majority of its revenues from the sale of advertisements. Infoseek is focused on providing its advertisers with high volume and targeted access to interested audiences and potential buyers. These advertisements appear on the Infoseek Service web page when a viewer enters the service, receives search results, browses through the Directory or accesses a channel. Advertising revenues represented 89%, 95%, 96% and 99% of Infoseek's total revenues for the six months ended June 30, 1998 and 1997 and fiscal 1997 and fiscal 1996, respectively. Infoseek believes it has been able to achieve its advertising revenues to date primarily through its direct sales force and through the products it offers advertisers.

 Advertising Products and Pricing

  Infoseek derives its revenue from several advertising options that may be purchased individually or in packages--run of site rotations, directory and channel rotations, key word rotations, cross service sponsorship, channel sponsorship and Ultramatch targeting. These options may contain hypertext links to the advertiser's home page.

 Rotations

  . Run of Site: Run of site rotations are advertisements that rotate on a random basis throughout the Infoseek Service, appealing to advertisers seeking to establish brand recognition across the broadest reach of Infoseek viewers. Search results advertisements are typically sold in blocks of one thousand impressions to be generated over a four week period. Infoseek's current cost per one thousand impressions ("CPM") ranges from $18 to $29 depending upon the number of impressions purchased.

  . Directory and Channel: Directory and channel rotations are advertisements that appear when an Infoseek viewer browses through directory and channel topic pages. Directory and channel rotations allow advertisers to target an audience with a specific area of interest. Like run of site rotations, directory and channel rotations are sold in blocks of impressions over a four week period. Because of the greater selectivity of the audience, Infoseek's current CPM ranges from $30 to $60.

  . Keyword: Keyword rotations are advertisements that are displayed when an Infoseek viewer's search contains a particular keyword selected by the advertiser. This option offers the advertiser a highly targeted, self-selected audience. Through its proprietary advertising management system, Infoseek tracks every word that is queried by Infoseek viewers, from which Infoseek has identified keywords that are most frequently queried by Infoseek viewers and requested by advertisers. Infoseek's current four week rate card CPM for a keyword is $55 to $60.

 Channel and Cross-Service Sponsors and Partners

  The channel version of the Infoseek Service, which was introduced in October 1997, now features 18 "channels" that allow a viewer to browse in an environment that brings together the best topical information, service, products and communities on the web. In addition, this version of the Infoseek Service dynamically wraps relevant content around answers to a viewer's queries.

  Sponsors and partners with whom Infoseek has executed agreements include the following:

     CHANNEL             SPONSORS AND PARTNERS
     Automotive          Auto-By-Tel, Insweb
     Careers             CareerPath
     Communications      AT&T
     Computers           CMP Media, Inc.
     Entertainment       N2K
     Health              Women.com, Onhealth, Vitamin Shoppe
     Internet            CMP Media, Inc.
     Personal Finance    Microsoft Investor, Datek Online
     Travel              Microsoft Expedia
     Real Estate         Netselect, Apartment.com, HomeShark, Housenet.com
     Women's             iVillage
     CROSS-SERVICE
     UPS
     Borders Online
     Microsoft Sidewalk

  Infoseek believes there is significant potential to increase sponsorship revenues through the six unsponsored channels, further segmentation of existing channels into sub-channels as well as channels to be introduced in the future.

  Infoseek's enhanced channel version of the Infoseek Service provides a better viewer experience and better segmentation of the target audience for advertisers and sponsors. In addition, Infoseek was able to supplement its banner advertising business with media-based revenues for sponsorships in its channels and sub-channels. These opportunities for channel sponsors are in addition to already existing arrangements with cross-service sponsors such as UPS and Bell Atlantic. A cross-service sponsor's content or service appears on the Infoseek Service home page or on multiple channels across the Infoseek Service. Infoseek seeks to bundle these advertising options to create packages that offer the greatest value to advertisers.

 Ultramatch Targeting

  Infoseek currently sells Ultramatch, an advertising management product based upon technology which is designed to create a viewer profile based on real, observed viewer behavior to allow precise, targeted advertising. Infoseek and its advertisers have found that this technology significantly increases viewer click-throughs. This innovative advertising approach, which allows advertisers to target advertisements to specific viewer types based on analysis of searching behavior, serves to significantly differentiate Infoseek's services. Infoseek's current CPM for this targeting is $75, and the net cost for an Ultramatch behavioral report is $1,100.


 Advertisers

  During 1997, over 500 advertisers placed advertisements on Infoseek's service. For the year ended December 31, 1997 one customer, Bell Atlantic Electronic Commerce Services, Inc., which has a representative on Infoseek's Board of Directors and owns a substantial amount of Infoseek's common stock, accounted for 8.2% of revenues. No one advertiser accounted for 10% or more of Infoseek's revenues for the year ended December 31, 1997. To date, most of Infoseek's contracts with advertisers have terms of three months or less.

 Sales Force

  As of June 30, 1998, Infoseek's advertising sales staff consisted of 50 representatives located in Sunnyvale, New York, San Francisco, Los Angeles, Atlanta and Chicago. Infoseek believes that having an internal direct sales force allows it to better understand and meet advertisers' needs, increase its access to potential advertisers and maintain strong relationships with its existing base of advertising clients.

MARKETING AND DISTRIBUTION

 Marketing

  Infoseek's strategy is to build brand awareness through an integrated plan utilizing online and traditional media, public relations and promotions. Infoseek's current consumer campaign includes the marketing of the Infoseek brand on selected Web sites including MSNBC, ESPN SportsZone, AT&T Worldnet and BigYellow. Infoseek's 1997 and first quarter 1998 television campaign included a rotation of prime time spots in New York and San Francisco, both of which are cities with higher than average Internet usage. In addition, Infoseek's traditional media campaign includes local radio, outdoor billboards, print advertising in consumer and vertical magazines such as Home PC, Windows Magazine, Information Week and Internet Week, and trade advertising in Advertising Age. Infoseek also cross-promotes with content providers through advertising swaps both in online media and traditional print and broadcast media.

 Distribution

  Infoseek seeks to form relationships that maximize audience reach and create alternate distribution channels to Infoseek's services. Infoseek has relationships with Netscape and Microsoft each of which distributes browser

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

software to their customers which is used to navigate the web. Infoseek also has distribution relationships with various Internet service providers and content providers such as AT&T, Earthlink, Southwestern Bell and CNET. Infoseek Service is listed by each of these companies as a navigational service available to their viewers. The terms of these relationships vary widely, both in the prominence given to Infoseek Service relative to other alternatives and the compensation paid by Infoseek for advertising.

INTERNATIONAL OPERATIONS

  As the Internet becomes an increasingly global information resource, Infoseek believes it can leverage its core search and navigation technology and brand recognition to provide benefits to viewers and advertisers worldwide. Accordingly, Infoseek offers its service internationally through partnerships with local providers of directory and editorial content in Brazil, Denmark, Holland, France, Germany, Italy, Sweden and the United Kingdom, and has been translated into Spanish. In addition, Infoseek's U.S. sales force sells advertisements on Infoseek's foreign sites to U.S. advertisers who want to reach a global audience. During 1995, 1996, 1997 and through June 1998, less than 10% of Infoseek's traffic was derived from international sources and less than 10% of Infoseek's revenues were derived from advertising to international viewers. See "Risk Factors--Risks Related to Infoseek's Business--Risks Associated With International Expansion."

TECHNOLOGY

  Infoseek believes that by developing innovative proprietary technology and integrating technology licensed from third parties where appropriate, it can differentiate itself from its competitors. Infoseek's strategy is to develop and license only technologies that are able to scale with the growth in content on the Internet, in order to enable Infoseek to cost-effectively adapt and grow with the Internet.

 Core Search Engine Technology

  Infoseek's current search engine technology is based on Ultraseek, an enhanced search technology that provides users enhanced levels of accuracy, currency, comprehensiveness and speed. Ultraseek includes built-in intelligence with features such as phrase, capitalization and proper name recognition. Infoseek's highly-rated search engine seeks to deliver accurate results, which are characterized by the level of precision and the level of recall. In addition, due to the dynamic nature of the Internet, the retrieval of up-to-date information has become another key factor for the evaluation of Internet search services. To bring current information to the viewer, Infoseek has developed technology to regularly update its entire database of web pages. This enables Infoseek Service to deliver accurate, relevant and up-to-date search results. To facilitate the ease of use of the service, Infoseek Service includes a sophisticated technology to interpret "natural language" queries. Infoseek has also provided a proprietary web spider which works to enhance the performance of the search engine. A web spider is software that identifies and catalogs pages on the web. This catalog, when indexed with text retrieval software such as Infoseek's search engine, can be quickly accessed by keyword or phrase. Together, the search engine technology and the web spider technology are used to index web pages, the directory and other sources of content. Infoseek is continually developing its core search engine technology, including the recently announced Extra Search Precision technology described above.

 Advertising Management

  Infoseek has developed certain proprietary systems for the placement of advertisements with targeted audiences on appropriate Infoseek Service web pages. Infoseek's advertising management systems are capable of presenting in real-time advertising that corresponds to a viewer's inquiry. If certain key words have been purchased by more than one advertiser, the system automatically determines which advertisement is displayed based upon the number of impressions under contract and delivered to date. As part of Infoseek's proprietary advertising management system, Infoseek also maintains a database that tracks the number of searches of each word queried by Infoseek viewers, the number of browses through each directory category and the number of impressions of each advertisement. This system assists Infoseek in estimating the number of expected impressions of specific advertisement options marketed by Infoseek or otherwise sought by advertisers. As Infoseek's advertising volume increases, Infoseek believes that it may be required to significantly improve its internally developed advertising management system or to implement an advertising management system from a third party vendor. Infoseek is in the process of implementing such a system from NetGravity, but such implementation has not yet occurred. To the extent that Infoseek encounters material difficulties in bringing, or is unable to bring, this new system online, Infoseek will need to acquire an alternative solution from a third party vendor or devote sufficient resources to enhance its internally developed current system. Any extended failure of, or material difficulties encountered in connection with, Infoseek's advertising management system may expose Infoseek to "make good" obligations with its advertising customers, which, by displacing advertising revenue among other consequences, would reduce revenue and would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

COMPETITION

  The market for Internet and intranet products and services is highly competitive, and Infoseek expects that competition will continue to intensify. The market for Internet and intranet search and navigational services has only recently begun to develop, and Infoseek cannot predict with any certainty how competition will affect Infoseek, its competitors or its customers. There can be no assurance that Infoseek will be able to compete successfully or that the competitive pressures faced by Infoseek, including those listed below, will not have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

    Competition from Consolidated Internet Products. A principal competitive factor among providers of consolidated Internet products is the number of integrated features offered on such providers' sites. A number of companies offering Internet products and services, including direct competitors of Infoseek, recently have begun to integrate multiple features within the products and services they offer to consumers. Such competing companies have greater resources and abilities to offer more highly integrated products and services. In addition, entities that sponsor or maintain high-traffic web sites or that provide an initial point of entry for Internet viewers, currently offer and can be expected to consider further development, acquisition or licensing of Internet search and navigation functions competitive with those offered by Infoseek, or could take actions that make it more difficult for viewers to find and use Infoseek's products and services. Continued or increased competition from such consolidations, integration and strategic relationships involving competitors of Infoseek could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

    Competition from Search and Navigational Offerings. Many companies currently offer directly competitive products or services addressing Web search and navigation, including DEC/AltaVista, Excite, HotBot, Inktomi, Lycos, CNET and Yahoo! The speed with which search results return and the "intelligence" of such results received are factors which, among others, determine such companies' competitiveness. Many of Infoseek's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources than Infoseek with which to increase the speed and intelligence of its search results. Infoseek believes that the costs associated with developing search and navigational technologies, products and services that compete with those offered by Infoseek are relatively low. As a result, as the market for Internet and intranet search and navigational products develops, other companies may be expected to offer similar products and services and directly and indirectly compete with Infoseek for advertising revenues.

    Commercial Acceptance of Internet Advertising. Infoseek's future success is highly dependent upon the increased use of the Internet and intranets for information publication, distribution and commerce. The market for Infoseek's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with products and services for use on the Internet and intranets. Most of Infoseek's advertising customers have only limited experience with the Internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising, and may not find such advertising to be effective for promoting their products and

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

  services relative to traditional print and broadcast media. Because Infoseek expects to derive substantially all of its revenues in the foreseeable future from sales of Internet advertising, the future success of Infoseek is highly dependent on the development of the Internet as an advertising medium. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if Infoseek's products and services do not achieve or sustain acceptance by Internet users or advertisers, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected. In addition, Infoseek has derived a substantial majority of its revenues to date from the sale of advertisements and expects to continue its dependence on advertising and related products, including channel sponsorships and, to a lesser extent, the sale of the Ultramatch advertising management system and the Ultraseek Server intranet product. Infoseek's current business model of generating revenues through the sale of advertising on the Internet, which is highly dependent on the amount of traffic on the Infoseek Service, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. There can be no assurance that Infoseek will be successful in generating significant future advertising revenues or other source of revenues; failure to do so could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

    Competition from Internet and Other Advertising Media. Infoseek competes with online services, other web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Additionally, a large number of web sites and online services (including, among others, the Microsoft Network, MSNBC, AOL and other web navigation companies such as Excite, Lycos and Yahoo!) offer informational and community features, such as news, stock quotes, sports coverage, yellow pages and e-mail listings, weather news, chat services and bulletin board listings that are competitive with the services currently offered or proposed to be offered by Infoseek. There can be no assurance that Infoseek will be able to compete successfully with such competitors.

  Although Infoseek believes that its recent efforts to provide more integrated products and services, develop and supply fast, large and intelligent searches, and deliver large amounts of viewer impressions to advertisers will allow it to compete effectively for viewers, partners and advertisers with respect to the factors set forth above, there can be no assurance that Infoseek will compete successfully with respect to any of the factors described above for the reasons set forth with respect to each factor above.

                              INFOSEEK MANAGEMENT

INFOSEEK CALIFORNIA

  Leslie E. Wright was promoted to Senior Vice President and Chief Operating Officer in July 1998 from his position as Vice President and Chief Financial Officer. Remo E. Canessa was appointed to the position of Vice President and Chief Financial Officer. Certain biographical information regarding Messrs. Wright and Canessa is set forth under "--Infoseek Delaware" below.

INFOSEEK DELAWARE

  Prior to the closing of the Mergers, the executive officers and directors of Infoseek Delaware will be the same executive officers and directors as those of Infoseek California. Following the Mergers, the executive officers and directors of Infoseek Delaware will be as follows:

          NAME           AGE                      POSITION
          ----           ---                      --------
Harry M. Motro..........  37 President, Chief Executive Officer and Director
Leslie E. Wright........  45 Senior Vice President and Chief Operating Officer
Barak Berkowitz.........  44 Senior Vice President and General Manager, Portal
                              Product
Remo E. Canessa.........  41 Vice President and Chief Financial Officer
Bhagwan D. ("B.D.")          Senior Vice President and General Manager,
 Goel...................  34  Commerce
Beth A. Haggerty........  39 Senior Vice President, Worldwide Sales and
                              Strategic Partnerships
Patrick Naughton........  33 Senior Vice President and Chief Technology Officer
Andrew E. Newton........  55 Vice President, General Counsel and Secretary
Steven Bornstein*.......  46 Director
Robert Iger*............  47 Director
Steven T. Kirsch........  41 Chairman of the Board of Directors
L. William Krause(1)....  56 Director
Matthew J. Stover(2)....  43 Director
Jake Winebaum*..........  38 Director
John E. Zeisler(1)(2)...  45 Director

--------
 * Messrs. Bornstein, Iger and Winebaum will be appointed to the Infoseek Board of Directors pursuant to the terms of the Governance Agreement. See "Description of Related Agreements--Equity and Governance Agreements-- Governance Agreements."
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Harry M. Motro joined Infoseek in April 1997 as its President and was appointed Chief Executive Officer and a director of Infoseek California in May 1997. From 1995 to April 1997, Mr. Motro served as Senior Vice President of Cable News Network Inc. in charge of CNN Interactive and News Business Development. From 1988 to 1995, Mr. Motro served in several executive positions with Turner Broadcasting Inc. and CNN, including Director, Special Projects and External Reporting, Assistant Vice President, Finance, and Vice President, Business Development and Strategic Planning. From 1982 to 1988, Mr. Motro served as Manager, Audit Services, with Coopers & Lybrand LLP. Mr. Motro holds a B.S. degree in business from the University of Virginia.

  Leslie E. Wright joined Infoseek in August 1997 as Vice President, Finance and Chief Financial Officer and was appointed Senior Vice President and Chief Operating Officer in August 1998. From 1994 to July 1997, Mr. Wright worked with Fractal Design Corporation, a graphics software company, where from May 1995 to July 1997 he served as Chief Operating Officer. From 1984 to 1994, Mr. Wright worked with The ASK Group, Inc., a software company, where from 1986 through 1994, he served as Executive Vice President and Chief Financial Officer. Mr. Wright holds a B.S. degree in business from San Jose State University and is a Certified Public Accountant in the State of California.

  Barak Berkowitz joined Infoseek in October 1997 as Vice President, Marketing. In August 1990, Mr. Berkowitz founded MarketCentrix, a marketing consulting firm servicing technology-based companies. Mr. Berkowitz acted as President of MarketCentrix from August 1990 to July 1994, and again from October 1996 until October 1997. From July 1994 to October 1996, Mr. Berkowitz was Vice President and General Manager for the American region of Logitech, Inc., a computer peripherals company. Mr. Berkowitz studied Psychology and Biology at the City College of New York.

  Remo E. Canessa joined Infoseek in August 1998 as Vice President and Chief Financial Officer. From February 1998 to May 1998, Mr. Canessa was Chief Financial Officer and Vice President of Finance of Raster Graphics, a developer and manufacturer of high-performance color printing systems. From 1993 to February 1998, Mr. Canessa served as Vice President of Finance and Corporate Controller for Bell Micro Products, Inc., a distributor of semiconductor and computer products and contract manufacturer. Mr. Canessa holds an M.B.A. degree from the University of Santa Clara in Santa Clara, California, a B.A. degree in Economics from the University of California, Berkeley and is a Certified Public Accountant in the State of California.

  Bhagwan D. ("B.D.") Goel joined Infoseek in September 1998 as Senior Vice President and General Manager, Commerce. From 1996 to 1998, Mr. Goel served as Vice President Products and Services of Internet Shopping Network, an internet business infrastructure company and wholly-owned subsidiary of USA Networks, Inc. From 1994 to 1996, Mr. Goel served as Vice President, Products Development for Worldwide Systems Corporation, a publisher of online travel information and a joint venture between Ameritech and Random House. From 1989 to 1994, Mr. Goel was Director of Product Development for KnowledgeSet Corporation (now Banta Intergrated Media), a developer of alternative electronic media applications. Mr. Goel holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology in New Delhi, India, and an M.S. degree in Electrical Engineering from the University of Toledo and is a candidate for a Ph.D. in Computer Science from Michigan State University.

  Beth A. Haggerty joined Infoseek in August 1997 as Vice President, Worldwide Advertising Sales. From 1995 to April 1997, Ms. Haggerty served as Publishing Director of NetGuide Magazine, a CMP Media publication ("CMP"), and most recently as Publishing Director of CMPnet, the Internet Media Group of CMP. In August 1996, Ms. Haggerty also managed the launch of CMP's online product, NetGuide Live. From 1994 to 1995, Ms. Haggerty was a partner and co-founder of Interactive Enterprises, a Ziff Davis venture, and a Publisher of Inter@ctiveWeek magazine. From 1986 to 1994, Ms. Haggerty served in various capacities with CMP, including senior-level sales and marketing management positions for Information Week magazine, National Sales Manager for Network Computing magazine and Publisher of CommunicationsWeek magazine. Ms. Haggerty holds a B.S. degree in political science from Rutgers University.

  Patrick J. Naughton will join Infoseek upon the consummation of the Starwave Merger as Senior Vice President and Chief Technology Officer. Mr. Naughton is currently President and Chief Technology Officer of Starwave, which position he has held since April 1997. From July 1996 to April 1997, Mr. Naughton served as Starwave's Senior Vice President, Technology. From October 1994 to July 1996, Mr. Naughton served as Starwave's Vice President, Technology. From January 1993 to October 1994, Mr. Naughton served as Chief Technologist of First Person, Inc., a Sun Microsystems subsidiary formed to commercialize Java technologies. Beginning in June 1988, Mr. Naughton was employed by Sun Microsystems, where he started a research project in December 1990 in the Sun Microsystems Laboratories which conceived the Java programming language.
Mr. Naughton holds a B.S. degree in Computer Science from Clarkson University.

  Andrew E. Newton, a founder of Infoseek, has served as Vice President and General Counsel since January 1994 and Secretary since March 1994. From February 1990 to November 1993, Mr. Newton was Vice President and General Counsel of Frame Technology Corporation, a software engineering company. Mr. Newton holds an A.B. degree in English from Dartmouth College and a J.D. degree from Columbia University School of Law.

  Steven Bornstein will become a Director of Infoseek upon consummation of the Mergers. Mr. Bornstein has been President and Chief Executive Officer of ESPN since September 1990 and is also a director of ESPN.

  Robert Iger will become a Director of Infoseek upon consummation of the Mergers. Mr. Iger is President of ABC, Inc., a subsidiary of The Walt Disney Company, which position he has held since February 1996. Prior thereto, Mr. Iger served as President and Chief Operating Officer of Capital Cities/ABC, Inc. from September 1994 to February 1996 and as President of the ABC Television Network from January 1993 to August 1994. Mr. Iger holds a B.S. in communications from Ithaca College.

  Steven T. Kirsch, a founder of Infoseek, has been a director of Infoseek since August 1993 and Chairman of the Board of Directors since December 1995. From September 1993 to November 1995, Mr. Kirsch also served as President and Chief Executive Officer of Infoseek. From January 1990 to December 1993, Mr. Kirsch served as Vice President, New Product Development of Frame Technology Corporation, a software engineering company which he co-founded. Mr. Kirsch holds a B.S. degree and an M.S. degree in electrical engineering and computer science from the Massachusetts Institute of Technology.

  L. William Krause has served as a director of Infoseek since July 1997. Since October 1991, Mr. Krause has served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a provider of computer peripherals and software for digital imaging. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of global data networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management executive positions at Hewlett-Packard Company. Mr. Krause currently serves as a director of Sybase, Inc. and Aureal Semiconductor, Inc.

  Matthew J. Stover has served as a director of Infoseek since March 1996. Since December 1997, Mr. Stover has served as President and Chairman of the Board of Bell Atlantic Information Services Group, an international marketing information services provider. Mr. Stover is also the Chairman of the Board of Global Directory Services Company. Since January 1998, Mr. Stover has served as Chairman of the Board of Bell Atlantic Yellow Pages Company, formerly known as NYNEX Information Resources Company, where from January 1994 to January 1998, he served as President and Chief Executive Officer. Prior to that, Mr. Stover served as President and Chief Executive Officer of AGS Computers, Inc. from December 1992 to December 1993, Vice President, Public Affairs and Corporate Communications of NYNEX Corporation from May 1990 to December 1992 and Vice President, Communications for American Express Company from 1987 to 1990. Mr. Stover holds a B.A. degree in English language and literature from Yale University and a certificate from the Executive Program of the University of Virginia, Colgate Darden Graduate School of Business Administration.

  Jake Winebaum will become a director of Infoseek upon consummation of the Mergers. Mr. Winebaum is Chairman of the Buena Vista Internet Group, a subsidiary of The Walt Disney Company, which position he has held since April 1998. Prior thereto, Mr. Winebaum was President of the Buena Vista Internet Group from March 1997 to March 1998; President of Disney Online from July 1995 to March 1998; President of Disney Magazine Publishing from April 1994 to June 1995; President of Family PC from February 1994 to June 1995; and President of Family Fun from February 1992 to June 1995. Mr. Winebaum currently is a member of the Board of Directors of Starwave, although he will not be a member of the Board of Directors of Starwave following the Mergers. Mr. Winebaum will also become a member of the advisory committee described in the Product Management Agreement. See "Description of Related Agreements--Licensing and Commercial Agreements--Product Management Agreement."

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

  John E. Zeisler has served as a director of Infoseek since May 1995. Since October 1996, Mr. Zeisler has served as a General Partner of InterWest Partners, a venture capital firm. From August 1995 to September 1996, he served as Senior Vice President, Marketing of NETCOM, an internet company. From 1992 to 1995, he served as President and Chief Executive Officer of Pensoft Corporation, a software company. From 1987 to 1992, Mr. Zeisler was a co-founder and Vice President, Marketing of Claris Corporation, a software company. Mr. Zeisler holds a B.S. degree in communications from Boston University.

COMPENSATION

  None of the executive officers or directors of Infoseek Delaware received any annual or long-term compensation from Infoseek Delaware during the last fiscal year.

                       SECURITY OWNERSHIP OF MANAGEMENT
                    AND PRINCIPAL SHAREHOLDERS OF INFOSEEK

  The following table sets forth certain information regarding beneficial ownership of Infoseek California common stock as of October 9, 1998 (except as otherwise noted) by (i) each director of Infoseek California, (ii) Infoseek California's Chief Executive Officer and each of the four other most highly compensated executive officers of Infoseek California during the fiscal year ended December 31, 1997, (iii) all directors and executive officers of Infoseek California as a group, and (iv) all those known by Infoseek California to be beneficial owners of more than five percent of outstanding shares of Infoseek California common stock. This table is based on information provided to Infoseek California or filed with the SEC by Infoseek California's directors, executive officers and principal shareholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                       PERCENTAGE OF
                                                    PERCENTAGE OF       OUTSTANDING
                                                     OUTSTANDING     INFOSEEK DELAWARE
                                                    COMMON STOCK       COMMON STOCK
                             NUMBER OF SHARES        OWNED PRIOR        OWNED AFTER
    BENEFICIAL OWNER      BENEFICIALLY OWNED (1) TO MERGERS(2)(3)(4) MERGERS(2)(3)(4)
    ----------------      ---------------------- ------------------- -----------------
Steven T. Kirsch(5).....        5,888,855               18.69%              9.90%
Harry M. Motro(6).......          396,832                1.24%               *
Matthew J. Stover(7)....        1,164,384                3.69%              1.96%
John E. Zeisler(8)......           67,811                 *                  *
L. William Krause(9)....           15,000                 *                  *
Beth A. Haggerty(10)....           56,122                 *                  *
Andrew E. Newton(11)....          542,650                1.72%               *
John S. Nauman(12)......          141,454                 *                  *
Leo R. Jolicoeur(13)....           99,110                 *                  *
All directors and
 executive officers as a
 group
 (10 persons)(14).......        8,372,218               26.00%             14.07%

--------
  * Represents less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the aggregate number of shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 9, 1998 are deemed outstanding. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. To Infoseek's knowledge, except as set forth in the footnote to this table and subject to applicable community property laws, each party named in the table has sole voting and investment power with respect to the shares set forth opposite such party's name. Except as otherwise indicated, the address of each of the parties in this table is as follows: c/o Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, California 94089.
 (2) Steven Bornstein, Robert Iger and Jake Winebaum will be appointed to Infoseek Delaware's Board of Directors at the Closing of the Mergers. Such persons currently own no shares of Infoseek or Starwave common stock and are not expected to own any shares immediately after the Mergers.
 (3) Disney currently owns no shares of Infoseek common stock. Immediately after the Mergers, Disney is expected to own approximately 25,665,023 shares of Infoseek common stock and have an approximately 43.1% ownership interest (excluding the Warrant) in Infoseek.
 (4) Does not include up to approximately 700,000 shares of Infoseek common stock which may be issued in connection with the acquisition of Quando.
 (5) Represents 5,888,855 shares held in the name of trusts for the benefit of Mr. Kirsch and his family members.

 (6) Includes 395,832 shares issuable pursuant to stock options that may be exercised within 60 days after October 9, 1998.
 (7) Includes 15,000 shares issuable pursuant to stock options held in the name of Mr. Stover for the benefit of Bell Atlantic which may be exercised within 60 days after the Record Date, of which 10,313 shares would be subject to Infoseek's right of repurchase. Also includes 1,164,384 shares held by Bell Atlantic Electronic Commerce Services, Inc., 35 Village Road, Middletown, Massachusetts 01949. Mr. Stover disclaims beneficial ownership of such shares.
 (8) Includes 55,312 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date, of which 14,063 shares would be subject to Infoseek's right of repurchase.
 (9) Includes 15,000 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date, of which 13,125 shares would be subject to Infoseek's right of repurchase.
(10) Represents 1,122 shares held in the name of Ms. Haggerty's spouse. Includes 55,000 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date.
(11) Includes 26,562 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date.
(12) Includes 46,875 shares which are subject to Infoseek's right of repurchase, and 27,083 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date.
(13) Includes 97,676 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date.
(14) Includes 687,465 shares issuable pursuant to stock options that may be exercised within 60 days after the Record Date, including those options identified in footnotes (4) through (12).

                 STARWAVE MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements subject to risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, the factors set forth in "Risk Factors" beginning on page 21 of this Joint Proxy Statement/Prospectus, including those entitled "--Risks Related to the Combined Companies, the Mergers and Related Transactions,--Dependence on Joint Ventures and Third Party Relationships," "--Dependence on Continued Growth in Use of the Internet," "--Developing Market; Unproven Acceptance of Internet Advertising and of the Combined Companies' Products and Services," "--Risks Limited to Starwave's Business--Limited Operating History; Accumulated Deficit, Anticipated Losses," "--Unpredictability of Future Revenues; Potential Fluctuations in Operating Results" and "--Competition."

OVERVIEW

 Starwave

  Starwave is a producer of Internet-based online services in specific content areas with broad consumer appeal. Starwave is recognized for its sports, news and entertainment services. Starwave was organized in December 1991 and commenced operations in January 1992. From that time through February 1993, the operations of Starwave were limited to start-up activities, including recruiting personnel, raising capital, and research and development concerning the technical feasibility of providing content for delivery to the home over high bandwidth digital communications, including satellite broadcast. From March 1993 through December 1994, the primary operating activities of Starwave included the development of CD-ROM products and the development of online services.

  In 1995, Starwave launched its first online services and also released its first CD-ROM products. Additionally, Starwave began shifting its focus primarily toward online services, as management perceived greater long-term potential in that business segment. These services included, among others, ESPN SportsZone, NBA.com, NFL.com, NASCAR Online, Outside Online and Mr. Showbiz. This shift of focus ultimately led to the decision in March 1996 to discontinue its Multimedia CD-ROM business segment, which was phased out in 1996. See "--Discontinued Operations" below. In March 1995, Starwave and ESPN entered into an agreement whereby Starwave became the exclusive producer and distributor of ESPN content on the Internet through April 1, 2000, which agreement was superceded by the ESPN Joint Venture in connection with the transactions described in the next paragraph.

  Pursuant to a Stock Purchase Agreement dated as of March 28, 1997 among Starwave, Starwave's founder, Paul Allen, and DEI (the "Starwave Stock Purchase Agreement"), Starwave issued and sold to DEI 9,967,337 shares of Starwave common stock for aggregate consideration of $82 million (39,869,348 shares after adjustment for the four-for-one stock split of Starwave common stock declared on October 3, 1997 (the "Starwave Stock Split")). Starwave used approximately $50 million of those proceeds to repay the then-outstanding indebtedness owed by it to Mr. Allen, and the remaining $45.7 million of indebtedness owed by Starwave to Mr. Allen was converted into 5,155,289 shares of Starwave common stock (20,621,156 shares when adjusted for the Starwave Stock Split). In connection with this transaction, effective April 1997, Starwave formed its subsidiary, Starwave Partner, and Starwave Partner entered into the ESPN Joint Venture and the ABCNews Joint Venture with ESPN Partner and ABC Partner, respectively (with the ESPN Joint Venture superceding the 1995 agreement between Starwave and ESPN pertaining to ESPN SportsZone). Following these transactions, Starwave continued its web site hosting, software development and research activities, while the majority of its web site operations costs were allocated to the Joint Ventures. Effective April 1, 1997, Starwave and the Joint Ventures established a fiscal year end of the last Sunday in September.

  On May 1, 1998, pursuant to a Shareholders Agreement dated as of April 17, 1997 (the "Starwave Shareholders Agreement") among Starwave, Mr. Allen and DEI, DEI acquired all of the shares of Starwave common stock owned by Mr. Allen, thereby increasing DEI's percentage ownership of Starwave's outstanding capital stock from approximately 41% to approximately 91% on a primary shares basis.

   The ESPN Joint Venture

    Effective April 1997, Starwave Partner and ESPN Partner entered into the ESPN Joint Venture for the production of Internet-based services intended to appeal to consumer interest in sports-related content areas. Starwave contributes technical expertise, labor and infrastructure, and ESPN contributes licensed content, branding and promotion. The ESPN Joint Venture has a ten-year term and a 50/50 capital ownership structure, and provides ESPN Partner with credit for on-air promotion. Required funding under the Joint Venture is split 60/40 between Starwave Partner and ESPN Partner in negative cash flow years and 50/50 in years in which the Joint Venture achieves positive cash flow. The ESPN Joint Venture has inherited Starwave relationships with nationally prominent content and branding partners, including the NBA, the NFL, and NASCAR. The ESPN Joint Venture's flagship service is ESPN SportsZone, which provides sports-related content.

   The ABCNews Joint Venture

    Effective April 1997, Starwave Partner and ABC Partner entered into the ABCNews Joint Venture for the production of Internet-based services intended to appeal to consumer interest in news and entertainment-related content areas. Starwave contributes the technical expertise, labor and infrastructure, and ABC Partner contributes licensed content. The ABCNews Joint Venture has a ten-year term and a 50/50 capital ownership structure, and provides ABC Partner with credit for ABC's on-air promotion. Required funding under the Joint Venture is split 60/40 between Starwave Partner and ABC Partner in negative cash flow years and 50/50 in years in which the Joint Venture achieves positive cash flow. The ABCNews Joint Venture's flagship service is ABCNews.com, which provides world, national, entertainment, health, technology and business content. The ABCNews Joint Venture's other services include Mr. Showbiz, Wall of Sound, CelebSite and Moneyscope.

  Under existing terms, the Joint Ventures expire in April 2007 and may be subject to earlier termination in certain circumstances. The Joint Ventures have a term of 10 years from the Effective Time as amended in connection with the Mergers.

  Prior to the formation of the Joint Ventures in April 1997, Starwave had formed relationships with co-branding partners for certain of its online services. Starwave bore substantially all the production costs for the online services and paid royalties to its co-branding partners. The royalties were generally computed as a percentage of either advertising or gross revenues generated from the related online service. Those percentages ranged from 30% to 50% of such revenues. During this period, Starwave derived the majority of its revenues from the sale of advertisements and subscription fees related to premium subscription services and fantasy league services offered to users of the ESPN SportsZone service. Advertising revenues are derived principally from advertising placements in which Starwave provides a minimum number of impressions (displays of an advertisement to the user) for a fixed fee. Advertising and subscription revenues are recognized ratably over the term of the period during which services are provided and in the case of advertising is stated net of commissions. In conjunction with the formation of the Joint Ventures, the co-branding relationship with ESPN was discontinued. The co-branding relationships with the NBA, the NFL, and NASCAR were assumed by the ESPN Joint Venture.

  Starwave expects the Joint Ventures to continue to derive the substantial majority of their revenues from the sale of advertising. Most of the advertising placements of Starwave and the Joint Ventures have terms of three months or less, with options to cancel at any time. In addition, there is intense competition among sellers of advertising space on the Internet and a variety of pricing models offered. See "Risk Factors--Risks Related to the Combined Companies, the Mergers and Related Transactions--Developing Market; Unproven Acceptance of Internet Advertising and of the Combined Companies' Products and Services."

  The following selected financial data are derived from the financial statements of Starwave included elsewhere in this Joint Proxy
Statement/Prospectus and should be read in conjunction with such financial statements, the related notes thereto and the other financial information pertaining to Starwave included elsewhere in this Joint Proxy
Statement/Prospectus.

                               NINE MONTHS ENDED                                   NINE MONTHS ENDED
                          ---------------------------                           -----------------------
                                        SEPTEMBER 30,  YEAR ENDED   YEAR ENDED   JUNE 28,    JUNE 29,
                          SEPTEMBER 28,     1996      DECEMBER 31, DECEMBER 31,    1998        1997
                              1997       (UNAUDITED)      1996         1995     (UNAUDITED) (UNAUDITED)
                          ------------- ------------- ------------ ------------ ----------- -----------
                                                     (AMOUNTS IN THOUSANDS)
STATEMENTS OF OPERATIONS
DATA(1):
Revenues................    $  4,892      $  4,583      $  8,302     $  1,111     $ 3,496    $  7,960
                            --------      --------      --------     --------     -------    --------
 Operating Expenses:
 Cost of online
  services..............       7,185        11,046        18,170        6,577       2,147      12,122
 Development............       1,605         5,586         6,138        5,771         848       3,385
 Sales and marketing....       1,589         2,872         5,492        1,789          41       4,130
 General and
  administrative........       2,527         3,389         4,845        3,388       1,778       3,412
                            --------      --------      --------     --------     -------    --------
   Total operating
    expenses............      12,906        22,893        34,645       17,525       4,814      23,049
                            --------      --------      --------     --------     -------    --------
Operating loss..........      (8,014)      (18,310)      (26,343)     (16,414)     (1,318)    (15,089)
                            --------      --------      --------     --------     -------    --------
Other income (expense):
 Loss from affiliate--
  ESPN Joint
  Venture(2)............      (2,251)          --            --           --       (2,091)       (808)
 Loss from affiliate--
  ABC News Joint
  Venture(2)............      (5,958)          --            --           --       (6,982)     (3,116)
 Interest (expense)
  income................      (1,814)       (3,187)       (4,675)      (3,023)        768      (3,244)
 Other, net.............         464           (52)         (658)           8          25        (118)
                            --------      --------      --------     --------     -------    --------
   Net other expenses...      (9,559)       (3,239)       (5,333)      (3,015)     (8,280)     (7,286)
                            --------      --------      --------     --------     -------    --------
Loss from continuing
 operations.............     (17,573)      (21,549)      (31,676)     (19,429)     (9,598)    (22,375)
Loss from discontinued
 operations.............         --         (4,289)       (4,289)      (7,474)        --          --
                            --------      --------      --------     --------     -------    --------
Net loss................    $(17,573)     $(25,838)     $(35,965)    $(26,903)    $(9,598)   $(22,375)
                            ========      ========      ========     ========     =======    ========

--------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABCNews Joint Venture. Subsequently, Starwave continued its business of web site hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.
(2) Represents Starwave's proportionate share of the loss (i.e., 60%).

STARWAVE RESULTS OF OPERATIONS

  From Starwave's commencement of business activities in January 1992 through the first quarter of 1995, Starwave's operations were limited and consisted primarily of development of online services and CD-ROMs and other start-up activities. Starwave first recognized online revenues in the second quarter of 1995. Thereafter until April 1997, the ESPN SportsZone online revenues were the primary source of Starwave's revenues.

  Beginning April 1997, Starwave entered into the Joint Ventures. As a result of the terms of the Joint Ventures, all business related advertising revenue and operating expenses are reflected at the Joint Venture level. Accordingly, following the discussion of Starwave's results of operations below is a discussion of the Joint Ventures' results of operations in order to make comparative assessments of the results of operations more meaningful.

  Starwave has classified the results of operations of its Multimedia CD-ROM business segment as discontinued for all periods presented. Accordingly, except as otherwise indicated, all results of operations information of Starwave contained in this Joint Proxy Statement/Prospectus relate only to continuing operations. See "--Starwave Discontinued Operations."

  Starwave began a new line of business in February 1997 to provide web site hosting operations for Internet services produced by third parties. Revenues from this line of business have been for consulting services and software license revenues. The primary customer for such services is Disney.

COMPARISON OF STARWAVE'S NINE MONTHS ENDED JUNE 28, 1998 AND JUNE 29, 1997

 Revenues

  Revenues for the nine months ended June 28, 1998 and June 29, 1997 were $3,496 and $7,960, respectively. Beginning April 1, 1997, the majority of the revenue was earned by the Joint Ventures, resulting in a decline in the total revenue for comparable periods.

  For the nine months ended June 28, 1998, all of Starwave's revenue was derived from $2,327 in web site hosting service revenue and $1,169 in software license revenue.

  For the nine months ended June 29, 1997, Starwave recognized advertising revenues of $5,210. Beginning April 1, 1997, all advertising revenue was earned by the Joint Ventures.

 Operating Expenses

  Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, web operations and support costs, and fees and royalties paid to content providers. Costs of online services for the nine months ended June 28, 1998 and June 29, 1997 were $2,147 and $12,122, respectively. Beginning April 1, 1997, all costs incurred for the production of online services were incurred by the Joint Ventures, which resulted in a decrease in the costs for the comparable periods.

  Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for content, facilities and equipment. Once an online service is launched and available to generate revenue, costs associated with enhancements and development of new features for the service are included with online services costs. Development costs for the nine months ended June 28, 1998 and June 29, 1997 were $848 and $3,385, respectively, representing 24% and 43%, respectively, of total revenues. Beginning April 1, 1997, all costs incurred for development relating to the Joint Ventures were moved to the Joint Ventures. Starwave believes that a significant level of development activity and expense is required in order to remain competitive with other new and existing online services. Accordingly, Starwave anticipates that it will continue to devote substantial resources to development and that the absolute dollar amount of these costs will increase in future periods.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. For the nine months ended June 28, 1998 and June 29, 1997, sales and marketing expenses were $41 and $4,130, respectively. Beginning April 1, 1997, all costs incurred for the sales and marketing for the online services were incurred by the Joint Ventures, resulting in a decrease in the costs for the comparable periods.

  General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for Starwave, as well as fees for professional services. For the nine months ended June 28, 1998 and June 29, 1997, general and administrative costs were $1,778 and $3,412, respectively, representing 51% and 43%, respectively, of total revenues. Beginning April 1, 1997 all costs incurred for general and administrative relating to the Joint Ventures were moved to the Joint Ventures. If Starwave continues to grow in size, it may find it necessary to expand its information systems and to expand or relocate to new or additional locations. As a result, Starwave anticipates that the absolute dollar amount of general and administrative expenses will increase in future periods.

  Other Income (Expense). From inception through March 31, 1997, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder. From April 1, 1997 to the current date, other income (expense) consists mainly of Starwave's proportionate share (i.e., 60%) of the earnings (losses) from the ABCNews Joint Venture and the ESPN Joint Venture.

                                                        NINE MONTHS ENDED
                                                     -------------------------
                                                      JUNE 28,      JUNE 29,
                                                        1998          1997
                                                     -----------   -----------
                                                     (AMOUNTS IN THOUSANDS)
  Loss from the ESPN Joint Venture(1)............... $    (2,091)  $      (808)
  Loss from the ABCNews Joint Venture(1)............      (6,982)       (3,116)
  Interest income (expense).........................         768    (    3,244)
  Other income (expense)............................          25          (118)

--------
(1) Represents Starwave's proportionate share of the loss (i.e., 60%).

COMPARISON OF STARWAVE'S NINE MONTHS ENDED SEPTEMBER 28, 1997 AND SEPTEMBER 30, 1996

 Revenues

  Revenues for the nine months ended September 28, 1997 and September 30, 1996 were $4,892 and $4,583, respectively. Beginning April 1, 1997, the majority of the revenue generating operations was included in the Joint Ventures. The transfer of revenue generating operations to the Joint Ventures was mitigated by an increase in revenue in the first three months of the period resulting from increased acceptance of commerce on the Internet.

  Advertising revenues for the nine months ended September 28, 1997 and September 30, 1996 were $2,446 and $3,475, respectively, representing 51% and 76%, respectively, of total revenues. Beginning April 1, 1997, all advertising revenue was earned at the Joint Venture level, resulting in a decrease in advertising revenue for comparable periods.

  Cost of Online Services. Costs of online services for the nine months ended September 28, 1997 and September 30, 1996 were $7,185 and $11,046, respectively. Beginning April 1, 1997, all costs incurred for the production of online services were incurred by the Joint Ventures, resulting in a decrease in the costs for the comparable periods.

  Development. Development costs for the nine months ended September 28, 1997 and September 30, 1996 were $1,605 and $5,586, respectively, representing 33% and 122%, respectively, of total revenues. Development costs incurred on behalf of the Joint Ventures' web sites are allocated to the Joint Ventures, decreasing Starwave's total development costs for the comparable periods.

  Sales and Marketing. Sales and marketing expenses for the nine months ended September 28, 1997 and September 30, 1996 were $1,589 and $2,872, respectively, representing 32% and 63%, respectively, of total revenues. Beginning April 1, 1997, all costs incurred for the sales and marketing for the online services were incurred by the Joint Ventures, resulting in a decrease in the total costs for the comparable periods. A total of $1,301 or 82% of the sales and marketing costs incurred for the nine months ended September 30, 1997 was incurred before the formation of the Joint Ventures on April 1, 1997. The remainder of the sales and marketing costs were incurred due to promotion of the web site hosting operations.

  General and Administrative. For the nine months ended September 28, 1997 and September 30, 1996, general and administrative costs were $2,527 and $3,389, respectively, representing 52% and 74%, respectively, of total revenues. Beginning April 1, 1997, general and administrative costs were allocated to the Joint Ventures, thereby reducing the total expense for the comparable periods.

  Other Income (Expense). From inception through March 31, 1997, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder. From April 1, 1997 to the current date, other income (expense) consists mainly of Starwave's proportionate share (i.e., 60%) of the earnings (losses) from the ABCNews Joint Venture and the ESPN Joint Venture.

                                                         NINE MONTHS  ENDED
                                                     ---------------------------
                                                     SEPTEMBER 28, SEPTEMBER 30,
                                                         1997          1996
                                                     ------------- -------------
                                                       (AMOUNTS IN THOUSANDS)
  Loss from the ESPN Joint Venture(1)...............    $(2,251)      $   --
  Loss from the ABCNews Joint Venture(1)............     (5,958)          --
  Interest expense, net.............................     (1,814)       (3,187)
  Other income (expense)............................        464           (52)

--------
(1) Represents Starwave's proportionate share of the loss (i.e., 60%).

COMPARISON OF STARWAVE'S YEARS ENDED DECEMBER 31, 1996 AND 1995

 Revenues

  Starwave began to generate revenues in the second quarter of 1995. Revenues for the years ended December 31, 1996 and 1995 were $8,302 and $1,111, respectively.

  For the years ended December 31, 1996 and 1995, advertising revenues were $6,100 and $800, respectively, representing 73% and 72%, respectively, of total revenues.

 Operating Expenses

  Cost of Online Services. Starwave did not incur any online services costs until 1995 when Starwave launched its first online services and began recognizing revenues from these services. Costs of online services for the years ended December 31, 1996 and 1995 were $18,170 and $6,577, respectively.

  Development. Development expenses include expenses relating to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for content, facilities and equipment. Once an online service is launched and available to generate revenue, costs associated with enhancements and development of new features for the service are included with cost of online services. Total development expenses were $6,138 and $5,771 for the years ended December 31, 1996 and 1995, respectively, representing 74% and 519%, respectively, of total revenues.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the years ended December 31, 1996 and 1995 were $5,492 and $1,789, respectively, representing 66% and 161%, respectively, of total revenues.

  General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for Starwave, as well as fees for professional services. General and administrative expenses for the years ended December 31, 1996 and 1995 were $4,845 and $3,388, respectively, representing 58% and 305%, respectively, of total revenues.

  Other Income (Expense). In 1996 and 1995, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder.

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (AMOUNTS IN THOUSANDS)
  Interest expense................................... $    (4,675) $    (3,023)
  Other income (expense).............................        (658)           8

  Interest expense increased during each of the years ended December 31, 1996 and 1995 ($3,023 during 1995 from $1,400 during 1994) due principally to the increased magnitude of such loans. As of April 1, 1997, outstanding loans from Paul Allen to Starwave totaled $95.7 million. As of December 31, 1996, outstanding loans from Paul Allen to Starwave totaled $84.9 million, versus $51.0 million as of December 31, 1995.

STARWAVE DISCONTINUED OPERATIONS

  In 1994, Starwave began developing interactive multimedia CD-ROM products. Starwave released its first CD-ROM product in November 1995 and released additional CD-ROMs in 1995 and the first quarter of 1996. In March 1996, Starwave made the decision to discontinue its Multimedia CD-ROM business segment, and to phase out these operations by December 31, 1996.

  Starwave has reflected the results of operations of the Multimedia CD-ROM business segment as a discontinued operation for all periods presented. During the phase-out period, Starwave completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products.

  Losses from operations of the Multimedia CD-ROM segment totaled $4,700 in 1994, $7,474 in 1995 and $1,046 in 1996. The loss on disposal of the Multimedia CD-ROM segment of $3,243 in 1996 included the provision for operating losses through the phase-out period.

  Income Taxes. Until December 31, 1995, Starwave utilized the provisions of Subchapter S of the Code. As a result, Starwave's net losses for tax purposes, as well as tax credits and other tax incidents, were distributed to and included on the personal income tax returns of its shareholders. Starwave was not required to record any provision for income taxes, and the net losses and tax incidents of Starwave through December 31, 1995 will not be available to offset taxes on Starwave's future net income, if any. Effective January 1, 1996, Starwave elected to be taxed as a Subchapter C corporation under the Code. The conversion from S Corporation status to C Corporation status had no impact on the financial position or results of operations of Starwave. As of September 28, 1997, Starwave had incurred net operating losses of approximately $54.8 million for income tax purposes that may be available to offset a similar amount of net income for income tax purposes in future periods through 2011. Starwave has recorded a valuation allowance against the deferred tax asset generated by the net operating losses and therefore has no deferred tax assets or liabilities recorded on its balance sheet. Starwave expects that future operating losses will result in additional net operating losses for income tax purposes. The aggregate net operating losses are subject to certain limitations.

STARWAVE LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1997, Starwave financed its operations and met its capital expenditure requirements primarily through loans received from Paul Allen, which totaled approximately $95.7 million. In April 1997, approximately $50 million of such indebtedness to Mr. Allen was repaid using proceeds received by Starwave upon consummation of the transactions contemplated by the Starwave Stock Purchase Agreement, and the remaining $45.7 million of such indebtedness to Mr. Allen was converted into 5,155,289 shares (20,621,156 shares when adjusted for the Starwave Stock Split) of Starwave common stock. The remaining approximately $32 million of cash proceeds received by Starwave upon consummation of the transactions contemplated by the Starwave Stock Purchase Agreement was used to fund Starwave operations.

  Net cash used in operating activities of $27,190 and $30,060 for the years ended December 31, 1995 and 1996, respectively, was primarily attributable to net operating losses incurred in such periods. Net cash used in operating activities for the nine months ended September 28, 1997 of $6,807 was primarily attributable to net operating losses incurred in the period. Net cash used in investing activities of $2,585 and $3,321 for the years ended December 31, 1995 and 1996, respectively, was primarily attributable to purchases of equipment and leasehold improvements. Net cash used in investing activities of $13,873 for the nine months ended September 28, 1997 was attributable to purchases of equipment and leasehold improvements of $1,336, and for funding of the ESPN Joint Venture and the ABCNews Joint Venture of $12,537. Net cash provided by operating activities for the nine months ended June 28, 1998 of $195 was the result of net operating losses primarily consisting of non-cash items. Starwave currently has a commitment for its facilities under a noncancelable lease agreement that expires in May 2001, subject to extension at Starwave's option. Starwave also has a commitment for facilities under a noncancelable lease agreement that expires November 2000, subject to a three-year extension at Starwave's option.

  The ESPN Joint Venture and the ABCNews Joint Venture have entered into agreements with certain co-branding partners that require the payment of minimum royalties and/or royalty advances to the co-branding partners. At September 28, 1997, the ESPN Joint Venture's minimum royalty liability totaled $2,800 and the ABCNews Joint Venture's minimum royalty liability totaled $1,800. Certain of the co-branding agreements provide for additional royalty payments if specified targets are met.

  From inception of the ESPN Joint Venture and the ABCNews Joint Venture on April 1, 1997, Starwave has provided 60% of the capital contributions necessary for the operations of each Venture. For the nine months ended June 28, 1998 and for the six months ended September 28, 1997, capital contributed to the ESPN Joint Venture was $5,769 and $5,377, respectively, and cash provided for the ABCNews Joint Venture was $8,852 and $8,660, respectively.

  It is anticipated that Starwave's cash requirements will continue to be funded by Disney through the consummation of the Mergers and thereafter will be funded by Infoseek.

YEAR 2000 COMPLIANCE

  Starwave is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  Starwave management is conducting a review of Starwave's exposure to the year 2000 problem, including working with computer system, data feed and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, Starwave currently believes that its internally developed systems are year 2000 compliant (with the exception of two systems, which are scheduled to be replaced as part of a regular upgrade program). Starwave does not expect to further incur any significant operating expenses or significant investment in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions. Starwave has also inventoried, and is in the process of contacting, third party software and data feed vendors to assure their systems are year 2000 compliant.

  Notwithstanding the foregoing, significant uncertainty exists concerning the effects of the year 2000 problem, including uncertainty with respect to assurances made by Starwave's vendors. Further, Starwave has not investigated year 2000 compliance of third parties who are not vendors of Starwave, and Starwave has no control over such third parties' compliance. For example, the failure of any site to which a link appears on a Starwave website could result in the loss of such link and therefore reduce the breadth of services offered through links from the Starwave website, which may in turn materially adversely affect the Starwave website and the value of user traffic and advertisers using such website. Any failure of Starwave or its viewers, customers, linked sites, advertisers or other third parties to be year 2000 compliant could materially affect the business, results of operations, financial condition and prospects of Starwave.

THE JOINT VENTURES' RESULTS OF OPERATIONS

  The following is a discussion of the Joint Ventures' results of operations in order to make comparative assessments of the results of operations move meaningful.

THE ESPN JOINT VENTURE

                                                      APRIL 1, 1997  NINE MONTHS
                                                      (INCEPTION) TO    ENDED
                                                      SEPTEMBER 28,   JUNE 28,
                                                           1997         1998
                                                      -------------- -----------
                                                        (AMOUNTS IN THOUSANDS)
Revenues.............................................    $ 6,996       $14,521
Operating expenses:
  Cost of online services............................      7,168        10,668
  Development........................................        515         1,299
  Sales and marketing................................      2,262         3,809
  General and administrative.........................        811         2,228
                                                         -------       -------
Total operating expenses.............................     10,756        18,004
                                                         -------       -------
Operating loss.......................................     (3,760)       (3,483)
Net other income.....................................          8           --
                                                         -------       -------
Loss from operations.................................    $(3,752)      $(3,483)
                                                         =======       =======

 Revenues

  The ESPN Joint Venture began to generate revenues on April 1, 1997, after the formation of the Joint Venture. Revenues for the six months ended September 28, 1997 and nine months ended June 28, 1998 were $6,996 and $14,521, respectively. Advertising revenues for the corresponding periods were $4,868 and $10,292, respectively, representing 70%, and 71%, respectively, of total revenue. The balance of revenue during those periods was derived from subscription fees for premium services, fantasy leagues, and merchandise sales.

 Operating Expenses

  The ESPN Joint Venture began incurring operating expenses upon formation of the Joint Venture on April 1, 1997. These costs also include those costs paid by its partners on behalf of the Joint Ventures. Starwave expects that ESPN Joint Venture operating expenses will continue to increase in the future as the Joint Venture seeks to expand its online services.

  Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, web operations and support costs, and fees paid to content providers. Costs of online services for the six months ended September 28, 1997 and nine months ended June 28, 1998 were $7,168 and 10,668, respectively.

  Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for facilities and equipment. Total development costs for the six months ended September 28, 1997 and nine months ended June 28, 1998 were $515 and $1,299, respectively. These amounts represent 7% and 9%, respectively, of total revenues in those periods. The increase in costs for the nine months ended June 28, 1998 is primarily due to additional costs incurred for increased labor costs. The ESPN Joint Venture anticipates that it will continue to devote substantial resources to development to remain competitive and that the absolute dollar amount of these costs will increase in future periods.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the six months ended September 28, 1997, and nine months ended June 28, 1998 were $2,262 and $3,809, respectively, representing 32% and 26%, respectively, of total revenues. The ESPN Joint Venture anticipates that the absolute dollar amount of sales and marketing expenses will increase in future periods.

  General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for the ESPN Joint Venture, as well as fees for professional services. General and administrative expenses for the six months ended September 28, 1997, and nine months ended June 28, 1998 were $811 and $2,228, respectively, representing 12% and 15%, respectively, of total revenues. The ESPN Joint Venture opened offices in New York, New York and Bristol, Connecticut, in addition to its operations in Starwave's existing office in Bellevue, Washington, which contributed to the increased cost of general and administrative expenses.

  Income Taxes. Profits or losses of the ESPN Joint Venture are attributable directly to its partners for income tax purposes. Consequently, an income tax provision has not been reflected in any financial information presented.

THE ABCNEWS JOINT VENTURE

                                                       APRIL 1, 1997
                                                        (INCEPTION)  NINE MONTHS
                                                            TO          ENDED
                                                       SEPTEMBER 28,  JUNE 28,
                                                           1997         1998
                                                       ------------- -----------
                                                        (AMOUNTS IN THOUSANDS)
Revenues..............................................    $ 1,929     $  7,171
Operating expenses:
  Cost of online services.............................      9,015       11,696
  Development.........................................        532        2,233
  Sales and marketing.................................      1,777        2,660
  General and administrative..........................        537        2,219
                                                          -------     --------
Total operating expenses..............................     11,861       18,808
                                                          -------     --------
Operating loss........................................     (9,932)     (11,637)
Net other income......................................          2          --
                                                          -------     --------
Loss from operations..................................    $(9,930)    $(11,637)
                                                          =======     ========

 Revenues

  The ABCNews Joint Venture began to generate revenues on April 1, 1997, after the formation of the joint venture. Revenues for the six months ended September 28, 1997, and the nine months ended June 28, 1998 were $1,929 and $7,171, respectively. Advertising revenues for the corresponding periods were $937 and $2,858, respectively, representing 49% and 40%, respectively, of total revenue. The balance of revenue during those periods was derived from a contract with a major online service for the use of ABCNews.com site information on their proprietary service.

 Operating Expenses

  The ABCNews Joint Venture began incurring operating expenses upon formation of the joint venture on April 1, 1997. These costs also include those costs paid by its partners on behalf of the joint venture. Starwave expects that ABCNews Joint Venture operating expenses will continue to increase in the future as the joint venture seeks to expand its online services.

  Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, web operations and support costs, and fees paid to content providers. Costs of online services for the six months ended September 28, 1997, and the nine months ended June 28, 1998 were $9,015 and $11,696 respectively.

  Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for facilities and equipment. Total development costs for the six months ended September 28, 1997 and the nine months ended June 28, 1998 were $532 and $2,233, respectively. These amounts represent 28% and 31%, respectively, of total revenues in those periods. Starwave expects that the ABCNews Joint Venture will continue to devote substantial resources to development to remain competitive and that the absolute dollar amount of these costs will increase in future periods.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the six months ended September 28, 1997 and the nine months ended June 28, 1998 were $1,777 and $2,660, respectively, representing 92% and 37%, respectively, of total revenues. The ABCNews Joint Venture anticipates that the absolute dollar amount of sales and marketing expenses will increase in future periods.

  General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for the ABCNews Joint Venture, as well as fees for professional services. General and administrative expenses for the six months ended September 28, 1997 and the nine months ended June 28, 1998 were $537 and $2,219, respectively, representing 28% and 31%, respectively, of total revenues. The ABCNews Joint Venture opened an office in New York, New York in addition to the existing offices in Bellevue, Washington, which contributed to the increased cost of general and administrative expenses.

  Income Taxes. Profits or losses of the ABCNews Joint Venture are attributable directly to its partners for income tax purposes. Consequently, an income tax provision has not been reflected in any financial information presented.

                               STARWAVE BUSINESS

OVERVIEW

  Starwave is a producer of Internet-based online services in specific content areas with broad consumer appeal. Starwave is recognized for its prominent role in sports, news and entertainment services. These services are offered through the Joint Ventures.

  The ESPN Joint Venture's flagship service is ESPN SportsZone, which provides unique sports-related content. The ESPN Joint Venture's other sports services include NBA.com, NFL.com, NASCAR Online and Outside Online. The ABCNews Joint Venture's flagship service is ABCNews.com, which provides a broad variety of news and information, including world, national, entertainment, health, technology and business news and information. The ABCNews Joint Venture's other wholly owned services include Mr. Showbiz (entertainment news), Wall of Sound (music news), CelebSite (celebrity information) and MoneyScope (business news and information). The Joint Ventures derive content from their staffs, partners, licensees, news services and freelance writers and commentators, and they add additional value by converting this content into interactive programming. To facilitate traffic to its online services, each service has its own Internet address, or URL (Uniform Resource Locator), allowing direct Internet access by any viewer.

BUSINESS STRATEGY

  Starwave's business strategy consists of the following key elements: (i) provide comprehensive, entertaining programming that is constantly updated;
(ii) leverage Starwave's association with high-profile brands, including ESPN, ABC, the NBA, the NFL and NASCAR; (iii) utilize and develop leading-edge technology that offers consumers advanced and entertaining services; (iv) provide an attractive platform for mainstream, consumer-oriented advertisers; and (v) capitalize on emerging revenue opportunities.

ESPN AND ABCNEWS JOINT VENTURES

  The ESPN Joint Venture's sports services and the ABCNews Joint Venture's news services are cross-linked, enabling users to move easily from one service to another. The distinct URLs for ESPN SportsZone, NBA.com, NFL.com, NASCAR Online and Outside Online enable the ESPN Joint Venture to capture audiences having specific interests in particular sports categories, while the distinct URLs for ABCNews.com, Mr. Showbiz, Wall of Sound, CelebSite and MoneyScope enable the ABCNews Joint Venture to capture audiences having specific interests in particular news, entertainment and business categories. These URLs are displayed in ESPN and ABC broadcasts in order to promote ESPN SportsZone and ABCNews.com, respectively.

  The Joint Ventures have terms of ten years following the Effective Time of the Mergers and are mutually exclusive with regard to U.S. and Canadian based online sports and general news services, respectively. Required funding under the Joint Ventures is split 60/40 between the Starwave and Disney entities in loss years and 50/50 in years in which the respective Joint Ventures achieve net income. Under the Joint Ventures, Starwave provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines; ESPN provides access to ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities; and Disney provides access to ABC News creative and editorial content, advertising and promotion on ABC News programs, and access to the "ABC News" brand, properties and personalities.

REVENUE SOURCES

  Starwave and the Joint Ventures have historically derived their revenue principally from advertising and subscription fees. Starwave believes that its success in obtaining advertising revenue is primarily the result of high consumer traffic, favorable demographics and innovative marketing approaches. As of the date hereof, Starwave has introduced subscription services only on ESPN SportsZone, including a premium subscription, which provides enhanced coverage, special editorial features, in-depth statistics and graphical analysis and access to additional multimedia content, as well as a one-time subscription, which provides access to fantasy games such as Fantasy Baseball and Fantasy Football.

  Starwave is also developing other revenue sources such as program bundling. Services with branded content are able to bundle portions of their content with third-party services, including online services, browsers, software vendors and Internet service providers, in order to differentiate these products and services from their competition. Starwave believes that bundling branded services provides further distribution opportunities and generates additional revenue through license fees, royalties and bounty payments. Starwave also generates merchandising revenue through online sales and transactions in the Zone Store within ESPN SportsZone and the NBA Store within NBA.com. Finally, Starwave provides hosting services, and licenses some of its proprietary software, to Disney and TheStreet.com.

MARKETING AND DISTRIBUTION

  Starwave's strategy is to build brand awareness for the Joint Ventures' services through a variety of marketing techniques, including reciprocal advertising arrangements with web search engines, ABC and ESPN broadcasts, advertisements in other traditional media and online media (such as broadcast e-mail), trade advertisements and trade shows. Starwave and the Joint Ventures have built brand awareness through their relationships with partners with strong brands, including the NFL, the NBA, NASCAR, TheStreet and Outside magazine.

TECHNOLOGY

  Starwave believes that the utilization of leading-edge technologies is necessary to differentiate the Joint Ventures' services. Starwave's technology strategy is to internally develop technologies that offer consumers advanced and entertaining services and increase the quality of the user experience. By developing technologies internally, Starwave seeks to avoid the expense, delay and dependence on outside suppliers typically associated with new technology efforts. To date, Starwave has internally developed technologies that facilitate authoring capabilities for text, audio, graphics and video that enhance the speed and interactivity of its services, as well as technology designed to enable consumers to make secure purchases using credit cards over the Internet.

COMPETITION

  Competition in Internet content publishing is intense and is expected to increase significantly in the future. Starwave and the Joint Ventures face overall competition for advertising dollars and audiences from Internet navigation services such as Netscape, search engines and directories such as Yahoo!, Lycos and Excite, online services such as AOL, The Microsoft Network and SNAP! and other services such as PointCast. Furthermore, each of the Joint Ventures' services faces direct competition from other content providers that offer services and information pertaining to sports, news, entertainment and finance. These include, among others, with respect to sports, CBS Sportsline, CNNSI, Fox Sports online, MSNBC, Yahoo!Sports and AOL; with respect to news, MSNBC, CNN Interactive, Fox News online, search engines' and directories' news sections and the major online services; with respect to entertainment, E! Online, Entertainment Weekly/Pathfinder, Hollywood Online, CNN Interactive-Showbiz, movie studios such as MGM/UA, Warner Bros., Universal and Sony, and the major online services; and with respect to finance, Bloomberg, Microsoft Investor, Quicken Financial Network, Reuters, Dow Jones, CNNfn and various other online services that provide both up-to-the-minute market information and investment advice.

  Large content providers in other media, including movie studios, television networks, cable television providers and print publishers have the capacity to translate their products into online services and to cross-promote these services through their traditional media channels. These media providers may form joint ventures such as MSNBC, a joint venture between Microsoft and NBC. There have been many other recent strategic alliances and Starwave believes other potential alliances of technology and content are likely to occur in the future.

  Starwave believes that the principal competitive factors in attracting users include the quality of presentation, the integration of content in an interactive format and the relevance, timelines, depth and breadth of information and services offered by Starwave. Access to real time data and video and audio highlights of live events may become increasingly important in differentiating sites and attracting users. With respect to attracting advertisers, Starwave believes that the principal competitive factors include the number of users accessing Starwave's interactive programming, the demographic appeal of Starwave's services, the demographics of Starwave's programming users, Starwave's ability to deliver focused advertising and interactivity through its services, and the overall cost-effectiveness and value of advertising offered by Starwave. Although Starwave believes that it is well positioned to compete effectively because of the broad consumer appeal of its content, its association with high-profile brands, its use and development of leading-edge technology, and the attractive platform it provides for advertisers, there can be no assurance that Starwave will be able to compete successfully with respect to any of these factors. If Starwave loses one or more significant advertising customers or is forced to reduce advertising rates in order to retain customers, its business, financial condition and operating results will be materially adversely affected. In addition, there are many entities that have greater financial, technological, marketing and editorial resources that can compete with all of Starwave's services.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  Starwave and the Joint Ventures rely on patent, trade secret and copyright laws to protect their proprietary technologies, but there can be no assurance that such laws will provide sufficient protection to Starwave and the Joint Ventures, that others will not develop similar or superior technologies, or that third parties will not copy or otherwise obtain and use the technologies of Starwave and the Joint Ventures without authorization. After giving effect to the Mergers, Starwave's proprietary technologies may receive greater exposure in international markets. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain of such markets. Starwave has filed patent applications with respect to certain of its software and online technologies, but there can be no assurance that patents will issue with respect to such applications, that any issued patents will not be challenged, invalidated or circumvented, or that the patents will provide a competitive advantage to Starwave. Starwave's and the Joint Ventures' success is also dependent in part on the protection of their original interactive content and on the goodwill associated with their trademarks, trade names, service marks and other proprietary rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media, and there can be no assurance that existing laws provide adequate protection for Starwave's and the Joint Ventures' content or their Internet addresses (commonly referred to as "domain names"). Starwave and the Joint Ventures have federally registered trademarks for the names Starwave(R), SportsZone(R) and Mr. Showbiz(R), and have filed applications to register a number of other trademarks and service marks and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. There can be no assurance that Starwave's means of protecting and maintaining its proprietary rights, including the goodwill associated with its trademarks, trade names and service marks, will be adequate, and any failure to protect and maintain such rights could have a material adverse effect on Starwave's business, financial condition and operating results.

EMPLOYEES

  As of June 30, 1998, Starwave had a total of 333 employees, including those employees supporting the Joint Ventures. Of the total, 40 were involved in Starwave's technology division, 38 were in web operations and MIS, 37 were in general administration and development and 218 were involved in the Joint Ventures. None of these employees are represented by a labor union. Neither Starwave nor the Joint Ventures has experienced any work stoppages and they consider relations with their employees to be good. Starwave's and the Joint Ventures' performance is substantially dependent on the continued services of their senior management teams and on their continuing ability to attract and retain highly qualified and motivated officers and key employees and to attract and retain sufficient numbers of technical and production personnel.

                SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL
                           SHAREHOLDERS OF STARWAVE

  The following table sets forth, as of October 9, 1998, certain information with respect to the beneficial ownership of shares of Starwave common stock by
(i) each Starwave director, (ii) Starwave's Chief Executive Officer and four other most highly compensated executive officers of Starwave during the last completed fiscal year whose total annual salary and bonus exceeded $100,000 (the "Starwave Named Executive Officers"), (iii) all directors and executive officers of Starwave as a group, and (iv) each person (or group of affiliated persons) known to Starwave to be the beneficial owner or 5% of more of Starwave's outstanding shares. Except as otherwise noted, Starwave believes that the beneficial owners of the shares of Starwave common stock listed below, based on information furnished by them, have sole voting and investment power with respect to such shares.

                                                             SHARES OF
                         SHARES OF STARWAVE              INFOSEEK DELAWARE
                            COMMON STOCK                    COMMON STOCK
                         BENEFICIALLY OWNED              BENEFICIALLY OWNED
                        PRIOR TO MERGERS(2)             AFTER MERGERS(3)(4)
                        --------------------------      --------------------------
  BENEFICIAL OWNER(1)     NUMBER        PERCENT   CLASS   NUMBER        PERCENT
  -------------------   ------------    --------------- ------------    ----------
Disney(5)..............   88,550,088(6)    90.8%   A/B    25,665,023(7)    43.1%
Michael B. Slade.......    2,172,917        2.2%     A       564,959         **
 Chairman of the Board
  and Chief Executive
  Officer(8)
Thomas L. Phillips,
 Jr.(9) ...............      918,600         **      A       238,836         **
Patrick J. Naughton....    1,569,417        1.6%     A       408,049         **
 President(8)
Curt D. Blake .........      844,793         **      A       219,646         **
 Chief Operating
  Officer(8)
David Chamberlain .....      136,500         **      A        35,490         **
 Vice President,
  Technical
  Operations(8)
Richard Glover,
 Director(10)..........          --         --     --            --         --
Kevin Mayer,
 Director(10)..........          --         --     --            --         --
Thomas Staggs,
 Director(10)..........          --         --     --            --         --
Jake Winebaum,
 Director(10)..........          --         --     --            --         --
All directors and
 executive officers as
 a group
 (9 persons)(8)........    5,642,227        5.6%     A     1,466,979        2.5%

--------
**  Less than 1%
 (1) The address for each of Messrs. Slade, Phillips, Naughton, Blake and Chamberlain is c/o Starwave Corporation, 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005, and for each of Messrs. Glover, Mayer, Staggs and Winebaum is c/o The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521.
 (2) Percentage ownership calculations are based on 97,535,287 shares of Starwave common stock outstanding as of October 9, 1998. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares of Starwave common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 9, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
 (3) Estimates based on an Exchange Ratio of 0.26, which is subject to change at the Effective Time based on the number of Starwave common shares and options outstanding. Percentage ownership calculations are based on an estimated 59,510,000 shares of Infoseek common stock outstanding following the Mergers, which is subject to adjustment based on changes in the Exchange Ratio (if any) and any additional shares of Infoseek common stock that may be issued prior to the Effective Time in transactions (if any) separate from those described herein.
 (4) Does not include up to approximately 700,000 shares of Infoseek common stock which may be issued in connection with the acquisition of Quando.

 (5) Includes both The Walt Disney Company and its wholly owned subsidiary, DEI. For federal securities law purposes, The Walt Disney Company is deemed to have investment and voting power over shares of Starwave and Infoseek common stock held by itself as well as by its subsidiary, DEI.
 (6) Consists of 48,680,740 shares of Starwave Class A Common Stock (representing 50.0% of all outstanding Starwave shares) and 39,869,348 shares of Starwave Class B Common Stock (representing 40.8% of all Starwave outstanding shares), all of which are owned by DEI. See Note (5) above.
 (7) Consists of 23,023,023 shares of Infoseek common stock acquired by DEI pursuant to the Starwave Merger and 2,642,000 shares of Infoseek common stock acquired by The Walt Disney Company pursuant to the Securities Purchase Agreement. See Note (5) above.
 (8) Includes shares which are issuable pursuant to stock options which may be exercised within 60 days of October 9, 1998.
 (9) Mr. Phillips was President of the ESPN Joint Venture until September 17, 1998, on which date his employment with the ESPN Joint Venture terminated.
(10) Based on his employment as an officer of Disney, such director may be deemed the owner of the shares held by Disney as indicated in the chart above. However, each such director disclaims beneficial ownership of Disney's shares.

                            MANAGEMENT OF STARWAVE

EXECUTIVE OFFICERS OF STARWAVE

  Set forth below is certain information with respect to Starwave's executive officers.

       NAME                       AGE                  POSITION
       ----                       --- -------------------------------------------
Michael B. Slade.................  41 Chairman and Chief Executive Officer of
                                      Starwave
Patrick J. Naughton..............  33 President and Chief Technology Officer of
                                      Starwave
Curt D. Blake....................  40 Chief Operating Officer of Starwave
David Chamberlain................  33 Vice President, Technical Operations of
                                      Starwave

  Michael B. Slade. Mr. Slade joined Starwave in February 1993 as President, Chief Executive Officer, and director. In April 1997, he was made Chairman and CEO. From October 1992 to February 1993, he served as Vice President of Special Projects for Asymetrix Corporation, a company wholly owned by Paul Allen. Mr. Slade also serves on the Board of Directors of CKS Group.

  Patrick J. Naughton. Mr. Naughton joined Starwave in October 1994 as its Vice President, Technology, and served as Starwave's Senior Vice President, Technology from July 1996 to April 1997. Since April 1997, he has served as its President and Chief Technology Officer. In June 1988, he joined Sun Microsystems, where he started a research project in the Sun Microsystems Laboratories in December 1990 which conceived the Java programming language. From January 1993 to October 1994, he served as Chief Technologist of First Person, Inc., a Sun Microsystems subsidiary formed to commercialize Java technologies.

  Curt D. Blake. Mr. Blake has served as Chief Operating Officer of Starwave since April 1997. From July 1996 until that time, he served as Senior Vice President, Business, Legal and Administration. He has been Corporate Secretary since November 1994. From September 1993, when he joined Starwave, to July 1996, he served as Vice President, Business and Legal Affairs and Corporate Secretary. From June 1992 to September 1993, Mr. Blake served as Director of Acquisitions, Business and Legal Affairs for Continuum Productions Corporation (now Corbis), a multimedia acquisition and production company.

  David Chamberlain. Mr. Chamberlain joined Starwave in March 1995 as Director of Management Information Systems and, since April 1997, has served as Vice President, Technical Operations. From March 1992 until March 1995, Mr. Chamberlain was MIS Manager for Continuum Productions Corporation (now Corbis), a multimedia acquisition and production company.

                        STARWAVE EXECUTIVE COMPENSATION

STARWAVE COMPENSATION SUMMARY

  The following table sets forth certain information concerning compensation paid by Starwave to the Starwave Named Executive Officers during the fiscal year ended September 28, 1997.

                          SUMMARY COMPENSATION TABLE
                    (FISCAL YEAR ENDED SEPTEMBER 28, 1997)

                                                      LONG-TERM
                                                     COMPENSATION
                                                        AWARDS
                                                     ------------
                                ANNUAL COMPENSATION   SECURITIES     ALL OTHER
                                --------------------  UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION    SALARY ($) BONUS ($)  OPTIONS(1)        ($)
 ---------------------------    ---------- --------- ------------   ------------
Michael B. Slade..............   $251,480   $  --     3,300,000(2)    $   --
 Chairman & Chief Executive
 Officer
Patrick J. Naughton...........    205,006      --     2,620,000           --
 President
Curt D. Blake.................    190,006      --     1,300,000           --
 Chief Operating Officer
Thomas L. Phillips, Jr. (3) ..    227,506   50,000    1,800,000(2)    101,454(4)
David Chamberlain.............    124,484      --       240,000           --
 Vice President, Technical
 Operations

--------
(1) The securities underlying the stock options consist of shares of Class A Common Stock of Starwave.
(2) During the fiscal year ended September 28, 1997, Paul Allen, Starwave's founder, granted to Mr. Slade and Mr. Phillips options to acquire 1,000,000 shares and 300,000 shares of Starwave common stock, respectively, directly from Mr. Allen. Since the issuance of such options and prior to any exercise thereof by either such executive, Mr. Allen has sold to Disney all shares of Starwave common stock owned by him and no longer holds any shares of Starwave common stock. Such options have not been assumed by Disney, Starwave or Infoseek.
(3) Mr. Phillips was President of the ESPN Joint Venture until September 17, 1998, on which date his employment with the ESPN Joint Venture terminated.
(4) Represents moving assistance paid on a one-time basis pursuant to Mr. Phillips' relocation from Seattle, Washington to New York City, New York.

STARWAVE OPTION GRANTS IN YEAR ENDED SEPTEMBER 28, 1997

  The following table sets forth stock option grants made during the fiscal year ended September 28, 1997 to the Starwave Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                                             % OF TOTAL                        VALUE AT ASSUMED ANNUAL
                         NUMBER OF            OPTIONS                           RATES OF STOCK PRICE
                         SECURITIES          GRANTED TO                           APPRECIATION FOR
                         UNDERLYING          EMPLOYEES   EXERCISE                  OPTION TERM(3)
                          OPTIONS            IN FISCAL   PRICE PER  EXPIRATION ------------------------
          NAME           GRANTED(#)           YEAR(1)   SHARE($)(2)    DATE       5%($)      10%($)
          ----           ----------          ---------- ----------- ---------- ----------- ------------
Michael B. Slade........ 1,000,000(4)(5)        20.8%     $2.2675   3/28/2007  $ 1,853,824 $ 4,697,957
Patrick J. Naughton..... 1,000,000(4)           20.8%      2.2675   3/28/2007    1,426,019   3,613,811
Curt D. Blake...........   400,000(4)            8.3%      2.2675   3/28/2007      570,407   1,445,524
Thomas L. Phillips,
 Jr.....................   900,000(4)(5)(6)     18.7%      2.2675   3/28/2007    1,283,417   3,252,430
David Chamberlain.......   120,000(7)            2.5%      2.2675    4/1/2007      171,122     433,657

--------
(1) Based on an aggregate of 4,819,600 options granted during the fiscal year ended September 28, 1997 to Starwave employees (including the Starwave Named Executive Officers) and employees of the Joint Ventures pursuant to the Starwave Revised 1992 Combined Incentive and Nonqualified Stock Option Plan, Amended and Restated as of March 7, 1995, and the Starwave 1997 Nonqualified Stock Option Plan.
(2) The exercise price per share of each option was equal to the fair market value of Starwave common stock on the date of the grant as determined by the Starwave Board of Directors based on recent sales of Starwave common stock in arms' length transactions as well as the status of Starwave's business, financial condition, results of operations and prospects.
(3) Represents amounts that may be realized upon exercise of the options immediately prior to their expiration assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Starwave common stock over the option terms. The 5% and 10% amounts are calculated based on rules required by the Commission and do not reflect Starwave's estimate of future stock price growth.
(4) The options became exercisable as to 2.083% of the shares on April 28, 1997, and continue to vest as to an additional 2.083% with each month of continuous employment thereafter.
(5) Does not include options granted by Paul Allen, Starwave's founder, to Messrs. Slade and Phillips to acquire 1,000,000 shares and 300,000 shares of Starwave common stock, respectively, directly from Mr. Allen. Since the issuance of such options and prior to any exercise thereof by either such executive, Mr. Allen has sold to Disney all shares of Starwave common stock owned by him and no longer holds any shares of Starwave common stock. Such options have not been assumed by Disney, Starwave or Infoseek.
(6) Mr. Phillips was President of the ESPN Joint Venture until September 17, 1998, on which date his employment agreement with the ESPN Joint Venture terminated.
(7) The options became exercisable as to 25% of the shares on April 1, 1998 and continue to vest as to an additional 2.083% with each month of continuous employment thereafter.

STARWAVE AGGREGATE OPTION EXERCISES AND VALUES AT SEPTEMBER 28, 1997

  The following table sets forth information with respect to options exercised during the fiscal year ended September 28, 1997 and the number and value of securities underlying unexercised options held by the Starwave Named Executive Officers at September 28, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                                             NUMBER OF SECURITIES SUBJECT               IN-THE-
                          SHARES               TO UNEXERCISED OPTIONS AT           MONEY OPTIONS AT
                         ACQUIRED   DOLLAR        FISCAL YEAR END (#)           FISCAL YEAR-END ($)(1)
                            ON      VALUE    -------------------------------   -------------------------
          NAME           EXERCISE  REALIZED   EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           -------- ---------- -------------   ---------------   ----------- -------------
Michael B. Slade........ 504,750  $1,128,915         124,998         1,006,250 $        0   $  286,125
Patrick J. Naughton..... 256,480     580,927         736,250         1,483,750  1,335,713    1,340,888
Curt D. Blake...........  63,140      27,466         356,250           481,250    697,313      286,125
Thomas L. Phillips,
 Jr.....................       0           0         456,930           918,750    765,790      286,125
David Chamberlain.......  15,000       6,525          24,168           177,500     49,303      118,275

--------
(1) The value of in-the-money options is calculated as the fair market value of the underlying Starwave common stock, minus the per share exercise price of the stock options, multiplied by the number of shares subject to the options, in accordance with applicable SEC rules. The fair market value of the underlying securities at the fiscal year-end was estimated to be approximately $2.27 per share, as determined by Starwave's Board of Directors.

STARWAVE EMPLOYMENT AGREEMENTS

  Michael B. Slade, Patrick J. Naughton, Curt D. Blake and David Chamberlain, each a Starwave Named Executive Officer, are parties to the employment agreements with Starwave summarized below. In connection with the Mergers, Starwave is currently in the process of negotiating with these executive officers regarding severance or retention arrangements in light of their potential roles in the combined companies. Although Starwave is currently unable to predict the final form of these arrangements, Starwave currently anticipates that Messrs. Slade and Blake will terminate their employment with Starwave concurrently with the consummation of the Mergers or shortly thereafter in accordance with severance arrangements to be entered into with each such executive, and that Messrs. Naughton and Chamberlain will continue their employment with the combined companies in accordance with new or amended employment agreements. However, there can be no assurance in this regard. Starwave does not anticipate that any such arrangements or any failure to retain such executive officers will have a material adverse impact on the business, financial condition, operating results or prospects of Starwave. See "The Mergers and Related Transactions--Additions to Infoseek's Board of Directors; Interests of Certain Persons in the Mergers." The numbers of shares of Starwave common stock and the price per share of Starwave common stock set forth in the summaries below reflect the Starwave Stock Split.

  Pursuant to the terms of an employment agreement dated March 28, 1997, Starwave engaged Mr. Slade as its Chairman and Chief Executive Officer with an annual base salary of $290,000, $320,000 and $360,000 for each of the three successive 12-month periods in the employment period, which began April 1, 1997 and expires on March 31, 2000. In addition, the employment agreement grants Mr. Slade (a) a nonqualified option to acquire 1,000,000 shares of Starwave Class A Common Stock, (b) on or before August 1, 1997, the right to sell up to 500,000 shares of Starwave Class A Common Stock to Starwave at a cash price of $2.05 minus the exercise price of any vested options which are purchased, (c) the right to sell up to 25% of his eligible shares of Starwave Class A Common Stock within three months following December 31, 1998 and December 31, 1999, if Starwave has met certain performance targets, and (d) following the sixth anniversary of the employment agreement, if not previously purchased by Disney pursuant to Disney's right to purchase such shares under certain circumstances, the right to require Starwave to purchase all of his eligible shares of Starwave Class A Common

Stock at 80% of the fair market value thereof. The employment agreement also provides for employee benefits, vacation days and expense reimbursement customary for executive officers of Starwave.

  Pursuant to the terms of an employment agreement dated March 28, 1997, Starwave engaged Mr. Naughton as its President and Chief Technology Officer with an annual base salary of $230,000, $260,000 and $290,000 and $330,000 for each of the four successive 12-month periods in the employment period, which began April 1, 1997 and expires on March 31, 2001. In addition, the employment agreement grants Mr. Naughton (a) a nonqualified option to acquire 1,000,000 shares of Starwave Class A Common Stock, (b) on or before August 1, 1997, the right to sell up to 318,500 of his eligible shares of Starwave Class A Common Stock to Starwave at a cash price of $2.05, (c) the right to sell up to 10% of his eligible shares of Starwave Class A Common Stock within three months following December 31, 1998 and December 31, 1999, if Starwave has met certain performance targets, and (d) following the sixth anniversary of the employment agreement, if not previously purchased by Disney pursuant to Disney's right to purchase such shares under certain circumstances, the right to require Starwave to purchase all of his eligible shares of Starwave Class A Common Stock at 80% of the Fair Market Value thereof. The employment agreement also provides for employee benefits, vacation days and expense reimbursement customary for executive officers of Starwave.

  Pursuant to the terms of an employment agreement dated March 28, 1997, Starwave engaged Mr. Blake as its Executive Vice President with an annual base salary of $200,000, $220,000 and $240,000 for each of the three successive 12-month periods in the employment period, which began April 1, 1997 and expires on March 31, 2000. In addition, the employment agreement granted Mr. Blake (a) a nonqualified option to acquire 400,000 shares of Starwave Class A Common Stock, (b) on or before August 1, 1997, the right to sell up to 178,124 of his eligible shares of Starwave Class A Common Stock to Starwave at a cash price of $2.05, (c) the right to sell up to 10% of his eligible shares of Starwave Class A Common Stock within three months following December 31, 1998 and December 31, 1999, if Starwave has met certain performance targets, and (d) following the sixth anniversary of the employment agreement, if not previously purchased by Disney pursuant to Disney's right to purchase such shares under certain circumstances, the right to require Starwave to purchase all eligible shares of Starwave Class A Common Stock held by him at 80% of the Fair Market Value thereof. The employment agreement also provides for employee benefits, vacation days and expense reimbursement customary for executive officers of Starwave.

  Pursuant to the terms of an employment agreement dated April 11, 1997, Starwave engaged Mr. Chamberlain as Vice President, Technical Operations with an annual base salary of $125,000 and $145,000 for the two successive 12-month periods in the employment period, which began April 1, 1997 and expires on March 31, 1999. In addition, the employment agreement granted Mr. Chamberlain
(a) a nonqualified option to acquire 480,000 shares of Starwave Class A Common Stock and (b) the right to sell up to 20% of his eligible shares of Starwave Class A Common Stock to Starwave at a cash price of $2.05. The employment agreement also provides for employee benefits, vacation days and expense reimbursement customary for executive officers of Starwave.

                       CERTAIN TRANSACTIONS OF STARWAVE

  Following is a summary of certain business transactions and relationships between Starwave and its majority shareholder, Disney. The following summary does not purport to be complete and is subject to, and qualified by, express reference to the provisions of the agreements (as applicable) governing the respective transaction or relationship.

STOCK PURCHASE AGREEMENT

  Pursuant to the Starwave Stock Purchase Agreement, Starwave issued and sold to DEI 9,967,337 shares of Starwave common stock for aggregate consideration of $82 million (39,869,348 shares after adjustment for the Starwave Stock Split). Starwave used approximately $50 million of these proceeds to repay the then-outstanding indebtedness owed by it to Paul Allen, and the remaining approximately $45.7 million of indebtedness owed by Starwave to Mr. Allen was converted into 5,155,289 shares of Starwave common stock (20,621,156 shares when adjusted for the Starwave Stock Split). Pursuant to the Starwave Stock Purchase Agreement, Starwave has certain indemnification obligations to Disney, which Disney has agreed to relinquish in connection with the Mergers.

SHAREHOLDERS AGREEMENT

  In connection with the Stock Purchase Agreement, Starwave, Mr. Allen and DEI entered into the Starwave Shareholders Agreement, pertaining to the ownership, voting and transfer of shares of Starwave common stock. On May 1, 1998, DEI exercised its right under the Starwave Shareholders Agreement to call all of the shares of Starwave common stock owned by Mr. Allen, which resulted in the sale by Mr. Allen to DEI of 48,680,740 shares of Starwave common stock in exchange for 1,290,518 shares of Disney common stock. Following such sale, Mr. Allen ceased to own any shares of Starwave capital stock, thereby rendering ineffective certain provisions of the Starwave Shareholders Agreement granting various rights to Mr. Allen, including put rights, registration rights, board representation rights, veto rights over certain corporate actions, preemptive rights and tag-along sale rights. Pursuant to the Starwave Shareholders Agreement, Starwave employee shareholders continue to be entitled to certain tag-along sale rights and, in connection with Disney's purchase of Mr. Allen's shares, the right to sell their shares to Disney at the same price paid by Disney to Mr. Allen.

THE JOINT VENTURES

  In connection with the transactions contemplated by the Starwave Stock Purchase Agreement, the Joint Ventures were formed. The operations of the ESPN Joint Venture currently include ESPN SportsZone, NBA.com, NFL.com, NASCAR Online and Outside Online, and the operations of the ABCNews Joint Venture currently include ABCNews.com, Mr. Showbiz, Wall of Sound, CelebSite and MoneyScope.

  The agreements relating to the Joint Ventures, as amended in connection with the Mergers, have terms of ten years following the Effective Time of the Mergers and are mutually exclusive with regard to U.S. based online sports and general news services, respectively. Required funding under the Joint Ventures are split 60/40 between the Starwave and Disney entities that are parties thereto in negative cash flow years and 50/50 in years when the respective Joint Ventures achieve positive cash flow. Under the Joint Ventures, Starwave provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines; ESPN provides access to all ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities; and Disney provides access to all ABC News creative and editorial content, advertising and promotion on ABC News programs, access to the "ABC News" brand, properties and personalities and ABC News Broadcast Newsroom infrastructure.

  ESPN and ABC have editorial, creative and overall marketing control of the services. Upon termination of the Joint Ventures, ESPN and ABC will own all URLs containing "ESPN", "ESPNET" and "ABC" as well as all editorial and creative assets, and Starwave will own all other assets. See "Starwave Business--ESPN and ABCNews Joint Ventures."

  The agreements relating to the Joint Ventures, as amended in connection with the transactions contemplated by the Reorganization Agreement, have been filed as exhibits to the Registration Statement of Infoseek Delaware of which this Joint Proxy Statement/Prospectus is a part, and the full text of such agreements are hereby incorporated herein by reference. See "Related Agreements--Licensing and Commercial Agreements."

HOSTING AND SOFTWARE LICENSING AGREEMENTS

  Pursuant to a Hosting Agreement dated as of February 5, 1997 between Starwave and Disney Online, a subsidiary of Disney ("DOL"), as amended, Starwave provides Internet hosting services for "Disney's Daily Blast," an online service of DOL, in exchange for monthly payments from DOL to Starwave of $125,000. The Hosting Agreement expires April 8, 1999. Pursuant to a Software License Agreement dated as of April 28, 1997 between Starwave and DOL, as amended, Starwave licenses certain Internet site development and production software to DOL in exchange for cash license fees in amounts specified in the agreement for each type of licensed technology. The Software License Agreement is terminable by Disney at any time upon 30 days' notice.

BOARD REPRESENTATION

  As of the date hereof, four members of the Starwave Board of Directors, consisting of Richard Glover, Kevin Mayer, Thomas Staggs and Jake Winebaum, are employees of Disney or its affiliates. None of these individuals receives any compensation for his service as a director on the Starwave Board. Following the Mergers, Mr. Winebaum will become a director of Infoseek Delaware and Mr. Glover, Mr. Mayer, Mr. Staggs and Mr. Winebaum will no longer be members of the Board of Directors of Starwave. See "The Mergers and Related Transactions--Additions to Infoseek's Board of Directors; Interests of Certain Persons in the Mergers."

TECHNOLOGY LICENSE AGREEMENT

  Pursuant to a Technology License Agreement dated as of April 23, 1997 between Paul Allen and Starwave (as amended on May 1, 1998, the "Technology License Agreement"), Mr. Allen has a nonexclusive royalty-free U.S. license to use (i) Starwave technology existing as of the date of the Technology License Agreement, (ii) enhancements and modifications thereto created at any time prior to the date Mr. Allen ceased to own any shares of Starwave common stock (May 1, 1998), and (iii) a four-year non-exclusive U.S. license for $750,000 per year to additional enhancements and modifications thereto created during the four-year period of the license, in each case in other ventures controlled by Mr. Allen that are, in Disney's reasonable judgment, not competitive with Starwave or Disney in the areas of general online services, search and directory services, news, personal finance, sports, children's entertainment or "edutainment" activities or women or family-related entertainment and informational services and activities.

OTHER

  Michael B. Slade, Starwave's Chief Executive Officer, is a member of the Board of CKS, Inc., a new media marketing firm ("CKS"). Starwave has engaged CKS to perform marketing and strategic analysis with regard to the planned New Portal Service and to create and implement a marketing and advertising campaign to support its launch. Although Starwave and CKS are currently negotiating a definitive written agreement setting forth the terms of this engagement, it is expected that CKS will receive approximately $1 million for such services and that Starwave will be the owner of all work product produced by CKS in connection with such services.

         REASONS FOR INCORPORATION OF THE HOLDING COMPANY IN DELAWARE

  For the reasons set forth below, the Board of Directors of Infoseek believes that it is in the best interests of Infoseek and its shareholders to change the state of incorporation of the publicly traded Infoseek entity from California to Delaware (the "Reincorporation") which will be the result of the Infoseek Merger contemplated by the Reorganization Agreement. The Reincorporation will be effected by merging Infoseek Merger Sub into Infoseek California pursuant to the Infoseek Merger and the terms and conditions of the Agreement and Plan of Merger related to the Infoseek Merger are attached to this Joint Proxy Statement/Prospectus as Annex A-2 (the "Infoseek Merger Agreement"). Upon completion of the Infoseek Merger, Infoseek California will be a subsidiary of Infoseek Delaware. Infoseek Delaware's initial principal business will be holding the capital stock of Infoseek California following the Infoseek Merger and of Starwave following the Starwave Merger. The common stock of Infoseek California is listed for trading on Nasdaq, and after the Infoseek Merger, Infoseek Delaware's common stock will be traded on Nasdaq without interruption, under the same symbol ("SEEK") as the shares of Infoseek California common stock are currently traded.

  As discussed below, the principal reasons for the proposed incorporation of the publicly traded holding company are the greater flexibility of Delaware corporate law, the substantial body of case law interpreting that law, and the increased ability of Infoseek to attract and retain qualified directors. Infoseek believes that its shareholders will benefit from the well established principles of corporate governance that Delaware law affords. The proposed Infoseek Delaware Amended and Restated Certificate of Incorporation ("Infoseek Delaware's Certificate") and Infoseek Delaware's Bylaws ("Infoseek Delaware's Bylaws") are substantially similar to those currently in effect for Infoseek California, with the exception that differences between California and Delaware law as they relate to cumulative voting and restrictions on hostile takeovers, as well as certain other protective voting provisions included in Infoseek Delaware's Certificate as required by the Governance Agreement. See "Related Agreements--Equity and Governance Agreements" and "Comparison of Capital Stock--Comparison of Capital Stock of Infoseek California and Infoseek Delaware." The Reincorporation is not being proposed in order to prevent an unsolicited takeover attempt and the Board of Directors of Infoseek is not aware of any present attempt to acquire an interest in Infoseek, obtain representation on the Board of Directors of Infoseek or take any significant action that would affect the governance of Infoseek other than as contemplated in the Reorganization Agreement and the Governance Agreement.

  The Reincorporation is not the subject of a separate proxy solicitation and Infoseek shareholders voting for approval and adoption of the Reorganization Agreement will be deemed to have voted for the Reincorporation.

  The discussion set forth below is qualified by reference to the Reorganization Agreement, the Infoseek Merger Agreement, Infoseek Delaware's Certificate and Infoseek Delaware's Bylaws, copies of which are attached to this Joint Proxy Statement/Prospectus as Annex A-1, Annex A-2, Annex D-1 and Annex D-2, respectively.

PRINCIPAL REASONS FOR REINCORPORATION

  As Infoseek plans for the future (including the results of the Mergers and transactions contemplated by the Related Agreements), the Infoseek Board of Directors and Infoseek management believe that it is essential to be able to draw upon well established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which Infoseek's governance decisions can be based and Infoseek believes that shareholders will benefit from the responsiveness of Delaware corporate law to their needs and to those of Infoseek.

  Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs

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of corporations organized under its laws. Many corporations have chosen
Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

  Increased Ability to Attract and Retain Qualified Directors. Both California and Delaware law permit a corporation to include a provision in its certificate of incorporation that reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has greatly expanded the risks facing directors and officers of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. It is Infoseek's desire to reduce these risks to its directors and officers and to limit situations in which monetary damages can be recovered against directors so that Infoseek may continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved. Infoseek believes that, in general, Delaware law provides greater protection to directors than California law and that Delaware case law regarding a corporation's ability to limit director liability is more developed and provides more guidance than California law.

  Well Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and as to the conduct of the board of directors such as under the business judgment rule and other standards. Infoseek believes that its shareholders will benefit from the well established principles of corporate governance that Delaware law affords.

NO CHANGE IN THE NAME, BUSINESS, MANAGEMENT, EMPLOYEE BENEFIT PLANS OR LOCATION OF PRINCIPAL FACILITIES OF INFOSEEK

  The Infoseek Merger will effect only a creation of a holding company and a change in the legal domicile of the publicly traded Infoseek entity and certain other changes of a legal nature, certain of which are described in this Joint Proxy Statement/Prospectus. The Infoseek Merger alone will NOT result in any change in the name, business, management, assets or liabilities (except to the extent of legal and other costs of effecting the reincorporation and the Infoseek Merger) or location of the principal facilities of Infoseek. The current directors of Infoseek California are the same as the directors of Infoseek Delaware except that three additional directors representing Disney will be added to the Infoseek Delaware Board of Directors upon consummation of the Mergers. See "Infoseek Management." All employee benefit, stock option and employee stock purchase plans of Infoseek California will be assumed and continued by Infoseek Delaware, and each option or right issued pursuant to such plans will automatically be converted into an option or right to purchase the same number of shares of Infoseek Delaware common stock, at the same price per share, upon the same terms, and subject to the same conditions. Shareholders should note that approval of the Infoseek Merger will also constitute approval of the assumption of these plans by Infoseek Delaware. Other employee benefit arrangements of Infoseek California will also be continued by Infoseek Delaware upon the terms and subject to the conditions currently in effect. As noted above, after the Infoseek Merger, the shares of Infoseek Delaware common stock will be traded, without interruption, on the same exchange, Nasdaq, and under the same symbol, "SEEK" as the shares of common stock of Infoseek California are currently traded.

ANTITAKEOVER IMPLICATIONS

  Delaware, like many other states, permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to unsolicited takeover attempts through amendment of the corporate charter or bylaws or otherwise. The Reincorporation is not being effected in order to prevent such a change in control and,

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except as contemplated by the Reorganization Agreement and the Related
Agreements, the Board of Directors is not aware of any present attempt to acquire control of Infoseek or to obtain representation on the Board of Directors.

  Certain effects of the Reincorporation may be considered to have antitakeover implications. Section 203 of the Delaware General Corporation Law, from which Infoseek Delaware does not intend to opt out, restricts certain "business combinations" with "interested stockholders" for three years following the date that a person becomes an interested stockholder, unless the Board of Directors approves the business combination or the acquisition pursuant to which a party became an "interested stockholder." Infoseek Delaware has adopted a "poison pill" Preferred Share Purchase Rights Agreement (the "Rights Plan"). Pursuant to the Rights Plan, each share, effective as of the closing of the Mergers, of Infoseek Delaware common stock will have associated with it certain rights to acquire shares of Infoseek Delaware's Series A Participating Preferred Stock, par value $0.001 (the "Rights"). The Rights are triggered and become exercisable upon the occurrence of either (i) the date of a public announcement of the acquisition of 15% or more beneficial ownership of Infoseek Delaware's common stock by a person or group (an "Acquiring Person"), or (ii) ten business days after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person. If the Rights are triggered because an Acquiring Person beneficially owns 15% or more of Infoseek Delaware's common stock, each Right will provide its holder, other than a holder who is an Acquiring Person, the right to purchase that number of shares of Infoseek Delaware common stock having a market value at the time equal to twice the exercise price, upon payment of the exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at the time. The Board of Directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the tenth day after the first public announcement that a person has become an Acquiring Person (or such later time as may be determined by the Board of Directors). If the Rights are triggered under certain circumstances, the Board of Directors may elect to exchange each Right (other than Rights held by an Acquiring Person) for one share of Infoseek Delaware common stock. The Rights expire on October 2, 2008. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Infoseek Delaware. For purposes of the Rights Plan, Disney shall not be deemed to be an Acquiring Person, so long as Disney has not breached the standstill provisions of the Governance Agreement. Other measures permitted under Delaware law that Infoseek is not implementing as part of the Reincorporation include the establishment of a staggered board of directors and the elimination of the right to remove a director other than for cause. It should also be noted that elimination of cumulative voting and the establishment of a classified board of directors also can be undertaken under California law in certain circumstances. See "Comparison of Capital Stock-- Comparison of Capital Stock of Infoseek California and Infoseek Delaware-- Shareholder Approval of Certain Business Combinations."

  The Infoseek Board of Directors believes that unsolicited takeover attempts may be unfair or disadvantageous to Infoseek and its shareholders because, among other reasons: (i) a non-negotiated takeover bid may be timed to take advantage of temporarily depressed stock prices; (ii) a non-negotiated takeover bid may be designed to foreclose or minimize the possibility of more favorable competing bids or alternative transactions; (iii) a non-negotiated takeover bid may involve the acquisition of only a controlling interest in Infoseek's stock, without affording all shareholders the opportunity to receive the same economic benefits; and (iv) certain of Infoseek's material contractual arrangements provide that they may not be assigned pursuant to a transaction which results in a "change of control" of Infoseek without the prior written consent of the licensor or other contracting party.

  By contrast, in a transaction in which an acquiror must negotiate with an independent board of directors, the board can and should take account of the underlying and long-term values of the company's business, technology and other assets, the possibilities for alternative transactions on more favorable terms, possible advantages from a tax-free reorganization, anticipated favorable developments in the company's business not yet reflected in the stock price and equality of treatment of all shareholders.

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  Despite the belief of the Infoseek Board of Directors as to the benefits to shareholders of the Reincorporation, it may be disadvantageous to the extent that it has the effect of discouraging a future takeover attempt which is not approved by the Infoseek Board of Directors, but which a majority of the shareholders besides Disney may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market value or over their cost basis in such shares. In addition, to the extent that such provisions enable the Infoseek Board of Directors to resist a takeover or a change in control of Infoseek, such provisions could make it more difficult to change the existing Infoseek Board of Directors and management.

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                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF INFOSEEK DELAWARE CAPITAL STOCK

  The authorized capital stock of Infoseek Delaware will consist, prior to the closing of the Mergers, of 500,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of Preferred Stock, $0.001 par value per share.

 Infoseek Delaware Common Stock

  As of October 9, 1998, 100 shares of Infoseek Delaware common stock were outstanding, all of which were held by Infoseek California. After giving effect to the transactions contemplated by the Reorganization Agreement (including the Infoseek Merger), there will be approximately 59,510,000 shares of Infoseek Delaware common stock outstanding (which is subject to adjustment based on changes in Starwave's outstanding capital stock and any shares of Infoseek Common Stock that may be issued in transactions separate from the Mergers, including up to 700,000 shares in connection with the acquisition of Quando). See "The Mergers and Related Transactions." The holders of Infoseek Delaware common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate votes in connection with the election of directors. The holders of Infoseek Delaware common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Infoseek Delaware, the holders of Infoseek Delaware common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of liquidation preferences to holders of Preferred Stock, if any. Infoseek Delaware common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Infoseek Delaware common stock. All outstanding shares of Infoseek Delaware common stock are fully paid and non-assessable, and the shares of Infoseek Delaware common stock to be outstanding upon completion of the Mergers will be fully paid and non-assessable. Effective as of the closing of the Mergers each share of Infoseek Delaware common stock will have associated with it certain rights to acquire shares of Infoseek Delaware capital stock pursuant to a "poison pill" Rights Plan. See "Comparison of Capital Stock of Infoseek California and Infoseek Delaware--Share Purchase Rights Plan."

 Preferred Stock

  Infoseek Delaware has 25,000,000 shares of Preferred Stock authorized, of which, as of the Record Date, no shares were outstanding. Subject to the terms of the Governance Agreement, the Infoseek Delaware Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders (subject to applicable stock exchange rules). The Infoseek Delaware Board, without stockholder approval (subject to applicable stock exchange rules), can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Infoseek Delaware common stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Infoseek Delaware. Infoseek Delaware has initially reserved 100,000 shares of Series A Participating Preferred Stock, par value $0.001 per share, for potential issuance pursuant to the exercise of Rights under the Rights Plan. See "--Comparison of Capital Stock of Infoseek California and Infoseek Delaware--Share Purchase Rights Plan."

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of Infoseek Delaware common stock is Boston Equiserve L.P. and its telephone number is (650) 947-3231.

DESCRIPTION OF INFOSEEK CALIFORNIA CAPITAL STOCK

  The authorized capital stock of Infoseek California consists of 65,000,000 shares of common stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.

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 Infoseek California Common Stock

  As of October 9, 1998, there were approximately 31,508,312 shares of Infoseek California common stock outstanding. Holders of Infoseek California common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders of Infoseek California may cumulate votes in the election of directors. The holders of Infoseek California common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Infoseek California Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Infoseek California, the holders of Infoseek California common stock are entitled to share ratably in all assets remaining after payment of liabilities. Infoseek California common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Infoseek California common stock. All outstanding shares of Infoseek California common stock are fully paid and non-assessable, and the shares of Infoseek Delaware common stock to be received by Infoseek California Shareholders in connection with the Mergers in exchange for the Infoseek California common stock outstanding immediately prior to completion of the Mergers will be fully paid and non-assessable.

 Preferred Stock

  Infoseek California has 5,000,000 shares of Preferred Stock authorized, of which, as of the record date, no shares were outstanding. Subject to the terms of the Governance Agreement, the Infoseek California Board has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders (subject to applicable stock exchange rules). Although it presently has no intention to do so, the Infoseek California Board, without shareholder approval (subject to applicable stock exchange rules), can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Infoseek California common stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Infoseek California.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of Infoseek California common stock is Boston Equiserve L.P. and its telephone number is (650) 947-3231.

DESCRIPTION OF STARWAVE CAPITAL STOCK

  The authorized capital stock of Starwave consists of 250,000,000 shares of Class A Common Stock, par value $0.01 per share, and 80,000,000 shares of Class B Common Stock, par value $0.01 per share.

 Starwave Common Stock

  As of October 9, 1998, there were approximately 57,665,939 shares of Starwave Class A Common Stock and 39,869,348 shares of Starwave Class B Common Stock outstanding. With regard to all matters submitted to a vote of Starwave shareholders, holders of Starwave Class A and Class B Common Stock vote together without regard to class, except that holders of Starwave Class A Common Stock are entitled to one vote per share while the holders of Starwave Class B Common Stock are entitled to two and one-half votes per share. With respect to any amendment of Starwave's Amended and Restated Articles of Incorporation ("Starwave's Articles") that would alter or change any preferences, limitations or relative rights of either class of Starwave common stock, a separate class vote is required for the class that is adversely affected. All shares of Class B Common Stock are currently held by Disney, and upon transfer to any party other than a Disney affiliate, convert automatically into shares of Class A Common Stock. The shareholders of Starwave may not cumulate votes in the election of directors. The holders of Starwave common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Starwave Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Starwave, the holders of Starwave common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Starwave common stock have no

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preemptive or conversion rights or other subscription rights except that a holder of Class B Common Stock may elect to convert such shares to Class A Common Stock at any time. There are no redemption or sinking fund provisions applicable to Starwave common stock. All outstanding shares of Starwave common stock are fully paid and non-assessable, and the shares of Infoseek Delaware common stock to be received by Starwave shareholders in connection with the Mergers in exchange for the Starwave common stock outstanding immediately prior to completion of the Mergers will be fully paid and non-assessable.

 Transfer Agent and Registrar

  Starwave currently acts as the Transfer Agent and Registrar of Starwave common stock.

COMPARISON OF CAPITAL STOCK OF INFOSEEK CALIFORNIA AND INFOSEEK DELAWARE

  After consummation of the Mergers, the holders of Infoseek California common stock will receive Infoseek Delaware common stock under the terms of the Reorganization Agreement and become shareholders of Infoseek Delaware. As shareholders of Infoseek California, their rights are presently governed by California law and by Infoseek California's Amended and Restated Articles of Incorporation ("Infoseek California's Articles") and Infoseek California's Bylaws ("Infoseek California's Bylaws"). As shareholders of Infoseek Delaware, their rights will be governed by Delaware law and by Infoseek Delaware's Amended and Restated Certificate of Incorporation ("Infoseek Delaware's Certificate") and Infoseek Delaware's Bylaws ("Infoseek Delaware's Bylaws"). The following discussion summarizes the material differences between the rights of holders of Infoseek California common stock and the rights of holders of Infoseek Delaware common stock, and the material differences between the charters and bylaws of Infoseek California and Infoseek Delaware. This summary does not purport to be complete and is qualified by reference to Infoseek California's Articles and Infoseek California's Bylaws, Infoseek Delaware's Certificate and Infoseek Delaware's Bylaws and the relevant provisions of California and Delaware law.

  Size of the Board of Directors. In accordance with Delaware law, Infoseek Delaware's Bylaws provide the Infoseek Delaware Board the authority to set the exact number of directors within the range of from 6 to 11 persons. The number of directors of Infoseek Delaware is currently fixed at 8. The Infoseek Delaware Board, acting without shareholder approval, may change such number within the range authorized in Infoseek Delaware's Bylaws. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Infoseek California's Bylaws provide the Infoseek California Board the authority to set the exact number of directors within the range of from 5 to 9 persons.

  Loans to Officers and Employees. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Infoseek California's Bylaws permit Infoseek California to make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees).

  Voting by Ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. Infoseek Delaware's Bylaws provide that the election of directors at a shareholders meeting need not be by written ballot. Infoseek Delaware's Certificate provides that elections of directors need not be by written ballot unless the Infoseek Bylaws so provide. California law provides that the

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election of directors may proceed in the manner described in a corporation's bylaws. Infoseek California's Bylaws provide that, upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by ballot.

  Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder chooses. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. In contrast, California law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. However, a "listed" California corporation may eliminate shareholders' cumulative voting rights. Infoseek Delaware has not provided for cumulative voting in Infoseek Delaware's Certificate and cumulative voting is therefore not available to Infoseek Delaware's shareholders. Notwithstanding the fact that Infoseek California is a listed corporation, Infoseek California has not eliminated the right of cumulative voting, and cumulative voting is therefore available to Infoseek California shareholders. A listed corporation is defined under California law as a corporation with (i) outstanding securities listed on the NYSE or American Stock Exchange, or (ii) a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System (or any successor) if the corporation has at least 800 holders of its equity securities.

  Classified Board of Directors. A classified board is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under California law, directors generally must be elected annually; however, a "listed" corporation is permitted to adopt a classified board. Neither Infoseek Delaware's Certificate nor Infoseek California's Articles provides for a classified board.

  Power to Call Special Shareholders' Meetings; Advance Notice of Shareholder Business and Nominees. Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. The Infoseek Delaware Bylaws authorize the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting to call a special meeting of shareholders. The Infoseek Delaware Bylaws require 90 days advance notice in proper written form of shareholder nominees for election as directors or other shareholder business to be brought before a meeting, and permit the chairman of the meeting to refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the Infoseek Delaware Bylaws. The Infoseek California Bylaws allow shareholders holding 10% of the outstanding shares of Infoseek California's voting stock, the Board of Directors, the Chairman of the Board or the President to call special meetings of shareholders. The Infoseek California Bylaws also require between 35 and 60 days' advance notice provisions similar to those contained in the Infoseek Delaware Bylaws.

  Elimination of Actions by Written Consent of Shareholders. Under California and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both California law and Delaware law permit a corporation, pursuant to a provision in such corporation's articles or certificate of incorporation, as the case may be, to eliminate the ability of shareholders to act by written consent. Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting, and could therefore deter hostile takeover attempts. If the ability of

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shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent. Infoseek California's Articles and Infoseek Delaware's Certificate both eliminate the ability of shareholders to act by written consent.

  Shareholder Approval of Certain Business Combinations. In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the General Corporations Law of the State of Delaware ("Section 203 of the DGCL"), certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Under
Section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders, but there is no equivalent provision to Section 203.

  California law does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

  Share Purchase Rights Plan. Pursuant to Infoseek Delaware's "poison pill" Rights Plan, effective as of the closing or the Mergers, each share of Infoseek Delaware common stock will have associated with it certain rights to acquire shares of Infoseek Delaware's Series A Participating Preferred Stock, par value $0.001. The Rights are triggered and become exercisable upon the occurrence of either (i) the date of a public announcement of the acquisition of 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person, or (ii) ten business days after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person. If the Rights are triggered because an Acquiring Person beneficially owns 15% or more of Infoseek Delaware's common stock, each Right will provide its holder, other than a holder who is an acquiring Person, the right to purchase that number of shares of Infoseek Delaware common stock having a market value at the time equal to twice the exercise price, upon payment of the exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at the time. The Board of Directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the tenth day after the first public announcement that a person has become an Acquiring Person (or such later time as may be determined by the Board of Directors). If the Rights are triggered under certain circumstances, the Board of Directors may elect to exchange each Right (other than Rights held by an Acquiring Person) for one share of Infoseek Delaware common stock. The Rights expire on October 2, 2008. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Infoseek Delaware. For purposes of the Rights Plan, Disney shall not be deemed to be an Acquiring Person, so long as Disney has not breached the standstill provisions of the Governance Agreement.

  Disinterested Shareholder and Disinterested Board Approval. Infoseek Delaware's Certificate of Incorporation provides that certain actions require Disinterested Shareholder Approval or Disinterested Board Approval, each as defined in the Governance Agreement, before they may be taken by Infoseek. Also, any amendment of Infoseek Delaware's Certificate of Incorporation that affects the provisions regarding Disinterested Board Approval and Disinterested Shareholder Approval will require Disinterested Shareholder Approval. See "Description of Related Agreements--Equity and Governance Agreements." Infoseek California's Articles contain no such provision.

  Removal of Directors. Under Delaware law, except as otherwise provided in the corporation's certificate of incorporation, a director of a corporation that has a classified board of directors or cumulative voting may be removed only with cause. In addition, under Delaware law, when a corporation's certificate of incorporation

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provides that the holders of a class or series, voting as a class or series, are entitled to elect one or more directors, then any director may be removed, without cause, only by the applicable vote of holders of shares of that class or series. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. Under California law, any director or the entire board of directors may be removed, with or without cause (unless the corporation's articles of incorporation provide otherwise), with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. In addition, under California law, when a corporation's articles of incorporation provide that the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, then any director so elected may be removed only by the applicable vote of holders of shares of that class or series. The Infoseek Delaware Certificate and the Infoseek Delaware Bylaws do not provide for a classified board or for cumulative voting.

  Filling Vacancies on the Board of Directors. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board. Unless otherwise specified in a corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors then in office or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if the board is so authorized. The Infoseek Delaware Bylaws allow any newly created directorship or vacancy on the Board to be filled by a majority of the directors then in office even though less than a quorum (unless the Board determines by resolution that the newly created directorship shall be filled by the shareholders). The Infoseek California Bylaws allow a vacancy (other than one created by removal of a director) to be filled by the remaining members of the Board.

  Indemnification and Limitation of Liability. California and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

  Infoseek Delaware's Certificate eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

  Infoseek California's Articles also eliminate the liability of directors to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on
(i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit;
(iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;
(vi) interested

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transactions between the corporation and a director in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees.

  Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Infoseek Delaware Bylaws include a provision providing that Infoseek Delaware must indemnify its directors and officers to the fullest extent permissible under Delaware law.

  California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. Infoseek California's Articles include a provision that Infoseek California must indemnify its directors and officers to the fullest extent permissible under California law.

  Inspection of Shareholders List. Both California and Delaware law allow any shareholder to inspect and copy the shareholders list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares.

  Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

  Delaware law permits a corporation to declare and pay dividends out of (i) surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

  Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

  Shareholder Voting on Mergers and Similar Transactions. Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the constituent corporations approve statutory mergers. Infoseek California's Articles do not require a supermajority vote to approve a merger. Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the

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merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

  Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares or increases or decreases the par value of the shares of a class of shares.

  Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (i) the shareholders or the disinterested directors must approve any such contract or transaction after full disclosure of the material facts, and in California in the case of board approval the contract or transaction must also be "just and reasonable" to the corporation, or (ii) the contract or transaction must have been just and reasonable (in California) or fair (in Delaware) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director.

  Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

  Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a quorum). Therefore, certain transactions that the Infoseek California Board would lack the authority to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of Infoseek Delaware representing less than a quorum.

  Dissenters' or Appraisal Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation or an amendment to the corporation's certificate of incorporation (unless otherwise provided in the corporation's certificate of incorporation); (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (iii) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because the agreement of merger does not amend the existing certificate of incorporation, and each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

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  In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange (including Nasdaq) generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. In addition, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange. Accordingly, appraisal rights may be available to shareholders of Infoseek California with respect to the Infoseek Merger only if holders of at least 5% of the outstanding common stock of Infoseek California claim such rights.

  Dissolution. Under Delaware law, unless a majority of the whole board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by a majority of the whole board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote thereon. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the Board. Infoseek Delaware's Certificate contains no such super majority voting requirement. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

  Shareholder Derivative Suits. Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

COMPARISON OF CAPITAL STOCK OF STARWAVE AND INFOSEEK DELAWARE

  After consummation of the Starwave Merger, the holders of Starwave common stock will be entitled to receive Infoseek Delaware common stock under the terms of the Reorganization Agreement and become shareholders of Infoseek Delaware. As shareholders of Starwave, their rights are presently governed by Washington law and by Starwave's Articles and Starwave's Amended and Restated Bylaws ("Starwave's Bylaws"). As shareholders of Infoseek Delaware, their rights will be governed by Delaware law and by Infoseek Delaware's Certificate and Infoseek Delaware's Bylaws. The following discussion summarizes the material differences between the rights of holders of Starwave common stock and the rights of holders of Infoseek Delaware common stock and differences between the charters and bylaws of Starwave and Infoseek Delaware. This summary does not purport to be complete and is qualified by reference to Starwave's Articles and Starwave's Bylaws, Infoseek Delaware's Certificate and Infoseek Delaware's Bylaws, and the relevant provisions of Washington and Delaware law.

  Size of the Board of Directors. In accordance with Delaware law, Infoseek Delaware's Bylaws provide the Infoseek Delaware Board the authority to set the exact number of directors within the range of from 6 to 11 persons. The number of directors of Infoseek Delaware is currently fixed at 8. The Infoseek Delaware Board acting without shareholder approval may change such number within the range authorized in Infoseek Delaware's Bylaws. Under Washington law, a corporation's articles of incorporation or bylaws must either specify the number of directors or specify the process by which the number will be fixed. Starwave's Bylaws provide the Starwave Board the authority to set the exact number of directors within the range of from three to nine persons.

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  Loans to Officers and Employees. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Starwave's Bylaws permit it to enter into contracts with its directors, officers and shareholders to the extent permitted by Washington law. Starwave's Bylaws permit Starwave to enter into contracts with its directors, officers and shareholders to the extent permitted by Washington law. Further, Starwave's Bylaws and Washington law provide that such transactions shall not, absent fraud, be void or voidable if they are approved by the disinterested directors or shareholders.

  Voting by Ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. Infoseek Delaware's Bylaws provide that the election of directors at a shareholders meeting need not be by written ballot. Infoseek Delaware's Certificate provides that elections of directors need not be by written ballot unless Infoseek Delaware's Bylaws so provide. Starwave's Bylaws do not specify any rules for accepting voice or ballot votes.

  Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder chooses. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. In contrast, Washington law provides that cumulative voting in the election of directors is available unless a corporation's articles of incorporation specifically provide otherwise. Infoseek Delaware has not provided for cumulative voting in Infoseek Delaware's Certificate and cumulative voting is therefore not available to Infoseek Delaware's shareholders. Starwave has expressly eliminated the right of cumulative voting in Starwave's Articles, and cumulative voting is therefore not available to Starwave's shareholders.

  Classified Board of Directors. A classified board is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Washington and Delaware law both permit, but do not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Neither Infoseek Delaware's Certificate nor Starwave's Articles provides for a classified board.

  Power to Call Special Shareholders' Meetings; Advance Notice of Shareholder Business and Nominees. Under both Washington and Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles or certificate of incorporation or the bylaws. Infoseek Delaware's Bylaws authorize the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting to call a special meeting of shareholders. Infoseek Delaware's Bylaws require 90 days advance notice in proper written form of shareholder nominees for election as director or shareholder business to be brought before a meeting, and permit the chairman of the meeting to refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in Infoseek Delaware's Bylaws. Starwave's Bylaws allow shareholders holding 10% of the outstanding shares of Starwave's voting stock, the Starwave Board of Directors, or any member of the Starwave Board to call special meetings of shareholders. Starwave's Bylaws contain no advance notice provisions similar to those contained in Infoseek Delaware's Bylaws.

  Elimination of Actions by Written Consent of Shareholders. Under Washington and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Delaware law permits a corporation, pursuant to a provision in such corporation's certificate of incorporation to eliminate the ability of shareholders to act by written consent. Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting, and could therefore deter

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hostile takeover attempts. If the ability of shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent. Under Washington law, for publicly-held corporations and private corporations whose articles do not provide otherwise, all actions taken by written consent must be unanimous. Starwave's Articles provide for non-unanimous written consent, provided that the action is taken by shareholders holding not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Infoseek Delaware's Certificate eliminates the ability of stockholders to act by written consent.

  Shareholder Approval of Certain Business Combinations. In the last several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the DGCL, certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Washington law prohibits a "Target Corporation" (as defined by the statute) with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined generally as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or a reclassification of securities that has the effect of increasing the proportionate share of the outstanding securities held by the Acquiring Person. An Acquiring Person may avoid the prohibition against effecting certain significant business transactions with the Target Corporation if the board of directors of the Target Corporation, at the time of the share acquisition, approves the proposed significant business transaction.

  Share Purchase Rights Plan. Pursuant to Infoseek Delaware's "poison pill" Rights Plan, effective as of the closing of the Mergers, each share of Infoseek Delaware common stock will have associated with it certain rights to acquire shares of Infoseek Delaware's Series A Participating Preferred Stock, par value $0.001. The Rights are triggered and become exercisable upon the occurrence of either (i) the date of a public announcement of the acquisition of 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person, or (ii) ten business days after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of Infoseek Delaware's common stock by an Acquiring Person. If the Rights are triggered because an Acquiring Person beneficially owns 15% or more of Infoseek Delaware's common stock, each Right will provide its holder, other than a holder who is an Acquiring Person, the right to purchase that number of shares of Infoseek Delaware common stock having a market value at the time equal to twice the exercise price, upon payment of the exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at the time. The Board of Directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the tenth day after the first public announcement that a person has become an Acquiring Person (or such later time as may be determined by the Board of Directors). If the Rights are triggered under certain circumstances, the Board of Directors may elect to exchange each Right (other than Rights held by an Acquiring Person) for one share of Infoseek Delaware common stock. The Rights expire on October 2, 2008. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Infoseek Delaware. For purposes of the Rights Plan, Disney shall not be deemed to be an Acquiring Person, so long as Disney has not breached the standstill provisions of the Governance Agreement.

  Disinterested Shareholder and Disinterested Board Approval. Infoseek Delaware's Certificate of Incorporation provides that certain actions require Disinterested Shareholder Approval or Disinterested Board Approval, each as defined in the Governance Agreement, before they may be taken by Infoseek. See "Description of Related Agreements--Equity and Governance Agreements." Starwave's Articles contain no such provision.

  Removal of Directors. Under Delaware law, except as otherwise provided in the corporation's certificate of incorporation, a director of a corporation that has a classified board of directors may be removed only with

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cause. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. In addition, under Delaware law, when a corporation's certificate of incorporation provides that the holders of a class or series, voting as a class or series, are entitled to elect one or more directors, then any director may be removed, without cause, only by the applicable vote of holders of shares of that class or series. Under Washington law, if cumulative voting is not authorized, any director or the entire board of directors may be removed, with or without cause (unless the corporation's articles of incorporation provide otherwise), if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. In addition, under Washington law, when a corporation's articles of incorporation provide that the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, then any director so elected may be removed only by the applicable vote of holders of shares of that class or series. Infoseek Delaware's Certificate and Infoseek Delaware's Bylaws do not provide for a classified board or cumulative voting. Starwave's Articles expressly eliminate cumulative voting.

  Filling Vacancies on the Board of Directors. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under Washington law, any vacancy on the board of directors may be filled by the board unless the articles of incorporation direct that a particular class of shares is to elect such director, in which case only the holders of such class are entitled to vote to fill the vacancy. Unless otherwise specified in a Washington corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Infoseek Delaware's Bylaws allow any newly created directorship or vacancy on the Board to be filled by a majority of the directors then in office even though less than a quorum (unless the Board determines by resolution that the newly created directorship shall be filled by the shareholders). Starwave's Bylaws allow a vacancy to be filled by the remaining members of the Board unless the articles of incorporation direct that a particular class of stock is to elect such director, in which case only the holders of such class are entitled to vote to fill the vacancy.

  Indemnification and Limitation of Liability. Washington and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

  Infoseek Delaware's Certificate eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

  Starwave's Articles also eliminate the liability of directors to the fullest extent permissible under Washington law. Washington law does not permit the elimination of monetary liability where such liability is based on (i) acts or omissions that involve intentional misconduct or knowing violation of law;
(ii) unlawful distributions to shareholders; or (iii) receipt of an illegal personal benefit.

  Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Infoseek Delaware's Bylaws include a provision providing that Infoseek Delaware must indemnify its directors and officers to the fullest extent permissible under Delaware law.

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  Starwave's Articles include a provision that Starwave must indemnify its directors and officers to the fullest extent permissible under Washington law.

  Inspection of Shareholders List. Both Washington and Delaware law allow any shareholder to inspect and copy the shareholders list for a purpose reasonably related to such person's interest as a shareholder. In addition, Infoseek Delaware's Bylaws provide for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Starwave's Bylaws do not provide for any such absolute right of inspection.

  Dividends and Repurchases of Shares. Washington law dispenses with the concept of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

  Delaware law permits a corporation to declare and pay dividends out of (i) surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

  Under Washington law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless the corporation's total assets immediately following the proposed distribution would equal or exceed the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution and the corporation is able to pay its debts as they become due in the usual course of business.

  Shareholder Voting on Mergers and Similar Transactions. Delaware law requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Starwave's Articles require that the holders of a majority of the outstanding voting shares approve certain business combinations including mergers such as the Starwave Merger. Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. Washington law contains a similar exception to its voting requirements for reorganizations where (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of voting shares of the surviving corporation authorized by its articles of incorporation immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of participating shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

  Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets. Starwave's Articles require that such a sale be approved by a majority of the outstanding shares of its Class A and Class B Common Stock, voting together without regard to class.

  Interested Director Transactions. Under both Washington and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are substantially similar under Washington and Delaware law.

  Dissenters' or Appraisal Rights. Under both Washington and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation or an amendment to the corporation's certificate of incorporation (unless otherwise provided in the corporation's certificate of incorporation); (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (iii) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because the agreement of merger does not amend the existing certificate of incorporation, and each share of the surviving corporation outstanding prior to the reorganization is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

  In contrast, under Washington law, dissenters' rights are available in the event of any of the following corporate actions: (i) a merger (except for a merger effected solely to change a corporation's state of incorporation); (ii) a share exchange (only shareholders of the target who are entitled to vote on the transaction may dissent); (iii) a sale or exchange of all or substantially all of a corporation's assets for consideration other than cash (only shareholders entitled to vote on the transaction may dissent); (iv) an amendment of the articles of incorporation that materially reduces the number of shares outstanding. Consequently, appraisal rights are available to shareholders of Starwave with respect to the Starwave Merger; or (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  Dissolution. Under Delaware law, unless a majority of the whole board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by a majority of the whole board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote thereon. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the Board. The Infoseek Delaware Certificate contains no such super majority voting requirement. Under Washington law, a proposal to dissolve must be approved by both the corporation's board of directors and its shareholders.

  Shareholder Derivative Suits. Under both Washington and Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of Infoseek common stock in the Starwave Merger, and the federal income tax consequences of the Infoseek Merger will be passed upon for Infoseek California and Infoseek Delaware by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The federal income tax consequences of the Starwave Merger will be passed upon for DEI by Dewey Ballantine LLP.

                                    EXPERTS

  The consolidated financial statements of Infoseek Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Starwave as of September 28, 1997 and for the period from January 1, 1997 to September 28, 1997 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Starwave as of December 31, 1996 and 1995, and for each of the years ended December 31, 1996 and 1995, have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Effective April 24, 1997, Starwave's Board of Directors dismissed KPMG Peat Marwick LLP (the "Former Accountants") as its independent accountants and engaged PricewaterhouseCoopers LLP. The reports of the Former Accountants on the financial statements of Starwave for the fiscal years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of the Former Accountants' engagement in Starwave's two most recent fiscal years, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Accountants would have caused them to make reference thereto in their report on Starwave's financial statements. Prior to April 24, 1997, Starwave had not consulted with PricewaterhouseCoopers LLP on items regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on Starwave's financial statements, or any matter that was the subject of a disagreement or reportable event.

  The financial statements of Quando as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements contains an explanatory paragraph that states that Quando's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

               STARWAVE CORPORATION INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP.......................................  F-2
Report of KPMG Peat Marwick LLP............................................  F-3
Starwave Corporation Balance Sheets as of June 28, 1998, September 28, 1997
 and December 31, 1996 and 1995............................................  F-4
Starwave Corporation Statements of Operations for the Nine Months Ended
 September 28, 1997,
 the Years Ended December 31, 1996 and 1995 and the Nine Months Ended June
 28, 1998 and
 June 29, 1997.............................................................  F-5
Starwave Corporation Statements of Changes in Shareholders' Equity
 (Deficit) for the Nine Months Ended June 28, 1998, the Nine Months Ended
 September 28, 1997, and the Years Ended December 31, 1996 and 1995........  F-6
Starwave Corporation Statements of Cash Flows for the Nine Months Ended
 September 28, 1997,
 the Years Ended December 31, 1996 and 1995 and the Nine Months Ended June
 28, 1998 and
 June 29, 1997.............................................................  F-7
Starwave Corporation Notes to Financial Statements.........................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Starwave Corporation

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Starwave Corporation at September 28, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  As described in Note 1, in April 1997 the Company completed a number of transactions which significantly changed its capital and operating structure.

PricewaterhouseCoopers LLP

Seattle, Washington
January 30, 1998

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Starwave Corporation:

  We have audited the accompanying balance sheets of Starwave Corporation as of December 31, 1996 and 1995, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starwave Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Seattle, Washington
February 7, 1997

                              STARWAVE CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              JUNE 28,   SEPTEMBER 28, DECEMBER 31, DECEMBER 31,
                                1998         1997          1996         1995
                             ----------- ------------- ------------ ------------
          ASSETS
          ------             (UNAUDITED)
Cash and equivalents.......   $   2,543    $  18,306     $    305
Accounts receivable, net...       1,180          774        2,950     $    734
Receivable from affiliate..         615        1,292                       174
Other receivables..........          49           60           73           78
Net assets of discontinued
 operations................                                              1,052
Deferred royalties, net....                                   783           28
Prepaid expenses and other
 assets....................         404          378          787          534
Equipment and leasehold
 improvements, net.........       4,059        4,323        4,815        3,754
Investment in affiliates...       9,939        4,328
                              ---------    ---------     --------     --------
                              $  18,789    $  29,461     $  9,713     $  6,354
                              =========    =========     ========     ========
      LIABILITIES AND
       SHAREHOLDERS'
     EQUITY (DEFICIT)
     ----------------
Accounts payable...........   $   1,015    $   1,500     $  3,277     $    710
Accrued interest on loans
 from shareholder..........                                                286
Accrued compensation.......       1,828        1,555          629          273
Accrued royalties..........         250          500        2,087
Bank overdraft.............                                                191
Accrued liabilities of
 discontinued operations...         441          359          519
Other accrued liabilities..                                   118          177
Due to affiliates..........         303        1,922                        47
Deferred revenue...........         543           11          651          298
Loans from shareholder.....                                84,888       51,025
                              ---------    ---------     --------     --------
    Total liabilities......       4,380        5,847       92,169       53,007
                              ---------    ---------     --------     --------
Commitments (Notes 6 and 8)
Shareholders' equity
 (deficit)
  Common stock A, $.01 par
   value; authorized
   250,000 shares; issued
   and outstanding 57,269
   (unaudited) shares in
   1998, 55,512 shares in
   1997, 34,214 shares in
   1996 and 28,683 in
   1995....................         572          555          342          287
  Common stock B, $.01 par
   value; authorized 80,000
   shares; issued and
   outstanding 39,869
   shares in 1998
   (unaudited) and 1997 and
   0 shares in 1996 and
   1995....................         400          399
  Additional paid-in
   capital.................     127,421      123,095          138         (215)
  Deferred stock option
   compensation expense....      (4,123)        (172)        (246)
  Accumulated deficit......    (109,861)    (100,263)     (82,690)     (46,725)
                              ---------    ---------     --------     --------
    Total shareholders'
     equity (deficit)......      14,409       23,614      (82,456)     (46,653)
                              ---------    ---------     --------     --------
                              $  18,789    $  29,461     $  9,713     $  6,354
                              =========    =========     ========     ========

                See accompanying notes to financial statements.

                              STARWAVE CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                           NINE-MONTHS                            NINE MONTHS ENDED
                              ENDED      YEAR ENDED   YEAR ENDED  ------------------
                          SEPTEMBER 28, DECEMBER 31, DECEMBER 31, JUNE 28,  JUNE 29,
                             1997           1996         1995       1998      1997
                          ------------- ------------ ------------ --------  --------
                                                                     (UNAUDITED)
Revenues................    $  4,892      $  8,302     $  1,111   $ 3,496   $  7,960
                            --------      --------     --------   -------   --------
Operating expenses
  Cost of online
   services.............       7,185        18,170        6,577     2,147     12,122
  Development...........       1,605         6,138        5,771       848      3,385
  Sales and marketing...       1,589         5,492        1,789        41      4,130
  General and
   administrative.......       2,527         4,845        3,388     1,778      3,412
                            --------      --------     --------   -------   --------
    Total operating
     expenses...........      12,906        34,645       17,525     4,814     23,049
                            --------      --------     --------   -------   --------
Operating loss..........      (8,014)      (26,343)     (16,414)   (1,318)   (15,089)
                            --------      --------     --------   -------   --------
Other income (expense)
  Loss from affiliate--
   EIV..................      (2,251)                              (2,091)      (808)
  Loss from affiliate--
   AIV..................      (5,958)                              (6,982)    (3,116)
  Interest (expense)
   income, net..........      (1,814)       (4,675)      (3,023)      768     (3,244)
  Other, net............         464          (658)           8        25       (118)
                            --------      --------     --------   -------   --------
    Net other expense...      (9,559)       (5,333)      (3,015)   (8,280)    (7,286)
                            --------      --------     --------   -------   --------
Loss from continuing
 operations.............     (17,573)      (31,676)     (19,429)   (9,598)   (22,375)
                            --------      --------     --------   -------   --------
Discontinued operations
  Loss from operations
   of Multimedia CD-ROM
   segment..............                    (1,046)      (7,474)
  Loss on disposal of
   Multimedia CD-ROM
   segment..............                    (3,243)
                            --------      --------     --------   -------   --------
    Loss from
     discontinued
     operations.........         --         (4,289)      (7,474)      --         --
                            --------      --------     --------   -------   --------
Net loss................    $(17,573)     $(35,965)    $(26,903)  $(9,598)  $(22,375)
                            ========      ========     ========   =======   ========
Basic and diluted net
 loss per share from
 continuing operations..    $  (0.25)     $  (0.99)    $  (0.68)  $ (0.10)  $  (0.43)
Basic and diluted net
 loss per share from
 discontinued
 operations.............         --          (0.14)       (0.27)      --         --
                            --------      --------     --------   -------   --------
Basic and diluted net
 loss per share.........    $  (0.25)     $  (1.13)    $  (0.95)  $ (0.10)  $  (0.43)
                            ========      ========     ========   =======   ========
Shares used in computing
 basic and diluted net
 loss per share.........      71,691        31,958       28,412    96,260     51,579
                            ========      ========     ========   =======   ========



                See accompanying notes to financial statements.

                              STARWAVE CORPORATION

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                      DEFERRED                   TOTAL
                          COMMON STOCK   ADDITIONAL STOCK OPTION             SHAREHOLDERS'
                          --------------  PAID-IN   COMPENSATION ACCUMULATED    EQUITY
                          SHARES  AMOUNT  CAPITAL     EXPENSE      DEFICIT     (DEFICIT)
                          ------  ------ ---------- ------------ ----------- -------------
Balance at December 31,
 1994...................  28,000   $280   $   (210)               $ (19,822)   $(19,752)
Exercise of stock
 options................     683      7         (5)                                   2
Net loss................                                            (26,903)    (26,903)
                          ------   ----   --------                ---------    --------
Balance at December 31,
 1995...................  28,683    287       (215)                 (46,725)    (46,653)
Exercise of stock
 options................   5,531     55        (41)                                  14
Deferred compensation
 expense related to
 issuance of stock
 options................                       394    $  (394)
Amortization of deferred
 stock option
 compensation expense...                                  148                       148
Net loss................                                            (35,965)    (35,965)
                          ------   ----   --------    -------     ---------    --------
Balance at December 31,
 1996...................  34,214    342        138       (246)      (82,690)    (82,456)
Exercise of stock
 options................   2,612     26        (20)                                   6
Stock repurchase........  (1,935)   (19)    (3,950)                              (3,969)
Sale of common stock
  Common Stock A........  20,621    206     45,458                               45,664
  Common Stock B........  39,869    399     81,469                               81,868
Amortization of deferred
 stock option
 compensation expense...                                   74                        74
Net loss................                                            (17,573)    (17,573)
                          ------   ----   --------    -------     ---------    --------
Balance at September 28,
 1997...................  95,381    954    123,095       (172)     (100,263)     23,614
Exercise of stock
 options (unaudited)....   1,757     18         94                                  112
Deferred compensation
 expense related to
 issuance of stock
 options (unaudited)....                     4,232     (4,232)
Amortization of deferred
 stock option
 compensation expense
 (unaudited)............                                  281                       281
Net loss (unaudited)....                                             (9,598)     (9,598)
                          ------   ----   --------    -------     ---------    --------
Balance at June 28, 1998
 (unaudited)............  97,138   $972   $127,421    $(4,123)    $(109,861)   $ 14,409
                          ======   ====   ========    =======     =========    ========


                See accompanying notes to financial statements.

                              STARWAVE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                           NINE-MONTHS                            NINE MONTHS NINE MONTHS
                              ENDED      YEAR ENDED   YEAR ENDED     ENDED       ENDED
                          SEPTEMBER 28, DECEMBER 31, DECEMBER 31,  JUNE 28,    JUNE 29,
                              1997          1996         1995        1998        1997
                          ------------- ------------ ------------ ----------- -----------
                                                                  (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net loss................    $(17,573)     $(35,965)    $(26,903)   $ (9,598)   $(22,375)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities
  Depreciation and
   amortization of
   equipment and
   leasehold
   improvements.........       1,629         2,170        1,631       1,651       1,657
  Equity in losses from
   affiliates...........       8,209                                  9,072       3,923
  Loss on sale of
   equipment............          36            90           47
  Amortization of
   deferred stock
   compensation
   expense..............          74           148                      281          74
  Change in certain
   assets and
   liabilities
    Accounts
     receivable.........       2,176        (2,216)        (734)       (406)        357
    Receivable from
     affiliate and other
     receivables........      (1,279)          179         (247)        688        (996)
    Deferred royalties..         783          (755)         106                   1,415
    Prepaid expenses and
     other assets.......         572          (253)         (94)        (26)        381
    Net assets and
     accrued liabilities
     of discontinued
     operations.........        (160)        1,571          (72)         82        (375)
    Accounts payable....      (1,777)        2,567          367        (485)        147
    Accrued interest on
     loans from
     shareholder........                      (286)      (1,488)
    Accrued
     compensation.......         926           356          179         273         909
    Accrued royalties...      (1,587)        2,087                     (250)     (2,994)
    Due to affiliates...       1,922           (47)        (209)     (1,619)        620
    Deferred revenue....        (640)          353          298         532      (1,201)
    Other accrued
     liabilities........        (118)          (59)         (71)        --           79
                            --------      --------     --------    --------    --------
      Net cash (used in)
       provided by
       operating
       activities.......      (6,807)      (30,060)     (27,190)        195     (18,379)
                            --------      --------     --------    --------    --------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Purchase of equipment
 and leasehold
 improvements...........      (1,336)       (3,358)      (2,617)     (1,387)     (1,596)
Proceeds from sale of
 equipment..............                        37           32
Expenses incurred on
 behalf of affiliates...     (12,537)                               (14,683)     (4,561)
                            --------      --------     --------    --------    --------
      Net cash used in
       investing
       activities.......     (13,873)       (3,321)      (2,585)    (16,070)     (6,157)
                            --------      --------     --------    --------    --------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Loans from shareholder..      10,776        33,863       28,075                  19,276
Repayment of loans from
 shareholder............     (50,000)                                           (50,000)
Proceeds from collection
 of subscription
 receivable.............                                     70
(Decrease) increase in
 bank overdraft.........                      (191)         191
Proceeds from sale of
 stock, net.............      81,868                                             81,868
Funds used for stock
 repurchase.............      (3,969)                                              (521)
Proceeds from exercise
 of stock options.......           6            14            2         112           5
                            --------      --------     --------    --------    --------
      Net cash provided
       by financing
       activities.......      38,681        33,686       28,338         112      50,628
                            --------      --------     --------    --------    --------
Net increase (decrease)
 in cash and
 equivalents............      18,001           305       (1,437)    (15,763)     26,092
Cash and equivalents at
 beginning of period....         305                      1,437      18,306       2,325
                            --------      --------     --------    --------    --------
Cash and equivalents at
 end of period..........    $ 18,306      $    305     $    --     $  2,543    $ 28,417
                            ========      ========     ========    ========    ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the
 period for interest....    $  2,099      $  4,889     $  4,511                $  2,953
SCHEDULE OF NONCASH
 FINANCING ACTIVITIES
Equity issued to
 shareholder in return
 for extinguishment
 of debt................    $ 45,664                                           $ 45,664

                See accompanying notes to financial statements.

                             STARWAVE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

          SEPTEMBER 28, 1997, DECEMBER 31, 1996 AND DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. CHANGE IN CAPITAL AND OPERATING STRUCTURE

  In April 1997, Starwave Corporation (the "Company") completed a number of transactions which changed its capital and operating structure as follows. As of April 22, 1997, The Walt Disney Company ("Disney") purchased a controlling interest in the Company (Note 7). A portion of the proceeds from the sale of common stock to Disney was used to repay part of the outstanding balance under the loan from the Company's primary shareholder. The remaining balance of the loan from shareholder was converted to Class A common stock (Note 5). Effective April 1, 1997, the Company established a wholly owned subsidiary, Starwave Ventures, Inc. ("SVI"). Concurrent with the Disney equity transaction, two new partnerships were formed and the majority of the Company's operations were contributed to those partnerships. The Company maintains the website hosting, software development and research and the majority of its website operations costs are allocated to the partnerships. The structure and purpose of the partnerships is summarized in Note 2. Certain expenses of the partnerships are incurred by the Company and allocated to the partnerships.

2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  The Company produces Internet-based services intended to appeal to broad consumer interests in sports, news and entertainment. In 1995, the Company began receiving subscription and advertising revenues related to its online services and revenues from sales of CD-ROM products.

  Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet for information, publication, distribution and commerce, and acceptance of the Internet as an effective advertising medium. In 1997, the Company established partnerships with related parties to produce the online services summarized as follows:

ABC NEWS/STARWAVE PARTNERS ("AIV")

  On April 1, 1997, SVI and Disney Online Investments, Inc. ("DOL"), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in news and entertainment-related content areas. SVI contributed the technical expertise, labor and infrastructure, and content and DOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses, and a 50% interest in partnership gains. DOL is allocated a 40% economic interest in partnership losses and a 50% interest in partnership gains.

  The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the nine months ended September 28, 1997, contributions to the partnership totaled $14,416, of which $6,738 was contributed by SVI during the nine months ended September 28, 1997 and $1,922 is due to the partnership and is included in amounts due affiliates. The Company considers the methodology of allocation of contributions reasonable.

ESPN/STARWAVE PARTNERS ("EIV")

  On April 1, 1997, SVI and ESPN Online Investments, Inc. ("EOL"), entered into a partnership for the production of Internet-based services intended to appeal to broad consumer interest in sports-related content

                             STARWAVE CORPORATION
areas. SVI contributed the technical expertise, labor and infrastructure, and EOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses and a 50% economic interest in partnership gains. EOL is allocated a 40% economic interest in partnership losses and a 50% economic interest in partnership gains.

  The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the nine months ended September 28, 1997, contributions to the partnership totaled $7,972, of which $6,580 was contributed by SVI during the period and $1,203 is due from the partnership and is included in amounts receivable from affiliates. The Company considers the methodology of allocation of contributions reasonable. Included in other income (expense) for 1997 are losses from these partnerships of $8,209. Certain assets transferred by the Company to the partnerships upon formation were recorded at book value.

  Summarized financial information from the September 28, 1997 financial statements of the partnerships is as follows:

                                                 ESPN/STARWAVE ABC NEWS/STARWAVE
                                                   PARTNERS        PARTNERS
                                                 ------------- -----------------
   Current assets...............................    $4,985          $4,256
   Noncurrent assets............................        84           3,134
   Current liabilities..........................     2,333           2,930
   Noncurrent liabilities.......................       --              --
   Revenues.....................................     6,996           1,929
   Cost of online services......................     7,168           9,015
   Net loss.....................................    (3,752)         (9,930)

BASIS OF PRESENTATION

  The financial statements include the accounts of Starwave Corporation and its wholly owned subsidiary, Starwave Ventures, Inc. All significant intercompany transactions have been eliminated. Investments in partnerships are accounted for using the equity method of accounting.

ACCOUNTING CHANGES

  In June 1997, Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the result of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Company does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Company.

  In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Company does not hold any derivative instruments, SFAS 133 is not expected to impact the Company.

  In October 1997, Statement of Position (SOP) No. 97-2, Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue from selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently reviewing the requirements of SOP 97-2 and assessing its impact on the Company's financial statements.

                             STARWAVE CORPORATION

FISCAL YEAR CHANGE

  Effective April 1, 1997, the Company changed its fiscal year-end from a calendar year ended December 31 to a fiscal year ending the last Sunday in September. For the purposes of the financial statements, fiscal year 1997 ended September 28, 1997.

  The following is selected financial data for the nine-month transition period ended September 28, 1997 and the comparable 1996 period:

                                        NINE MONTHS ENDED NINE MONTHS ENDED
                                          SEPTEMBER 28,     SEPTEMBER 30,
                                              1997              1996
                                        ----------------- -----------------
                                                             (UNAUDITED)
Revenues...............................     $  4,892          $  4,583
                                            --------          --------
Operating expenses
  Cost of online services..............        7,185            11,046
  Development..........................        1,605             5,586
  Sales and marketing..................        1,589             2,872
  General and administrative...........        2,527             3,389
                                            --------          --------
    Total operating expenses...........       12,906            22,893
                                            --------          --------
Operating loss.........................       (8,014)          (18,310)
                                            --------          --------
Other income (expense)
  Loss from affiliate--EIV.............       (2,251)              --
  Loss from affiliate--AIV.............       (5,958)              --
  Interest (expense) income, net.......       (1,814)           (3,187)
  Other, net...........................          464               (52)
                                            --------          --------
    Net other expense..................       (9,559)           (3,239)
                                            --------          --------
Loss from continuing operations........      (17,573)          (21,549)
                                            --------          --------
Discontinued operations
  Loss from operations of Multimedia
   CD-ROM segment......................                         (1,046)
  Loss on disposal of Multimedia CD-ROM
   segment.............................                         (3,243)
                                            --------          --------
    Loss from discontinued operations..          --             (4,289)
                                            --------          --------
Net loss...............................     $(17,573)         $(25,838)
                                            ========          ========

CASH AND EQUIVALENTS

  Cash and equivalents include highly liquid investments with an original maturity of three months or less.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are stated at cost. Depreciation and amortization of equipment and leasehold improvements are provided on the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter.

DEFERRED ROYALTIES

  Deferred royalties represent payments made or accrued to co-branding partners and independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts

                             STARWAVE CORPORATION
computed on a straight-line basis over the term of the agreements. In April 1997, all significant deferred royalties were contributed to the partnerships.

REVENUE RECOGNITION

  Revenues from subscriptions to the Company's online services and advertising appearing on the Company's online services were recognized on the straight-line method over the terms of the subscriptions and advertising contracts, respectively. Advertising revenues were stated net of commissions. Deferred revenue represented online subscriptions and customer advertising not yet recognized as revenue.

  The Company guaranteed to certain advertising customers a minimum number of page impressions to be delivered on its online service for a specified period. To the extent minimum guaranteed page impression deliveries were not met, the Company deferred recognition of the corresponding revenues until guaranteed page impression delivery levels were achieved. As of September 28, 1997, no revenues have been deferred as a result of these guarantees. As described above, beginning in April 1997 all operating revenues are recognized by the partnerships established in the current year.

  The Company has two software license arrangements with related parties. The software licenses are one-time fees and are recognized at the time the software master is delivered and when the criteria for fixed fee revenue recognition under Statement of Position No. 91-1 "Software Revenue Recognition" are satisfied. The Company has contracted to provide for additional post-contract support for a fee, which is recognized over the period of the contract.

DEVELOPMENT EXPENSES

  Development expenses relate to the development of new online services and consist principally of compensation to Company employees, as well as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and developments of new features for the service are included in cost of online services, and beginning in April 1997, are allocated to the partnerships. For the nine months ended September 28, 1997, the development expenses consist mainly of the expenses associated with the core technology software used to run the online services.

ADVERTISING EXPENSES

  Advertising and promotion costs are expensed as incurred. The Company incurred advertising costs of $451, $1,203 and $271 in 1997, 1996 and 1995, respectively.

FEDERAL INCOME TAXES

  The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and equivalents, accounts receivable, receivable from affiliate, other receivables, accounts payable, accrued compensation, accrued royalties and due to affiliates approximates fair value because of the short-term maturity of these instruments.

                             STARWAVE CORPORATION

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTION PLAN

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provision of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant to employees only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provision of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied to these transactions. The Company has elected to continue to apply the provisions of APB Opinion No. 25 to these transactions and provide the pro forma disclosure provisions of SFAS No. 123.

NET LOSS PER SHARE

  Basic net loss per share represents net loss divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss divided by the weighted average number of shares outstanding including the potentially dilutive impact of the stock options. Common stock options are converted using the treasury stock method. Basic and diluted net loss per share are equal for the periods presented because the impact of stock options is antidilutive.

RECLASSIFICATION

  Certain prior year amounts have been reclassified to conform to the current presentation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The interim financial data as of June 28, 1998 and for the nine months ended June 28, 1998 and June 29, 1997 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company's financial position as of June 28, 1998 and the results of its operations and cash flows for the nine months ended June 28, 1998 and June 29, 1997.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following:

                                       SEPTEMBER 28, DECEMBER 31, DECEMBER 31,
                                           1997          1996         1995
                                       ------------- ------------ ------------
   Equipment..........................    $ 9,879      $ 9,171      $ 6,304
   Leasehold improvements.............        826          403          311
                                          -------      -------      -------
                                           10,705        9,574        6,615
   Less: Accumulated depreciation and
    amortization......................     (6,382)      (4,759)      (2,861)
                                          -------      -------      -------
   Net equipment and leasehold
    improvements......................    $ 4,323      $ 4,815      $ 3,754
                                          =======      =======      =======

                             STARWAVE CORPORATION

4. LOANS FROM SHAREHOLDER

  During 1995 and 1996, the Company's majority shareholder made unsecured loans to the Company under a $100,000 credit agreement which did not require repayment of principal until October 31, 1999, at which time the entire outstanding balance was due. The loans accrued interest at a rate which varied based on the higher of the Citibank, N.A. base rate or 0.5% above certain money market rates. In April 1997, the balance of the loan was repaid via a cash repayment of $50,000, and conversion of the remaining $45,664 to Class A common stock.

5. INCOME TAXES

  From inception to December 31, 1995, the shareholders of the Company elected to utilize the provisions of Subchapter S of the Internal Revenue Code (IRC) and thus include the Company's losses in the shareholders' personal income tax returns. Accordingly, the Company did not record a provision for federal income taxes.

  Effective January 1, 1996, the shareholders of the Company revoked their election to utilize the provisions of Subchapter S of the IRC. As a result, the Company has elected to be taxed as a Subchapter C corporation.

  A current provision for income taxes has not been recorded for the period ended September 28, 1997 or the year ended December 31, 1996 due to taxable losses incurred during such periods. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to expiration of net operating loss carry-forwards. Deferred tax assets are summarized as follows:

                                                      SEPTEMBER 28, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
   Capitalized "start-up" expenses...................   $  2,635      $  2,635
   Net operating loss carry-forwards.................     18,633        12,730
   Other.............................................        902           512
                                                        --------      --------
   Gross deferred tax assets.........................     22,170        15,877
   Less: Valuation allowance.........................    (22,170)      (15,877)
                                                        --------      --------
   Net deferred tax assets...........................   $    --       $    --
                                                        ========      ========

  As of September 28, 1997, the Company has approximately $54,800 of net operating loss carry-forwards available to offset future taxable income, if any, through 2011.

  Under the provisions of the IRC, utilization of the Company's net operating loss carry-forwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future. The Company has determined that such a change occurred in April 1997 and the annual utilization of loss carry-forwards generated through that period will be limited.

6. STOCK OPTION PLAN

  The Company has a Combined Incentive and Nonqualified Stock Option Plan (the "Plan") for employees, directors, consultants or independent contractors under which is reserved 140,000 shares of Class A common stock for stock option grants. Pursuant to the Plan, the Board of Directors may grant nonqualified and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors, except that incentive stock options must be granted with exercise prices of not less than 100% of fair market value of the underlying common stock on the date of the grant. However, in no event shall the term of any incentive stock option exceed ten years. All option grants to date vest over periods ranging from three to four years, and expire ten years from the date of grant.

  The per share weighted average fair value of stock options granted during 1997, 1996 and 1995 was $1.62, $0.11 and $0.001, respectively, on the date of grant using the Black Scholes option-pricing model with the

                             STARWAVE CORPORATION
following weighted average assumptions: 1997, 1996 and 1995--expected dividend yield 0%; risk-free interest rate of 6.28%, 6.14% and 6.25%, respectively, and an expected life of 2.68, 2.89 and 3.16 years, respectively.

  The Company applies APB Opinion No. 25 in accounting for the Plan and, accordingly, compensation cost has been recognized for its stock options in the financial statements only to the extent that the exercise price of the option is less than the fair value of the underlying stock on the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                         SEPTEMBER 28, DECEMBER 31, DECEMBER 31,
                                             1997          1996         1995
                                         ------------- ------------ ------------
   Net loss
     As reported........................   $(17,573)     $(35,965)    $(26,903)
     Pro forma..........................    (18,116)      (36,049)     (26,904)

  Pro forma net loss reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

  The following summarizes the activity, restated for the common stock split (Note 7), under the Company's plan:

                                                                       WEIGHTED
                                                             WEIGHTED  AVERAGE
                                                     NUMBER  AVERAGE  FAIR VALUE
                                                       OF    EXERCISE OF OPTIONS
                                                     SHARES   PRICE    GRANTED
                                                     ------  -------- ----------
   Balances at December 31, 1994.................... 10,152   $0.003
   Options granted..................................  3,208    0.003    $0.001
   Options exercised................................   (683)   0.003
   Options canceled................................. (1,109)   0.003
                                                     ------
   Balances at December 31, 1995.................... 11,568    0.003
   Options granted:
     Exercise price equal to fair value.............  3,420    0.27      0.03
     Exercise price less than fair value............  1,920    0.09      0.22
   Options exercised................................ (5,531)   0.003
   Options canceled................................. (1,300)   0.03
                                                     ------
   Balances at December 31, 1996.................... 10,077    0.105
   Options granted..................................  4,383    2.27      1.62
   Options exercised................................ (2,612)   0.01
   Options canceled.................................   (816)   0.12
                                                     ------
   Balances at September 28, 1997................... 11,032    0.99
                                                     ======
   Options exercisable at:
     December 31, 1995..............................  4,556   $0.003
     December 31, 1996..............................  2,800    0.025
     September 28, 1997.............................  3,116    0.38

  At September 28, 1997, 10,158 shares remained reserved and available for grant under the Plan.

                             STARWAVE CORPORATION

  The following table summarizes information about stock options outstanding under the Plan at September 28, 1997

                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                                       REMAINING  AVERAGE              AVERAGE
           EXERCISE         NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
            PRICE         OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
           --------       ----------- ----------- -------- ----------- --------
     $0.003..............    3,099       7.31      $0.003     1,377     $0.003
      0.09...............    1,751       8.71       0.09        911      0.09
      0.15...............       15       8.61       0.15          4      0.15
      0.29...............      167       8.72       0.29         51      0.29
      0.44...............    1,617       8.89       0.44        360      0.44
      2.27...............    4,383       9.50       2.27        413      2.27
                            ------                            -----
                            11,032       8.66       0.99      3,116      0.38
                            ======                            =====

7. EQUITY

  As of April 22, 1997, the Company amended its Articles of Incorporation to authorize the issuance of two new classes of shares, designated, respectively, Class A common stock and Class B common stock. As of September 28, 1997, the Company had the authority to issue 250,000 shares and 80,000 shares of Class A common stock and Class B common stock, respectively, at a par value of $.01 per share. Each holder of Class A common stock is entitled to one vote per share owned and each holder of Class B common stock is entitled to 2 1/2 votes per share owned. Class B shares may be converted into one share of Class A common stock at any time, and the transfer of Class B shares to a third party results in its automatic conversion to Class A shares. Each outstanding share of common stock on the date of amendment became one share of Class A common stock.

  As established in the Stock Purchase Agreement dated March 28, 1997, effective April 22, 1997 Disney obtained a controlling interest in the Company by purchasing 9,967 (39,869 following the October 3, 1997 stock split of the Company) shares of the Company's Class B common shares. The agreement provides that Disney has the option to acquire all of the outstanding Class A shares held by key shareholders and employees at a predetermined price. The initial purchase proceeds provided $31,868 in cash to the Company, and extinguished loans from a key shareholder of $50,000 (Note 4).

 COMMON STOCK SPLIT

  On October 4, 1997, the Board of Directors declared a four-for-one stock split on the Company's Class A and Class B common stock effected in the form of a stock dividend to holders of record on that date. Class A and Class B common stock issued, including stock option information, and additional paid-in capital for all periods presented, have been restated to reflect this split.

8. LEASE COMMITMENTS

  The Company occupies its current facilities under terms of a noncancelable operating lease that expires in May 2001, subject to extensions at the Company's option. At September 28, 1997, future minimum rental payments under the lease are as follows:

       Year ending September,
           1998.......................................................... $1,388
           1999..........................................................  1,388
           2000..........................................................    977
           2001..........................................................    285
                                                                          ------
                                                                          $4,038
                                                                          ======

                             STARWAVE CORPORATION

  Rent expense under noncancelable operating leases amounted to $871 in 1997, $931 in 1996 and $823 in 1995.

9. DISCONTINUED OPERATIONS

  In March 1996, the Company made the decision to discontinue its Multimedia CD-ROM segment. During the phase-out period, the Company completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products currently released. The phase-out period was completed by March 31, 1997. Operating results of the Multimedia CD-ROM segment for 1996 and 1995 are shown separately in the accompanying statements of operations. Any activity subsequent to December 31, 1996 reduced the net liability.

  Net assets (liabilities) of discontinued operations consist of the following:

                                        SEPTEMBER 28, DECEMBER 31, DECEMBER 31,
                                            1997          1996         1995
                                        ------------- ------------ ------------
Net assets (liabilities)
  Accounts receivable..................                               $  380
  Inventory............................                                  105
  Prepaid royalties to independent
   content providers...................                                  839
  Accounts payable and accrued
   liabilities.........................     $(359)       $(500)         (272)
  Accrual for expected losses during
   phase-out period....................                    (19)
                                            -----        -----        ------
                                            $(359)       $(519)       $1,052
                                            =====        =====        ======

  Net revenues and expenses of the Multimedia CD-ROM segment consist of the following:

                                       SEPTEMBER 28, DECEMBER 31, DECEMBER 31,
                                           1997          1996         1995
                                       ------------- ------------ ------------
Net revenues..........................      $--        $   664      $   538
Expenses..............................                  (4,934)      (8,012)
Accrual for expected losses during
 phase-out period.....................                     (19)
                                            ---        -------      -------
Loss from discontinued operations.....      $--        $(4,289)     $(7,474)
                                            ===        =======      =======

  The Company recognized revenues from CD-ROM product sales at the time of shipment from the Company's distributor. The estimated effect of price protection programs and product returns were recorded as reductions to revenue.

10. OTHER EXPENSE

  During 1996, the Company incurred legal and accounting fees of $606 in connection with a proposed initial public offering, which was not completed. As a result, the costs were expensed in 1996 and included in other expenses.

                ESPN JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP.....................................  F-18
ESPN/Starwave Partners Balance Sheets as of June 28, 1998 and September
 28, 1997................................................................  F-19
ESPN/Starwave Partners Statements of Operations for the Period from April
 1, 1997 (Inception) to September 28, 1997 and the Nine Months Ended June
 28, 1998................................................................  F-20
ESPN/Starwave Partners Statement of Changes in Partners' Equity for the
 Period from April 1, 1997 (Inception) to September 28, 1997 and the Nine
 Months Ended June 28, 1998..............................................  F-21
ESPN/Starwave Partners Statements of Cash Flows for the Period from April
 1, 1997 (Inception) to September 28, 1997 and the Nine Months Ended June
 28, 1998................................................................  F-22
ESPN/Starwave Partners Notes to Financial Statements.....................  F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ESPN/Starwave Partners
d/b/a ESPN Internet Ventures

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ESPN/Starwave Partners d/b/a ESPN Internet Ventures at September 28, 1997, and the results of its operations and its cash flows for the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Seattle, Washington
January 30, 1998

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      SEPTEMBER 28,  JUNE 28,
                                                          1997         1998
                                                      ------------- -----------
                                                                    (UNAUDITED)
                       ASSETS
                       ------
Current assets
  Cash and cash equivalents..........................    $1,900       $ 5,064
  Accounts receivable (net of allowance of $71 and
   $79 (unaudited), respectively)....................     2,555         3,544
  Prepaid royalties..................................       530         2,105
Property and equipment, net..........................        84           214
                                                         ------       -------
    Total assets.....................................    $5,069       $10,927
                                                         ======       =======
          LIABILITIES AND PARTNERS' EQUITY
          --------------------------------
Current liabilities
  Accounts payable...................................    $  506       $   394
  Deferred revenue...................................     1,718         1,665
  Due to partner.....................................       109
                                                         ------       -------
    Total current liabilities........................     2,333         2,059
Commitments (Note 3)
Partners' equity.....................................     2,736         8,868
                                                         ------       -------
    Total liabilities and partners' equity...........    $5,069       $10,927
                                                         ======       =======



                See accompanying notes to financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       APRIL 1, 1997
                                                        (INCEPTION)  NINE MONTHS
                                                            TO          ENDED
                                                       SEPTEMBER 28,  JUNE 28,
                                                           1997         1998
                                                       ------------- -----------
                                                                     (UNAUDITED)
Revenues:
  Advertising revenue.................................    $ 4,868      $10,363
  Subscription revenue................................      1,732        3,898
  Merchandise and other...............................        396          260
                                                          -------      -------
    Total revenues....................................      6,996       14,521
                                                          -------      -------
Operating expenses:
  Cost of online services.............................      7,168       10,668
  Development.........................................        515        1,299
  Sales and marketing.................................      2,262        3,809
  General and administrative..........................        811        2,228
                                                          -------      -------
    Total operating expenses..........................     10,756       18,004
                                                          -------      -------
Interest income.......................................          8
                                                          -------      -------
Net loss..............................................    $(3,752)     $(3,483)
                                                          =======      =======


                See accompanying notes to financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                STARWAVE  ESPN ONLINE   TOTAL
                                                VENTURES, INVESTMENTS PARTNERS'
                                                  INC.       INC.      EQUITY
                                                --------- ----------- ---------
Initial capital contribution
  April 1, 1997 ...............................  $(1,484)              $(1,484)
Capital contributions..........................    5,377    $ 2,595      7,972
Net loss for the period........................   (2,251)    (1,501)    (3,752)
                                                 -------    -------    -------
Balance at September 28, 1997..................    1,642      1,094      2,736
Capital contributions (unaudited)..............    5,769      3,846      9,615
Net loss for the period (unaudited)............   (2,090)    (1,393)    (3,483)
                                                 -------    -------    -------
Balance at June 28, 1998 (unaudited)...........  $ 5,321    $ 3,547    $ 8,868
                                                 =======    =======    =======



                See accompanying notes to financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     APRIL 1, 1997
                                                      (INCEPTION)  NINE MONTHS
                                                          TO          ENDED
                                                     SEPTEMBER 28,  JUNE 28,
                                                         1997         1998
                                                     ------------- -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................    $(3,752)     $(3,483)
Adjustments to reconcile net loss to net cash used
 in operating activities
  Deferred revenue from contributed assets..........      1,484
  Operating expenses allocated from partners........      5,004        9,615
  Depreciation and amortization.....................          3           49
  Change in accounts receivable.....................     (2,555)        (989)
  Change in prepaid royalties.......................       (530)      (1,575)
  Change in accounts payable........................        506         (112)
  Change in deferred revenue........................      1,718          (53)
  Change in due to partner..........................        109         (109)
                                                        -------      -------
    Net cash provided by operating activities.......      1,987        3,343
                                                        -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..................        (87)        (179)
                                                        -------      -------
Net increase in cash................................      1,900        3,164
Cash, beginning of period...........................                   1,900
                                                        -------      -------
Cash, end of period.................................    $ 1,900      $ 5,064
                                                        =======      =======


                See accompanying notes to financial statements.

                            ESPN/STARWAVE PARTNERS
                        (D/B/A ESPN INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 28, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  ESPN/Starwave Partners (the "Partnership") was formed on April 1, 1997 upon the execution of a partnership agreement between Starwave Ventures, Inc. ("SVI") and ESPN Online Investments Inc. SVI and ESPN Online Investments Inc. (the "Partners") are allocated net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $1,484 relating to services subsequently performed by the Partnership.

BUSINESS

  The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in sports-related content areas. The Partnership generates revenue from advertisements sold for display upon its services, and from fantasy games and subscriptions sold to the end consumer.

  Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

REVENUE RECOGNITION

  Advertising, subscription and fantasy game revenues are recognized using the straight-line method over the period of the related advertising contract, subscription term or sports season. Merchandise revenue is recognized at the time of sale. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of September 28, 1997, no revenues have been deferred as a result of these guarantees. Deferred revenues represent payments received by the Partnership and are deferred until earned. Deferred revenues are classified based on the period of the related advertising contract or subscription.

CASH AND EQUIVALENTS

  Cash and equivalents include highly liquid investments with an original maturity of three months or less.

PREPAID ROYALTIES

  Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At September 28, 1997, the Partnership had one contract for a total of $1,300, which is being amortized on a straight-line basis over the 22-month life of the contract.

  Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, the

                            ESPN/STARWAVE PARTNERS
                        (D/B/A ESPN INTERNET VENTURES)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Partnership will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

ACCOUNTING CHANGES

  In June 1997, Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the result of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

  In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

  In October 1997, Statement of Position (SOP) No. 97-2, Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue from selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets. The estimated useful life used is three years.

DEVELOPMENT EXPENSES

  Development expenses relate to the development of new technologies that may benefit the existing online services and consist principally as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

  Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $1,558 as of September 28, 1997.

INCOME TAXES

  Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

                            ESPN/STARWAVE PARTNERS
                        (D/B/A ESPN INTERNET VENTURES)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued compensation approximates fair value because of the short-term maturity of these instruments.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The interim financial data as of June 28, 1998 and for the nine months then ended is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Partnership's financial position as of June 28, 1998 and the results of its operations and cash flows for the nine months ended June 28, 1998.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at September 28, 1997:

       Computer hardware................................................... $87
       Less: Accumulated depreciation and amortization.....................  (3)
                                                                            ---
                                                                            $84
                                                                            ===

  The Partnership shares office space and certain operating equipment with its partners and the related rent and depreciation of $88 and $145, respectively, was allocated to the Partnership for the period from April 1, 1997 (inception) to September 28, 1997.

3. COMMITMENTS

  The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are summarized as follows:

       Year ending September,
           1998.......................................................... $  525
           1999..........................................................  1,250
           2000..........................................................  1,000
                                                                          ------
                                                                          $2,775
                                                                          ======

              ABC NEWS JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP......................................  F-27
ABC News/Starwave Partners Balance Sheets as of June 28, 1998 and
 September 28, 1997.......................................................  F-28
ABC News/Starwave Partners Statements of Operations for the Period from
 April 1, 1997 (Inception) to September 28, 1997 and the Nine Months Ended
 June 28, 1998 ...........................................................  F-29
ABC News/Starwave Partners Statement of Changes in Partners' Equity for
 the Period from April 1, 1997 (Inception) to September 28, 1997 and the
 Nine Months Ended June 28, 1998 .........................................  F-30
ABC News/Starwave Partners Statements of Cash Flows for the Period from
 April 1, 1997 (Inception) to September 28, 1997 and the Nine Months Ended
 June 28, 1998............................................................  F-31
ABC News/Starwave Partners Notes to Financial Statements..................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ABC News/Starwave Partners
d/b/a ABC News Internet Ventures

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ABC News/Starwave Partners d/b/a ABC News Internet Ventures at September 28, 1997, and the results of its operations and its cash flows for the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Seattle, Washington
January 30, 1998

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       SEPTEMBER 28,  JUNE 28,
                                                           1997         1998
                                                       ------------- -----------
                                                                     (UNAUDITED)
                        ASSETS
                        ------
Current assets
  Cash and cash equivalents...........................    $   31       $ 4,330
  Accounts receivable (net of allowance of $10 and $30
   (unaudited), respectively).........................     1,368         1,123
  Prepaid royalties...................................     2,857         1,997
Equipment and leasehold improvements, net.............     3,134         3,553
                                                          ------       -------
    Total assets......................................    $7,390       $11,003
                                                          ======       =======
           LIABILITIES AND PARTNERS' EQUITY
           --------------------------------
Current liabilities
  Accounts payable....................................    $2,605       $ 1,352
  Accrued compensation................................       240            49
  Deferred revenue....................................        85           203
  Due to partner......................................       --          1,822
                                                          ------       -------
    Total liabilities.................................     2,930         3,426
Commitments (Note 3)
Partners' equity......................................     4,460         7,577
                                                          ------       -------
    Total liabilities and partners' equity............    $7,390       $11,003
                                                          ======       =======


                See accompanying notes to financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                      APRIL 1, 1997  NINE MONTHS
                                                      (INCEPTION) TO    ENDED
                                                      SEPTEMBER 28,   JUNE 28,
                                                           1997         1998
                                                      -------------- -----------
                                                                     (UNAUDITED)
Revenues:
  Advertising revenues...............................    $   937      $  2,856
  Royalties..........................................        992         4,315
                                                         -------      --------
    Total revenues...................................      1,929         7,171
                                                         -------      --------
Operating expenses:
  Cost of online services............................      9,015        11,696
  Development........................................        532         2,233
  Sales and marketing................................      1,777         2,660
  General and administrative.........................        537         2,219
                                                         -------      --------
    Total operating expenses.........................     11,861        18,808
                                                         -------      --------
Interest income......................................          2
                                                         -------      --------
Net loss.............................................    $(9,930)     $(11,637)
                                                         =======      ========


                See accompanying notes to financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                               STARWAVE   DOL ONLINE    TOTAL
                                               VENTURES, INVESTMENTS, PARTNERS'
                                                 INC.        INC.      EQUITY
                                               --------- ------------ ---------
Initial capital contribution, April 1, 1997..   $   (26)              $    (26)
Capital contributions........................     8,660    $ 5,756      14,416
Net loss for the period......................    (5,958)    (3,972)     (9,930)
                                                -------    -------    --------
Balance at September 28, 1997................     2,676      1,784       4,460
Capital contributions (unaudited)............     8,852      5,902      14,754
Net loss for the period (unaudited)..........    (6,982)    (4,655)    (11,637)
                                                -------    -------    --------
Balance at June 28, 1998 (unaudited).........   $ 4,546    $ 3,031    $  7,577
                                                =======    =======    ========



                See accompanying notes to financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     APRIL 1, 1997
                                                      (INCEPTION)  NINE MONTHS
                                                          TO          ENDED
                                                     SEPTEMBER 28,  JUNE 28,
                                                         1997         1998
                                                     ------------- -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................    $(9,930)    $(11,637)
Adjustments to reconcile net loss to net cash used
 in operating activities
  Deferred revenue from contributed assets..........         26
  Operating expenses allocated from partners........     11,327       14,754
  Depreciation and amortization.....................        273          492
  Change in accounts receivable.....................     (1,368)         245
  Change in prepaid royalties.......................     (2,857)         860
  Change in accounts payable........................      2,605       (1,253)
  Change in accrued compensation....................        240         (191)
  Change in deferred revenue........................         85          118
  Change in due to partner..........................                   1,822
                                                        -------     --------
    Net cash provided by operating activities.......        401        5,210
                                                        -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment and leasehold improvements....       (370)        (911)
                                                        -------     --------
Net increase in cash................................         31        4,299
Cash, beginning of period...........................                      31
                                                        -------     --------
Cash, end of period.................................    $    31     $  4,330
                                                        =======     ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Fixed assets contributed by partners................    $ 3,037


                See accompanying notes to financial statements.

                          ABC NEWS/STARWAVE PARTNERS
                      (D/B/A ABC NEWS INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 28, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  ABC News/Starwave Partners (the "Partnership") was formed on April 1, 1997 upon the execution of a partnership agreement between Starwave Ventures, Inc. ("SVI") and DOL Online Investments Inc. SVI and DOL Online Investments Inc. are allocated the net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $26, relating to services subsequently performed by the Partnership.

BUSINESS

  The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in news and entertainment content areas. The Partnership currently generates revenue from advertisements sold for display upon its services, and royalties from certain production agreements.

  Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

ACCOUNTING CHANGES

  In June 1997, Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the result of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

  In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

  In October 1997, Statement of Position (SOP) No. 97-2, Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue from selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

                          ABC NEWS/STARWAVE PARTNERS
                      (D/B/A ABC NEWS INTERNET VENTURES)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


REVENUE RECOGNITION

  Advertising revenues are recognized using the straight-line method over the period of the related advertising contract. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of September 28, 1997, no revenues have been deferred as a result of these guarantees. Deferred revenues represent payments received in advance by the Partnership which are deferred until earned. Deferred revenues are classified based on the period of the related advertising or production contract.

CASH AND EQUIVALENTS

  Cash and equivalents include highly liquid investments with an original maturity of three months or less.

PREPAID ROYALTIES

  Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At September 28, 1997, the Partnership had one contract for a total of $3,750, which is being amortized on a straight-line basis over the two-year life of the contract.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets ranging from one to six years.

DEVELOPMENT EXPENSES

  Development expenses relate to the development of new technologies that may benefit the online service and consist principally of costs for labor, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

  Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $1,260 as of September 28, 1997.

INCOME TAXES

  Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued compensation approximates fair value because of the short-term maturity of these instruments.

                          ABC NEWS/STARWAVE PARTNERS
                      (D/B/A ABC NEWS INTERNET VENTURES)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The interim financial data as of June 28, 1998 and for the nine months then ended is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Partnership's financial position as of June 28, 1998 and the results of its operations and cash flows for the nine months ended June 28, 1998.

2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following at September 28, 1997:

     Computer hardware.................................................. $  348
     Software...........................................................      3
     Furniture and fixtures.............................................     19
     Leasehold improvements.............................................  3,037
                                                                         ------
                                                                          3,407
     Less: Accumulated depreciation and amortization....................   (273)
                                                                         ------
     Equipment and leasehold improvements, net.......................... $3,134
                                                                         ======

  The Partnership shares office space and certain operating equipment with its partners. Related rent in the amount of $29 was allocated to the Partnership for the period from April 1, 1997 (inception) to September 28, 1997.

3. COMMITMENTS

  The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are summarized as follows:

       Year ending September,
          1998........................................................... $1,053
          1999...........................................................    750
                                                                          ------
                                                                          $1,803
                                                                          ======

                   QUANDO, INC. INDEX TO FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP..........................................  F-36
Quando, Inc. Balance Sheets as of December 31, 1997 and 1996 and June 30,
 1998....................................................................  F-37
Quando, Inc. Statements of Operations for the Years Ended December 31,
 1995, 1996 and 1997 and the Six Months Ended June 30, 1997 and 1998.....  F-38
Quando, Inc. Statements of Shareholders' Equity (Deficit) for the Years
 Ended December 31, 1995, 1996 and 1997, and the Six Months Ended June
 30, 1998................................................................  F-39
Quando, Inc. Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997, and the Six Months Ended June 30, 1997 and 1998....  F-40
Quando, Inc. Notes to Financial Statements...............................  F-41

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quando, Inc.:

  We have audited the accompanying balance sheets of Quando, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quando, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 12. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

KPMG Peat Marwick LLP

Portland, Oregon
August 18, 1998

                                  QUANDO, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,          JUNE 30,
                                         ------------------------  -----------
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
                 ------
Current assets:
  Cash.................................. $     2,935  $    50,984  $       --
  Accounts receivable, net..............         --        29,241       33,134
                                         -----------  -----------  -----------
    Total current assets................       2,935       80,225       33,134
Property and equipment, net.............      51,308       42,681       46,804
Other assets............................       3,562        3,718        3,718
                                         -----------  -----------  -----------
    Total assets........................ $    57,805  $   126,624  $    83,656
                                         ===========  ===========  ===========
 LIABILITIES AND SHAREHOLDERS' DEFICIT
 -------------------------------------
Current liabilities:
  Accounts payable and accrued
   expenses............................. $   202,405  $   260,908  $   369,716
  Shareholders' loans...................      66,991       67,658      107,242
                                         -----------  -----------  -----------
    Total current liabilities...........     269,396      328,566      476,958
Convertible debt........................         --       247,000      447,000
                                         -----------  -----------  -----------
    Total liabilities...................     269,396      575,566      923,958
                                         -----------  -----------  -----------
Shareholders' deficit:
  Preferred stock, no par value;
   4,000,000 shares authorized:
    Series A convertible preferred
     stock; 300,000 shares authorized;
     300,000 shares issued and
     outstanding on December 31, 1996,
     December 31, 1997 and June 30, 1998
     (liquidation preference of
     $300,000)..........................     295,575      295,575      295,575
    Series B convertible preferred
     stock; 880,000 shares authorized;
     691,232, 880,000 and 880,000 shares
     issued and outstanding on December
     31, 1996, December 31, 1997 and
     June 30, 1998, respectively
     (liquidation preference of
     $550,000)..........................     410,263      526,313      526,313
  Common stock, no par value; 19,000,000
   shares authorized; 5,445,000,
   4,445,000 and 4,445,000 shares issued
   and outstanding on December 31, 1996,
   December 31, 1997 and June 30, 1998,
   respectively.........................     160,000      160,000      160,000
  Additional paid-in capital............           6            6            6
  Accumulated deficit...................  (1,077,435)  (1,430,836)  (1,822,196)
                                         -----------  -----------  -----------
    Total shareholders' deficit.........    (211,591)    (448,942)    (840,302)
                                         -----------  -----------  -----------
    Total liabilities and shareholders'
     deficit............................ $    57,805  $   126,624  $    83,656
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                                  QUANDO, INC.

                            STATEMENTS OF OPERATIONS

                                                           SIX MONTHS ENDED JUNE
                           YEARS ENDED DECEMBER 31,                 30,
                         -------------------------------  -----------------------
                           1995       1996       1997        1997        1998
                         ---------  ---------  ---------  ----------- -----------
                                                          (UNAUDITED) (UNAUDITED)
Revenues, net........... $  71,186  $  33,182  $ 255,723   $  72,626   $  88,578
Cost of goods sold......    32,212     19,373        654         250       2,400
                         ---------  ---------  ---------   ---------   ---------
  Gross margin..........    38,974     13,809    255,069      72,376      86,178
                         ---------  ---------  ---------   ---------   ---------
Operating costs and
 expenses:
  Research and
   development..........   127,273    115,782    161,339      80,670     184,454
  Sales and marketing...       400      2,000     12,000       1,971          --
  General and
   administrative.......   361,156    326,103    418,850     203,734     257,027
                         ---------  ---------  ---------   ---------   ---------
                           488,829    443,885    592,189     286,375     441,481
                         ---------  ---------  ---------   ---------   ---------
    Loss from
     operations.........  (449,855)  (430,076)  (337,120)   (213,999)   (355,303)
Other income (expense):
  Interest expense......    (5,737)   (14,897)   (26,151)     (9,015)    (35,908)
  Other income
   (expense), net.......     1,232      2,226      9,870           5        (149)
  Loss on sale of fixed
   assets...............    (3,743)       --         --          --          --
                         ---------  ---------  ---------   ---------   ---------
    Loss before
     provision for
     income taxes.......  (458,103)  (442,747)  (353,401)   (223,009)   (391,360)
Provision for income
 taxes..................       --         --         --          --          --
                         ---------  ---------  ---------   ---------   ---------
  Net loss.............. $(458,103) $(442,747) $(353,401)  $(223,009)  $(391,360)
                         =========  =========  =========   =========   =========



                See accompanying notes to financial statements.

                                  QUANDO, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                  PREFERRED STOCK
                         ---------------------------------
                                                                                                           TOTAL
                             SERIES A         SERIES B        COMMON STOCK      ADDITIONAL              SHAREHOLDERS
                         ---------------- ---------------- --------------------  PAID-IN   ACCUMULATED     EQUITY
                         SHARES   AMOUNT  SHARES   AMOUNT    SHARES     AMOUNT   CAPITAL     DEFICIT     (DEFICIT)
                         ------- -------- ------- -------- ----------  -------- ---------- -----------  ------------
Balance, December 31,
 1994................... 125,000 $120,575     --  $    --   5,445,000  $160,000    $ 5     $  (176,585)  $ 103,995
Issuance of preferred
 stock.................. 175,000  175,000     --       --         --        --       1             --      175,001
Net loss................     --       --      --       --         --        --     --         (458,103)   (458,103)
                         ------- -------- ------- -------- ----------  --------    ---     -----------   ---------
Balance, December 31,
 1995................... 300,000  295,575     --       --   5,445,000   160,000      6        (634,688)   (179,107)
Issuance of preferred
 stock, net of offering
 costs..................     --       --  691,232  410,263        --        --     --               --     410,263
Net loss................     --       --      --       --         --        --     --         (442,747)   (442,747)
                         ------- -------- ------- -------- ----------  --------    ---     -----------   ---------
Balance, December 31,
 1996................... 300,000  295,575 691,232  410,263  5,445,000   160,000      6      (1,077,435)   (211,591)
Issuance of preferred
 stock, net of offering
 costs..................     --       --  188,768  116,050        --        --     --              --      116,050
Recision of common
 stock..................     --       --      --       --  (1,000,000)      --     --              --          --
Net loss................     --       --      --       --         --        --     --         (353,401)   (353,401)
                         ------- -------- ------- -------- ----------  --------    ---     -----------   ---------
Balance, December 31,
 1997................... 300,000  295,575 880,000  526,313  4,445,000   160,000      6      (1,430,836)   (448,942)
Net loss (unaudited)....     --       --      --       --         --        --     --         (391,360)   (391,360)
                         ------- -------- ------- -------- ----------  --------    ---     -----------   ---------
Balance, June 30, 1998
 (unaudited)............ 300,000 $295,575 880,000 $526,313  4,445,000  $160,000    $ 6     $(1,822,196)  $(840,302)
                         ======= ======== ======= ======== ==========  ========    ===     ===========   =========


                See accompanying notes to financial statements.

                                  QUANDO, INC.

                            STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                          -------------------------------  ---------------------------
                            1995       1996       1997         1997           1998
                          ---------  ---------  ---------  -------------  ------------
                                                            (UNAUDITED)    (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............  $(458,103) $(442,747) $(353,401)  $   (223,009) $   (391,360)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......     22,146     12,567     16,179          9,025         9,894
    Allowance for bad
     debts..............        --         --       1,618          1,618           --
    Gain on forgiveness
     of accounts
     payable............        --         --     (10,000)           --            --
    Loss on sale of
     fixed assets.......      3,743        --         --             --            --
    Changes in assets
     and liabilities:
      Accounts
       receivable.......    (13,571)    26,909    (30,859)       (16,090)       (3,893)
      Inventory.........     (4,376)    16,538        --             --            --
      Other assets......      6,753          9       (156)          (156)          --
      Accounts payable
       and accrued
       expenses.........    135,237     15,702     68,503         43,079       108,808
      Other current
       liabilities......     15,953    (15,953)       --             --            --
                          ---------  ---------  ---------   ------------  ------------
        Net cash used in
         operating
         activities.....   (292,218)  (386,975)  (308,116)      (185,533)     (276,551)
                          ---------  ---------  ---------   ------------  ------------
Cash flows from
 investing activities:
  Purchase of
   equipment............    (17,277)   (39,302)    (7,552)           (19)      (14,017)
  Proceeds from sale of
   equipment............     36,182        --         --             --            --
                          ---------  ---------  ---------   ------------  ------------
        Net cash
         provided by
         (used in)
         investing
         activities.....     18,905    (39,302)    (7,552)           (19)      (14,017)
                          ---------  ---------  ---------   ------------  ------------
Cash flows from
 financing activities:
  Proceeds from issuance
   of convertible debt..        --         --     240,000         65,000       200,000
  Proceeds from
   shareholder loans,
   net..................     51,364     15,627      7,667          1,567        39,584
  Proceeds from issuance
   of preferred stock,
   net..................    175,000    410,263    116,050        116,050           --
  Proceeds from sale of
   warrants.............          1        --         --             --            --
                          ---------  ---------  ---------   ------------  ------------
        Net cash
         provided by
         financing
         activities.....    226,365    425,890    363,717        182,617       239,584
                          ---------  ---------  ---------   ------------  ------------
        Increase
         (decrease) in
         cash...........    (46,948)      (387)    48,049         (2,935)      (50,984)
Cash at beginning of
 year...................     50,270      3,322      2,935          2,935        50,984
                          ---------  ---------  ---------   ------------  ------------
Cash at end of year.....  $   3,322  $   2,935  $  50,984   $        --   $        --
                          =========  =========  =========   ============  ============
Supplemental disclosures
 of cash flow
 information:
  Cash paid during the
   year for:
    Interest (including
     amounts paid to
     shareholders of
     $5,737, $14,897,
     $16,825, $7,970 and
     $7,684,
     respectively.......  $   5,737  $  14,897  $  26,151   $      9,015  $     35,908
  Income taxes..........        --         --         --             --            --
Supplemental disclosures
 of non-cash financing
 activities:
  Convertible notes
   issued upon
   conversion of
   shareholder loans....  $     --   $     --   $   7,000   $        --   $        --

                See accompanying notes to financial statements.

                                 QUANDO, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

  Quando, Inc. (Quando or the Company) was incorporated as an S Corporation on December 12, 1993 in the State of Oregon as Media Mosaic, Inc. (Media Mosaic or the Company). Media Mosaic developed and published "how to" CD-ROM's for several activities and hobbies. On October 10, 1994, Media Mosaic revoked its S Corporation election of tax status and began operating as a C Corporation. During 1994 and 1995, the Company's sales consisted entirely of CD-ROM sales.

  In 1996, due to lower than expected CD-ROM sales, Media Mosaic terminated its CD-ROM development and publishing business. In March 1996, the Company began developing custom event directory services for the internet.

  Effective September 27, 1996, the Company changed its name from Media Mosaic, Inc. to Quando, Inc. and in March 1997, the Company began to sell their custom event directory services to customers. During 1997, the Company's sales consisted entirely of fees charged for custom directory services and fees charged for custom engineering projects.

  UNAUDITED QUARTERLY INFORMATION

  The financial information included herein for the six-month periods ended June 30, 1997 and 1998 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  REVENUE RECOGNITION

  In 1995 and 1996, revenue resulted primarily from CD-ROM product sales. CD-ROM sales were recognized upon shipment. The Company generally provided for a right of return, however, due to the termination of this line of business in 1996, no sales reserve was considered necessary at December 31, 1996 or 1997.

  In 1997, revenue results primarily from fees for (a) directory services and
  (b) engineering or other customization of directory services. Directory service fees are recognized monthly as they are earned and custom engineering projects are recognized on a completed contract basis.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows: computers and software over three to five

                                 QUANDO, INC.

  years, furniture and equipment over five to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the life of the lease.

  INCOME TAXES

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

  RESEARCH AND DEVELOPMENT

  Expenditures for research and development are expensed as incurred.

  CAPITALIZED SOFTWARE

  Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

  ROYALTIES

  Royalties are accrued based on certain product sales, pursuant to contractual agreements with developers of software products published by the Company.

  ACCOUNTS RECEIVABLE

  Accounts receivable is net of an allowance for doubtful accounts of $-0-, $1,618 and $1,618 at December 31, 1996, December 31, 1997 and June 30,
  1998, respectively.

  INTANGIBLE ASSETS

  Intangible assets, which represent capitalized packaging design fees, are amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the product sales. Due to the discontinuance of the associated product, the remaining capitalized packaging design fees of $16,937 were written off during 1995 and are included in cost of goods sold.

  STOCK-BASED COMPENSATION

  The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board

                                 QUANDO, INC.

  Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

  ADVERTISING

  The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $12,000, $2,000 and $400 for the years ended December 31, 1995, 1996 and 1997, respectively.

  EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner charges in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company does not expect implementation to have a significant impact on its financial statements.

  Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company does not expect implementation to have a significant impact on its financial statements.

  In October 1997, the AICPA issued Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2"), which is effective for software transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products generally is recognized upon delivery of the products. The revenue allocated to post-contract customer support generally is recognized ratably over the term of the support and revenue allocated to service elements generally is recognized as the services are performed. The Company does not expect SOP 97-2 to have a significant impact on its financial statements.

                                 QUANDO, INC.

(2) PROPERTY AND EQUIPMENT, NET

  Property and equipment consists of the following at December 31:

                                                                 1996    1997
                                                                ------- -------
     Leasehold improvements.................................... $ 3,212 $ 3,212
     Software..................................................  33,526  33,526
     Furniture and fixtures....................................   6,792   7,152
     Equipment.................................................   1,371   1,435
     Computer equipment........................................  29,245  36,373
                                                                ------- -------
                                                                 74,146  81,698
     Less accumulated depreciation and amortization............  22,838  39,017
                                                                ------- -------
                                                                $51,308 $42,681
                                                                ======= =======

(3) INCOME TAXES

  The Company incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the years 1995, 1996 and 1997.

  The difference between the expected tax expense, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax expense of $-0- is primarily due to the increase in the valuation allowance for deferred tax assets.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31 are approximately as follows:

                                                             1996      1997
                                                           --------  --------
   Deferred tax assets:
     Federal and state operating loss carryforwards....... $334,000  $492,000
     Research and experimentation credits.................   18,000    33,000
     Other................................................   27,000     2,000
                                                           --------  --------
         Total gross deferred tax assets..................  379,000   527,000
     Less valuation allowance............................. (379,000) (524,000)
                                                           --------  --------
         Net deferred tax assets..........................      --      3,000
   Deferred tax liability:
     Property and equipment, due to differences in
      depreciation........................................      --      3,000
                                                           --------  --------
                                                           $    --   $    --
                                                           ========  ========

  The total valuation allowance for deferred tax assets as of December 31, 1995, 1996 and 1997 was $207,000, $379,000 and $524,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1995, 1996 and 1997 was an increase of $192,000, $172,000 and $145,000, respectively.

  At December 31, 1997, the Company has federal and state net operating loss and research and experimentation credit carryforwards of approximately $1,280,000 and $40,000, respectively. These carryforwards will expire between 2000 and 2012 if not used by the Company to reduce income taxes payable in future periods. These carryforwards will be subject to further limitations upon closing of the proposed transaction discussed in note 12.

                                 QUANDO, INC.

(4) SHAREHOLDERS' EQUITY

  RECISION OF COMMON STOCK

  On February 25, 1997, the two founders surrendered a total of 1,000,000 shares of common stock to the Company in exchange for no consideration. As the Company has no par common stock, there is no statement of operations or balance sheet effects of this transaction.

  SERIES A AND SERIES B PREFERRED STOCK

  The Series A preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $1.00 (the original issue price) plus all declared but unpaid dividends. The Series B preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $.625 (the original issue price) plus all declared but unpaid dividends. No dividend declarations have been made for Series A or Series B preferred stock as of December 31, 1995, 1996 and 1997.

  Each share is convertible into common stock at any time at the option of the holder. The initial conversion ratio for both Series A and Series B preferred stock is one-to-one, but this ratio is subject to modification under the Company's Articles of Incorporation in the event of certain dilutive issuance of securities, stock splits, stock dividends, stock distributions or other common stock equivalent distributions. Automatic conversion to common stock at the then effective conversion rate will occur upon the closing of the issuance of shares following an effective registration statement under the Securities Act of 1933, in which the aggregate price to the public at least $7,500,000 and in which the public offering price per share of common stock equals or exceeds $4.00.

  The holders of each share of Series A preferred stock and Series B preferred stock has the right to the number of votes to which they would be entitled if the shares were converted to common stock. The Series A preferred stock, Series B preferred stock and the common stock vote together, not as separate classes. The Company has reserved 300,000 shares of the Company's common stock for the conversion of Series A preferred stock and 880,000 shares of common stock for the conversion of Series B preferred stock.

  SHAREHOLDERS' AGREEMENT

  The Company and its shareholders have entered into agreements that include restrictions on the transfer of the Company's common stock. Except for expressly provided exceptions, no shareholder is allowed to transfer ownership of stock without the shares being first offered for sale to the Company.

  WARRANTS

  The Company issued warrants to purchase 300,000 shares of the Company's common stock in 1994 and 1995 in conjunction with the sale of the Series A preferred stock. The warrants were issued with an exercise price of $.10 per share and initially expired three years from the date of grant. On November 1, 1997, the Company extended the term of these warrants from three to five years from the date of grant.

  On July 15, 1996, the Company granted a warrant to purchase 47,727 shares of the Company's common stock to a related party at an exercise price of $.55 per share. This warrant was issued in connection with an equipment lease.

  On December 1, 1997, the Company issued 16,000 warrants with an exercise price of $.625 per share to a creditor.

                                 QUANDO, INC.

(5) 1994 STOCK INCENTIVE PLAN

  In 1994, the Company adopted an incentive stock option plan (the Plan) whereby a total of 1,000,000 shares of common stock have been reserved for the grant of stock options to selected employees, officers, directors, consultants and advisors. Options granted pursuant to the Plan may be either incentive stock options as defined in Section 442A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board. Additionally, the aggregate fair market value (determined at the time the options are granted) of common stock which the incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

  Under the Plan, options generally vest ratably over three to five years. Options granted under the Plan must be exercised within three months of the optionee's termination of employment and within ten years of the date of the grant. Option prices are generally not less than the fair market value of the shares at the date of grant. At the time of the exercise of the option, all optionee's must grant the Company or its designee a right of first refusal with respect to all transfers.

  The Company has elected to account for its stock-based compensation plans under APB Opinion 25; however, the Company has computed, for proforma disclosure purposes, the value of all options granted during 1995, 1996 and 1997 using the minimum value option-pricing model as prescribed by SFAS 123 using the following assumptions used for grants:

                                                     1995     1996     1997
                                                    -------  -------  -------
      Risk-free interest rate......................    6.00%    6.25%    6.50%
      Expected dividend yield...................... $    --  $    --  $    --
      Expected lives............................... 5 years  5 years  5 years
      Weighted average grant date fair value per
       option...................................... $   .10  $  .141  $   .15

  If the Company had accounted for these options in accordance with SFAS 123, the Company's net loss for the year ended December 31, 1997 would have increased to the following pro forma amounts:

                                                  1995       1996       1997
                                                ---------  ---------  ---------
      Net loss:
        As reported............................ $(458,103) $(442,747) $(353,401)
        Proforma...............................  (458,517)  (445,212)  (356,786)

                                 QUANDO, INC.

  A summary of the status of the Company's Plan at December 31, 1997 and changes during the three year period then ended is presented in the following table:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                                OPTIONS  PRICE
                                                                ------- --------
      Outstanding December 31, 1994............................   5,000  $.10
      Granted.................................................. 202,550   .10
      Exercised................................................     --     --
      Canceled................................................. 100,000   .10
                                                                -------  -----
      Outstanding December 31, 1995............................ 107,550   .10
      Granted.................................................. 266,003   .141
      Exercised................................................     --     --
      Canceled.................................................  25,200   .10
                                                                -------  -----
      Outstanding December 31, 1996............................ 348,353   .131
      Granted.................................................. 210,243   .150
      Exercised................................................     --     --
      Canceled................................................. 103,650   .126
                                                                -------  -----
      Outstanding December 31, 1997............................ 454,946  $.141
                                                                =======  =====

  The outstanding stock options have a weighted average remaining contractual life of 5.9 years. At December 31, 1997, a total of 174,421 incentive and non-qualified stock options were exercisable at an weighted average exercise price of $.13 share and with a weighted average remaining contractual live in years of 5.5.

(6) CONVERTIBLE PROMISSORY NOTES

  In 1997, the Company issued $247,000 in convertible subordinated promissory notes (the Notes). The Notes are due on January 1, 2000 through April 1, 2000 and bear interest at 10% to 12% per annum. Prior to January 1, 2000, the Notes are convertible into common stock at a price per share of the next equity financing by the Company or, if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

(7) COMMITMENTS AND CONTINGENCIES

  LEASES

  The Company leases equipment and office space under non-cancelable operating leases which expire at various dates through 2000.

  Future minimum lease payments under operating leases are as follows:

      Year ending December 31:
        1998.......................................................... $ 50,692
        1999..........................................................   46,800
        2000..........................................................   42,900
                                                                       --------
          Total minimum lease payments................................ $140,392
                                                                       ========

  Lease expense totaled $63,114, $70,765 and $80,397 in 1995, 1996 and 1997, respectively. (See Note 10)

                                 QUANDO, INC.

  YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to
  00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  The Company has conducted a review of the Company's exposure to the year 2000 problem, including working with computer systems and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, the Company currently believes that its internal systems are year 2000 compliant. The Company does not expect to incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions.

(8) LEGAL PROCEEDINGS

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(9) CUSTOMER INFORMATION

   The Company had five, four and five significant customers in 1995, 1996 and 1997, respectively, that each account for greater than 10% of the Company's revenues. These customers accounted for 100% and 79% of the Company's accounts receivable at December 31, 1996 and 1997, respectively.

(10) RELATED PARTY TRANSACTION

  In December 1994, the Company entered into a sales leaseback transaction with a related party, which includes two Series A preferred shareholders and one of the Company's founders and officers. The total payments under this lease agreement totaled $40,040, $49,991 and $40,643 in 1995, 1996 and 1997, respectively.

  The shareholders of the Company have made several loans to the Company. At December 31, 1995, 1996 and 1997, the shareholder loan balances outstanding totaled $51,364, $66,991 and $74,658, respectively. These loans have an average interest rate of, 22%, 22% and 24% during 1995, 1996 and 1997, respectively and interest expense totaled $5,737, $14,897 and $16,825 in each year, respectively.

                                 QUANDO, INC.

(11) RISK OF TECHNOLOGICAL CHANGE

  CONTINGENCIES AND FACTORS THAT COULD AFFECT FUTURE RESULTS

  A substantial portion of the Company's revenues each year are generated from the development and rapid release to market of computer software products newly introduced during the year. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. Additionally, the Company's development strategy relies on certain key suppliers' ability to deliver completed products and component computer software products in time to meet critical development and distribution schedules. In light of these dependencies, it is reasonably possible that failure to successfully manage a significant product introduction or failure of certain key suppliers to deliver as needed could have a sever near-term impact on the Company's growth and results of operations.

(12) SUBSEQUENT EVENTS

  During the six month period ended June 30, 1998, the Company issued $200,000 in convertible subordinated promissory notes (the 1998 Notes). The 1998 Notes are due on April 1, 2000 and bear interest at 10% per annum. Prior to January 1, 2000, the 1998 Notes are convertible into common stock at a price per share of the next equity financing by the Company, or if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

  The Company issued warrants to purchase 592,000 shares of the Company's common stock in 1998 in conjunction with the issuance of the 1998 notes. The warrants were issued with an exercise price of $.0001 per share and expire five years from the date of grant.

  On July 13, 1998, two of the Company's Series A preferred stock shareholders exercised warrants to purchase a total of 50,000 shares of common stock at $.01 per share.

  On July 24, 1998, the Company entered into an Agreement and Plan of Reorganization (the Agreement) with Steelhead Acquisition Corp., a wholly-owned subsidiary of Infoseek Corporation (Infoseek). Pursuant to the Agreement, among other things, all the issued and outstanding shares of the Company shall be converted into the right to receive shares of the common stock of Infoseek. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Additionally, all outstanding options under the Company's 1994 stock option plan, whether vested or unvested, will be assumed by Infoseek.

  Effective upon the signing of the Agreement, Infoseek loaned the Company $360,000 in the form of a promissory note. The Company used the proceeds from this note to pay down their outstanding accounts payable and accrued liabilities. All principal and accumulated interest on this note shall be due and payable on March 31, 1999. This note is secured by the Company's assets and bears interest at a rate of 6% annually.

  This acquisition is expected to provide the Company with the additional financial resources to continue operations. If the acquisition is not completed, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                       ANNEX A-1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             INFOSEEK CORPORATION,

                             INFOSEEK CORPORATION,

                             STARWAVE CORPORATION,

                                      AND

                            DISNEY ENTERPRISES, INC.

                           DATED AS OF JUNE 18, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I FORMATION OF HOLDING COMPANY AND SUBSIDIARIES ................  A-1
    1.1  Organization of Holding Company................................   A-1
    1.2  Directors and Officers of the Holding Company..................   A-2
    1.3  Organization of Merger Subsidiaries............................   A-2
    1.4  Actions of Directors and Officers..............................   A-2
    1.5  Actions of Parent and Company..................................   A-2
    1.6  The Mergers....................................................   A-2
    1.7  The Closing....................................................   A-3
    1.8  Directors......................................................   A-3
    1.9  Officers.......................................................   A-3
    1.10 Merger Sub Stock...............................................   A-3
    1.11 Cancellation of Holding Company Capital Stock..................   A-3
    1.12 Conversion of Parent Stock.....................................   A-3
    1.13 Treasury Stock.................................................   A-4
    1.14 Conversion of Company Common Stock.............................   A-4
    1.15 Exchange Agent.................................................   A-5
    1.16 Holding Company to Provide Common Stock........................   A-5
    1.17 Exchange Procedures............................................   A-5
    1.18 Dividends, Fractional Shares, Etc. ............................   A-5
    1.19 Certain Definitions............................................   A-6
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND DEI .......  A-7
    2.1  Organization of the Company....................................   A-8
    2.2  Subsidiaries...................................................   A-8
    2.3  Company Capital Structure......................................   A-8
    2.4  Authority......................................................   A-9
    2.5  No Conflict....................................................   A-9
    2.6  Consents.......................................................  A-10
    2.7  Company Financial Statements and Controls......................  A-10
    2.8  No Undisclosed Liabilities.....................................  A-10
    2.9  No Changes.....................................................  A-10
    2.10 Tax Matters....................................................  A-11
    2.11 Restrictions on Business Activities............................  A-13
    2.12 Title of Properties; Absence of Liens and Encumbrances;
          Condition of Equipment........................................  A-13
    2.13 Intellectual Property..........................................  A-14
    2.14 Agreements, Contracts and Commitments..........................  A-16
    2.15 Interested Party Transactions..................................  A-16
    2.16 Governmental Authorization.....................................  A-17
    2.17 Litigation.....................................................  A-17
    2.18 Minute Books...................................................  A-17
    2.19 Environmental Matters..........................................  A-17
    2.20 Brokers' and Finders' Fees; Third Party Expenses...............  A-18
    2.21 Employee Benefit Plans; Compensation; Labor Matters............  A-18
    2.22 Insurance......................................................  A-19
    2.23 Compliance with Laws...........................................  A-19
    2.24 Warranties; Indemnities........................................  A-19
    2.25 Ownership of Parent Stock......................................  A-20
    2.26 Claims for Losses..............................................  A-20
    2.27 Capital Summary Statements.....................................  A-20

                                                                            PAGE
                                                                            ----
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT...................... A-20
    3.1  Organization, Standing and Power.................................  A-20
    3.2  Parent Subsidiaries..............................................  A-20
    3.3  Authority; No Conflict; Consents.................................  A-20
    3.4  Parent Capital Structure.........................................  A-21
    3.5  SEC Documents; Parent Financial Statements.......................  A-21
    3.6  No Undisclosed Liabilities.......................................  A-22
    3.7  No Material Adverse Effect.......................................  A-22
    3.8  Brokers' and Finders' Fees.......................................  A-22
    3.9  Litigation.......................................................  A-22
    3.10 Taxes............................................................  A-22
    3.11 Employee Benefit Plans; Compensation.............................  A-23
    3.12 Compliance with Laws.............................................  A-25
    3.13 Agreements, Contract, Commitments................................  A-25
    3.14 Intellectual Property............................................  A-25
    3.15 Real Property....................................................  A-26
    3.16 Interested Party Transactions....................................  A-26
    3.17 Restrictions on Business Activities..............................  A-26
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................ A-27
    4.1  Conduct of the Parties...........................................  A-27
    4.2  No Solicitation..................................................  A-29
    4.3  No HSR Violation.................................................  A-31
 ARTICLE V ADDITIONAL AGREEMENTS........................................... A-31
    5.1  Registration Statement; Preparation of Joint Proxy Statement.....  A-31
    5.2  Shareholder Meetings.............................................  A-33
    5.3  Cooperation; Access to Information...............................  A-33
    5.4  Confidentiality..................................................  A-33
    5.5  Expenses.........................................................  A-33
    5.6  Public Disclosure................................................  A-34
    5.7  Consents.........................................................  A-34
    5.8  FIRPTA Compliance................................................  A-34
    5.9  Reasonable Efforts...............................................  A-34
    5.10 Notification of Certain Matters..................................  A-34
    5.11 Voting Agreements................................................  A-34
    5.12 Director Nominees................................................  A-34
    5.13 Non-Competition..................................................  A-34
    5.14 Regulatory Filings; Reasonable Efforts...........................  A-35
    5.15 Additional Documents and Further Assurances......................  A-35
    5.16 Employees........................................................  A-35
    5.17 Form S-8.........................................................  A-35
    5.18 Director Action with Respect to Option Plans.....................  A-35
    5.19 Directors' Insurance and Indemnification.........................  A-35
    5.20 Stock Listing....................................................  A-35
    5.21 Certain Tax Matters..............................................  A-35
    5.22 Non Solicitation of Company Employees............................  A-39
    5.23 Net Worth Test...................................................  A-39
    5.24 Compliance with Laws.............................................  A-39
    5.25 Share and Warrant Ownership......................................  A-40
    5.26 Parent Option Grants.............................................  A-40
    5.27 ABC News/Starwave Partners.......................................  A-40

                                                                            PAGE
                                                                            ----
    5.28 Funding of Ventures .............................................  A-40
    5.29 Third Party Agreements...........................................  A-40
    5.30 Adoption of Option and Employee Stock Purchase Plans.............  A-41
 ARTICLE VI CONDITIONS TO THE MERGER ...................................... A-41
    6.1  Conditions to Obligations of Each Party .........................  A-41
    6.2  Conditions to Obligations of Company and DEI ....................  A-41
    6.3  Conditions to the Obligations of Parent and Holding Company .....  A-42
 ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION .. A-43
    7.1  Survival of Representations and Warranties ......................  A-43
    7.2  Indemnification .................................................  A-43
    7.3  Claims Against DEI for Indemnification ..........................  A-44
    7.4  Resolution of Conflicts; Arbitration ............................  A-44
    7.5  Third-Party Claims ..............................................  A-45
    7.6  Exclusive Remedy ................................................  A-45
    7.7  Indemnification For Taxes .......................................  A-45
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ........................... A-46
    8.1  Termination .....................................................  A-46
    8.2  Effect of Termination ...........................................  A-48
    8.3  Termination Fees ................................................  A-48
    8.4  Amendment .......................................................  A-49
    8.5  Extension; Waiver ...............................................  A-49
 ARTICLE IX GENERAL PROVISIONS ............................................ A-49
    9.1  Notices .........................................................  A-49
    9.2  Interpretation ..................................................  A-50
    9.3  Counterparts ....................................................  A-51
    9.4  Entire Agreement; Assignment ....................................  A-51
    9.5  Severability ....................................................  A-51
    9.6  Other Remedies ..................................................  A-51
    9.7  Governing Law ...................................................  A-51
    9.8  Rules of Construction ...........................................  A-51
    9.9  Attorneys Fees ..................................................  A-51

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 18, 1998 among Infoseek Corporation., a California corporation ("Parent"), Infoseek Corporation, a newly organized Delaware Corporation ("Holding Company"), Starwave Corporation, a Washington corporation (the "Company"), and Disney Enterprises, Inc., a Delaware corporation and the majority shareholder of the Company ("DEI").

                                   RECITALS

  A. The Boards of Directors of each of the constituent companies hereto believe it is in the best interests of each company and their respective shareholders to consummate the reorganization (the "Reorganization") provided for herein, pursuant to which Holding Company, will acquire all of the capital stock of each of Parent and the Company through the mergers of the Merger Subsidiaries (as defined in Section 1.3) with and into each of the Parent and the Company.

  B. For federal income tax purposes, it is intended that (i) the Parent Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, (the "Code") and/or as an exchange under the provisions of
Section 351 of the Code and (ii) that the Company Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the Code and/or as an exchange under the provisions of Section 351 of the Code.

  C. Concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, certain shareholders of the Company and Parent are each entering into a shareholders agreement providing for certain voting and other restrictions with respect to shares of Parent Common Stock (as defined in Section 1.12(a)) upon the terms and conditions specified therein.

  D. Concurrently with the execution hereof, in order to induce the Company to enter this Agreement, certain shareholders of Parent and DEI are each entering into a shareholders agreement providing for certain voting and other restrictions with respect to shares of Company Common Stock, upon the terms and conditions specified therein; and Parent and DEI (or one of its Affiliates) have entered into certain Transaction Agreements (as defined in
Section 2.4).

  E. The Company and DEI, on the one hand, and Parent and Holding Company, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                 Formation of Holding Company and Subsidiaries

  1.1 Organization of Holding Company. The Certificate of Incorporation and Bylaws of the Holding Company shall be in such forms as shall be mutually determined by Parent and DEI; provided that the Certificate of Incorporation of Holding Company shall be amended to be substantially in the form of the Articles of Incorporation of Parent and to preserve the existing rights afforded to shareholders thereunder (subject to any changes required in accordance with the provisions of Delaware General Corporate Law). The Certificate of Incorporation of Holding Company will additionally be amended to provide that the authorized capital stock of Holding Company shall consist initially of shares of common stock, no par value (the "Holding Company Common Stock") and shares of preferred stock, no par value (the "Holding Company Preferred Stock").

  1.2 Directors and Officers of the Holding Company. Subject to Section 5.12, the directors and officers of the Holding Company shall be designated by Parent. Each officer and director shall remain in office until his or her successor is elected.

  1.3 Organization of Merger Subsidiaries. As promptly as practicable following the execution of this Agreement, Parent shall cause the following companies to be organized for the sole purpose of effectuating the Parent Merger and the Company Merger contemplated herein:

    (i) Indigo Acquisition Corp., a corporation organized under the laws of the State of California ("Merger Sub A"). The Articles of Incorporation and Bylaws of Merger Sub A shall be in such forms as shall be determined by the Parent and reasonably acceptable to DEI as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub A shall initially consist of 1,000 shares of common stock, no par value, which shall be issued to Holding Company at a price of $1.00 per share;

    (ii) Starwave Acquisition Corp., a corporation organized under the laws of the State of Washington ("Merger Sub B" and, together with Merger Sub A, the "Merger Subsidiaries" which will conduct no business activity that is unrelated to the Mergers). The Articles of Incorporation and Bylaws of Merger Sub B shall be in such forms as shall be determined by the Parent and reasonably acceptable to DEI as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub B shall initially consist of 100 shares of common stock, par value $.01 per share, which shall be issued to Holding Company at a price of $1.00 per share.

  1.4 Actions of Directors and Officers. As promptly as practicable following the execution of this Agreement, the Parent shall designate the directors and officers of Merger Sub A and Merger Sub B. The Parent shall cause (i) Holding Company to elect the directors of the Merger Subsidiaries, (ii) the directors of Merger Sub A and Merger Sub B to elect their respective officers, (iii) the directors of Holding Company to ratify and approve this Agreement and to approve the forms of the Merger Agreements (as defined below), (iv) the Merger Agreements to be executed on behalf of the parties thereto, and (v) the directors and officers of the Merger Subsidiaries to take such steps as may be necessary or appropriate to complete the organization of the Merger Subsidiaries and to approve the Merger Agreements.

  1.5 Actions of Parent and Company. As promptly as practicable following the execution of this Agreement, as the holders of all of the outstanding shares of capital stock of Holding Company, the Parent shall cause Holding Company to ratify and approve this Agreement, and shall cause Holding Company, as the sole shareholder of each of the Merger Subsidiaries, to adopt the Merger Agreements. The Parent shall cause Holding Company and the Merger Subsidiaries to perform their respective obligations under this Agreement and the Merger Agreements.

  1.6 The Mergers. Pursuant to Plans of Merger, in forms to be mutually agreed upon by the Parent and the Company (sometimes hereinafter referred to individually as the "Parent Merger Agreement" and the "Company Merger Agreement", respectively, and collectively as the "Merger Agreements"), which Parent Merger Agreement and Company Merger Agreement shall upon such mutual agreement be attached hereto as Exhibit A-1 and Exhibit A-2, respectively, upon the terms and subject to the conditions set forth in this Agreement and in the Merger Agreements:

    (a) Merger Sub A shall be merged with and into Parent (the "Parent Merger") in accordance with the applicable provisions of the laws of the State of California. Parent shall be the surviving corporation in the Parent Merger and shall continue its corporate existence under the laws of the State of California. As a result of the Parent Merger, Parent shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Parent Merger shall be as set forth in the Parent Merger Agreement.

    (b) Merger Sub B will be merged with and into the Company (the "Company Merger"), in accordance with the applicable provisions of the laws of the State of Washington. The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of

  Washington. As a result of the Company Merger, the Company shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Company Merger shall be as set forth in the Company Merger Agreement. The term "Mergers" shall mean the Parent Merger and the Company Merger, each of which shall occur on the same date and which are intended to constitute a single transaction.

    (c) The term "Effective Time" shall mean the time and date which is the later of (i) the date and time of the filing of the Certificate of Merger relating to the Parent Merger with the Secretary of State of the State of California (or such other date and time as may be specified in such certificate as may be permitted by California law) and (ii) the date and time of the filing of a Certificate of Merger by the Secretary of State of the State of Washington with respect to the Company Merger (or such other date and time as may be specified in such certificate as may be permitted by Washington law).

  1.7 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement and the Merger Agreements (the "Closing") shall take place (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.8 Directors. The directors of Parent immediately prior to the Effective Time shall be the directors of the surviving corporation of the Parent Merger as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. The directors of Merger Sub A and the directors of Merger Sub B immediately prior to the Effective Time shall be the directors of the surviving corporation of the Parent Merger and the Company Merger, respectively, as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  1.9 Officers. The officers of Parent and the Company immediately prior to the Effective Time shall be the officers of the surviving corporations of the Parent Merger and the Company Merger, respectively, as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  1.10 Merger Sub Stock. At the Effective Time, each share of the common stock of Merger Sub A outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of common stock of the surviving corporation of the Parent Merger. At the Effective Time, each share of the common stock of Merger Sub B outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the surviving corporation of the Company Merger.

  1.11 Cancellation of Holding Company Capital Stock. At the Effective Time, each share of the capital stock of Holding Company issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and the amounts paid by Parent for such shares shall be returned by Holding Company to Parent.

  1.12 Conversion of Parent Stock.

  (a) Subject to Section 1.12 (b), at the Effective Time, each share of common stock, no par value, of Parent ("Parent Common Stock") issued and outstanding at the Effective Time shall be converted into one share of Holding Company Common Stock. Upon such conversion, all such shares of Parent Common Stock shall be canceled and cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Holding Company Common Stock.

  (b) Notwithstanding anything in this Section 1.12 to the contrary, shares of Parent Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Parent Merger and who shall have properly exercised and perfected their rights of appraisal for such shares in the manner provided by California Corporation Law and who, as of the

Effective Time, shall not have effectively withdrawn or lost such dissenters rights (collectively, the "Parent Dissenting Shares") shall not be converted into or represent the right to receive the consideration for Parent Common Stock pursuant to this Section 1.12, but the holder shall only be entitled to such rights as are granted by applicable law. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for Parent Common Stock.

  (c) At the Effective Time, each outstanding option or right to purchase shares of Parent Common Stock (a "Parent Option") shall be contributed and assumed by Holding Company in such manner that it is converted into an option to purchase shares of Holding Company Common Stock, as provided below. Following the Effective Time, each such Parent Option shall be exercisable upon the same terms and conditions as then are applicable to such Parent Option, except that (i) each such Parent Option shall be exercisable for that number of shares of Holding Company Common Stock equal to the product obtained by multiplying the number of shares of Parent Common Stock that were issuable upon exercise in full of such assumed Parent Option immediately prior to the Effective Time by one, and (ii) the per share exercise price for the shares of Holding Company Common Stock issuable upon exercise of such assumed Parent Option shall be equal to the exercise price per share of Parent Common Stock at which such Parent Option was exercisable immediately prior to the Effective Time. It is the intention of the parties that, to the extent that any such Parent Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Parent Stock Options provided by this Section 1.12(c) satisfy the conditions of
Section 424(a) of the Code.

  1.13 Treasury Stock. At the Effective Time, each share of Parent Common Stock which is held in the treasury of Parent immediately prior to the Effective Time shall, by virtue of the Mergers, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  1.14 Conversion of Company Common Stock.

  (a) At the Effective Time each issued and outstanding share of Company Capital Stock, $0.01 par value, shall be converted, without any action on the part of the holders hereof, into the right to receive, upon surrender of a certificate representing such share of Company Capital Stock in the manner provided in Section 1.17, that number of shares of Holding Company Common Stock equal to the Exchange Ratio.

  (b) Notwithstanding anything contained in this Section 1.14 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Company Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  (c) Notwithstanding anything in this Section 1.14 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Company Merger and who shall have properly exercised and perfected their rights of appraisal for such shares in the manner provided by the Washington Business Corporation Act (the "WCL") and who, as of the Effective Time, shall not have effectively withdrawn or lost such dissenters rights ( collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration for Company Capital Stock pursuant to Section 1.14, but the holder shall only be entitled to such rights as are granted by applicable law. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive that number of shares of Holding Company Common Stock equal to the Exchange Ratio. The Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for payment in exercise of a shareholder's dissenters' rights) and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the surviving corporation of the Company Merger shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment in exercise of a shareholder's dissenters' rights.

  (d) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock (a "Company Option") shall be transferred to and assumed by Holding Company in such manner that it is converted into an option to purchase shares of Holding Company Common Stock, as provided below. Following the Effective Time, each such Company Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Holding Company Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Holding Company Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this
Section 1.14(d) satisfy the conditions of Section 424(a) of the Code.

  1.15 Exchange Agent. Parent shall appoint a reputable institution, reasonably acceptable to DEI, to serve as exchange agent (the "Exchange Agent") in the Mergers.

  1.16 Holding Company to Provide Common Stock. Promptly after the Effective Time, Holding Company shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Holding Company Common Stock issuable pursuant to Article I in exchange for all of the outstanding shares of Company Capital Stock.

  1.17 Exchange Procedures. On the Closing Date or as soon thereafter as practicable, the Shareholders may surrender the certificates representing their Company Capital Stock (the "Company Stock Certificates") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will promptly deliver to the holder of such Company Stock Certificate (other than the holders of Dissenting Shares) in exchange therefor, subject to Section 1.18, the number of shares of Holding Company Common Stock issuable in exchange for such Company Stock Certificate pursuant to this Article I, and the Company Stock Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate (other than certificates representing Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes and subject to Section 1.18, to evidence only the right to receive shares of Holding Company Common Stock issuable in accordance with this Article I.

  1.18 Dividends, Fractional Shares, Etc.

  (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Holding Company Common Stock shall be paid with respect to any shares of Company Capital Stock represented by a Company Stock Certificate, until such Company Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the Holding Company Stock Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holding Company Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holding Company Common Stock, less the amount of any withholding taxes which may be required thereon.

  (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of Parent or the Company of the shares of Parent Common Stock or Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the surviving corporations of the Parent Merger or the Company Merger, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement and the Merger Agreements in accordance with the procedures set forth in this Article I. Subject to applicable law, Company Stock Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person agreeing to comply with the provisions of Rule 145 under the Securities Act.

  (c) No fractional shares of Holding Company Common Stock shall be issued pursuant to the Company Merger. In lieu of the issuance of any fractional share of Holding Company Common Stock pursuant to the Company Merger, cash adjustments will be paid to holders in respect of any fractional share of Holding Company Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the average closing price of Parent Common Stock for the ten (10) trading days ending on the trading day prior to the Closing Date.

  (d) None of the Parent, the Company, the Holding Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Parent Common Stock or Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) In the event that any Company Stock Certificate (other than certificates representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such person of a bond in such reasonable amount as Holding Company may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable merger consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Holding Company Common Stock deliverable in respect thereof pursuant to this Agreement and the Company Merger Agreement.

  1.19 Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

    "Closing Balance Sheet" shall mean the estimated unaudited consolidated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (except that such unaudited consolidated balance sheet does not contain the footnotes required by GAAP) and in good faith and based upon the accounting procedures and methodologies utilized in preparing the Year-End Financials and the Interim Financials.

    "Company Capital Stock" shall mean shares of Company Common Stock and shares of any other capital stock of the Company.

    "Company Common Stock" shall mean shares of Class A Common Stock and the Class B Common Stock of the Company.

    "Company Options" shall mean all issued and outstanding options, warrants, and other rights to acquire or receive Company Capital Stock (whether or not vested).

    "Estimated Net Worth" shall equal the Net Worth of the Company as set forth on the Closing Balance Sheet.

    "Exchange Ratio" shall equal the quotient obtained by dividing (i) 28,138,000 by (ii) the sum of: (x) the aggregate number of Total Outstanding Company Shares and (y) the aggregate number of shares of Company Capital Stock subject to Company Options outstanding as of the Effective Time.

    "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis for the relevant entity.

    "Merrill Lynch" shall mean Merrill Lynch, Pierce, Fenner & Smith
  Incorporated.

    "Net Worth" shall equal total consolidated assets of the Company minus total consolidated liabilities of the Company, each as determined in accordance with GAAP, as of the close of business on the Closing Date.

    "Net Worth Target" shall mean $5 million.

    "Parent Common Stock" shall mean shares of the common stock, no par value, of Parent.

    "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

    "DEI Taxes" shall mean (i) all Taxes relating to any period (or portion of any period) ending on or prior to the Closing Date of the Company or its Subsidiaries including those attributable to their assets, operations or employees for any period (or portion of any period) ending on or prior to the Closing Date (not including any Tax incurred other than in the ordinary course of business after the Effective Time on the Closing Date), including without limitation any Taxes of the Company or any such Subsidiaries arising as a result of the Company Merger or the Company's or any Subsidiary of the Company during such period ceasing to be a member of a consolidated, combined, or unitary group during such period, (ii) any liability of the Company or any of its Subsidiaries that is attributable to any consolidated, combined or unitary group of which the Company or any of its Subsidiaries is a member prior to the Closing Date under Treas. Reg.
  Section 1.1502-6 (or any comparable provision of foreign, state or local law) or (iii) any liability of the Company or any of its Subsidiaries for any period (or portion thereof) ending prior to the Effective Time under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement entered into on or prior to the Effective Time, other than this Agreement, or the Tax Sharing Agreement attached hereto as Exhibit E (the Tax Sharing Agreement"); provided, however, that notwithstanding anything in this Agreement to the contrary, DEI Taxes shall not include any Taxes
  (i) for which Parent and Holding Company are required to indemnify DEI pursuant to Section 7.7 hereof, or (ii) which Parent has agreed to share pursuant to Section 5.21(a)(iii) hereof.

    "Total Outstanding Company Shares" shall be the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

                                  ARTICLE II

             Representations and Warranties of the Company and DEI

  Each of the Company and DEI hereby, jointly and severally, represents and warrants to Parent and Holding Company, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company and DEI to Parent (the "Disclosure Schedule"), on the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

  2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under Washington Law. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each of the Subsidiaries (as defined in Section 2.2 below) of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate or other applicable power to own its properties and to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction outside of the jurisdiction of its formation in which the failure to be so qualified would have a Material Adverse Effect. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity referred to, together with its subsidiaries, taken as a whole ("Material Adverse Effect"). The Company has delivered a true and correct copy of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and has delivered a true and correct copy of the charter or other organizational documents of each of its Subsidiaries, each as amended to date, to Parent.

  2.2 Subsidiaries. Except as set forth in Section 2.2 of the Disclosure Schedule, the Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. The entities set forth in Section 2.2 of the Disclosure Schedule are, except as otherwise set forth in such section of the Disclosure Schedules hereinafter occasionally referred to individually as a "Subsidiary" and, collectively, as the "Subsidiaries." Section 2.2 of the Disclosure Schedule also sets forth or references the form and percentage interest of the Company in the Subsidiaries and, to the extent that a Subsidiary set forth thereon is not wholly owned by the Company, lists the other person, persons, entity or entities who have an interest in such Subsidiary and references the percentage of such interest.

  2.3 Company Capital Structure.

  (a) The authorized capital stock of the Company consists of 250,000,000 shares of authorized Class A Common Stock of which 57,316,042 shares are issued and outstanding as of the date hereof and 80,000,000 shares of authorized Class B Common Stock, of which 39,869,348 shares are issued and outstanding as of the date hereof. As of the Effective Time, the number of outstanding shares of Company Capital Stock shall not exceed 97,185,390 shares, except for such number of shares issued pursuant to Company Options after the date hereof and through to the Effective Time. As of the date hereof, the Company Capital Stock is held by the persons and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

  (b) Except for the Company's Option Plans, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 86,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plans of which options to purchase 18,639,114 shares of Company Capital Stock have been issued as of the date hereof of which 10,003,812 shares remain subject to options unexercised as of the date hereof. On June 13, 1998, the Company's Board of Directors granted options to purchase 1,084,450 shares of Class A Common Stock to the individuals indicated on Section 2.3(b) of the Disclosure Schedule. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting or Company Options. Section 2.3(b) of the Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested as of the most recent practicable date, and sets forth the name of the holder of any Company Options, the number of shares of Company Capital Stock subject to such Company Option and the vesting schedule for such Company Option, including the extent vested to date. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or interests in any Subsidiary, as the case may be, or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement which are not set forth on Schedule 2.3(b). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary. Except as contemplated by this Agreement, to the Company's and DEI's Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary. For purposes of this Agreement, "Knowledge" shall mean actual knowledge of the person (which in the case of a corporation shall mean only the executive officers or directors of such corporation and which, in the case of the Company, shall be deemed to be each of the following persons: Thomas Phillips, Patrick Naughton, Michael Slade, Curt Blake, and Barbara Thompson, after reasonable investigation; provided, however, that Knowledge shall not constitute a representation or warranty that such investigation has in fact been made and, for such purposes, "reasonable investigation" shall mean inquiry of or consultation with the directors and executive officers of the respective party but no other independent investigation.

  2.4 Authority. Each of the Company and DEI has all requisite power and authority to enter into this Agreement and any Transaction Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and DEI, and no further action is required on the part of the Company or DEI to authorize the Agreement, any Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. DEI has granted and delivered to Parent irrevocable proxies, and such proxies are sufficient to permit Parent to approve the Company Merger and all other matters required to be approved by the Company's Shareholders in connection herewith; provided, however, that such proxies shall not limit DEI's ability to vote for directors of the Company. This Agreement and the Merger have been approved unanimously by the Board of Directors of the Company. This Agreement and any Transaction Agreements to which the Company or DEI is a party have been duly executed and delivered by the Company or DEI, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company and DEI, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Transaction Agreements" shall mean all of the agreements executed and delivered in connection with the transactions contemplated hereby by Parent, the Company, DEI and certain affiliates of the Company and DEI (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (the "Affiliates") and dated as of the date hereof, including, without limitation, the ABCNews/Starwave Management and Services Agreement, the ESPN/Starwave Management and Services Agreement, the Representation Agreement by and among ESPN/Starwave Partners, Starwave Corporation and Parent and the Representation Agreement by and among ABC/Starwave Partners, Starwave Corporation and Parent (such Representation Agreements, the "Representation Agreements").

  2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and any Transaction Agreements to which the Company or DEI is a party by either the Company or DEI, as the case may be, do not, and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles or Certificate of Incorporation or Bylaws of the Company, or DEI, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company, any Subsidiary, or DEI or any of their material properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Subsidiary, or DEI or their respective material properties or assets.

  2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company any Subsidiary, or DEI in connection with the execution and delivery of this Agreement and any Transaction Agreements to which the Company, or DEI is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) the filing of the Merger Agreement with the Secretary of State of the State of Washington,
(iii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the approval of the Merger by the Company's Shareholders and (v) any other such filings or approvals as may be required under Washington State Law. For purposes of this Agreement, "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi- governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

  2.7 Company Financial Statements and Controls.

  (a) Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheet as of September 28, 1997 and the related audited consolidated statements of income and cash flows for the nine-month periods ended September 28, 1997 and the twelve-month period ended December 31, 1996 (the "Year-End Financials") and the Company's unaudited consolidated balance sheets as of March 31, 1998, and the related unaudited consolidated statements of income and cash flows for the six months ended March 31, 1998 (the "Interim Financials"). Except as otherwise set forth in Section 2.7 of the Disclosure Schedule, the Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other. The Year-End Financials and Interim Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated Subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount. The Company's unaudited consolidated balance sheet as of March 31, 1998 included in the Interim Financials shall be hereinafter referred to as the "Current Balance Sheet."

  (b) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

  2.8 No Undisclosed Liabilities. Except (i) as reflected in the Current Balance Sheet, or (ii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1998, the Company and its Subsidiaries have no liability, indebtedness, obligation, or claim of any type, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP or that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

  2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Agreements, since March 31, 1998 to the date of this Agreement, there has not been, occurred or arisen:

    (a) amendments or changes to the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, or to the charter or other organizational documents of any Subsidiary;

    (b) capital expenditure or commitment by the Company or any Subsidiary, exceeding $100,000 individually or $500,000 in the aggregate;

    (c) destruction of, damage to or loss of any material assets of the Company or any Subsidiary (whether or not covered by insurance);

    (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

    (e) revaluation exceeding $100,000 individually or $500,000 in the aggregate by the Company or any Subsidiary of any of its assets;

    (f) declaration, setting aside or payment of a dividend or other distribution with respect to the Company's capital stock or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

    (g) material increase in the salary, bonuses or other payment or compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors, employees or consultants, other than routine increases in the ordinary course of business consistent with past practices;

    (h) sale, lease, license or other disposition of any of the assets or properties with a value of $100,000 or more of the Company or any Subsidiary or any creation of any security interest in such assets or properties, in each case, other than in the ordinary course of business consistent with past practices;

    (i) loan by the Company or any Subsidiary to any person or entity, or the incurring by the Company or any Subsidiary of any indebtedness (other than trade payables or other ordinary course liabilities consistent with past practices), guaranteeing by the Company or any Subsidiary of any indebtedness (other than in the ordinary course of business), issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others;

    (j) waiver or release of any right or claim with a value of $100,000 or more individually or $500,000 or more in the aggregate of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

    (k) issuance or sale, or contract to issue or sell, by the Company or any of its Subsidiaries of any shares of its capital stock or other equity interests or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for options to purchase capital stock of the Company granted to employees of the Company, which such issuance has been described in Section 2.3(b) of the Disclosure Schedule;

    (l) any event or condition of any character that has had a Material Adverse Effect on the Company; or

    (m) negotiation or agreement by the Company, any of its Subsidiaries or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Transaction Agreements).

  2.10 Tax Matters.

  (a) Tax Definitions.

    (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause
  (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under

  Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (ii) "Cash Payment Agreements" means the Promotional Services Agreement, the License Agreement and the Promissory Note.

    (iii) "Final Determination" means a determination as defined in section 1313(a) of the Code or any other event which finally and conclusively establishes the amount of any liability for Taxes.

    (iv) "Management" means the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and any other officer of a corporation having a comparable level of decision-making responsibility.

    (v) "Other Property or Money" means other property or money within the meaning of section 351(b) and/or section 356 of the Code.

    (vi) "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

    (vii) "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

    (viii) "Taxing Authority" means any federal, state, local, foreign or other body that imposes any Tax.

  (b) Tax Returns and Audits. Except as set forth in Section 2.10(b) of the Disclosure Schedule:

    (i) As of the Effective Time, Company and Company Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all material (as to the Company) required federal, state, local and foreign returns, estimates, information statements and reports required to be filed (required federal, state, local and foreign returns, estimates, information statements and reports relating to any person are collectively referred to hereinafter as "Returns") relating to any and all Taxes concerning or attributable to the Company and Company Subsidiaries or their operations and such Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is hereby made regarding the size or availability of the net operating losses of the Company or its Subsidiaries.

    (ii) As of the Effective Time, the Company and Company Subsidiaries (A) will have paid (or caused to be paid) all material (as to the Company) Taxes the Company or any of its Subsidiaries is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Company and Company Subsidiaries all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the operations of the Company and Company Subsidiaries for the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period from the date of the Current Balance Sheet to the Effective Time other than in the ordinary course of business.

    (iii) There has been no delinquency in the payment of any Tax with respect to the Company, its Subsidiaries or their operations, nor is there any Tax deficiency outstanding, assessed or proposed with respect to the operations of the Company or its Subsidiaries, nor has DEI, the Company, or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Company or its Subsidiaries.

    (iv) No audit or other examination of any Return relating to Taxes with respect to the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

    (v) The Company and its Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

    (vi) There are (and there will be immediately following the Effective
  Time) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort
  (collectively, "Liens") on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable or delinquent.

    (vii) None of the Company's or its Subsidiaries' assets are treated as "tax-exempt use property", within the meaning of Section 168(h) of the Code.

    (viii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (ix) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement and the Tax Sharing Agreement.

    (x) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

  (c) Compensation Taxes. There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any service provider or former service provider to the Company or any Subsidiary, which as a result of the Mergers, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  2.11 Restrictions on Business Activities. Except as set forth in Section
2.11 of the Disclosure Schedule, there is no material agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company or its Subsidiaries which has the effect of prohibiting any material current business practice of the Company or its Subsidiaries, any material acquisition of property (tangible or intangible) by the Company or its Subsidiaries or the conduct of material business by the Company or its Subsidiaries. Without limiting the foregoing, neither the Company nor its Subsidiaries has entered into any material agreement under which the Company or its Subsidiaries is materially restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to, customers or potential customers or any class of customers, in any material geographic area, during any material period of time or in any material segment of the market. After the date hereof, with respect to each agreement listed on
Section 2.11 of the Disclosure Schedule, each of DEI and the Company agrees to use commercially reasonable efforts (including using reasonable efforts to cause its officers, divisions and affiliates) to modify or amend such agreements as reasonably requested by Parent (provided such efforts shall not include any material expenditures) and as reasonably necessary to eliminate any conflict with the proposed business of Holding Company.

  2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

  (a) Neither the Company nor its Subsidiaries own(s) any real property, and has never owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of its Subsidiaries. All such current leases are in full force and effect in accordance with their respective terms, and neither the Company nor its Subsidiaries is in material default under any of such leases.

  (b) Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) for Taxes not yet due and payable or delinquent, and (iii) where such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  (c) The Company and its Subsidiaries have valid and enforceable rights, free and clear of any Liens (except Liens for Taxes not yet due and payable or delinquent), of all advertising, hosting and content customer files and other advertising, hosting and content customer information relating to advertising, hosting and content of the Company's and its Subsidiaries' current and former customers as are material for the conduct of the Company's business as currently conducted (the "Customer Information").

  2.13 Intellectual Property.

  (a) For the purposes of this Agreement, the following terms have the following definitions:

    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; and (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, all rights of publicity and privacy, and (vii) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

    "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

    "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

  (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

  (c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company or any of its Subsidiaries, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent and Liens that do not materially interfere with the Company's use of Intellectual Property. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company (i) is the exclusive owner or has valid and enforceable rights to use of all trademarks and trade names used in connection with the operation or conduct of the business of the Company or any of its Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of its Subsidiaries and (ii) is the exclusive owner of or has valid and enforceable rights to use, all copyrighted works that are Company or its Subsidiaries' products or other works of authorship used in connection with the operation or conduct of the business of the Company or any of its Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of its Subsidiaries.

  (d) Except as set forth in Section 2.13(d) of the Disclosure Schedule and except for any transfer, grants or authorizations that do not have a Material Adverse Effect, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

  (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the material Intellectual Property used in and necessary to the conduct of the Company's and its Subsidiaries' businesses as currently conducted by the Company and its Subsidiaries, including, without limitation, the design, development, distribution, manufacture, use, import, license and sale of the products, technology and services of by the Company and its Subsidiaries (including products, technology or services currently under development). Except as set forth in Section 2.13(e) of the Disclosure Schedule, no person who has licensed Intellectual Property to the Company or any of its Subsidiaries has material ownership rights or license rights to improvements made by the Company or any of its Subsidiaries in such Intellectual Property which has been licensed to the Company or any of its Subsidiaries.

  (f) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(f) of the Disclosure Schedule include all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property.

  (g) Except as set forth in Section 2.13(g) of the Disclosure Statement, the operation of the business of the Company and its Subsidiaries as it currently is conducted by the Company and its Subsidiaries (including but not limited to the design, development, distribution, use, import, manufacture, license and sale of the products, technology or services (including products, technology or services currently under development) of the Company or any of its Subsidiaries does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any person or that the Company or any of its Subsidiaries has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or DEI have Knowledge of any basis therefor).

  (h) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

  (i) Except as set forth in Schedule 2.13(i) of the Disclosure Schedule, there are no material contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute to the Knowledge of the Company or DEI regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

  (j) Except as set forth in Schedule 2.13(j) of the Disclosure Schedule, the Company has no currently pending claim against any person for infringing or misappropriating any Company Intellectual Property.

  (k) Except as set forth in Section 2.13(k) of the Disclosure Schedule, no Company Intellectual Property or product, technology or service of the Company or any of its Subsidiaries which is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

  (l) No (i) product, technology, service or publication of the Company or any of its Subsidiaries (ii) material published or distributed by the Company or any of its Subsidiaries is obscene, defamatory, or constitutes false advertising or otherwise violates any law or regulation.

  2.14 Agreements, Contracts and Commitments.

  (a) Except as set forth in Sections 2.11, 2.13(f), or 2.14(a) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

    (i) any fidelity or surety bond or completion bond,

    (ii) any lease of personal property having a value individually in excess of $50,000 individually or $100,000 in the aggregate,

    (iii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000 individually or $500,000 in the aggregate,

    (iv) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise, in each case with a value of more than $100,000 individually or $500,000 in the aggregate and occurring outside the ordinary course of the Company's or any of its Subsidiaries' business,

    (v) any mortgages, indentures, loans or credit agreements, security agreements, guarantees, or other agreements or instruments relating to the borrowing of money or extension of credit (other than between the Company and DEI),

    (vi) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate,

    (vii) any material distribution, joint marketing or development agreement, or

    (viii) any other agreement, contract or commitment that involves $100,000 or more and is not cancelable without penalty within sixty (60) days.

  (b) The Company and each of its Subsidiaries is in compliance in all material respects with and has not, in any material respect, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment required to be listed on Section 2.11, 2.13, or 2.14(a) of the Disclosure Schedule (collectively a "Contract"), nor does the Company or DEI have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, to the Knowledge of the Company and DEI, is not subject to any material default thereunder by any party obligated to the Company or its Subsidiaries pursuant thereto. The Company and each of its Subsidiaries has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Mergers or for such Contracts to remain in effect without material modification after the Closing. Following the Effective Time, each of the Company and its Subsidiaries will be permitted to exercise all of their respective rights under each Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

  2.15 Interested Party Transactions. To DEI's and the Company's Knowledge, no officer or director of the Company has directly or indirectly, (i) an interest in any entity which furnishes or sells, services, products or technology that are the same as any products, services, or technologies that the Company or any of its Subsidiaries furnishes or sells and that constitute a material part of the Company's or its Subsidiaries' business, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services that are material in nature to the Company's or its Subsidiaries' business or (iii) a beneficial interest in any Contract; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

  2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company and each of its Subsidiaries by a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets, in each case except to the extent that would not result in a Material Adverse Effect on the Company.

  2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit or proceeding of any nature pending, or, to the Company's or DEI's Knowledge, threatened, against the Company or any of its Subsidiaries, their properties or any of their officers or directors, nor, to the Knowledge of the Company or DEI, is there any reasonable basis therefor. To the Company's and DEI's Knowledge, there is no investigation pending or threatened against the Company or any of its Subsidiaries, their properties or any of their officers or directors (nor, to the Knowledge of the Company and DEI, is there any reasonable basis therefor) by or before any Governmental Body.

  2.18 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company.

  2.19 Environmental Matters.

  (a) Hazardous Material. Each of the Company and its Subsidiaries has not:
(i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies used in the ordinary course of business. No Hazardous Materials are present as a result of the deliberate actions of the Company or any of its Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. The Company has not illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (excluding office and janitorial supplies used in the ordinary course of business) in violation of any law in effect on or before the Effective Time, nor has the Company or any of its Subsidiaries illegally disposed of, transported, sold, or manufactured any product containing a Hazardous Material (excluding office and janitorial supplies used in the ordinary course of business) (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities").

  (c) Permits. Each of the Company and its Subsidiaries currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or DEI's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or its Subsidiaries. Neither the Company nor DEI has Knowledge of any fact or circumstance which would reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

  2.20 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

  2.21 Employee Benefit Plans; Compensation; Labor Matters.

  (a) For purposes of this Section 2.21, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
  (o) of the Code and the regulations thereunder, provided that DEI and its Affiliates, other than the Company and its subsidiaries, shall not be deemed an Affiliate of the Company for these purposes.

    (ii) "Employee Plan" shall refer to any plan, program, policy, contract, or agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock- related awards, or fringe benefits, or other employee benefits of any kind, written or otherwise, funded or unfunded, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

    (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any of its Subsidiaries.

    (iv) "Employee Agreement" shall refer to each employment, severance or retention agreement or contract between the Company or any Affiliate and any Employee;

  (b) Schedule. Section 2.21(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

  (c) Documents. The Company has provided access to Parent to correct and complete copies of each Employee Plan and each Employee Agreement including all amendments thereto.

  (d) Employee Plan/Employee Agreement Compliance. Except as set forth in
Section 2.21(d) of the Disclosure Schedules, (i) the Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan has been established and maintained in material conformity with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) there are no actions, suits or claims pending, or, to the Knowledge of the Company or its Affiliates threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; and (iv) there are no inquiries or proceedings pending or, to the Knowledge of the Company or its Affiliates, threatened by the IRS or DOL with respect to any Employee Plan.

  (e) Pension Plans. The Company or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (f) Multi-Employer Plans. At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Employee Plan that is a "multi-employer plan" as defined in Section 3(37) of ERISA.

  (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and except as may otherwise be provided under any agreement listed on Section 2.21(b) of the Disclosure Schedule, the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (i) Employment Matters. Except as set forth in Section 2.22(i) of the Disclosure Schedule, the Company (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

  (j) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company or DEI, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the Company's or DEI's Knowledge threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company, any of its Subsidiaries, Parent or Sub. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Company, any of its Subsidiaries, Parent, Sub or any Affiliate. Neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

  2.22 Insurance. As of the date hereof, the Company is insured against such losses and risks and in such amounts as are customary in the business in which it is engaged and the policies providing such insurance are in full force and effect.

  2.23 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any material foreign, federal, state or local statute, law or regulation.

  2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.13, and
2.14 of the Disclosure Schedule and (ii) the Company's "shrink wrap" commercial end-user license agreements, neither the Company nor any Subsidiary has given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company or any Subsidiary.

  2.25 Ownership of Parent Stock. None of DEI, its affiliates, Company or any of their Subsidiaries or Affiliates beneficially owns as of the date hereof any shares of Parent Capital Stock (other than immaterial amounts through employee benefit plans of DEI or the Company over which neither DEI nor the Company exercises any voting power).

  2.26 Claims for Losses. DEI has no outstanding claims for Losses (as defined in the Stock Purchase Agreement as such term is defined in Section 7.2 of this Agreement) nor does it have any other action, suit or proceeding of any nature pending, or to DEI's Knowledge, threatened against Company, their properties or any of their officers or directors.

  2.27 Capital Summary Statements. Schedule 2.27 of the Company Disclosure Schedule sets forth the unaudited Capital Summary Statement of each holder of a Partnership Interest (as such term is defined in each of the ABC News/Starwave and ESPN/Starwave Partnership Agreements dated as of March 28, 1997 (the "Partnership Agreements") as of May 31, 1998 (the "Capital Summary Statement")). (The partnerships formed under such Partnership Agreements are referred to herein as the "Partnerships".) The Capital Summary Statement presents accurately the allocation of profits and loss among the capital accounts of the Partnership Interest holders since inception and is correct in all material respects. The Capital Summary Statement reflects an allocation of losses of 60% to the Company and 40% to the other partner, in each case. Also such allocations of profit and loss have been properly made in accordance with the Partnership Agreements.

                                  ARTICLE III

                   Representations and Warranties of Parent

  Parent represents and warrants to the Company and DEI, subject to such exceptions as are specifically disclosed in the Disclosure Schedule supplied by Parent to DEI and the Company (the "Parent Disclosure Schedule"), as of the date hereof as follows:

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Holding Company is, and the Merger Subsidiaries will be as of the Effective Time, corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Parent and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has delivered a true and correct copy of the Articles of Incorporation and Bylaws of Parent, as amended to date, to counsel for the Company and DEI. Each of the Subsidiaries as defined in Section 3.2 below of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate or other applicable power to own its property and to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing each jurisdiction outside of the jurisdiction of its formation of which the failure to be so qualified would have a Material Adverse Effect. Parent has made available the true and correct copy of the charter and by laws or other organizational document of each of its Subsidiaries, each as amended to date, to the Company.

  3.2 Parent Subsidiaries. Except as set forth in Section 3.2 of Parent Disclosure Schedule, Parent does not have, and has never had, any subsidiaries, in each case that would be required to be listed as a "Subsidiary" in exhibits to the periodic reports of Parent under the Exchange Act. The entities set forth in Section 3.2 of Parent Disclosure Schedule are hereinafter occasionally referred to individually as a "Parent Subsidiary" and, collectively as the "Parent Subsidiaries." Section 3.2 of Parent Disclosure Schedule also sets forth the form and percentage interest of Parent in the Parent Subsidiaries and, to the extent that a Parent Subsidiary set forth thereon is not wholly owned by Parent, lists the other person or persons, or entity or entities, who have an interest in such Parent Subsidiary and the percentage of such interest.

  3.3 Authority; No Conflict; Consents. Each of Parent and Parent Subsidiaries has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Parent Subsidiaries, and no further action is required on the part of Parent or Parent Subsidiaries to authorize the Agreement, any Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Parent's shareholders. This Agreement, the Transaction Agreements and the Merger have been approved by the Board of Directors of Parent. This Agreement and the Transaction Agreements to which Parent or Parent Subsidiaries is a party have been duly executed and delivered by Parent or Parent Subsidiaries, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Parent Subsidiaries, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by each of Parent and Parent Subsidiaries, as the case may be, of this Agreement and the Transaction Agreements do not, and the performance and consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the Articles or Certificate of Incorporation, Bylaws or other organizational documents of Parent or Parent Subsidiary, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any Parent Subsidiary, or any of their properties or assets, are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary or their respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent or any Parent Subsidiaries in connection with the execution and delivery of this Agreement and any Transaction Agreements to which Parent or Parent Subsidiaries are a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger for the Company Merger with the Secretary of State of the State of Washington and the Agreement of Merger, for the Parent Merger with the Secretary of State of the State of California, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) any applicable filings required under the HSR Act, (iv) the approval of the Merger by Parent's shareholders and (v) any other such filings or approvals as may be required under Washington Law.

  3.4 Parent Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, no par value, of which 31,414,015 shares were issued and outstanding as of June 12, 1998, and 5,000,000 shares of undesignated Preferred Stock, no par value, of which no shares are issued or outstanding. All such shares of Parent have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles or Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Parent's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Parent or Parent Subsidiaries. Except as contemplated by this Agreement, to Parent's Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of Parent or Parent Subsidiaries.

  3.5 SEC Documents; Parent Financial Statements. Parent has furnished the Company with a true and complete copy of all of its filings with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Documents"). Each of the SEC Documents when filed, was true and correct and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading in each case, except as superseded in any subsequent filings. The SEC Documents contain an audited consolidated balance sheet of Parent as of December 31, 1997 and the related audited consolidated statements of income and cash flow for the year then ended and Parent's unaudited consolidated balance sheet as of March 31, 1998 filed as an exhibit to Parent's Current Report on Form 8-K, dated as of May 22, 1998 (the "Parent Balance Sheet"), and the related unaudited consolidated statements of income and cash flow for the three-month period then ended (collectively, the "Parent Financials"). The Parent Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other. The Parent Financials present fairly the consolidated financial condition and consolidated operating results and cash flows of the Parent as of the dates and during the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments, which will not be material in amount. The Parent and each of its Parent Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

  3.6 No Undisclosed Liabilities. Except (i) as reflected in the Parent Balance Sheet, (ii) as set forth on Section 3.6 to the Parent Disclosure Schedules, or (iii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1998, Parent and Parent Subsidiaries have no liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of Parent and Parent Subsidiaries in accordance with GAAP, or that, individually or in the aggregate, would have a Material Adverse Effect. In addition, since March 31, 1998, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to Parent's capital stock or any material change in accounting methods practices by Parent or any Parent Subsidiary.

  3.7 No Material Adverse Effect. Since the date of the Parent Balance Sheet, there has not occurred any event or condition of any character that has had a Material Adverse Effect on Parent.

  3.8 Brokers' and Finders' Fees. Except for those fees payable to Merrill Lynch & Co. as financial advisor to Parent, neither Parent nor Parent Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.9 Litigation. Except as set forth on Section 3.9 of the Parent Disclosure Schedule, there is no action, suit or proceeding of any nature pending, or, to the Parent's Knowledge, threatened, against the Parent or any of Parent Subsidiaries, their properties or any of their officers or directors, nor, to the Knowledge of the Parent, is there any reasonable basis therefor. To the Parent's Knowledge, there is no investigation pending or threatened against Parent or any of its Subsidiaries, their properties or any of their officers or directors (nor, to the Knowledge of the Parent, is there any reasonable basis therefor) by or before any Governmental Body. No Governmental Body has at any time challenged or questioned the legal right of Parent or any of Parent's Subsidiaries to conduct its operations as presently or previously conducted.

  3.10 Taxes.

  (a) Tax Returns and Audits.

    (i) As of the Effective Time, Parent and Parent Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all material (as to Parent) required federal, state, local and foreign Returns, relating to any and all Taxes concerning or attributable to the Parent and Parent Subsidiaries or their operations and such Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is hereby made regarding the size or availability of the net operating losses of Parent or the Parent Subsidiaries;

    (ii) As of the Effective Time, Parent and Parent Subsidiaries (A) will have paid (or caused to be paid) all material (as to Parent) Taxes that Parent or any of Parent's Subsidiaries is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Parent and Parent Subsidiaries all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Parent Financials, all Taxes attributable to the operations of the Parent and Parent Subsidiaries for the periods covered by the Parent Financials and will not have incurred any liability for Taxes for the period from the date of the Parent Balance Sheet to the Effective Time other than in the ordinary course of business;

    (iii) There has been no delinquency in the payment of any Tax with respect to Parent, any Parent Subsidiaries, or their operations, nor is there any Tax deficiency outstanding, assessed or proposed with respect to the operations of Parent or the Parent Subsidiaries, nor has Parent or the Parent Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Parent or Parent Subsidiaries;

    (iv) No audit or other examination of any Return relating to Taxes with respect to the Parent is presently in progress, nor has Parent been notified in writing of any request for such an audit or other examination;

    (v) There are (and there will be immediately following the Effective
  Time) no Liens on the assets of the Parent or Parent Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable or delinquent;

    (vi) Neither Parent nor any of the Parent Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does Parent or any of the Parent Subsidiaries owe any amount under any such agreement, other than this Agreement and the Tax Sharing Agreement;

    (vii) Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or a Parent Subsidiary.

    (viii) Parent and its Subsidiaries have made available to Company or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for Parent filed for all periods since its inception.

  (b) Compensation Taxes. There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any service provider or former service provider to the Parent or any Parent Subsidiary, which as a result of the Mergers, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  3.11 Employee Benefit Plans; Compensation.

  (a) For purposes of this Section 3.11, the following terms shall have the meanings set forth below:

    (i) As used in this Section 3.11, "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

    (ii) As used in this Section 3.11, "Employee Plan" shall refer to any plan, program, policy, contract, agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards or fringe benefits of any kind, written or otherwise, funded or unfunded, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Parent or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Parent or any Affiliate has or may have any material liability, contingent or otherwise; and

    (iii) As used in this Section 3.11, "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of Parent or any Parent Subsidiary.

    (iv) As used in this Section 3.11, "Employee Agreement" shall refer to each employment, severance, retention, agreement or contract between the Parent or any Affiliate and any Employee;

  (b) Employee Plan Compliance. (i) Parent has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan and Employee Agreement has been established and maintained in material conformity with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) there are no actions, suits or claims pending, or, to the Knowledge of Parent or its Affiliates threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent, Parent Subsidiary or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); and (v) there are no inquiries or proceedings pending or, to the Knowledge of the Parent or its Affiliates, threatened by the IRS or DOL with respect to any Employee Plan.

  (c) Pension Plans. Parent or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (d) Multi-Employer Plans. At no time has Parent or any of its Affiliates contributed to or been requested to contribute to any Employer Plan that is a "multi-employer plan" as defined in Section 3(37) of ERISA.

  (e) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (g) Employment Matters. Parent (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees.

  (h) Labor. No work stoppage or labor strike against Parent or Parent Subsidiaries is pending, or to the Knowledge of the Parent, threatened. Parent Subsidiaries is not involved in, or to its Knowledge threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Parent or Parent Subsidiaries. Parent has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Parent, Parent Subsidiaries or any Affiliate. None of Parent or any Parent Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Parent.

  3.12 Compliance with Laws. Parent and Parent Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

  3.13 Agreements, Contract, Commitments. Parent and each Parent Subsidiary is in compliance in all material respects with and has not, in any material respects, breached, violated or defaulted under or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment that is included in any Securities Act or Exchange Act filing as a "Material Contract" (collectively "Parent Contracts"), nor does Parent have Knowledge of any event that would cause such a breach, violation or default with the lapse of time, giving of notice or both. Each Parent Contract is in full force and effect and, to the Knowledge of Parent, is not subject to any material default thereunder by any party obligated to Parent or Parent Subsidiaries pursuant thereto. Parent and each Parent Subsidiary has obtained, or will obtain prior to Closing Date, all necessary consents, waivers and approvals of parties to any Parent Contract as are required thereunder in connection with the Mergers or for such Contracts to remain in effect without material modification after the Effective Time.

  3.14 Intellectual Property.

  (a) For purposes of this Agreement, the following terms have the following definitions:

    "Parent Intellectual Property" shall mean any Intellectual Property owned by or exclusively licensed to Parent (including, without limitation, Patent Number 5,751,956 ("Method and Apparatus for Redirection of Server External Hyper-Link References") (the "Click-On Patent").

  (b) Section 3.14(b) of the Parent Disclosure Schedule lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Registered Intellectual Property of Parent.

  (c) Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule, each item of Parent Intellectual Property, and all Intellectual Property licensed to Parent or any of its Subsidiaries, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent and Liens that do not materially interfere with the Parent's use of Intellectual Property. Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule, Parent (i) is the exclusive owner or has valid and enforceable rights to use all trademarks and trade names used in connection with the operation or conduct of the business of Parent or any of the Parent Subsidiaries as currently conducted, including the sale of any products or technology or the provisions of any services by Parent or any of the Parent Subsidiaries and (ii) is the exclusive owner of or has valid and enforceable rights to use all copyrighted works that are Parent or the Parent Subsidiaries products or any works of authorship used in connection with the operation or conduct of the business of the Parent or any of the Parent Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Parent or any of the Parent Subsidiaries.

  (d) Except as set forth in Section 3.14(d) of the Parent Disclosure Schedule and except for any transfers, grants or authorizations that do not have Material Adverse Effect, Parent has not transferred ownership of or granted any license of or the right to use or authorized the retention of any rights to use any Intellectual Property that is or was Parent Intellectual Property, to any other person.

  (e) Parent has valid and enforceable rights in all of the material Intellectual Property used in and necessary to the conduct of Parent's and its Subsidiaries' businesses as currently conducted by Parent and its Subsidiaries. No person who has licensed Intellectual Property to Parent or any of its Subsidiaries has material ownership rights or license rights to improvements made by Parent or any of its Subsidiaries in such Intellectual Property which has been licensed to Parent or any of its Subsidiaries.

  (f) Except as set forth in Section 3.14(f) of the Parent Disclosure Schedule, the operation of the business of Parent and Parent Subsidiaries as it currently is conducted does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the law of any jurisdiction, and neither Parent nor any of Parent Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology services currently under development) of Parent or any of Parent Subsidiaries infringes or misappropriate the Intellectual Property of any person or that the Parent or any of its Subsidiaries has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does Parent have Knowledge of any basis therefor).

  (g) To Parent's Knowledge, there is no prior art that would compromise the validity of the Click-On Patent under any subsection of 35 U.S.C. Section 102. Parent has no Knowledge of any public knowledge or use anywhere, by anyone, of the subject matter disclosed in the Click-On Patent before the invention date. Parent has no Knowledge of the subject matter disclosed in the Click-On Patent having been patented or described anywhere in a printed publication by anyone before the invention date. Parent has no Knowledge of the subject matter disclosed in the Click-On Patent having been in public use or on sale anywhere, by anyone, before February 22, 1995.

  (h) All necessary registration, maintenance and renewal fees in connection with Registered Intellectual Property of Parent have been paid and all necessary documents and certificates in connection with Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

  (i) There are no material contracts, licenses or agreements between Parent and any other person with respect to Parent Intellectual Property under which there is any material dispute to the Knowledge of Parent regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Parent thereunder.

  (j) Parent has no currently pending claim against any person for infringing or misappropriating any Parent Intellectual Property.

  (k) No Parent Intellectual Property or product, technology or service of Parent or any of its Subsidiaries which is material to the conduct of the business of Parent or any of its Subsidiaries as currently conducted is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by Parent or may affect the validity, use or enforceability of such Parent Intellectual Property.

  3.15 Real Property. Neither Parent nor any Parent Subsidiary owns any real property nor has it ever owned any real property.

  3.16 Interested Party Transactions. To Parent's Knowledge, no executive officer or director of Parent is a party to any transactions required to be disclosed under Item 404 of Regulation S-K of the Securities Act that have not been disclosed in the SEC Documents.

  3.17 Restrictions on Business Activities. Except as set forth in the Parent Disclosure Schedule, there is no material agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Parent is a party or otherwise binding upon Parent or its Subsidiaries which has the effect of materially prohibiting any material current business practice of Parent or its Subsidiaries, any material acquisition of property (tangible or intangible) by Parent or its Subsidiaries or the conduct of material business by Parent or its Subsidiaries. Without limiting the foregoing, neither Parent nor its Subsidiaries has entered into any material agreement under which Parent or its Subsidiaries is materially restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to, customers or potential customers or any class of customers, in any material geographic area, during any material period of time or in any material segment of the market.

                                  ARTICLE IV

                      Conduct Prior to the Effective Time

  4.1 Conduct of the Parties.

  (a) Conduct of Business of the Company and its Subsidiaries. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI or their Affiliates of even date herewith and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of the Company and DEI agrees (except to the extent that Parent shall otherwise have previously consented in writing), to carry on the Company's and its Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (unless such debts and Taxes are the subject of a dispute that the Company is actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Company is actively seeking to resolve), and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact the Company's and its Subsidiaries' present business organizations, keep available the services of the Company's and its Subsidiaries' present officers and key employees and preserve the Company's and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's and its Subsidiaries' goodwill and ongoing businesses at the Effective Time; provided, however, that neither the Company nor DEI shall be deemed in breach of this Section 4.1 because of attrition, if any, among the Company employees which may occur as a result of the transactions contemplated hereby, so long as each of the Company and DEI use all reasonable efforts to retain such employees at the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, without the prior written consent of Parent pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy two (72) hours of receipt of such notice by Parent, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld).

    (i) Other than in the ordinary course of business, consistent with past practices, sell or enter into any material license agreement with respect to the Company Intellectual Property with any person or entity or buy or enter into any material license agreement with respect to the Intellectual Property of any person or entity;

    (ii) Other than in the ordinary course of business, consistent with past practices, sell or transfer to any person or entity any material rights to the Company Intellectual Property;

    (iii) Other than in the ordinary course of business, consistent with past practices, enter into or materially amend any Contract pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Company or any Subsidiary, it being understood that the granting of exclusive rights to any third party shall not be considered practices in the ordinary course of business.

    (iv) Materially amend or otherwise materially modify (or agree to do so), except in the ordinary course of business, or intentionally violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

    (v) Settle any litigation for an amount in excess of $100,000 in any single case;

    (vi) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or any other equity interests, as applicable, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or any other equity interests of the Company, as applicable, in respect of, in lieu of or in substitution for shares of capital stock of the Company or any other equity interests, as applicable, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any Subsidiary or other equity interests as applicable, of any Subsidiary (or options, warrants or other rights exercisable therefor);

    (vii) Other than the Company's issuance of approximately 1,100,000 options to employees of the Company in accordance with the resolutions of the Company's Board adopted on June 13, 1998 and any other grants of options to purchase Company Common Stock (with an exercise price equal to fair market value of the Company Stock at the date of option grant) granted to employees in the ordinary course of business consistent with past practices, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or any other equity interests, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or any other equity interests of the Company or any of its Subsidiaries, as applicable, or other convertible securities of the Company or any of its Subsidiaries.

    (viii) Cause or permit any amendments to its Articles or Certificate of Incorporation or Bylaws, or any amendments to its other organizational documents;

    (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or except in the ordinary course otherwise acquire or agree to acquire any assets, in each case involving an investment in excess of $100,000, individually or $500,000 in the aggregate;

    (x) Without limiting any other provisions of clause 4.1(a)(i) above, sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $100,000 individually or $500,000 in the aggregate;

    (xi) Except for advances and short-term loans provided by DEI or its Affiliates to fund operating losses incurred in the ordinary course of business consistent with past practice (whether evidenced by a written instrument (which the Company may execute at any time) or only reflected on the financial statements (including without limitation the Closing Balance Sheet, if then outstanding) and books and records of the Company) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for obligations not exceeding $100,000 individually or $500,000 in the aggregate;

    (xii) Grant any loans to others or purchase debt securities of others or materially amend the terms of any outstanding loan agreement to others;

    (xiii) Grant any severance, retention, or termination pay (i) to any director or officer or (ii) to any other Employee except in each case payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule or payments not exceeding $250,000 in the aggregate after the date hereof;

    (xiv) Adopt any Employee Plan, or enter into any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its Employees other than routine increases and promotions in the ordinary course of business, consistent with past practices;

    (xv) Revalue any of its assets with a value in excess of $100,000 individually or $500,000 in the aggregate, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (xvi) Except with respect to Taxes, pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities;

    (xvii) Except with respect to Tax Returns to be filed for the taxable year ending September 30, 1997, (i) make or change any material election in respect of Taxes relating to the operations of the Company and its Subsidiaries, or, (ii) adopt or change any accounting method in respect of Taxes except as required by law;

    (xviii) Other than in the ordinary course of business consistent with past practice, enter into any strategic alliance;

    (xix) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

    (xx) Hire any material number of employees or terminate any of the Company's key employees, or encourage employees to resign;

  Take, or agree to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  (b) Conduct of Business of the Parent. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI or its affiliates of even date herewith and the several transactions contemplated hereby and thereby, Parent shall conduct its business in accordance with the terms and conditions as described in the Governance Agreement entered into of even date herewith. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI and/or their Affiliates of even date herewith and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise have previously consented in writing), to carry on Parent's and its Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Parent and its Subsidiaries when due (unless such debts and Taxes are the subject of a dispute that Parent is actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that Parent is actively seeking to resolve), and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact Parent's and its Subsidiaries' present business organizations, keep available the services of Parent's and its Subsidiaries' present officers and key employees and preserve Parent's and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving Parent's and its Subsidiaries' goodwill and ongoing businesses at the Effective Time.

  4.2 No Solicitation.

  (a) From and after the date hereof, the Company and DEI shall not, and shall not authorize or permit any of their respective parent corporations, subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, their "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of the Company or any of its Subsidiaries, from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any such Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, (1) the Company and DEI may comply with applicable securities laws and regulations and (2) after a
Section 4.2 Notice (as defined below), if any, has been delivered to the Company by Parent, and prior to the time the Company's stockholders shall have voted to approve this Agreement, the Company may:

    (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business, properties and assets if and only to the extent that:

      (1) (a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of the Company's securities that is financially superior to the Company Merger and the transactions contemplated in connection with the Company Merger and not subject to any financing condition, as determined in good faith in each case by the Company's board of directors after consultation with its financial advisors (a "Company Superior Proposal"), and (b) the Company's board of directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is consistent with its fiduciary duties under applicable law, and

      (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (y) provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between Parent and TWDC; and/or

    (ii) recommend to its shareholders that they accept a Company Superior Proposal from a third party, provided that the conditions set forth in clauses 4.2(a)(i)(1)and 4.2(a)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Company Superior Proposal, this Agreement is terminated pursuant to Section 8.1(i) or 8.1(j), as applicable.

  (b) From and after the date hereof, Parent shall not, and shall not authorize or permit any of its subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, its "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of Parent or any of its Subsidiaries from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Parent may (1) comply with applicable securities laws and regulations, including without limitation the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer), and (2) prior to the time its stockholders shall have voted to approve this Agreement, Parent may:

    (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by Parent or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the party and its business, properties and assets if and only to the extent that:

      (1) (a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of Parent's securities that is financially superior to the Mergers and the transactions contemplated in connection with the Mergers and not subject to any financing condition, as determined in good faith in each case by Parent's board of directors after consultation with its financial advisors (a "Parent Superior Proposal"), and (b) Parent's board of directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law, and

      (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Parent (y) provides a Section 4.2 Notice (as defined below) and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between Parent and TWDC; and/or

    (ii) recommend to its stockholders that they accept a Parent Superior Proposal from a third party, provided that the conditions set forth in clauses 4.2(b)(i)(1) and 4.2(b)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Parent Superior Proposal, this Agreement is terminated pursuant to Section 8.1(g) or 8.1(h), as applicable.

  (c) Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or parties conducted heretofore by the party or its Representatives with respect to any Acquisition Proposal. Each party hereto shall notify the other party orally (if possible) and in writing of any Acquisition Proposal with respect to it or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the person making it), promptly, but in any event within 72 hours, after actual knowledge thereof by any such party's directors, executive officers, counsel or individuals representing it as its investment bankers or financial advisors. In the event that Parent delivers confidential information to a third party and/or enters into discussions or negotiations with a third party pursuant to
Section 4.2(b)(1), Parent shall, 24 hours prior to such delivery or discussions or negotiations deliver a notice to the Company regarding such fact (a "Section 4.2 Notice"; a Section 4.2 Notice will also be deemed to have been given upon occurrence of any of the events specified in clauses (x), (y) or (z) of Section 8.1(g)).

  As used in this Section 4.2, "Acquisition Proposal" shall mean:

    (i) a bona fide proposal or offer (other than by another party hereto) for a tender or exchange offer for the securities of the Company or Parent, as the case may be, or

    (ii) a bona fide proposal or offer (other than by another party hereto) for a merger, consolidation or other business combination involving an acquisition of the Company or Parent, as the case may be, or any material subsidiary of the Company or Parent, as the case may be, or

    (iii) any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or Parent, as the case may be, or any material subsidiary of the Company or Parent, as the case may be.

  4.3 No HSR Violation. During the period from the date of this Agreement and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, no party hereto shall be required to take any action that would cause a violation of the HSR Act.

                                   ARTICLE V

                             Additional Agreements

  5.1 Registration Statement; Preparation of Joint Proxy Statement

  (a) As soon as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC preliminary proxy materials constituting the Joint Proxy Statement of Parent and the Company for the solicitation of approval of the respective shareholders of Parent and the Company of this Agreement, the Mergers (in the case of Parent) and the Company Merger (in the case of the Company) and the transactions contemplated hereby. Parent shall also prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to those shares of Holding Company Common Stock issuable in the Mergers. Each of Holding Company, Parent, Company and DEI shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4

Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and Parent shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's shareholders and the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that if any of the Representation Agreements is duly terminated prior to the Effective Time by Parent, Parent shall have the unilateral right, exercisible in its sole discretion, to elect not to submit the this Agreement and the transactions contemplated hereby to a vote of Parent's shareholders without being deemed in breach of any obligation under this Agreement and without payment of any fees or penalties hereunder (provided that Parent shall otherwise remain subject to the terms and conditions of this Agreement, including without limitation Section 8.3 hereof), and the Company may terminate this Agreement. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Holding Company, Parent, DEI or the Company occurs, or if Holding Company, Parent, DEI or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Holding Company, Parent, DEI or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent and the Company. The Joint Proxy Statement shall include the recommendations of the Boards of Directors of Parent and the Company in favor of the Agreement and the Mergers, as applicable, and the transactions contemplated hereby; provided that the respective recommendations of the Boards of Directors may not be included or may be withdrawn if the Parent Board of Directors or the Company Board of Directors has recommended a Superior Proposal or Company Superior Proposal, as the case may be, in accordance with the terms of Section 4.2 (it being understood that nothing herein shall limit the Company's and Parent's obligations to hold and convene their respective shareholder meetings promptly and as provided in this Agreement).

  (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Holding Company Common Stock to be issued in the Mergers: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of the Company Common Stock or Parent Common Stock who is receiving shares of registered Holding Company Common Stock has an address of record or be exempt from such registration; and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market; provided, however, that neither Parent nor Holding Company shall, pursuant to the foregoing, be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is now qualified, or (B) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of Holding Company Common Stock pursuant hereto.

  (c) Parent, DEI and the Company (in respect of the information respectively supplied by it) agree that: (i) none of the information to be supplied by it or its Affiliates for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (ii) none of the information to be supplied by it or its Affiliates for inclusion in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of Parent and the Company, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) as to matters respecting it and its Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or DEI for inclusion or incorporation by reference in the Joint Proxy Statement and no covenant, representation or warranty is made by the Company or DEI with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement.

  5.2 Shareholder Meetings.

  (a) The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to hold and convene a meeting of the Company's shareholders (the "Company Shareholders' Meeting") on the date of a Parent Shareholders' Meeting or prior thereto if it so chooses. Except as required by the SEC or applicable court order, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders' Meeting without the consent of Parent. It is understood and intended by the parties hereto that the Voting Agreement and the irrevocable proxies delivered to Parent by DEI are sufficient for Parent to approve the transactions contemplated hereby by the Company's stockholders, and neither DEI nor the Company shall in any way challenge the validity, enforceability or effectiveness of the Voting Agreement or proxies. Subject to Section 5.1(a), the Company and DEI shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law to effect the Mergers and the transactions contemplated hereby (the "Required Company Shareholder Vote").

  (b) Parent shall promptly after the date hereof take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to hold and convene a meeting of Parent's shareholders (the "Parent Shareholders' Meeting"). Except as required by the SEC or applicable court order, Parent shall not postpone or adjourn (other than for the absence of a quorum) the Parent Shareholders' Meeting without the consent of the Company. Parent shall not in any way challenge the validity, enforceability or effectiveness of the voting agreements entered into by shareholders of Parent in connection with the Mergers. Subject to Section 5.1(a), Parent shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law to effect the Mergers and the transactions contemplated hereby (the "Required Parent Shareholder Vote").

  5.3 Cooperation; Access to Information. Upon reasonable prior notice, the Company and Parent shall afford the other party and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the first party may reasonably request and all its key employees. Upon reasonable prior notice Company and Parent agree to provide each other and its respective accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement effective as of on or about February 17, 1998, and that the Company, its officers, directors, employees, agents and representatives agree to be bound by the terms thereof by virtue of DEI's execution thereof.

  5.5 Expenses.

  (a) Except as set forth in Section 5.5(b) and Section 8.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided, however that Parent and DEI shall share equally in all fees and expenses, other than Third Party Expenses, incurred in relation to filing of the Form S-4 Registration Statement and printing the Joint Proxy Statement (including any preliminary materials related thereto). Without limiting the foregoing, but subject to Section 8.3(c), Parent agrees to pay the fees and expenses of Merrill Lynch in connection with the transactions contemplated hereby.

  (b) In the event that the Merger is consummated, DEI agrees to pay at the Closing those Third Party Expenses of the Company and DEI and their Affiliates that have been incurred on or prior to the Closing Date.

  5.6 Public Disclosure. Parent, DEI and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, The Nasdaq Stock Market, or any listing agreement with a national securities exchange.

  5.7 Consents. The Company, DEI and Parent shall use their best efforts to obtain the consents, waivers, assignments and approvals under any of their respective material contracts as may be required in connection with the Mergers so as to preserve all rights of, and benefits to, the Company and Parent thereunder.

  5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

  5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that none of DEI, the Company nor Parent shall be required to agree to any divestiture by any of them or any of their respective subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.10 Notification of Certain Matters. Each of the Company, DEI and Parent shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any failure of either Parent, the Company or DEI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or DEI, on the one hand, or Parent, on the other, pursuant to this
Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

  5.11 Voting Agreements. DEI has delivered to Parent, concurrently with the execution of this Agreement, an executed Voting Agreement substantially in the form attached hereto as Exhibit D (the "Voting Agreement") together with an irrevocable proxy. In addition, certain Parent shareholders have delivered to DEI, concurrently with the execution of this Agreement, an executed voting agreement.

  5.12 Director Nominees. The Company and DEI shall have the right to select as its nominees three persons to serve as members of the Board of Directors of Holding Company (such persons, or any replacement persons, the "Nominees") and Parent shall cause the Nominees to be appointed to the Board of Directors of Holding Company (to the extent they so consent) as of the Effective Time.

  5.13 Non-Competition. Parent, Holding Company and DEI agree to be bound by the non-competition provisions set forth in Annex I hereto and incorporated herein.

  5.14 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Parent and DEI each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by HSR, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent, DEI and Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.15 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.16 Employees. Upon and after the Effective Time, subject to the applicable eligibility and other requirements of such plans, each of the employees of the Surviving Corporation shall be eligible for the benefit plans and arrangements available to employees of Holding Company.

  5.17 Form S-8. Holding Company agrees to file, no later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of Holding Company Common Stock issuable pursuant to outstanding options granted under the applicable stock option plans of Parent and the Company. The Company shall cooperate with and assist Holding Company in the preparation of such registration statement.

  5.18 Director Action with Respect to Option Plans. Prior to the Effective Time, the Board of Directors of the Company shall take such actions as shall ensure that Company Options outstanding under the Option Plans do not have their vesting accelerated as a result of the consummation of the Mergers and the transactions contemplated hereby and thereby.

  5.19 Directors' Insurance and Indemnification. The Holding Company will indemnify each director of Parent and the Company as of the Effective Time (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted under applicable law. The rights under this Section 5.19 are in addition to rights that an Indemnified Party may have under the Articles of Incorporation, Bylaws, other similar organizational documents of Parent, the Company, or any of its Subsidiaries or applicable law. The rights under this Section 5.19 are contingent upon the occurrence of, and will survive consummation of, the transactions contemplated hereby and are expressly intended to benefit each Indemnified Party. DEI hereby agrees to indemnify and hold Holding Company and each of its Subsidiaries harmless, and reimburse Holding Company upon demand for any and all amounts paid to or on behalf of an Indemnified Party who was, at the date hereof, or following the date hereof at any time prior to the Effective Time, a director of the Company, other than Michael Slade.

  5.20 Stock Listing. Parent will use reasonable efforts to list prior to the Effective Time on the Nasdaq National Market, subject to official notice of issuance, the shares of Holding Company Common Stock to be issued hereunder.

  5.21 Certain Tax Matters.

  (a) Return Filing; Information Sharing.

    (i) DEI shall prepare and file, or cause to be prepared and filed, with the appropriate governmental authority all Returns relating to Taxes required to be filed (with extensions) by or with respect to the Company and its Subsidiaries on or prior to the Closing Date. DEI shall prepare (or cause to be prepared) and the Parent shall timely file (or cause to be timely filed), all Returns relating to Taxes of the Company or any of its Subsidiaries with respect to periods (or portions thereof) ending on or prior to the Closing Date that are required to be filed after the Closing Date.

    (ii) DEI and Parent agree that they will, and will cause their affiliates to, make available all such information, employees and records of or relating to the Company and its Subsidiaries as either party may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation the filing of Returns, the filing of an amended Return, audits, and proceedings). Unless requested by DEI, neither Holding Company, Parent nor their subsidiaries nor the Company nor any Subsidiary thereof shall file (or permit to be filed) any amended Return with respect to the Company or any Subsidiary thereof for any period (or portion thereof) ending on or prior to the Closing Date without obtaining the prior written consent of DEI and neither Holding Company, Parent nor their subsidiaries nor the Company nor any Subsidiary thereof shall, with respect to Taxes relating to
  (i) a period (or portion thereof) ending on or prior to the Effective Time or (ii) any matter that is the subject of this Agreement or any of the Transaction Agreements, unless, however, there has been a Final Determination to the contrary relating to such position or matter, take (or permit to be taken by any affiliate) any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that could reasonably be expected to adversely affect DEI or its affiliates with respect to such Taxes. Following the Effective Time, nothing in this Agreement shall be construed to prevent Holding Company, Parent, any Parent Subsidiary, the Company or its Subsidiaries from deducting to the maximum extent permitted by law amounts required to be paid in cash under the Promotional Services Agreement, the License Agreement and the Representation Agreement.

    (iii) Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including, but not limited to, all applicable real estate transfer or gains Taxes and stock transfer Taxes), any penalties, interest and additions to such Taxes incurred in connection with this Agreement and the Merger contemplated hereby shall be the responsibility of and be shared equally by Parent and DEI. DEI and Parent shall cooperate in the timely making of all filings, Returns, reports and forms as may be required in connection therewith.

    (iv) If any of Holding Company, Parent, the Company or any subsidiary or affiliate of the foregoing thereof receives any written notice from any Tax authority proposing any audit or adjustment to any Tax relating to the Company or any Subsidiary thereof for which DEI or any affiliate thereof may be liable under this Agreement, Parent, the Company or such subsidiary shall give prompt written notice thereof to DEI, which notices shall describe in detail each proposed adjustment. In the event DEI receives notice of Taxes for which Parent may be liable, DEI shall provide similar notice to Parent or Holding Company.

    (v) Parent, the Company and DEI shall furnish and Parent and Holding Company shall each use their reasonable efforts to cause officers, directors and employees of Parent or Holding Company holding or representing 5% or more of the outstanding stock of Parent to furnish special counsel to DEI and counsel to Parent with one or more certificates dated as of the Closing Date signed on behalf of it by one or more of its officers having authority to sign such certificates and containing such true and correct statements as may reasonably be requested to enable special counsel to DEI and counsel to Parent to render the opinions described in Sections 6.2(a) and 6.3(a), provided, however, that in connection with such certificates neither Parent nor Holding Company shall be required to ascertain the intent (but must disclose actual knowledge) of any Parent shareholder who is not an officer, director or employee of Holding Company or Parent.

    (vi) Holding Company, Parent, the Company and DEI agree to report (and cause to be reported by their affiliates) any item attributable to a transaction that occurs on the Closing Date but after the Closing (other than any transaction in the ordinary course of business) in accordance with the "next day rule" contained in Treas. Reg. Section 1.1502-76(b).

    (vii) Parent and Holding Company grant to DEI and its duly appointed representatives the sole right to negotiate, resolve, settle or contest any audit of or claim for Tax with respect to which DEI may have to indemnify Parent or any affiliate under this Agreement and Parent and Holding Company agree to cooperate and cause their affiliates to cooperate and take all actions requested by DEI with respect to the foregoing. If DEI does not assume the defense of any such claim for Taxes after receiving written notice of the same from Parent or Holding Company, Holding Company may defend the same in such manner as it may deem appropriate.

    (viii) Holding Company, Parent and DEI agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Holding Company, Parent and their Affiliates (including without limitation any partnership in which either owns directly or indirectly any interest), and the Company as is reasonably necessary for the filing of all Tax Returns, and the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Holding Company, Parent and DEI will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Holding Company, Parent and the Company, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section
  5.21 (viii).

  (b) Tax Covenants. Unless there has been a Final Determination to the contrary (or DEI and Holding Company otherwise agree in writing), DEI, the Company, Holding Company, and Parent covenant and agree, for all Tax purposes including all Tax Returns and any Tax controversies, to (and to cause any affiliate or successor to their assets or businesses to) take each of the positions set forth below (and not to take any position inconsistent therewith):

    (i) The Company Merger (i) will qualify as a reorganization described in section 368(a) of the Code and/or (ii) when taken together with the Parent Merger, will qualify as a transfer of the stock of the Company to Holding Company governed by section 351 of the Code.

    (ii) The Parent Merger (i) will qualify as a reorganization under Section 368(a) of the Code and/or (ii) when taken together with the Company Merger, will qualify as a transfer of the stock of Parent to Holding Company governed by section 351 of the Code.

    (iii) Except for cash received in lieu of fractional shares, none of the consideration received by DEI or any non-dissenting shareholder of the Company in the Company Merger will be treated as Other Property or Money.

    (iv) Except for cash received in lieu of fractional shares, none of the consideration received by Parent's non-dissenting stockholders in the Parent Merger will be treated as Other Property or Money.

    (v) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by Holding Company, TWDC (or any other affiliate thereof, including without limitation DEI, the Company and Merger Sub B), or any non-dissenting shareholder of the Company with respect to the exchange of Company Common Stock for Holding Company Common Stock in the Company Merger.

    (vi) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by Parent, its non-dissenting shareholders, or Merger Sub A with respect to the exchange of Parent Common Stock for Holding Company Common Stock in the Parent Merger.

    (vii) None of the consideration in either the Company Merger or the Parent Merger will be paid or issued for services.

    (viii) Unless Holding Company and DEI agree to the contrary, except with respect to interest payments pursuant to the Promissory Note, no income, deduction, gain or loss will be recognized with respect to the issuance, exercise or satisfaction of the Holding Company Common Stock, Holding Company Warrants or the Promissory Note (e.g., the parties agree that the Promissory Note will not be issued with any original issue discount as defined in section 1273 of the Code.)

  (c) Additional "Tax Covenants". Parent and, upon the consummation of the Mergers contemplated hereby, Holding Company covenants, jointly and severally, to DEI (and with respect to 5.21(c)(viii), DEI also covenants to Parent):

    (i) No stock or securities (including, without limitation, options or warrants (other than warrants issued to TWDC pursuant to the Common Stock and Warrant Purchase Agreement and options issued to

  Employees pursuant to Section 5.21 hereof)) will be issued to any person or entity other than TWDC, DEI and the shareholders of Parent and the Company in connection with the Transaction.

    (ii) Management of each of Parent and Holding Company has no plan or intention for (and will not permit) Holding Company to issue any stock other than Holding Company Common Stock in (or in connection with) the Transaction.

    (iii) Management of each of Parent and Holding Company has no plan or intention for (and will not permit in connection with the Transaction) Holding Company to redeem or otherwise acquire in connection with the Transaction any of the Holding Company Common Stock to be issued in the Transaction (other than stock repurchased from terminated employees in the ordinary course of business.)

    (iv) Management of each of Parent and Holding Company has no plan or intention to cause (and will not permit in connection with the Transaction) Parent or the Company to be liquidated for U.S. Federal income tax purposes or merged with any other entity.

    (v) Management of each of Parent and Holding Company has no plan or intention to terminate the existence of Holding Company or to merge Holding Company with any other corporation (and will not permit the occurrence of any such event in connection with the Transaction).

    (vi) Management of each of Parent and Holding Company has no plan or intention for (and will not permit) in (or in connection with) the Transaction, Holding Company to dispose of all or any portion of the stock of either Parent or the Company (including, without limitation, via merger).

    (vii) Following the Transaction, the Management of each of Parent and Holding Company will cause (i) Parent to continue its historic business or use a significant portion of its historic business assets in a business of Parent and (ii) the Company to continue its historic business or use a significant portion of its historic business assets in a business of the Company.

    (viii) None of DEI, Holding Company, Parent or any of their subsidiaries has taken (or will take) any action including, without limitation, any action inconsistent with any representation, warranty, or covenant made pursuant to Sections 6.2(a) and 6.3(a) hereof or has any knowledge of any fact or circumstance that is reasonably likely to prevent (i) the Parent Merger from qualifying as (x) a reorganization described in section 368(a) of the Code and/or (y) when taken together with the Company Merger, a transfer of property to Holding Company by the shareholders of Parent governed by section 351 of the Code and/or (ii) the Company Merger from qualifying as (x) and reorganization described in section 368(a) of the Code and/or (y) when taken together with the Parent Merger, as a transfer of property to Holding Company by DEI governed by section 351 of the Code.

  (d) Reporting. DEI, the Company, Parent and Holding Company agree to report to the other any communication from or with the Internal Revenue Service or any other Taxing Authority which relates in any way to the characterization of the Transaction. Notwithstanding any such communication, Holding Company and Parent covenant and agree to (and to cause any affiliate or successor to their assets or businesses to) continue to take each of the positions specified in
Section 5.21(b) for all Tax purposes (unless there has been a Final Determination contrary to such position). Without limiting the generality of the foregoing, (i) each of DEI and Holding Company will file with its Federal income tax return for the taxable year in which the Transfer is made (which tax return shall be timely filed) the information required by Treas. Reg.
Section 1.351-3 and 1.368-3 and to provide each other upon request with a statement to the effect that such party has complied with this requirement after filing, and (ii) DEI shall have the opportunity to review and approve any Tax return to be filed by Holding Company, the Company and/or Parent with respect to the Transaction, such approval not to be unreasonably withheld. DEI, the Company, Holding Company and Parent also will maintain such permanent records as are required by Treas. Reg. (S)(S) 1.351-3(c) and 1.368-3.

  (e) Protective Claims. Notwithstanding anything in this Section 5.21(e) to the contrary, Holding Company will (and will cause any affiliate to) file protective claims for refund if so requested in writing by DEI (and only if so requested by DEI) based on any position contrary to the positions described in
Section 5.21(b), (i), (ii), (iii), (v) and (vii) (the "DEI Positions"). In addition, Holding Company will (and will cause any affiliate to) use its best efforts to obtain any refund if so requested in writing by DEI (and only if so requested by DEI) which may be available based on any position contrary to the DEI Positions, and, upon receipt of any such refund, will promptly remit any such amount (less any Taxes attributable to such refund) and also taking into account any deduction attributable to any payment under this Section 5.21(e) to DEI. DEI will have the right to control any administrative or judicial proceeding relating to any such claim for refund, and DEI will reimburse Holding Company for all reasonable cost relating to any such claim.

  (f) Tax Adjustment Payments. If a Final Determination is made contrary to any of the DEI Positions, then (in addition to any other remedies which may be available to DEI but without duplication thereof) Holding Company will pay to DEI an amount equal to the excess of (a) the liability for the aggregate amount of Taxes to which Parent, Holding Company, and their subsidiaries would have been subject in each relevant jurisdiction had the DEI Positions been sustained (and had Holding Company not been required to make any such payments pursuant to this Section 5.21(f), over (b) the actual liability for such Taxes for such periods assuming that the other positions set forth in Section 5.21(b) are sustained. Such payment (i) will not be treated as, or deemed to be a payment of, Tax and (ii) will be due (subject to a 30-day grace period) when, as and to the extent Parent or Holding Company derives an actual Tax savings (including, without limitation, in the form of any refund or reduction in Tax liability that would not have otherwise been available) as the result of such excess; provided, however, that appropriate adjustments will be made in the event that Tax savings are ultimately disallowed in a Final Determination. If any payment required under this Section 5.21(f) is not made on or before the above due date, then such payment will be made together with interest at the rate per annum determined from time to time under section 6621(a)(2) of the Code compounded daily for the period from such due date to the date on which the payment is actually made. Any dispute concerning the calculation of payments due under this Section 5.21(f) will be resolved by a nationally recognized accounting firm that is jointly selected and mutually engaged by DEI and the non-DEI designated members of the Board of Directors of Holding Company (the fees and expenses of which shall be shared equally by DEI and Holding Company).

  (g) Allocation of Income and Deductions. For purposes of this Agreement, income, deductions, and other items will be allocated between the final Pre-Closing Tax Period and Post-Closing Tax Period based on an actual closing of the books of the business as of the close of business on the Closing Date. Any amounts attributable to transactions not in the ordinary course of business prior to the Closing will be allocated to the final Pre-Closing Tax Period and amounts attributable to transactions not in the ordinary course of business following the Closing will be allocated to the initial Post-Closing Tax Period.

  5.22 Non Solicitation of Company Employees. DEI agrees beginning on the date hereof and continuing until the Effective Date, not to, without Parent's consent, solicit the hiring of any person who is an employee of the company, or induce any such person to discontinue his or her employment with the Company.

  5.23 Net Worth Test. At least two (2) business days prior to the Closing Date, DEI and the Company shall deliver to Parent the Closing Balance Sheet. DEI and the Company agree that if Estimated Net Worth is less than the Net Worth Target, then DEI shall deliver to Holding Company at the Closing by cashier's check or wire transfer in immediately available funds the amount by which Estimated Net Worth is less than the Net Worth Target (the "Net Worth Payment"). DEI and the Parent agree that (i) if Net Worth is less than the lesser of (A) the Net Worth Target and (B) Estimated Net Worth, Holding Company shall be entitled to recover the amount of such deficit from DEI as a Loss in accordance with the procedures set forth in Article VII and (ii) if the Net Worth exceeds the Estimated Net Worth, the Holding Company shall reimburse DEI the amount of such excess, provided that the amount of such reimbursement plus the Estimated Net Worth shall not exceed the Net Worth Target. Following the Closing, Holding Company shall deliver to DEI a statement indicating the Net Worth and, upon request, a calculation thereof in reasonable detail.

  5.24 Compliance with Laws. For a period of six months following the Effective Time, Holding Company agrees with DEI that it will not knowingly fail to comply with applicable employment laws.

  5.25 Share and Warrant Ownership. Parent and Holding Company hereby represent, warrant and agree, jointly and severally, that, if the transactions contemplated by this Agreement and the Common Stock Warrant and Purchase Agreement between Parent and DEI of even date herewith (the "Purchase Agreement") were consummated as of the date of this Agreement, then (i) the shares of Holding Company Common Stock that would be acquired by DEI pursuant to this Agreement, coupled with the shares of Holding Company Stock that would be acquired by The Walt Disney Company ("TWDC") pursuant to the Purchase Agreement, would represent, as of the date of this Agreement, in the aggregate, at least 42.75% of all outstanding shares of Holding Company Stock and at least 38.45% of all outstanding shares of Holding Company Common Stock on a fully diluted basis (i.e., assuming the conversion, exchange or exercise of all securities that are convertible, exchangeable or exercisable for shares of Holding Company Common Stock, excluding the Warrant acquired by TWDC pursuant to the Purchase Agreement) as of the date of this Agreement, and (ii) the Warrant would represent, as of the date hereof, the right to acquire a number of shares of Holding Company Common Stock that, when coupled with the shares referred to in clause (i) hereof, would represent as of the date of this Agreement at least 50.10% of all outstanding shares of Holding Company Common Stock on a fully diluted basis (i.e., assuming the conversion, exchange or exercise of all securities that are convertible, exchangeable or exercisable for shares of Holding Company Common Stock, including, without limitation, the Warrant) as of the date of this Agreement assuming for purposes of the percentage calculations set forth in the foregoing clauses (i) and (ii) that there are only (x) 88,550,088 shares of Company Common Stock outstanding as of the date of this Agreement and held by DEI, and (y) 107,189,202 shares of Company Common Stock outstanding on a fully diluted basis (assuming the conversion, exchange or exercise of all Company Options) and further assuming the truth and accuracy of the representations and warranties set forth in Section 2.3 hereof. Any breach of the foregoing representation, warranty and agreement shall be remedied by the issuance, without additional consideration (the consideration therefor being deemed part of the original consideration payable by TWDC under the Purchase Agreement, by Holding Company of additional shares of Holding Company Common Stock or additional Warrants, to the extent necessary to increase TWDC's and DEI's aggregate percentage ownership of Holding Company to the amounts and as of such date specified in clauses (i) and (ii), respectively. This representation, warranty and agreement shall survive and continue until the eighteen (18) month anniversary of the Effective Time.

  5.26 Parent Option Grants. Prior to the Effective Time, without the written consent of DEI, Parent shall not issue any options, warrants or other rights to acquire Parent Common Stock, other than employee stock options and rights to acquire shares in accordance with employee stock purchase plans in the ordinary course of business, consistent with past practice.

  5.27 ABC News/Starwave Partners. Following the date hereof, subject to the mutual, reasonable approval of Parent and DEI and provided that Parent and DEI mutually agree that ABC News/Starwave Partners will continue to lease space from DEI's affiliate, ABC, Inc., then ABC News/Starwave Partners will enter into an arms-length lease with ABC, Inc. for such amount of space as the parties hereto deem reasonable. The parties hereto acknowledge that, until such lease is entered into (or until the parties determine that ABC News/Starwave Partners shall locate alternative space), ABC News/Starwave Partners shall continue to lease the space it currently occupies at ABC, Inc. at reasonable rates consistent with past practice.

  5.28 Funding of Ventures. From the date hereof through the Effective Time or the termination of this Agreement, the Company agrees that it shall promptly fund, and DEI agrees that it shall cause its Affiliates, ABC, Inc. and ESPN, to promptly fund the capital accounts of ABC News/Starwave Partners and ESPN/Starwave Partners, respectively, in accordance with past practice and the Partnership Agreements pertaining to such partnerships (it being understood that in past practice, both partners have contributed their appropriate share of the capital requirements in accordance with the Partnership Agreements).

  5.29 Third Party Agreements. DEI will cause the AOL/ABC News Short Form Agreement, dated as of March 5, 1997, as amended on June 4, 1998, to terminate and be of no further force and effect no later than November 30, 1998 with no liability to Parent or Holding Company. Parent agrees that, although DEI will be required to indemnify Parent for any breach of this covenant, no such breach shall be the basis for not closing the transactions contemplated hereby.

  5.30 Adoption of Option and Employee Stock Purchase Plans. At the Effective Time, Holding Company shall assume all stock option and employee stock purchase plans of Parent.

                                  ARTICLE VI

                           Conditions to the Merger

  6.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal. All waiting periods under the HSR Act relating to the transactions hereby will have expired or terminated early.

    (b) Shareholder Approval. This Agreement shall have been approved and adopted, and the Mergers shall have duly approved, by the requisite vote under applicable law, by the shareholders of Parent and the Company.

    (c) Listing. The shares of Holding Company Common Stock to be issued in the Merger to the Shareholders shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    (d) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    (e) Transaction Agreements. The Transaction Agreements executed on the date hereof shall be in full force and effect as of the Effective Time.

  6.2 Conditions to Obligations of Company and DEI. The obligations of the Company and DEI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and DEI:

    (a) Tax Opinion. DEI shall have received the opinion of Dewey Ballantine LLP, special counsel to DEI, substantially in the same form as the Tax opinion described in Section 6.3(a), and based upon reasonably requested representation letters of DEI, the Holding Company, and Parent and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to DEI, to the effect that the Company Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Parent Merger, will be treated as a transfer of property to Holding Company by DEI governed by section 351 of the Code.

    (b) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Parent, and each of Parent and Holding Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by then as of the Effective Time.

    (c) No Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and no events or circumstances have occurred since the date hereof that would have a Material Adverse Effect on Parent (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on Parent). (For purposes of this Article VI, it shall be deemed a "Material Adverse Effect" on Parent if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Parent preventing Parent from generally using or materially limiting the ability of Parent to generally use Intellectual Property that is both material to and necessary for the conduct of Parent's business as currently conducted (taken as a whole), and the prior pendency of a temporary restraining order in respect of such Intellectual Property which is no longer in effect shall be deemed not to be a "Material Adverse Effect" on Parent for purposes of this Article VI.)

    (d) Certificate of Parent and Holding Company. The Company and DEI shall have been provided with a certificate executed on behalf of Parent and Holding Company by its President and Chief Executive Officer to the effect that, as of the Effective Time, the conditions set forth in Sections 6.3(a) and 6.2(b) and (c) have been met.

  6.3 Conditions to the Obligations of Parent and Holding Company. The obligations of Parent and Holding Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

    (a) Tax Opinion. Parent shall have received the opinion of Wilson Sonsini Goodrich & Rosati, special counsel to Parent, substantially in the same form as the Tax opinion described in Section 6.2(a), and based upon reasonably requested representation letters of DEI, the Holding Company, and Parent and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to Parent, to the effect that the Parent Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Company Merger, as a transfer of property to Holding Company by holders of Parent Common Stock governed by section 351 of the Code.

    (b) Representations, Warranties and Covenants. The representations and warranties of the Company and DEI in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate would not have an Material Adverse Effect on the Company, and each of the Company and DEI shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

    (c) No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and no events or circumstances have occurred since the date hereof that would have a Material Adverse Effect on the Company (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Company). (For purposes of this Article VI, it shall be deemed a "Material Adverse Effect" on the Company if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against the Company preventing the Company from generally using or materially limiting the ability of the Company to generally use Intellectual Property that is both material to and necessary for the conduct of the Company's business as currently conducted (taken as a whole), and the prior pendency of a temporary restraining order in respect of such Intellectual Property which is no longer in effect shall be deemed not to be a "Material Adverse Effect" on the Company for purposes of this Article VI.)

    (d) Third Party Consents. Any and all consents, waivers, assignments and approvals listed in Section 2.5 of the Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Holding Company) shall have been obtained.

    (e) Certificate of the Company and DEI. Parent shall have been provided with a certificate executed on behalf of DEI by its Chief Financial Officer and executed on behalf of the Company by its President and Chief Executive Officer to the effect that, as of the Effective Time the conditions set forth in Sections 6.2(a) and 6.3(b) and (c) have been met.

    (f) Net Worth Payment. Parent shall have received from DEI and the Company on or prior to the Closing Date the Closing Balance Sheet, certified as to correctness by DEI and the Company; and DEI shall have delivered to Holding Company the Net Worth Payment pursuant to Section 5.23.

                                  ARTICLE VII

          Survival of Representations and Warranties; Indemnification

  7.1 Survival of Representations and Warranties. The representations and warranties made by the Company and DEI in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations, warranties, covenants, promises and agreements made by any party to this Agreement relating or pertaining to any Tax or Returns related to Taxes, whether made pursuant to this Agreement or any instrument required under this Agreement other than those representations and warranties made pursuant to Section 3.10 hereof (which shall terminate upon the Effective
Time) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions). The representations and warranties made by Parent and Holding Company contained herein or in any instrument delivered pursuant to this Agreement (other than with respect to certificates relating to the Tax opinions described in Sections 6.2(a) and 6.3(a) hereof, which shall survive until 60 days following the expiration of the applicable statute of limitations taking into account all extensions) shall terminate and be of no further force or effect at the Effective Time, and following the Effective Time, notwithstanding the following sentence, no party shall have any recourse whatsoever against Parent or Holding Company in respect of any such representation and warranty (other than with respect to certificates relating to the tax Opinions described in Sections 6.2(a) and 6.3(a) hereof). The covenants, promises and agreements of Parent shall survive the Effective Time, whether made pursuant to this Agreement or any instrument required under this Agreement. No party hereto makes any representation or warranty other than those representations and warranties set forth in this Agreement.

  7.2 Indemnification.

  (a) From and after the Effective Time, DEI agrees to indemnify and hold Parent, Holding Company, and their respective officers, directors, employees, agents and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Holding Company, Parent, its officers, directors, employees, agents or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or DEI contained in this Agreement, (ii) any failure by the Company (on or prior to the Effective Time) or DEI (at any time) to perform or comply with any covenant contained in this Agreement, including, without limitation, Section 5.23 hereof, or (iii) DEI Taxes to the extent not accrued on the Closing Balance Sheet; provided, however, that DEI shall be liable under Section 7.2 (a)(i) only to the extent that Losses incurred exceed $3 million (the "Threshold") in which case DEI will be liable for the amount of all such Losses in excess of the Threshold up to an aggregate of $350 million (the "Cap"); provided, however, with respect to the matters set forth in Sections 7.2(a)(ii) and (a)(iii) the Threshold shall not be applicable. In addition, to the extent that Losses are incurred that result solely from the inaccuracies or breaches of representations and warranties of the Company or DEI arising solely from facts and circumstances occurring following the date hereof (but only to the extent that such Losses do not result from a breach by DEI or the Company of any representation or warranty made as of the date hereof, or a breach of any obligations under this Agreement, and only to the extent not relating to facts and circumstances occurring on or prior to the date hereof), the right to indemnification under this Section 7.2 for such Losses ("Post-Signing Losses") shall be subject to a separate and additional threshold of $1 million, which will be used first prior to using the $3 million Threshold, and DEI's obligation to indemnify in respect of such Post-Signing Losses shall commence only to the extent that such Post-Signing Losses exceed the sum of $1 million plus the portion of the $3 million Threshold unused by other Losses, and then, only for the amount of such Losses in excess of the sum of $1 million plus the unused portion of the $3 million Threshold; provided, however that DEI's obligation to indemnify with respect to such Losses shall be aggregated with all other Losses resulting from the matters set forth in Section 7.2(a)(i) and, together with such Losses, shall be subject to the Cap. Furthermore, without regard to any threshold, DEI shall pay to Holding Company in immediately available funds, upon demand by Holding Company the amounts, if any, by which Net Worth is less than the lesser of (1) Estimated Net Worth and
(2) the Net Worth Target. DEI shall not have any right of contribution from the Company with respect to any Loss claimed. Nothing herein shall limit the liability of the Company or DEI for any willful breach of any representation, warranty or covenant if the Merger does not occur.

  (b) Notwithstanding the foregoing, DEI hereby waives any right to seek indemnification from the Company for any Losses as such term is defined in that certain Stock Purchase Agreement dated as of March 28, 1997 by and between the Company, Paul G. Allen and DEI (the "Stock Purchase Agreement") pursuant to Section 5.1 of the Stock Purchase Agreement, and hereby forever releases the Company from any and all past and present claims, actions, suits, and proceedings of any nature pending or threatened against the Company, whether or not in connection with the Stock Purchase Agreement, other than intercompany accounts in the amounts reflected in the books and records of the Company.

  7.3 Claims Against DEI for Indemnification. Upon receipt by DEI of a certificate signed by any officer of Holding Company or Parent (an "Officer's Certificate"): (A) stating that Parent or Holding Company has paid or properly accrued Losses for which indemnification may be sought under Section 7.2 and
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, DEI shall, unless DEI shall timely object in writing to such claim or claims made in such Officer's Certificate pursuant to the provisions of Section 7.4, deliver to Holding Company as promptly as practicable, cash in an amount equal to such Losses. To the extent that DEI indemnifies Holding Company for any accrued Loss, and such accrued Loss is ultimately determined to exceed the amounts required by GAAP, Holding Company shall promptly return such amount to DEI.

  7.4 Resolution of Conflicts; Arbitration.

  (i) In case DEI shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate, DEI and Holding Company shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If DEI and Holding Company should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

  (ii) If no such agreement can be reached after good faith negotiation, either Holding Company or DEI may demand arbitration of the matter pursuant to this Section 7.4 unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Holding Company and DEI. In the event that within forty-five (45) days after submission of any dispute to arbitration, Holding Company and DEI cannot mutually agree on one arbitrator, Holding Company and DEI shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

  (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

  7.5 Third-Party Claims. Promptly after the receipt by any party hereto of a notice of any claim, action, suit or proceeding of any third party (a "Third Party Claim") which may be subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of and, if it agrees unconditionally to indemnify the Indemnified Party for any and all Losses incurred as a result of such Third Party Claim, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and approved by the Indemnified Party (such approval not to be unreasonably withheld). Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, although the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party, if and only to the extent that (i) the Indemnifying Party has not employed counsel or counsel reasonably acceptable to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) there is an actual conflict of interests between the Indemnifying Party and the Indemnified Party. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claim, notwithstanding any dispute as to liability as between the parties under this Article VII. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. No claim by a third party may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), except in the event that the settlement involves (i) the payment of money only, for which the Indemnified Party is totally indemnified by the Indemnifying Party, and (ii) the unconditional release from all related liability of the Indemnified Party. This section 7.5 shall not apply to disputes relating to Taxes.

  7.6 Exclusive Remedy. Following the Effective Time, except with respect to any knowing or intentional or fraudulent breaches of the representations and warranties of the Company or DEI contained in this Agreement, the sole and exclusive remedy of Holding Company for any claim for breaches of representation and warranties of the Company or DEI arising under this Agreement shall be the indemnification provided in this Article VII.

  7.7 Indemnification For Taxes. Parent and Holding Company agree to indemnify and hold DEI and its affiliates harmless from and against (a) any and all Taxes, expenses, costs and other damages attributable in whole or in part to any breach of any (i) representation, warranty, covenant, agreement or promise contained in the Certificates delivered pursuant to Section 6.2(a) hereof, or
(ii) any agreement, covenant or promise made by Parent and/or Holding Company in this Agreement, any Transaction Agreement, or in any instrument delivered pursuant to such agreements, in each case that relate to Taxes, (b) Taxes attributable to any action or transaction occurring on the Closing Date after the Effective Time, other than in the ordinary course of business, or (c) Taxes attributable to the Company or any Subsidiary thereof with respect to any period or portion thereof commencing after the Closing.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

    (a) by mutual consent of DEI, the Company and Parent;

    (b) by Parent or the Company if: (i) the Effective Time has not occurred by December 31, 1998 provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party (who, in the case of the Company, shall include DEI) whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Mergers; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body that would make consummation of the Mergers illegal;

    (c) by Parent or the Company if (i) the Parent Shareholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's shareholders shall have taken a final vote on the matters set forth in Section 5.2(b) hereof, and (ii) such matters shall not have been approved at such meeting by the required Parent Shareholder Vote (provided, further, that the right to terminate this Agreement under Section 8.1(c) shall not be available to Parent or the Company where the failure to obtain the required Parent Shareholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement);

    (d) by Parent or the Company if there shall be any governmental action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body, which would: (i) prohibit Holding Company's ownership or operation of any material portion of the business of the Company or (ii) compel Holding Company or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Holding Company as a result of the Mergers;

    (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of the Company or DEI, or if any representation or warranty on the part of the Company or DEI shall have become untrue, in either case such that the condition set forth in Sections 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representation or warranty or breach shall not have been cured within thirty (30) calendar days after written notice to the Company and DEI; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

    (f) by the Company or DEI if neither the Company nor DEI is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the condition set forth in Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representations and warranties or such breach shall not have been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

    (g) by the Company, prior to obtaining the Required Parent Shareholder Vote and after receipt by Parent of an Acquisition Proposal for Parent, if
  (x) by the end of the third business day following (but not including) the day the Company notifies Parent that it wishes the Board of Directors of the Parent to publicly reaffirm its recommendation to stockholders of Parent to vote for the Mergers, the Board of Directors of Parent fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for Parent or (B) the third business day following (but not including) the day the Company notifies Parent that it wishes the Board of Directors of the Parent to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of Parent fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of Parent shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated hereby;

    (h) by Parent, prior to obtaining the Required Parent Shareholder Vote upon five days' prior notice to the Company (the "Parent Superior Proposal Notice"), if, as a result of a Parent Superior Proposal by a party other than the Company or any of its Affiliates, the board of directors of Parent determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Parent Superior Proposal is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that the board of directors of Parent, in making any such determination, shall have considered all concessions which have then been offered by the Company (it being understood that prior to any such termination Parent shall, and shall cause its respective financial and legal advisors to, negotiate with the Company to make such adjustments in the terms and conditions of this Agreement in favor of Parent as would induce Parent to proceed with a transaction with the Company rather than consummation of an Acquisition Proposal made by a third party).

    Notwithstanding the foregoing, prior to or contemporaneous with any termination under Section 8.1(h) Parent must pay to the Company in immediately available funds the fees required to be paid pursuant to
  Section 8.3(a) hereof. In addition, Parent agrees that it shall not terminate this Agreement pursuant to this Section 8.1(h) at any time prior to 180 days after the date of this Agreement nor at any time prior to five days after the Company's receipt of a Parent Superior Proposal Notice in respect of the Parent Superior Proposal to be accepted;

    (i) by Parent, prior to obtaining the Required Company Shareholder Vote and after receipt by the Company of an Acquisition Proposal for the Company, if (x) by the end of the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to stockholders of the Company to vote for the Mergers, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for the Company or (B) the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated hereby;

    (j) by the Company, prior to obtaining the Required Company Shareholder Vote, upon five days' prior notice to Parent (the "Company Superior Proposal Notice"), if, as a result of a Company Superior Proposal by a party other than Parent or any of its Affiliates, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Company Superior Proposal is consistent with its fiduciary duties under applicable law; provided, however, that the board of directors of the Company, in making any such determination, shall have considered all concessions which have then been offered by Parent (it being understood that prior to any such termination the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement in favor of the Company as would induce the Company to proceed with a transaction with Parent rather than consummation of an Acquisition Proposal made by a third party).

    Notwithstanding the foregoing, prior to or contemporaneous with any termination under Section 8.1(j) the Company must pay to Parent in immediately available funds the fees required to be paid pursuant to

  Section 8.3(c) hereof. In addition, the Company agrees that it shall not terminate this agreement pursuant to this Section 8.1(j) at any time prior to 180 days after the date of this Agreement nor at any time prior to five days after Parent's receipt of a the Company Superior Proposal Notice in respect of the Company Superior Proposal to be accepted.

    (k) by the Company, provided that neither it nor DEI is in breach of this Agreement, in the event that the Form S-4 Registration Statement has not been declared effective by the SEC on or prior to the day that is 60 calender days following the day, if any, Parent receives initial written comments from the SEC in respect of the disclosures set forth therein (tolled for any period of Federal government strike or extraordinary shutdown that affects the SEC);

    (l) by the Company, provided that neither it nor DEI is in breach of this Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Parent preventing Parent from generally using or materially limiting the ability of Parent to generally use Intellectual Property that is both material to and necessary for the conduct of Parent's business as currently conducted (taken as a whole); or

    (m) by Parent, provided that it is not in breach of this Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against the Company preventing the Company from generally using or materially limiting the ability of the Company to generally use Intellectual Property that is both material to and necessary for the conduct of the Company's business as currently conducted (taken as a whole).

  Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 and subject to the payment of any amounts due under
Section 8.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Holding Company, Parent, Sub, DEI or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder (other than in the case of Parent, Section 3.17, for which Parent shall bear no liability) prior to its termination; provided further that the provisions of Sections 5.4, 5.5, 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Termination Fees.

  (a) If this Agreement is terminated by (i) the Company as a result of a breach of Section 4.2(b) by Parent, or (ii) by the Company pursuant to its rights under Section 8.1(g), or (iii) by Parent pursuant to its rights under
Section 8.1(h), Parent shall pay to the Company a fee of $17 million, plus the amount of any documented out-of-pocket expenses incurred by the Company and its Affiliates in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby (including fees of counsel and accountants) up to the date of such termination up to a maximum aggregate of $1.5 million (collectively, "Expenses") in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (b) If :

    (i) this Agreement is terminated by a party pursuant to Section 8.1(c) following a failure of the shareholders of Parent to grant the necessary approvals described in Section 5.2; and

    (ii) prior to such meeting of the shareholders of Parent (and following the date hereof), there shall have been publicly announced an Acquisition Proposal involving Parent (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the shareholders' meeting); and

    (iii) within 12 months of any such termination described in clause (b)(i) above, Parent becomes a majority-owned subsidiary of the offeror of such Acquisition Proposal or an Affiliate thereof or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof which would result in the acquisition of 50% or more of the voting power of Parent (a "Majority Acquisition Proposal");

    then Parent, upon the signing of a definitive agreement relating to such Majority Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition of the closing) of Parent becoming such a subsidiary or of such Majority Acquisition Proposal, shall pay to the Company a fee of $17 million plus Expenses, minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (c) If this Agreement is terminated by (i) Parent as a result of a breach of
Section 4.2(a) by the Company, or (ii) by Parent pursuant to its rights under
Section 8.1(i), or (iii) by the Company pursuant to its rights under Section 8.1(j), the Company shall pay to Parent a fee of $17 million, plus the amount of any documented out-of-pocket expenses incurred by Parent and its Affiliates in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby (including fees of counsel and accountants) up to the date of such termination up to a maximum aggregate of $1.5 million in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (d) Expenses. The parties agree that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement. No termination by a party of this Agreement under this Article VIII shall be effective unless and until all fees required to be then paid by such party pursuant to Section 8.3 hereof shall have been received in immediately available funds by the other party. Notwithstanding anything to the contrary contained in this Section 8.3, if one party fails to pay to the other any fee due under Sections 8.3(a) or (b) or (c) within the time required under Section 8.1(h) or 8.1(j), if applicable, or within 5 business days of the event giving rise to the payment of such fees in all other cases, in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. from the date such fee was required to be paid. The fees and expenses set forth in this Section 8.3 shall not be the exclusive remedy available against any party that willfully breaches this Agreement.

  8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub, DEI and the Company.

  8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and DEI, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              General Provisions

  9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified or overnight mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

  (a) if to Holding Company, Parent or Sub, to:

    Infoseek
    1399 Moffett Park Drive
    Sunnyvale, CA 94089
    Attention: Harry M. Motro, President
              Andrew E. Newton, Esq.
    Telephone No: (408) 543-6000
    Facsimile No: (408) 734-9350

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304
    Attention: David J. Segre, Esq.
    Attention: Marty W. Korman, Esq.
    Telephone No.: (650) 493-9300
    Facsimile No.: (650) 493-6811

  (b) if to the Company, to

    Starwave, Inc.
    c/o DEI
    500 South Buena Vista Street
    Burbank, California 91521
    Attention: Lawrence J. Shapiro
    Telephone No.: (818) 560-4370
    Facsimile No.: (818) 563-4160

  (c) if to DEI, to:

    DEI
    500 South Buena Vista Street
    Burbank, CA 91521
    Attention: Lawrence J. Shapiro
    Telephone No.: (818) 560-4370
    Facsimile No.: (818) 563-4160

    with copies to:

    O'Melveny & Myers
    400 S. Hope Street
    Los Angeles, CA 90071-2899
    Attention: C. James Levin, Esq.
    Telephone No.: (213) 669-6578
    Facsimile No.: (213) 669-6407

    Dewey Ballantine LLP
    1775 Pennsylvania Avenue N.W.
    Washington, DC 20006
    Attention: Joseph M. Pari

  9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Transaction Agreements, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties and/or their Affiliates hereto referenced herein or entered into in connection herewith: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law) without the written consent of the other party. The obligations of the parties hereto shall be binding on the respective legal successor and assigns to the parties and the successors in interest of all or substantially all of the business of the respective parties.

  9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  9.9 Attorneys Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  IN WITNESS WHEREOF, Holding Company, Parent, the Company and DEI have caused this Agreement to be signed, all as of the date first written above.

Infoseek Corporation                      Starwave Corporation


          /s/ Harry M. Motro                        /s/ Kevin A. Mayer
By: _________________________________     By: _________________________________
  Name: Harry M. Motro                      Name: Kevin A. Mayer
  Title:President and Chief                 Title:Vice President
  Executive Officer



Infoseek Corporation                      Disney Enterprises, Inc.



          /s/ Harry M. Motro                         /s/ John R. Ball
By: _________________________________     By: _________________________________
  Name: Harry M. Motro                      Name: John R. Ball
  Title:President and Chief                 Title:Vice President
  Executive Officer




                 [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

                                                                      ANNEX A-2

                              AGREEMENT OF MERGER
                                 BY AND AMONG
                            ICO ACQUISITION CORP.,
                           A CALIFORNIA CORPORATION,
                             INFOSEEK CORPORATION,
                           A CALIFORNIA CORPORATION
                                      AND
                             INFOSEEK CORPORATION,
                            A DELAWARE CORPORATION

  This Agreement of Merger (the "Merger Agreement"), is made and entered into
as of           , 1998 by and among Infoseek Corporation, a California
corporation ("Infoseek California"), Infoseek Corporation, a Delaware corporation ("Holding Company"), and ICO Acquisition Corp., a California corporation and wholly owned subsidiary of Holding Company ("Merger Sub" and, together with Infoseek California, the "Constituent Corporations").

                                   RECITALS

  A. Holding Company, Infoseek California, Starwave Corporation and Disney Enterprises, Inc. have entered into that certain Agreement and Plan of Reorganization dated as of June 18, 1998 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Merger Sub with and into Infoseek California upon the terms set forth in this Merger Agreement (the "Merger").

  B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into Infoseek California and have approved this Merger Agreement and the Merger.

  C. The Reorganization Agreement, this Merger Agreement and the Merger have been approved by the shareholders of Infoseek California and by the sole shareholder of Merger Sub.

  NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, each of the Constituent Corporations hereby agrees that Merger Sub shall be merged with and into Infoseek California in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

                                   ARTICLE I

                         THE CONSTITUENT CORPORATIONS

  1.1 Infoseek California. Infoseek California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of sixty-five million (65,000,000) shares, sixty million (60,000,000) of which are designated "Common Stock," no par value, and five million (5,000,000) of which are designated "Preferred Stock", no par value. As of the
date of this Merger Agreement,            shares of Common Stock are issued
and outstanding, and no shares of Preferred Stock are issued and outstanding. Infoseek California was incorporated under the laws of the State of California on August 30, 1993.

  1.2 Merger Sub. Merger Sub is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 1,000 shares, all of which are designated "Common Stock," no par value. As of the date of this Agreement, 1,000 shares of Common Stock are outstanding, all of which are held by Holding Company. Merger Sub was incorporated under the laws of the State of California on July 1, 1998.

                                     A-2-1

                                  ARTICLE II

                                  THE MERGER

  2.1 Surviving Corporation. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Merger Agreement, the Reorganization Agreement and the applicable provisions of the California General Corporation Law, Merger Sub shall be merged with and into Infoseek California, the separate corporate existence of Merger Sub shall cease and Infoseek California shall continue as the surviving corporation and as a wholly-owned subsidiary of Holding Company. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  2.2 Filing and Effectiveness. The Merger shall become effective upon filing the Merger Agreement with the Secretary of State of the State of California.

  The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

  2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in Section 1107 of the California General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  2.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be those of Infoseek California immediately prior to the Effective Time.

  2.5 Directors and Officers. The directors of Infoseek California shall be the directors of the Surviving Corporation at the Effective Time and such directors shall serve until they are removed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Infoseek California shall be the officers of the Surviving Corporation at the Effective Time and such officers shall serve until they are removed or replaced in accordance with the Bylaws of the Surviving Corporation.

  2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

    (a) Effect on Common Stock of Infoseek California. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Infoseek California, the holders of any shares of Infoseek California Common Stock or any other person, each share of Infoseek California Common Stock ("Infoseek California Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Infoseek California Common Stock in the manner provided in Section 2.7(c), one (1) share of common stock of the Holding Company ("Holding Company Common Stock").

    (b) Infoseek California Stock Options and Right to Purchase Infoseek California Common Stock. At the Effective Time, each outstanding stock option granted by Infoseek California ("Infoseek California Option"), and each other outstanding right to purchase Infoseek California Common Stock shall be assumed by Holding Company. Prior to the Effective Time, Infoseek California shall take all action necessary to effect the transactions anticipated by this Section 2.7(b) under all Infoseek California Option agreements and any other outstanding rights to purchase Infoseek California Common Stock and any other plan or arrangement of Infoseek California.

    (c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                                     A-2-2

    (d) Cancellation of Holding Company Common Stock. At the Effective Time, each share of the Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and such shares shall be returned to the status of authorized but unissued shares.

  2.7 Exchange of Certificates.

    (a) Exchange Agent. Boston Equiserve L.P. shall serve as exchange agent (the "Exchange Agent") in the Merger.

    (b) Holding Company to Provide Common Stock. Promptly after the Effective Time, Holding Company shall make available to the Exchange Agent for exchange in accordance with this Article II the Common Stock issuable pursuant to Section 2.6 in exchange for all of the outstanding shares of Infoseek California Common Stock.

    (c) Exchange Procedures. After the Effective Time, each holder of an outstanding certificate representing shares of Infoseek California Common Stock shall receive a letter of transmittal from the Exchange Agent describing the exchange procedures and may, at such shareholder's option, surrender the same for cancellation to the Exchange Agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Holding Company Common Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Infoseek California Common Stock shall be deemed for all purposes to represent the number of shares of Holding Company Common Stock into which such shares of Infoseek California Common Stock were converted in the Merger.

  The registered owner on the books and records of Holding Company or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Holding Company or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of Holding Company represented by such outstanding certificate as provided above.

  Each certificate representing Holding Company Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Infoseek California Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of Holding Company in compliance with applicable laws, or other such additional legends as agreed upon by the holder and Holding Company.

  If any certificate for shares of Holding Company Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to Holding Company or the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Holding Company that such tax has been paid or is not payable.

  2.8 Dissenting Shares.

    (a) Notwithstanding any provision of this Merger Agreement to the contrary, the shares of any holder of Infoseek California who has demanded and perfected appraisal rights for such shares in accordance with California law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Holding Company Common Stock pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the California General Corporation Law.

                                     A-2-3

    (b) Notwithstanding the foregoing, if any holder of shares of Infoseek California Common Stock who demands appraisal of such shares under the California General Corporation Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Holding Company Common Stock in accordance with
  Section 2.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Infoseek California Common Stock in the manner provided in Section 2.6.

  2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Holding Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Infoseek California, Holding Company and Merger Sub, the officers and directors of Infoseek California, Holding Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  2.10 Tax and Accounting Consequences.

    (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and/or, when taken together with the Company Merger (as defined in the Reorganization Agreement), will be treated as a transfer of property by the holders of Infoseek California Common Stock to Holding Company governed by
  Section 351 of the Code. The parties hereto adopt this Merger Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    (b) It is intended by the parties hereto that the Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

                                  ARTICLE III

                                 MISCELLANEOUS

  3.1 Termination by Mutual Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Merger Sub and Infoseek California, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Board of Directors of Merger Sub and Infoseek California, subject to the terms and conditions of the Reorganization Agreement.

  3.2 Termination of Agreement and Plan of Reorganization. Notwithstanding the approval of this Merger Agreement by the shareholders of Merger Sub and Infoseek California, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

  3.3 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Merger Sub or Infoseek California, but, after any such approval, no amendment will be made which, under the applicable provisions of California law, requires the further approval of shareholders without obtaining such further approval. This Merger Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  3.4 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

  3.5 Governing Law. This Merger Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of California.

                                     A-2-4

  IN WITNESS WHEREOF, the parties have executed this Merger Agreement.

                                          INFOSEEK CORPORATION,
                                          a California corporation

                                          By:
                                             ----------------------------------
                                          Name: Harry M. Motro
                                          Title: President

                                          By:
                                             ----------------------------------
                                          Name: Andrew E. Newton
                                          Title: Secretary

                                          INFOSEEK CORPORATION,
                                          a Delaware corporation

                                          By:
                                             ----------------------------------
                                          Name: Harry M. Motro
                                          Title: President

                                          By:
                                             ----------------------------------
                                          Name: Andrew E. Newton
                                          Title: Secretary

                                          ICO ACQUISITION CORP.
                                          a California corporation

                                          By:
                                             ----------------------------------
                                          Name: Harry M. Motro
                                          Title: President

                                          By:
                                             ----------------------------------
                                          Name: Leslie E. Wright
                                          Title: Secretary


                                     A-2-5

                             INFOSEEK CORPORATION

                  OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

  The undersigned, Harry M. Motro and Andrew E. Newton, do hereby certify that:

    1. They are the President and Secretary, respectively, of Infoseek Corporation, a California corporation (the "Company").

    2. The principal terms of the Agreement of Merger in the form attached to this Certificate (the "Merger Agreement") providing for the merger (the "Merger") of ICO Acquisition Corp., a California corporation, with and into the Company and the conversion of each outstanding share of Company Common Stock into the right to receive one share of common stock of Infoseek Corporation, a Delaware corporation, was duly approved by the Board of Directors and shareholders of the Company.

    3. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the
  date hereof,       shares of Company Common Stock were issued and
  outstanding, all of which were entitled to vote upon the Merger. No shares of Preferred Stock were issued and outstanding and entitled to vote on the Merger. A vote of more than 50% of the outstanding shares of Company Common Stock was required to approve the Merger.

    4. The principal terms of the Merger Agreement were approved by the consent of the holders of a majority of the outstanding shares of Company Common Stock, which vote exceeded the vote required.

  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                    , 1998

                                          Signature:
                                                 ------------------------------
                                          Name: Harry M. Motro
                                          Title: President

                                          Signature:
                                                 ------------------------------
                                          Name: Andrew E. Newton
                                          Title: Secretary

                                     A-2-6

                             ICO ACQUISITION CORP.

                  OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

  The undersigned, Harry M. Motro and Leslie E. Wright, do hereby certify that:

    1. They are the President and Secretary, respectively, of ICO Acquisition Corp., a California corporation ("ICO").

    2. The principal terms of the Agreement of Merger in the form attached to this Certificate (the "Merger Agreement") providing for the merger (the "Merger") of ICO with and into Infoseek Corporation, a California corporation, was duly approved by the Board of Directors and by the sole shareholder of ICO.

    3. The authorized capital stock of ICO consists of 1,000 shares of Common Stock. As of the date hereof, there were 1,000 shares of ICO Common Stock issued and outstanding, all of which were entitled to vote upon the Merger. A vote of more than 50% of the outstanding shares of ICO Common Stock was required to approve the Merger.

    4. The principal terms of the Merger Agreement were approved by the consent of ICO's sole shareholder, Infoseek Corporation, a Delaware corporation, which holds 100% of ICO's issued and outstanding shares, which vote exceeded the vote required.

    5. The required vote of the shareholders of Infoseek Corporation, a Delaware corporation, and the parent of ICO Acquisition Corp., to enter into the Merger was obtained.

    6. The cancellation of all of the outstanding shares of Common Stock of Infoseek Corporation, a Delaware corporation, at the Effective Time of the Merger, was approved by 100% of the outstanding shares of Infoseek Corporation, a Delaware corporation.

  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

  Date:                    , 1998.

                                          Signature:
                                                 ------------------------------
                                          Name: Harry M. Motro
                                          Title: President

                                          Signature:
                                                 ------------------------------
                                          Name: Leslie E. Wright
                                          Title: Secretary

                                     A-2-7

                                                                      ANNEX A-3

                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG
                          STARWAVE ACQUISITION CORP.,
                           A WASHINGTON CORPORATION,
                             STARWAVE CORPORATION,
                           A WASHINGTON CORPORATION
                                      AND
                             INFOSEEK CORPORATION,
                            A DELAWARE CORPORATION

  This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and
entered into as of             , 1998 by and among Infoseek Corporation, a
Delaware corporation ("Infoseek Delaware"), Starwave Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Infoseek Delaware ("Merger Sub"), and Starwave Corporation, a Washington corporation ("Starwave" and, together with Merger Sub, the "Constituent Corporations").

                                   RECITALS

  A. Infoseek Delaware, a Delaware corporation, Infoseek Corporation, a California corporation, Starwave and Disney Enterprises, Inc., a majority shareholder of Starwave, have entered into that certain Agreement and Plan of Reorganization dated as of June 18, 1998 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Merger Sub with and into Starwave upon the terms set forth in this Merger Agreement (the "Merger").

  B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into Starwave and have approved this Merger Agreement and the Merger.

  C. The Reorganization Agreement, this Merger Agreement and the Merger have been approved by the shareholders of Starwave and by the sole shareholder of Merger Sub.

  NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, each of the Constituent Corporations hereby agrees that Merger Sub shall be merged with and into Starwave in accordance with the provisions of the laws of the State of Washington, upon the terms and subject to the conditions set forth as follows:

                                   ARTICLE I

                         THE CONSTITUENT CORPORATIONS

  1.1 Starwave. Starwave is a corporation duly organized and existing under the laws of the State of Washington and has an authorized capital of two hundred fifty million (250,000,000) shares of Class A Common Stock and eighty million (80,000,000) shares of Class B Common Stock. As of the date of this
Merger Agreement,            shares of Class A Common Stock and        shares
of Class B Common Stock are issued and outstanding. The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the "Starwave Capital Stock."

  1.2 Merger Sub. Merger Sub is a corporation duly organized and existing under the laws of the State of Washington and has an authorized capital of 1,000 shares, all of which are designated "Common Stock," no par value. As of the date of this Agreement, 1,000 shares of Common Stock are outstanding, all of which are held by Infoseek Delaware.

                                     A-3-1

                                  ARTICLE II

                                  THE MERGER

  2.1 Surviving Corporation. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Reorganization Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into Starwave, the separate corporate existence of Merger Sub shall cease and Starwave shall continue as the surviving corporation and as a wholly-owned subsidiary of Infoseek Delaware. The Articles of Incorporation of Merger Sub as in effect at the Effective Time shall from and after the Effective Time be and continue to be the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall amend its Articles of Incorporation accordingly. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation" and shall be governed by the laws of the State of Washington.

  2.2 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

    (a) This Merger Agreement and the Merger shall have been adopted and approved by the shareholders of each Constituent Corporation in accordance with the requirements of the Washington Business Corporation Act;

    (b) All of the conditions precedent to the consummation of the Merger specified in this Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

    (c) This Merger Agreement and the Articles of Merger in substantially the form attached hereto as Exhibit A-1 shall have been filed with the Secretary of State of the State of Washington.

  The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

  2.3 Effect of Merger on the Capital Stock of the Constituent Corporations.


    (a) Effect on Capital Stock of Starwave; Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Starwave, the holders of any shares of Starwave Capital Stock or any other person, each share of Starwave Capital Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Starwave Capital Stock in the manner provided in Section 2.4(c) the number of shares of Infoseek Delaware Common Stock determined by dividing (i) 28,138,000 by (ii) the sum of: (x) the aggregate number of shares of Starwave Capital Stock outstanding immediately prior to the Effective Time and (y) the aggregate number of shares of Starwave Capital Stock subject to options, warrants or other rights to acquire or receive Starwave Capital Stock ("Starwave Options") outstanding as of the Effective Time (the "Exchange Ratio").

    (b) Starwave Stock Options. Each outstanding Starwave Option shall be assumed by Infoseek Delaware in such manner that it is converted into an option to purchase shares of Infoseek Delaware Common Stock as provided herein. Following the Effective Time, each such Starwave Option shall be exercisable upon the same terms and conditions as then are applicable to such Starwave Option, except that (i) each such Starwave Option shall be exercisable for that number of shares of Infoseek Delaware Common Stock as are equal to the product obtained by multiplying the number of shares of Starwave Capital Stock that were issuable upon exercise in full of such assumed Starwave Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Infoseek Delaware Common Stock, and (ii) the per share exercise price for the shares of Infoseek Delaware Common Stock issuable upon exercise of the assumed Starwave Option shall be equal to the quotient obtained by dividing the exercise price per share of Starwave Capital Stock at which each such Starwave Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Prior to the Effective Time, Starwave shall take all action necessary to effect the transactions anticipated by this Section 2.3(b) under all Starwave Option agreements.

                                     A-3-2

    (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (e) Fractional Shares. No fractional shares of Infoseek Delaware Common Stock shall be issued pursuant to this Merger Agreement. In lieu of the issuance of any fractional share of Infoseek Delaware Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Infoseek Delaware Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the average closing price of the common stock of Infoseek Corporation, a California corporation and the parent of Infoseek Delaware, for the ten (10) days ending on the trading day prior to the Effective Time.

  2.4 Exchange of Certificates.

    (a) Exchange Agent. Boston Equiserve L.P. shall serve as exchange agent (the "Exchange Agent") in the Merger.

    (b) Infoseek Delaware to Provide Common Stock. Promptly after the Effective Time, Infoseek Delaware shall make available to the Exchange Agent for exchange in accordance with this Article II the Common Stock issuable pursuant to Section 2.3 in exchange for all of the outstanding shares of Starwave Capital Stock.

    (c) Exchange Procedures. After the Effective Time, each holder of an outstanding certificate representing shares of Starwave Capital Stock shall receive a letter of transmittal from the Exchange Agent describing the exchange procedures and shall surrender the same for cancellation to the Exchange Agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Infoseek Delaware Common Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Starwave Capital Stock shall be deemed for all purposes to represent the number of shares of Infoseek Delaware Common Stock into which such shares of Starwave Capital Stock were converted in the Merger.

  The registered owner on the books and records of Infoseek Delaware or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Infoseek Delaware or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of Infoseek Delaware represented by such outstanding certificate as provided above.

  Each certificate representing Common Stock of Infoseek Delaware so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Starwave so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of Infoseek Delaware in compliance with applicable laws, or other such additional legends as agreed upon by the holder and Infoseek Delaware.

  If any certificate for shares of Infoseek Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to Infoseek Delaware or the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Infoseek Delaware that such tax has been paid or is not payable.

  2.5 Rights, Privileges, Etc. At the Effective Time, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights,

                                     A-3-3
privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Constituent Corporations; all property of every description and every interest therein and all debts and other obligations of or belonging to or due to the Constituent Corporations on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or vested in the Surviving Corporation without further act or deed; title to any real estate, or any interest therein, vested in the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; and all of the rights of creditors of the Constituent Corporations shall be preserved unimpaired, and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and such debts, liabilities, obligations and duties of the Constituent Corporations shall thenceforth remain with or attach to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of such debts, liabilities, obligations and duties had been incurred or contracted by it.

  2.6 Articles of Incorporation and Bylaws. The Articles of Incorporation of Merger Sub as in effect on the Effective Time shall, from and after the Effective Time, be and continue to be the Articles of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws. The Bylaws of Merger Sub as in effect on the Effective Time shall, from and after the Effective Time, be and continue to be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable laws.

  2.7 Directors and Officers. The directors of Merger Sub shall be the directors of the Surviving Corporation at the Effective Time and such directors shall serve until they are removed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Starwave shall be the officers of the Surviving Corporation at the Effective Time and such officers shall serve until they are removed or replaced in accordance with the Bylaws of the Surviving Corporation.

  2.8 Further Action. From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, any party hereto shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other actions, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors or assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to herein and otherwise to carry out the intent and purposes of this Merger Agreement.

  2.9 Dissenting Shares. Notwithstanding anything in this Merger Agreement to the contrary, shares of capital stock of the Constituent Corporations which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and shall have complied with the applicable provisions of Revised Code of Washington 23B.13.010 et seq. shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.3 of this Merger Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her rights as a dissenting shareholder under Revised Code of Washington 23B.13.010 et seq. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such rights, his or her shares of Starwave Capital Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the merger consideration provided herein without interest thereon.

  2.10 Tax and Accounting Consequences.

    (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and/or, when taken together with the Parent Merger (as defined in the Reorganization Agreement), will be treated as a transfer of property by the holders of Starwave common stock to Infoseek Delaware governed by Section 351 of the Code. The parties hereto adopt this Merger Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    (b) It is intended by the parties hereto that the Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

                                     A-3-4

                                  ARTICLE III

                                 MISCELLANEOUS

  3.1 Termination by Mutual Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Merger Sub and Starwave, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Board of Directors of Merger Sub and Starwave.

  3.2 Termination of Agreement and Plan of Reorganization. Notwithstanding the approval of this Merger Agreement by the shareholders of Merger Sub and Starwave, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

  3.3 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Merger Sub or Starwave, but, after any such approval, no amendment will be made which, under the applicable provisions of Washington law, requires the further approval of shareholders without obtaining such further approval. This Merger Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  3.4 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

  3.5 Governing Law. This Merger Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of Washington.

  IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolutions of the Board of Directors of each of the Constituent Corporations and Infoseek Delaware, is hereby executed on behalf of each of the Constituent Corporations and Infoseek Delaware by their respective officers thereunto duly authorized.

                                     INFOSEEK CORPORATION, a Delaware
                                      corporation

                                     By:
                                         --------------------------------------
                                      Its:
                                         --------------------------------------

Attest:

By:
  ---------------------------------

                                     STARWAVE ACQUISITION CORP.,
                                     a Washington corporation

                                     By:
                                         --------------------------------------
                                      Its:
                                         --------------------------------------

Attest:

By:
  ---------------------------------


                                     STARWAVE CORPORATION, a Washington
                                     corporation

                                     By:
                                         --------------------------------------
                                      Its:
                                         --------------------------------------

Attest:

By:
  ---------------------------------

                                     A-3-5

                                  EXHIBIT A-1

                              ARTICLES OF MERGER

                          STARWAVE ACQUISITION CORP.,
                           A WASHINGTON CORPORATION

                                 WITH AND INTO

                             STARWAVE CORPORATION,
                           A WASHINGTON CORPORATION

                       IN ACCORDANCE WITH RCW 23B.11.050

  The undersigned, Harry M. Motro, being the President of Starwave Acquisition Corp., a Washington corporation, and Michael B. Slade, being the Chief Executive Officer of Starwave Corporation, a Washington corporation, DO HEREBY CERTIFY as follows:

    (1) The constituent corporations in the merger (the "Merger") are Starwave Acquisition Corp., a Washington corporation, and Starwave Corporation, a Washington corporation; Starwave Acquisition Corp. shall be merged with and into Starwave Corporation. The surviving corporation shall be Starwave Corporation and its name shall remain Starwave Corporation.

    (2) An Agreement and Plan of Merger dated as of             , 1998 (the
  "Merger Agreement") has been approved, adopted, and executed by each of the constituent corporations in accordance with RCW 23B.11.010. The Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference.

    (3) The Merger was duly approved by the shareholders of each of the constituent corporations in accordance with Section 23B.011.030 of the Washington Business Corporation Act.

    (4) The Merger shall become effective on               , 1998 at   :
    .m.

  IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger
to be duly executed as of this     day of           , 1998.

                                          STARWAVE ACQUISITION CORP.,
                                          a Washington corporation

                                          By:
                                             ----------------------------------
                                          Harry M. Motro, President

                                          STARWAVE CORPORATION,
                                          a Washington corporation

                                          By:
                                             ----------------------------------
                                          Michael B. Slade, Chief Executive
                                           Officer

                                     A-3-6

                                                                      ANNEX B-1

                      CALIFORNIA GENERAL CORPORATION LAW

                                  CHAPTER 13

                              DISSENTERS' RIGHTS

(S)1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph
(1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
(B) of this paragraph applies in any case where the approval required by
Section 1201 is sought by written consent rather than at a meeting.

  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S)1301. DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the

                                     B-1-1
procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S)1302. ENDORSEMENT OF SHARES.

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S)1303. AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S)1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

                                     B-1-2

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S)1305. APPRAISERS' REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S)1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S)1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S)1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

                                     B-1-3

(S)1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S)1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

(S)1311. EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S)1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization of short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

                                     B-1-4

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     B-1-5

                                                                      ANNEX B-2

                      WASHINGTON BUSINESS CORPORATION ACT

                                CHAPTER 23B.13

                              DISSENTERS' RIGHTS

  23B.13.010 DEFINITIONS. As used in this chapter:
  (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

  (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

  23B.13.020 RIGHT TO DISSENT. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


                                     B-2-1

  (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

  (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

  23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

  23B.1.200 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholder's meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

  23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT. If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

  23B.13.220 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

  (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                                     B-2-2

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter.

  23B.13.230 DUTY TO DEMAND PAYMENT (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

  23B.13.240 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

  23B.13.250 PAYMENT. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

  23B.13.260 FAILURE TO TAKE ACTION. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

                                     B-2-3

  23B.13.270 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

  23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

  23B.13.300 COURT ACTION. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

  (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and

                                     B-2-4
recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

  23B.13.310 COURT COSTS AND COUNSEL FEES. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     B-2-5

                                                                        ANNEX C

                                                                  Corporate and
                                                                  Institutional
                                                                   Client Group

                                                         101 California Street,
                                                                     Suite 1200
                                                                 San Francisco,
                                                               California 94111
                                                                   415 676 3200
                                                               FAX 415 676 3299

[LOGO OF MERRIL LYNCH APPEARS HERE]
                                 June 18, 1998

Board of Directors
Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, CA 94089-1134

Members of the Board of Directors:

  We understand that Infoseek Corporation, a California corporation (the "Company"), Infoseek Corporation, a Delaware corporation ("Holding"), Starwave Corporation, a Washington corporation ("Starwave") and Disney Enterprises, Inc., a Delaware corporation ("DEI"), a wholly-owned subsidiary of The Walt Disney Company, a Delaware corporation (the "Purchaser") have entered into an Agreement and Plan of Reorganization, dated as of June 18, 1998 (the "Reorganization Agreement"), which provides, among other things, for (i) the merger of a wholly-owned subsidiary of Holding with and into the Company and
(ii) the merger of another wholly-owned subsidiary of Holding with and into Starwave (collectively, the "Mergers") such that the Company and Starwave will become wholly-owned subsidiaries of Holding. Pursuant to the Mergers (i) each outstanding share of common stock, no par value, of the Company ("Company Common Stock"), other than shares held by the Company or Starwave, shall be converted into one share of common stock, par value $.01 per share, of Holding ("Holding Common Stock"), and (ii) all outstanding shares of common stock of Starwave (the "Starwave Common Stock") shall be converted into shares of Holdings Common Stock based upon an exchange ratio equal to 28,138,000 divided by the aggregate number of shares of Starwave capital stock outstanding and issuable upon exercise of options, warrants or other rights to acquire Starwave capital stock as of the effective time of the merger of Starwave. In addition, in connection with the execution of the Reorganization Agreement, the Purchaser and Holding will enter into a Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") pursuant to which Purchaser will acquire 2,642,000 shares of Holding Common Stock and a warrant exercisable for up to 15,720,000 shares of Holding Common Stock upon the terms and conditions set forth in the Common Stock Warrant (the "Warrant") in return for approximately $70 million in cash and the Purchaser Promissory Note (the "Notes") in an aggregate principal amount of $139 million. In connection with the Mergers and the purchase of the Holdings Common Stock and Warrant, Holdings, the Purchaser and certain affiliates thereof will enter into the Governance Agreement (the "Governance Agreement") and the Company and DEI will enter into the License Agreement (the "License Agreement") granting the Company certain rights with respect to internet portal services (the "New Portal Service"). The consummation of the Mergers and the transactions contemplated by the Purchase Agreement, the License Agreement and the Governance Agreement shall be referred to collectively as the "Transaction."

  You have asked us whether, in our opinion, the Transaction is fair from a financial point of view to the Company and the shareholders of the Company.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Starwave furnished to us by the Company and Purchaser, respectively;

    (3) Conducted discussions with members of senior management and representatives of the Company and Purchaser concerning the matters described in clauses 1 and 2 above, as well as the Company's and Starwave's respective businesses and prospects before and after giving effect to the Transaction;

    (4) Reviewed the market prices and valuation multiples for the Company Common Stock and compared it with those of certain publicly traded companies that we deemed relevant;

    (5) Reviewed the results of operations of the Company and Starwave and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and Purchaser and their legal advisors;

    (8) Reviewed the potential pro forma impact of the Transaction;

    (9) Reviewed drafts of the Reorganization Agreement, the Purchase Agreement, the Warrant, the Note, the License Agreement and the Governance Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Starwave or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Starwave, and have participated in discussions with a limited number of members of senior management of Starwave. With respect to the financial forecast information furnished to or discussed with us by the Company or Purchaser, including financial forecast information developed by the Company taking into account the Transaction, including the New Portal Service, we have not assumed any responsibility for independently verifying such financial forecast information and have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Purchaser's management as to the expected future financial performance of the Company or Starwave, as the case may be. We have assumed that the Mergers will qualify as tax-free reorganization and/or a tax-free exchange for U.S. federal income tax purposes and that immediately following the closing of the Mergers, Holding shall be entitled to properly report, in accordance with GAAP, the activities of itself, its subsidiaries and the AIV and EIV joint ventures under the Representative Agreements as revenue in Holding's publicly disclosed consolidated financial statements. We have also assumed that the final forms of each of the Reorganization Agreement, the Purchase Agreement, the Warrant, the Note, the Governance Agreement and the License Agreement will be substantially similar to the last drafts of such agreements reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, including the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction, including the Mergers.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

  We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and Purchaser and may continue to do so and have received, and may receive, fees for the rendering of such services. We have recently underwritten an offering of the Company's Common Stock. In addition, in the ordinary course of our business, we actively make a market for and may actively trade the Company Common Stock, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction, and our opinion is not intended to be, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with any portion of the Transaction.

  We are not expressing any opinion herein as to the prices at which the Company Common Stock or Holding Common Stock will trade following the announcement or consummation of the Transaction.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the Company and the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                                   SMITH INCORPORATED
                                      /s/ Merrill Lynch, Pierce, Fenner & Smith
                                                    Incorporated

                                                                      ANNEX D-1

                                    AMENDED
                                      AND
                                   RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                             INFOSEEK CORPORATION

  Infoseek Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

    1. The name of the corporation is Infoseek Corporation. Infoseek Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 12, 1998.

    2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of Infoseek Corporation.

    3. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

    4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                     FIRST

  The name of the Corporation is Infoseek Corporation (the "Corporation").

                                    SECOND

  The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                     THIRD

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    FOURTH

  (a) The total number of shares which the Corporation shall have authority to issue is five hundred twenty five million (525,000,000) shares of capital stock.

  (b) Of such authorized shares, five hundred million (500,000,000) shares shall be designated "Common Stock" and have a par value of $.001.

  (c) Of such authorized shares, twenty five million (25,000,000) shares shall be designated "Preferred Stock" and have a par value of $.001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to fix the voting power, full or limited or no

                                     D-1-1
voting power, and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series subject to the requirements of applicable law.

                                     FIFTH

  The Corporation is to have perpetual existence.

                                     SIXTH

  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    SEVENTH

  The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                    EIGHTH

  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                     NINTH

  (a) To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

  (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

  (c) Neither any amendment nor repeal of this Article Ninth, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                     TENTH

  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                     D-1-2

                                   ELEVENTH

  The stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting and the power of stockholders to consent in writing without a meeting is specifically denied.

                                    TWELFTH

  (a) Certain Definitions. For purposes of this Article Twelfth, the following shall apply:

  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that for purposes of this Certificate of Incorporation, the Purchaser and its Affiliates, on the one hand, and the Corporation and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.

  "Beneficially Own" or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

  "Change in Control of the Corporation" shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Corporation is a party if the stockholders of the Corporation immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving corporation following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Corporation representing 25% or more of the Total Current Voting Power of the Corporation; (iii) a sale of all or substantially all the assets of the Corporation; or (iv) a liquidation or dissolution of the Corporation.

  "Closing" shall mean the consummation of the transactions contemplated by the Merger Agreement.

  "Corporation Competitor" shall mean Yahoo! Inc., Lycos, Inc., Excite, Inc., Netscape Communications Corporation, Microsoft Corporation, CNET, America Online, Inc. or any of their respective Affiliates, or any successor thereto.

  "Corporation Controlled Company" shall mean a company of which the Corporation owns not less than 80% of the outstanding voting power entitled to vote in the election of directors of such company.

  "Disinterested Board Approval" shall mean the affirmative vote or written consent of a majority of the Disinterested Directors duly obtained in accordance with applicable provisions of the Corporation's bylaws and applicable law.

  "Disinterested Directors" means, during the Standstill Period, a member of the Board of Directors of the Corporation who is not a Purchaser Director and, after the Standstill Period, a member of the Board of Directors of the Corporation who is an Independent Director.

  "Disinterested Stockholder" shall mean any stockholder of the Corporation who is not the Purchaser or an Affiliate of the Purchaser or a member of a 13D Group in which the Purchaser or an Affiliate of the Purchaser is also a member.

  "Disinterested Stockholder Approval" shall mean the affirmative vote (or, if written consents are permitted, the written consent) of greater than 50% of the Total Current Voting Power of all Disinterested Stockholders duly obtained in accordance with the applicable provisions of this Certificate of Incorporation, the Corporation's bylaws and applicable law.


                                     D-1-3

  "Event Requiring Supermajority Board Approval" shall mean (i) any amendment of the Corporation's bylaws or this Certificate of Incorporation, (ii) a Change in Control of the Corporation or any subsidiary of the Corporation,
(iii) a sale of more than 15% of the total assets of the Corporation or any subsidiary of the Corporation, (iv) issuances of securities of the Corporation representing 15% or more of the Total Current Voting Power, (v) the sale or issuance of any securities of the Corporation for consideration of $200 million or more, (vi) transactions involving expenditures of cash by the Corporation or any subsidiary or incurrence of indebtedness by the Corporation or any subsidiary, in either case, in excess of $200 million, or (vii) appointment of a new Chief Executive Officer of the Corporation.

  "Governance Agreement" shall mean that certain Governance Agreement among the Corporation and the Purchaser dated June 18, 1998.

  "Independent Director" shall mean a director of the Corporation (i) who is not and has never been an officer or employee of the Corporation, any Affiliate of the Corporation or of an entity that derived 10% or more of its revenues in its most recent fiscal year from transactions involving the Corporation or any Affiliate of the Corporation, (ii) who is not and has never been an officer or employee and is not currently a director of Purchaser or any Affiliate of the Purchaser or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving Purchaser or any Affiliate of the Purchaser and (iii) who has no compensation, consulting or contracting arrangement with the Corporation, Purchaser or their respective Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of the Corporation or Purchaser, respectively, and shall, by definition, not include any Purchaser Director.

  "License Agreement" shall mean that certain License Agreement between Disney Enterprises, Inc., a Delaware corporation, and Infoseek Corporation, a California corporation, dated as of June 18, 1998.

  "Merger Agreements" shall mean the various agreements between the Corporation, the Purchaser and their respective Affiliates dated as of June 18, 1998.

  "Non-Voting Convertible Securities" shall mean any securities of the Corporation which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Corporation, including convertible securities, warrants, rights or options to purchase Voting Stock of the Corporation.

  "Purchaser" shall mean, collectively, The Walt Disney Company, a Delaware corporation, and Disney Enterprises, Inc., a Delaware corporation.

  "Purchaser Director" shall mean a member of the Board of Directors of the Corporation who (i) is designated for such position by Purchaser in accordance with Section 3.2 of the Governance Agreement, or (ii) is or has been an officer or employee of Purchaser or any Affiliate of the Purchaser or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving Purchaser or any Affiliate of the Purchaser, or (iii) has a compensation, consulting or contracting arrangement with Purchaser or any of its Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of Purchaser.

  "Purchaser Restricted Actions" shall mean (a) Purchaser's solicitation of proxies with respect to any Voting Stock or becoming a "participant" in any "election contest" (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Corporation; provided that Purchaser shall not be deemed to be such "participant" merely by reason of the membership of the Purchaser Directors on the Corporation's Board of Directors pursuant to the terms of the Governance Agreement; (b) Purchaser's deposit of any shares of Voting Stock in a voting trust or, except as otherwise provided or contemplated under the Governance Agreement (including Section 2.4 thereof), Purchaser's

                                     D-1-4
subjecting of any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock; or (c) Purchaser's joining in a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise acting in concert with any third person for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities of the Corporation.

  "Purchaser Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by the Purchaser or any Affiliate of the Purchaser (or any 13D Group that includes Purchaser or any Affiliate of the Purchaser) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire 100% of the Total Current Voting Power of the Corporation then in effect (other than Shares owned by the Purchaser or any Affiliate of the Purchaser) and is conditioned (which condition may not be waived) on a majority of the shares of Voting Stock held by Disinterested Stockholders being tendered and not withdrawn with respect to such offer.

  "Shares" shall mean any shares of Voting Stock that are Beneficially Owned by the Purchaser, including any share of Voting Stock acquired upon exercise of any Warrants, but specifically excluding any shares of Corporation common stock subject to the Warrants or any other Non-Voting Convertible Securities that have not yet been exercised, converted or exchanged for Voting Stock.

  "Standstill Period" shall mean the period beginning on June 18, 1998 and ending on the occurrence of a Standstill Termination Event.

  "Standstill Reinstatement Event" shall mean the occurrence of either of the following prior to the third anniversary of the Closing. (i) withdrawal or termination of a Third Party Tender Offer at any time during which a Purchaser Tender Offer is not then pending or (ii) withdrawal, termination, or material alteration of a Purchaser Tender Offer other than an increase in price.

  "Standstill Termination Event" shall mean the earliest to occur of the following: (i) the third anniversary of the Closing; (ii) a Change in Control of the Corporation, (iii) a Third Party Tender Offer, (iv) a Purchaser Tender Offer, or (v) any person who is not the Purchaser or an Affiliate of the Purchaser or 13D Group to which the Purchaser or an Affiliate of the Purchaser is a member has acquired any Voting Stock which results in such person or 13D Group owning or having the right to acquire more than 25% of the Total Current Voting Power of the Corporation unless such acquisition of shares by such person or 13D Group was approved by the Corporation's Board of Directors pursuant to Supermajority Board Approval; provided however, that upon a Standstill Reinstatement Event, the Standstill Termination Event shall be deemed not to have occurred and the Standstill Period shall be deemed to be reinstated except that, upon the third anniversary of the Closing, the Standstill Period shall be permanently terminated for all purposes.

  "Supermajority Board Approval" shall mean the affirmative vote of 75% or more of the members of the Corporation's Board of Directors; provided that, at any time that Purchaser Beneficially Owns more than 25% of the Total Current Voting Power of the Corporation and, notwithstanding that Purchaser voted all shares Beneficially Owned by Purchaser in the most recent election of members of the Board of Directors of the Corporation for all of the designees of Purchaser to the Board of Directors of the Corporation (which number of designees was the maximum number Purchaser was entitled to designate pursuant to the provisions of Section 3.2(b) of the Governance Agreement), the number of Purchaser Directors is fewer than the number Purchaser is entitled to designate pursuant to the provisions of Section 3.2(b) of the Governance Agreement, a Supermajority Board Approval shall not be deemed to have been obtained unless the written consent of Purchaser shall have been obtained with respect to the Event Requiring Supermajority Board Approval.

  "Third Party Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a person or 13D Group (which is not made by and does not include any of the Corporation, the Purchaser or any Affiliate of either of them) to purchase or exchange for cash or other consideration any

                                     D-1-5

Voting Stock and which consists of an offer to acquire 25% or more of the then Total Current Voting Power of the Corporation.

  "Total Current Voting Power" shall mean, with respect to any corporation, the total number of votes which may be cast in the election of members of the Board of Directors of such corporation if all securities entitled to vote in the election of such directors are present and voted.

  "Total Outstanding Company Equity" shall mean the total number of shares of outstanding capital stock of the Corporation, on a fully diluted basis assuming the conversion, exchange or exercise of all outstanding securities, whether vested or unvested, convertible, exchangeable or exercisable into or for common stock of the Corporation.

  "Voting Stock" shall mean shares of the Corporation's common stock and any other securities of the Corporation having the ordinary power to vote in the election of members of the Board of Directors of the Corporation.

  "Warrants" shall mean those certain warrants, exercisable to purchase the Corporation's common stock, sold to The Walt Disney Company pursuant to that certain Common Stock and Warrant Purchase Agreement dated as of June 18, 1998 between the Corporation and The Walt Disney Company, and any warrants acquired by the Purchaser from the Corporation pursuant to the exercise of Purchaser's rights under Section 3.1 of the Governance Agreement.

  "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on a Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the Securities and Exchange Commission (the "SEC") as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

  (b) Events Requiring Disinterested Stockholder Approval

  Notwithstanding anything in this Certificate of Incorporation or the Corporation's bylaws to the contrary, in addition to any other vote of stockholders of the Corporation required by this Certificate of Incorporation, the Corporation's bylaws or applicable law, until such time as the Purchaser owns 90% of the Total Current Voting Power of the Corporation, none of the following actions may be taken by the Corporation or the Purchaser (or any Affiliate of such party) without first obtaining Disinterested Stockholder
Approval: (i) the amendment of any portion of this Article Twelfth (other than any such amendment that constitutes only a correction of the matters set forth in this Article Twelfth such that this Article Twelfth accurately and clearly effectuates the provisions of Sections 4.1 and 4.2 of the Governance Agreement in accordance with Section 4.3 of the Governance Agreement as in effect on June 18, 1998, provided however that for purposes hereof, the reference to "Bylaws" in Section 4.3 shall be deemed to refer to this Certificate of Incorporation); (ii) a sale or disposition of all or substantially all of the Corporation's assets; (iii) except with respect to the Merger Agreements and the several transactions contemplated by the Merger Agreements, the issuance of securities of the Corporation representing 20% or more of (a) the then Total Outstanding Company Equity or (b) the then Total Current Voting Power of the Corporation; or (iv) a merger, consolidation, or other reorganization of the Corporation with or into Purchaser or any Affiliate of the Purchaser; provided however, that Disinterested Stockholder Approval shall not be required if, on the record date with respect to voting upon or approving any such event, the Purchaser Beneficially Owns less than 25% of the Total Current Voting Power of the Corporation.

  (c) Events Requiring Disinterested Director Approval

  Notwithstanding anything in this Certificate of Incorporation or the Corporation's bylaws to the contrary, in addition to any other vote of directors required under this Certificate of Incorporation, the Corporation's bylaws or applicable law, until such time as the Purchaser owns 90% of the Total Current Voting Power of the

                                     D-1-6

Corporation, none of the following actions may be taken by the Board of Directors of the Corporation or the Purchaser (or any Affiliate of the Purchaser) without first obtaining Disinterested Board Approval: (i) any amendment to the Corporation's bylaws or this Certificate of Incorporation;
(ii) any transaction between the Corporation (or any Affiliate of the Corporation) and the Purchaser (or any Affiliate of the Purchaser), except with respect to the Merger Agreements and the several transactions contemplated by the Merger Agreements, that (a) requires payments by any party in excess of $5 million or (b) contemplates a term equal to or in excess of three years; (iii) adoption of a "poison pill" share purchase rights plan by the Corporation, or any amendment of, or redemption or exchange of, rights issued pursuant to any such plan, provided that, such plan excludes from the definition of "Acquiring Person" therein the Purchaser and wholly owned (direct or indirect) subsidiaries of the Purchaser, so long as neither the Purchaser nor any Affiliate of the Purchaser has breached the Purchaser's standstill obligations under Section 2.1(a), (d), (e) or (f) of the Governance Agreement, and so long as the Purchaser Beneficially Owns at least 5% of the Total Current Voting Power of the Corporation; (iv) any transfer of any Shares or Non-Voting Convertible Securities by the Purchaser to a Corporation Competitor in a private placement (as opposed to a public offering); (v) during the Standstill Period, any transfer of 25% or more of the Voting Stock by the Purchaser in a private placement (as opposed to a public offering) to any single person or 13D Group; (vi) commencing a tender offer or exchange offer by Purchaser or any Affiliate of Purchaser (or any 13D Group that includes Purchaser or any Affiliate of Purchaser) to purchase or exchange for cash or other consideration any Voting Stock, except for a Purchaser Tender Offer made (a) during a Third Party Tender Offer, or (b) following a Standstill Termination Event, so long as the cause of the Standstill Termination Event was not a Purchaser Tender Offer; (vii) during the Standstill Period, any of the Purchaser Restricted Actions; (viii) any termination by the Purchaser (not the Corporation) of the License Agreement
(a) pursuant to Section 10.1(b) thereof, at any time after a majority of the members of the Corporation's Board of Directors are Purchaser Directors, (b) pursuant to Section 10.1(a) thereof if the event that causes Purchaser to have the right to terminate pursuant to such Section 10.1(a) is (x) a transfer by the Purchaser of Shares which results in a third party owning 25% or more of the Total Current Voting Power of the Corporation (other than a transfer pursuant to a Third Party Tender Offer whether for 25% of the Total Current Voting Power of the Corporation or a greater or lesser amount) or (y) after a majority of the members of the Corporation's Board of Directors are Purchaser Directors, an issuance of shares of common stock by the Corporation which results in a third party owning 25% or more of the Total Current Voting Power of the Corporation, or (c) pursuant to Section 10.1(c) thereof if the event that causes the Purchaser to have the right to terminate pursuant to such
Section 10.1(c) is that the Purchaser, in its capacity as a stockholder (and not as a creditor) of the Corporation, has applied for or actively supported the appointment of a receiver for the Corporation or a Corporation Controlled Company and such receiver has been appointed; (ix) a transfer by the Purchaser of Shares which results in a third party owning 25% or more of the Total Current Voting Power of the Corporation (other than a transfer pursuant to a Third Party Tender Offer whether for 25% of the Total Current Voting Power of the Corporation or a greater or lesser amount); (x) unless the Purchaser owns 50% or more of the Total Current Voting Power of the Corporation, any of items
(i) through (iv) set forth in paragraph (b) of this Article Twelfth as an Event Requiring Disinterested Shareholder Approval; (xi) any dissolution or liquidation of the Corporation or a Corporation Controlled Company; (xii) voluntary filing of a petition for bankruptcy or receivership by the Corporation or a Corporation Controlled Company; or the failure to oppose any other person's petition for bankruptcy or any other person's action to appoint a receiver of the Corporation or a Corporation Controlled Company, or (xiii) any amendment, modification or waiver (including a termination other than in accordance with the various termination provisions contained in the Governance Agreement) of any of the provisions of the Governance Agreement.

                                     D-1-7

                                  THIRTEENTH

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and in accordance with this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

  IN WITNESS WHEREOF, Infoseek Corporation has caused this Amended and
Restated Certificate of Incorporation to be executed by    , its    , this
day of     1998.



                                     D-1-8

                                                                       ANNEX D-2


                                     BYLAWS

                                       OF

                              INFOSEEK CORPORATION

                                    BYLAWS

                                      OF

                             INFOSEEK CORPORATION

                                   ARTICLE I

                               Corporate Offices

  1.1 Registered Office

  The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the corporation at such location is The Corporation Trust Company.

  1.2 Other Offices

  The board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

                                  ARTICLE II

                           Meetings of Stockholders

  2.1 Place of Meetings

  Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the corporation.

  2.2 Annual Meeting

  The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of stockholders shall be held on the second Friday of June in each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected and any other proper business may be transacted.

  2.3 Special Meeting

  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the chairman of the Board of Directors, the president or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes cast at that meeting.

  2.4 Notice of Stockholders' Meetings

  Subject to the requirements of applicable law, all notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

  2.5 Manner of Giving Notice; Affidavit of Notice

  Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has

                                     D-2-1
been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

  2.6 Quorum

  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

  2.7 Adjourned Meeting; Notice

  When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

  2.8 Voting

  The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of the State of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

  Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

  2.9 Waiver of Notice

  Whenever notice is required to be given under any provision of the General Corporation Law of the State of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

  2.10 Intentionally omitted

  2.11 Record Date for Stockholder Notice; Voting; Giving Consents

  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.


                                     D-2-2

  If the board of directors does not so fix a record date:

    (i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

    (ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

  2.12 Notice of Stockholders Business and Nominations

  (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation's notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Chairman of the Board or the Board of Directors or (c) by any stockholder of the corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this paragraph (A) of this Bylaw and who was a stockholder of record at the time such notice is delivered to the Secretary of the corporation.

  (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting: provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days. from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner and (iii) whether the stockholder or the beneficial owner intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination or proposal. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above.

  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least eighty days prior to the first anniversary of the preceding

                                     D-2-3
year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

  (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting pursuant to Section
2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the corporation's Notice of Meeting, if the stockholder's notice as required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

  (C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

  (2) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

  2.13 Proxies

  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by a written proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder's attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the General Corporation Law of the State of Delaware.

  2.14 List of Stockholders Entitled to Vote

  The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting,

                                     D-2-4
either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                  ARTICLE III

                                   Directors

  3.1 Powers

  Subject to the provisions of the General Corporation Law of the State of Delaware and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

  3.2 Number of Directors

  The Board of Directors shall consist of no fewer than six (6) and no more than eleven (11) and shall be initially fixed at eight (8). The number within six (6) to eleven (11) may be changed by a duly adopted amendment to this bylaw adopted by resolution of the board of directors in accordance with these bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

  3.3 Election, Qualification and Term of Office of Directors

  Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

  Elections of directors need not be by written ballot.

  3.4 Resignation and Vacancies

  Any director may resign at any time upon written notice to the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

  Unless otherwise provided in the certificate of incorporation or these bylaws:

    (i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

    (ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

  If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of the State of Delaware.

                                     D-2-5

  If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of the State of Delaware as far as applicable.

  3.5 Place of Meetings; Meetings by Telephone

  The board of directors of the corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

  Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

  3.6 First Meetings

  The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

  3.7 Regular Meetings

  Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

  3.8 Special Meetings; Notice

  Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two (2) directors.

  Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail or telecopy, charges prepaid, addressed to each director at that director's address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it shall be delivered personally or by telephone or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

  3.9 Quorum

  At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by

                                     D-2-6
statute or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

  3.10 Waiver of Notice

  Whenever notice is required to be given under any provision of the General Corporation Law of the State of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

  3.11 Adjourned Meeting; Notice

  If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

  3.12 Board Action by Written Consent Without a Meeting

  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board or committee.

  3.13 Fees and Compensation of Directors

  Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

  3.14 Approval of Loans to Officers

  The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

  3.15 Removal of Directors

  Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

                                     D-2-7

                                  ARTICLE IV

                                  Committees

  4.1 Committees of Directors

  The board of directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in the bylaws of the corporation and to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it.

  4.2 Committee Minutes

  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

  4.3 Meetings and Action of Committees

  Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.7 (regular meetings),
Section 3.8 (special meetings and notice), Section 3.9 (quorum), Section 3.10 (waiver of notice), Section 3.11 (adjournment and notice of adjournment), and
Section 3.12 (action without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

                                   ARTICLE V

                                   Officers

  5.1 Officers

  The officers of the corporation shall be a president, one or more vice presidents, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more assistant vice presidents, assistant secretaries and any such other officers as may be appointed in accordance with the provisions of
Section 5.3 of these bylaws. Any number of offices may be held by the same person.

  5.2 Election of Officers

  The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these bylaws, shall be chosen by the board of directors.

  5.3 Subordinate Officers

  The board of directors may appoint, or empower the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

                                     D-2-8

  5.4 Removal and Resignation of Officers

  Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

  Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

  5.5 Vacancies in Offices

  Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

  5.6 Chairman of the Board

  The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. If there is no president, then the chairman of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in
Section 5.7 of these bylaws.

  5.7 President

  Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, have general supervision, direction, and control of the business and the officers of the corporation. He shall preside at all meetings of the shareholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the board of directors. He shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

  5.8 Vice President

  In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the president or the chairman of the board.

  5.9 Secretary

  The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and shareholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors' meetings or committee meetings, the number of shares present or represented at shareholders' meetings, and the proceedings thereof.

  The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation's transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

                                     D-2-9

  The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the board of directors required to be given by law or by these bylaws. He shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.

  5.10 Chief Financial Officer

  The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

  The chief financial officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all of his transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.

  5.11 Assistant Secretary

  The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors or the stockholders may from time to time prescribe.

  5.12 Authority and Duties of Officers

  The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

  5.13 Limitations on Powers and Duties of Officers

  No officer shall take any action, enter into any agreement, make any representation or, by purposeful inaction, effect any of the actions or decisions which the Board of Directors is prohibited or restricted from enacting pursuant to these Bylaws or the certificate of incorporation and their further amendments.

                                  ARTICLE VI

                                   Indemnity

  6.1 Indemnification of Directors and Officers

  The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Delaware, indemnify each of its directors and officers (the "Indemnitees") against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of the corporation. For purposes of the first sentence of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation. Notwithstanding the first sentence of this Section 6.1, except as otherwise provided

                                    D-2-10
in Section 6.5, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the corporation.

  6.2 Indemnification of Others

  The corporation shall have the power, to the extent and in the manner permitted by the General Corporation Law of the State of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

  6.3 Insurance

  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

  6.4 Prepayment of Expenses

  The corporation shall pay the expenses incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise to the extent that such undertaking is required by law.

  6.5 Claims

  If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

  6.6 Non-Exclusivity of Rights

  The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

  6.7 Other Indemnification

  The corporation's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

                                    D-2-11

  6.8 Amendment or Repeal

  Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                  ARTICLE VII

                                General Matters

  7.1 Checks

  From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

  7.2 Execution of Corporate Contracts and Instruments

  The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

  7.3 Stock Certificates; Partly Paid Shares

  The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

  The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

  7.4 Special Designation on Certificates

  If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall

                                    D-2-12
issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

  7.5 Lost Certificates

  Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

  7.6 Construction; Definitions

  Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of the State of Delaware shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

  7.7 Dividends

  The directors of the corporation, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of the State of Delaware. Dividends may be paid in cash, in property, or in shares of the corporation's capital stock.

  The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

  7.8 Fiscal Year

  The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

  7.9 Seal

  The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

  7.10 Transfer of Stock

  Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

  7.11 Stock Transfer Agreements

  The corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of the State of Delaware.

                                    D-2-13

  7.12 Registered Stockholders

  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

  7.13 Representation of Shares of Other Corporations

  The chairman of the board, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

                                 ARTICLE XIII

                                  Amendments

  These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation has conferred the power to adopt, amend or repeal these bylaws upon the directors pursuant to Article Eighth of the corporation's certificate of incorporation. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

                                    D-2-14

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors' "duty of care." While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

  The Registrant has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Registrant's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

  The Registrant has entered into agreements with each of its directors and executive officers to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  2.1 Agreement and Plan of Reorganization, dated as of June 18, 1998, by and among Infoseek Corporation, a California corporation ("Infoseek
      California"), the Registrant, Starwave Corporation, a Washington corporation ("Starwave"), and Disney Enterprises, Inc., a Delaware corporation ("DEI") (Reference is made to Annex A-1 to the Joint Proxy
      Statement/Prospectus which is a part of this Registration Statement).
  2.2 Common Stock and Warrant Purchase Agreement by and between the Registrant and The Walt Disney Company, a Delaware corporation ("The Walt Disney
      Company").
  2.3 Form of Merger Agreement by and between the Registrant, Infoseek
      California and ICO Acquisition Corp., a California corporation (Reference is made to Annex A-2 to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement).
  2.4 Form of Merger Agreement by and between the Registrant, Starwave and Starwave Acquisition Corp., a Washington corporation (Reference is made to Annex A-3 to the Joint Proxy Statement/Prospectus which is part of this Registration Statement).
  2.5 Form of Shareholders' Agreement (Infoseek California shareholders).
  2.6 Form of Shareholders' Agreement (Starwave shareholders).
  2.7 Shareholders' Agreement (DEI).
  3.1 Amended and Restated Certificate of Incorporation of Registrant
      (Reference is made to Annex D-1 to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement and to Exhibit 10.13).

  3.2   Bylaws of Registrant (Reference is made to Annex D-2 to the Joint Proxy
        Statement/Prospectus which is a part of this Registration Statement).
   4.1  Specimen Stock Certificate of Registrant.
   5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the securities being issued.
   8.1  Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
        Corporation.
   8.2  Tax Opinion of Dewey Ballantine LLP.
  10.1  Form of Registrant Common Stock Warrant to be executed at Closing.
  10.2  Form of The Walt Disney Company Promissory Note to be executed at
        Closing.
  10.3  Form of Registrant's Directors' and Officers' Indemnification
        Agreement.
  10.4 Form of Registration Rights Agreement by and among the Registrant, DEI and The Walt Disney Company to be executed at Closing.
  10.5  Form of Tax Sharing Agreement by and among the Registrant and The Walt
        Disney Company to be executed at Closing.
  10.6  Governance Agreement by and among the Registrant, The Walt Disney
        Company and DEI.
  10.7  License Agreement by and between DEI and Infoseek California.*
  10.8  Licensing and Services Option Agreement by and between DEI and Infoseek
        California.*
  10.9  Product Management Agreement by and between DEI and Infoseek
        California.
  10.10 Promotional Service Agreement by and between American Broadcasting
        Companies, Inc. and Infoseek California.*
  10.11 Representation Agreement by and among ESPN/Starwave Partners, a New
        York General Partnership ("ESPN Partners"), Starwave and the
        Registrant.
  10.12 Representation Agreement by and among ABC/Starwave Partners, a New York
        General Partnership ("ABC News Partners"), Starwave and the Registrant.
  10.13 Preferred Shares Rights Agreement by and between Infoseek Delaware and
        BankBoston N.A. Rights Agent (including Form of Certificate of
        Designations of Rights, Preferences and Privileges of Series A
        Preferred Stock and Form of Rights Certificate).
  16.1 Letter of KPMG Peat Marwick LLP regarding change in certifying accountant of Starwave.
  21.1  Subsidiaries of the Registrant.
  23.1  Consent of Ernst & Young LLP, Independent Auditors (Infoseek).
  23.2  Consent of Independent Accountants (PricewaterhouseCoopers LLP /
        Starwave).
  23.3  Consent of Independent Accountants (PricewaterhouseCoopers LLP /
        ESPN/Starwave Partners).
  23.4  Consent of Independent Accountants (PricewaterhouseCoopers LLP /
        ABC/Starwave Partners).
  23.5  Consent of Independent Auditors (KPMG Peat Marwick LLP / Starwave).
  23.6  Consent of Independent Auditors (KPMG Peat Marwick LLP / Quando, Inc.).
  23.7  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibits 5.1 and 8.1).
  23.8  Consent of Dewey Ballantine LLP (included in Exhibit 8.2).
  23.9  Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
  24.1  Power of Attorney (see Page II-5).
  99.1  Infoseek California Form of Proxy.
  99.2  Starwave Form of Proxy.
  99.3  Amended and Restated ESPN/Starwave Partnership Agreement by and between
        ESPN Online Investments, Inc. and Starwave Ventures, a Washington corporation ("Starwave Partner").
  99.4 Amended and Restated ESPN/Starwave Management and Services Agreement by and between ESPN Enterprises Inc., a Delaware corporation, Starwave and ESPN Starwave Partners.
  99.5 Amended and Restated ABC News/Starwave Partnership Agreement by and between DOL Online Investments, Inc., a California corporation, and
        Starwave Partner.
  99.6  Amended and Restated ABC News/Starwave Management and Services
        Agreement by and between ABC, Inc., a Delaware corporation, Starwave and ABC News Partners.
  99.7  Employment Agreement by and between Starwave and Michael B. Slade.

  99.8  Employment Agreement by and between Starwave and Patrick J. Naughton.
  99.9  Employment Agreement by and between Starwave and Curt D. Blake.
  99.10 Employment Agreement by and between Starwave and David Chamberlain.
  99.11 Consent of Steven Bornstein to be nominated as director.
  99.12 Consent of Robert Iger to be nominated as director.
  99.13 Consent of Jake Winebaum to be nominated as director.
  99.14 Consent to use of name of Infoseek California by the Registrant.
  99.15 First Offer Letter Agreement between Disney and Steven T. Kirsch.

  (b) Financial Statement Schedules

  None.

--------
 * A request for confidential treatment has been filed with the Commission with respect to portions of this Exhibit and such portions have therefore been omitted and filed separately with the Commission.

ITEM 22. UNDERTAKINGS

  (a) (A) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (B) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (C) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 14TH DAY OF OCTOBER, 1998.

                                          Infoseek Corporation
                                          a Delaware corporation

                                          By:     /s/ Harry M. Motro
                                             ----------------------------------
                                                      HARRY M. MOTRO
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Motro, Leslie E. Wright and Andrew E. Newton, and each of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE


        /s/ Harry M. Motro             President, Chief        October 14, 1998
-------------------------------------   Executive Officer
           HARRY M. MOTRO               (Principal
                                        Executive Officer)
                                        and Director

        /s/ Remo E. Canessa            Vice President and      October 14, 1998
-------------------------------------   Chief Financial
           REMO E. CANESSA              Officer (Principal
                                        Accounting Officer)

       /s/ Steven T. Kirsch            Chairman of the         October 14, 1998
-------------------------------------   Board of Directors
          STEVEN T. KIRSCH

       /s/ Matthew J. Stover           Director                October 14, 1998
-------------------------------------
          MATTHEW J. STOVER

        /s/ John E. Zeisler            Director                October 14, 1998
-------------------------------------
           JOHN E. ZEISLER

       /s/ L. William Krause           Director                October 14, 1998
-------------------------------------
          L. WILLIAM KRAUSE

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 ------- ----------------------------------------------------------------------
   2.1   Agreement and Plan of Reorganization, dated as of June 18, 1998, by and among Infoseek Corporation, a California corporation ("Infoseek
         California"), the Registrant, Starwave Corporation, a Washington
         corporation ("Starwave"), and Disney Enterprises, Inc., a Delaware
         corporation ("DEI") (Reference is made to Annex A-1 to the Joint Proxy
         Statement/Prospectus which is a part of this Registration Statement).
   2.2   Common Stock and Warrant Purchase Agreement by and between the
         Registrant and The Walt Disney Company, a Delaware corporation ("The
         Walt Disney Company").
   2.3   Form of Merger Agreement by and between the Registrant, Infoseek
         California and ICO Acquisition Corp., a California corporation
         (Reference is made to Annex A-2 to the Joint Proxy
         Statement/Prospectus which is a part of this Registration Statement).
   2.4   Form of Merger Agreement by and between the Registrant, Starwave and
         Starwave Acquisition Corp., a Washington corporation (Reference is made to Annex A-3 to the Joint Proxy Statement/Prospectus which is part of this Registration Statement).
   2.5   Form of Shareholders' Agreement (Infoseek California shareholders).
   2.6   Form of Shareholders' Agreement (Starwave shareholders).
   2.7   Shareholders' Agreement (DEI).
   3.1   Amended and Restated Certificate of Incorporation of Registrant
         (Reference is made to Annex D-1 to the Joint Proxy
         Statement/Prospectus which is a part of this Registration Statement and to Exhibit 10.13).
   3.2   Bylaws of Registrant (Reference is made to Annex D-2 to the Joint
         Proxy Statement/Prospectus which is a part of this Registration
         Statement).
   4.1   Specimen Stock Certificate of Registrant.
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         with respect to the securities being issued.
   8.1   Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
   8.2   Tax Opinion of Dewey Ballantine LLP.
  10.1   Form of Registrant Common Stock Warrant to be executed at Closing.
  10.2   Form of The Walt Disney Company Promissory Note to be executed at
         Closing.
  10.3   Form of Registrant's Directors' and Officers' Indemnification
         Agreement.
  10.4   Form of Registration Rights Agreement by and among the Registrant, DEI and The Walt Disney Company to be executed at Closing.
  10.5   Form of Tax Sharing Agreement by and among the Registrant and The Walt
         Disney Company to be executed at Closing.
  10.6   Governance Agreement by and among the Registrant, The Walt Disney
         Company and DEI.
  10.7   License Agreement by and between DEI and Infoseek California.*
  10.8   Licensing and Services Option Agreement by and between DEI and
         Infoseek California.*
  10.9   Product Management Agreement by and between DEI and Infoseek
         California.
  10.10  Promotional Service Agreement by and between American Broadcasting
         Companies, Inc. and Infoseek California.*
  10.11  Representation Agreement by and among ESPN/Starwave Partners, a New
         York General Partnership ("ESPN Partners"), Starwave and the
         Registrant.
  10.12  Representation Agreement by and among ABC/Starwave Partners, a New
         York General Partnership ("ABC News Partners"), Starwave and the
         Registrant.
  10.13  Preferred Shares Rights Agreement by and between Infoseek Delaware and
         BankBoston N.A. Rights Agent (including Form of Certificate of
         Designations of Rights, Preferences and Privileges of Series A
         Preferred Stock and Form of Rights Certificate).
  16.1   Letter of KPMG Peat Marwick LLP regarding change in certifying accountant of Starwave.
  21.1   Subsidiaries of the Registrant.

 EXHIBIT
   NO.                                 DESCRIPTION
 ------- ----------------------------------------------------------------------
  23.1   Consent of Ernst & Young LLP, Independent Auditors (Infoseek).
  23.2   Consent of Independent Accountants (PricewaterhouseCoopers LLP /
         Starwave).
  23.3   Consent of Independent Accountants (PricewaterhouseCoopers LLP /
         ESPN/Starwave Partners).
  23.4   Consent of Independent Accountants (PricewaterhouseCoopers LLP /
         ABC/Starwave Partners).
  23.5   Consent of Independent Auditors (KPMG Peat Marwick LLP / Starwave).
  23.6   Consent of Independent Auditors (KPMG Peat Marwick LLP / Quando,
         Inc.).
  23.7   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibits 5.1 and 8.1).
  23.8   Consent of Dewey Ballantine LLP (included in Exhibit 8.2).
  23.9   Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
  24.1   Power of Attorney (see Page II-5).
  99.1   Infoseek California Form of Proxy.
  99.2   Starwave Form of Proxy.
  99.3   Amended and Restated ESPN/Starwave Partnership Agreement by and
         between ESPN Online Investments, Inc. and Starwave Ventures, a
         Washington corporation ("Starwave Partner").
  99.4   Amended and Restated ESPN/Starwave Management and Services Agreement
         by and between ESPN Enterprises Inc., a Delaware corporation, Starwave and ESPN Starwave Partners.
  99.5   Amended and Restated ABC News/Starwave Partnership Agreement by and
         between DOL Online Investments, Inc., a California corporation, and
         Starwave Partner.
  99.6   Amended and Restated ABC News/Starwave Management and Services
         Agreement by and between ABC, Inc., a Delaware corporation, Starwave and ABC News Partners.
  99.7   Employment Agreement by and between Starwave and Michael B. Slade.
  99.8   Employment Agreement by and between Starwave and Patrick J. Naughton.
  99.9   Employment Agreement by and between Starwave and Curt D. Blake.
  99.10  Employment Agreement by and between Starwave and David Chamberlain.
  99.11  Consent of Steven Bornstein to be nominated as director.
  99.12  Consent of Robert Iger to be nominated as director.
  99.13  Consent of Jake Winebaum to be nominated as director.
  99.14  Consent to use of name of Infoseek California by the Registrant.
  99.15  First Offer Letter Agreement between Disney and Steven T. Kirsch.

--------
 * A request for confidential treatment has been filed with the Commission with respect to portions of this Exhibit and such portions have therefore been omitted and filed separately with the Commission.